As filed with the Securities and Exchange Commission on May 28, 2004

Registration No. 333-114349

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Iowa Telecommunications Services, Inc.

(Exact name of registrant as specified in its charter)

Iowa	4813	42-1490040
(Jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

115 S. Second Avenue West

Newton, Iowa 50208

(641) 787-2000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

See Table of Additional Registrants on Next Page

Alan L. Wells

President and Chief Executive Officer

Iowa Telecommunications Services, Inc.

115 S. Second Avenue West

Newton, Iowa 50208

(641) 787-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jeffrey J. Rosen, Esq. Robert F. Quaintance, Jr., Esq. Peter A. Furci, Esq. Debevoise & Plimpton LLP 919 Third Avenue New York, New York 10022 (212) 909-6000	Steven J. Dickinson, Esq. Dorsey & Whitney LLP 801 Grand, Suite 3900 Des Moines, Iowa 50309 (515) 283-1000	David J. Goldschmidt, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 (212) 735-3000

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1993, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Income Deposit Securities (IDSs)(2)

Class A Common Stock, no par value(3)

% Senior Subordinated Notes(4)(5)

Subsidiary Guarantees of Senior Subordinated Notes(6)

Total	$ 725,000,000	$ 91,858(7)

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Includes an indeterminate number of IDSs of the same series of the IDSs offered hereby, which may be received by holders of IDSs in the future on one or more occasions in replacement of the IDSs offered hereby in the event of a subsequent issuance of IDSs. The IDS units represent shares of Class A common stock and $ aggregate principal amount of senior subordinated notes, including IDSs subject to the underwriters’ over-allotment option. Assuming the underwriters’ over-allotment option is exercised in full, IDSs will be sold to the public in connection with this initial public offering and IDSs will be issued to certain affiliates and members of management in connection with the transactions described in this registration statement under “Prospectus Summary—Our Existing Equity Investors and Our Recapitalization” and “—Management Equity Ownership.”
(3)	Including shares of Class A common stock subject to the underwriters’ over-allotment option for sale to the public represented by IDSs, shares of Class A common stock will be sold to the public in connection with the initial public offering and IDSs will be issued to certain affiliates and members of management in connection with the transactions described in this registration statement under “Prospectus Summary—Our Existing Equity Investors and Our Recapitalization” and “—Management Equity Ownership.” No separate fee is payable with respect to these securities, as they are included in the IDSs registered hereby. Of the shares of Class A common stock represented by IDSs to be sold to the public, shares are being sold by the Registrant and shares are being sold by the selling stockholders.
(4)	Including $ million aggregate principal amount of senior subordinated notes represented by IDSs which are subject to the underwriters’ over-allotment option, $ million aggregate principal amount of senior subordinated notes represented by IDSs to be sold to the public in connection with this initial public offering and $ million principal amount of senior subordinated notes represented by IDSs will be issued to certain affiliates and members of management in connection with the transactions described in this registration statement under “Prospectus Summary—Our Existing Equity Investors and Our Recapitalization” and “—Management Equity Ownership.” No separate fee is payable with respect to these securities, as they are included in the IDSs registered hereby. In addition, $ million aggregate principal amount of senior subordinated notes of the same series will be sold separately (not represented by IDSs) to the public in connection with this offering.
(5)	Includes an indeterminate principal amount of senior subordinated notes of the same series as the senior subordinated notes offered hereby, which may be received by holders of senior subordinated notes offered hereby in the future on one or more occasions in the event of a subsequent issuance of IDSs or senior subordinated notes of the same series (not represented by IDSs), upon an automatic exchange of portions of the senior subordinated notes offered hereby for identical portions of such additional senior subordinated notes.
(6)	Each of the subsidiary guarantors listed in the Table of Additional Registrants on the next page will fully and unconditionally guarantee the senior subordinated notes being registered hereby. Pursuant to Rule 457(n) under the Securities Act of 1933, no separate fee for the guarantees is payable.
(7)	The entire amount of this registration fee was paid previously in connection with the initial filing of this Registration Statement on April 8, 2004.

The Registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

IOWA TELECOMMUNICATIONS SERVICES, INC.

Table of Additional Registrants

Name	Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Number	IRS Employer Identification Number
Iowa Telecom Communications, Inc.	Iowa	4813	42-1525756
Iowa Telecom Data Services, L.C.	Iowa	4813	74-3083835
Iowa Telecom Technologies, LLC	Iowa	4813	47-0937013

The address, including zip code, of the principal executive offices of the additional registrants listed above is 115 S. Second Avenue West, Newton, Iowa 50208. Their telephone number at that address is (641) 787-2000.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated May 28, 2004

Income Deposit Securities (IDSs)

Representing          Shares of Class A Common Stock and

$                     % Senior Subordinated Notes due 2019

and

$                     % Senior Subordinated Notes due 2019

Iowa Telecommunications Services, Inc.

This offering consists in part of an offering of             IDSs representing             shares of our Class A common stock and $         million aggregate principal amount of our     % senior subordinated notes due 2019. Each IDS represents:

•	one share of our Class A common stock, no par value; and
•	a % senior subordinated note with $ principal amount.

Of the shares of Class A common stock represented by the IDSs,             shares are being sold by us and             shares are being sold by our existing equity investors. All of the senior subordinated notes represented by IDSs are being sold by us. Simultaneously with the sale by us and our existing equity investors of these securities in the offering, we will combine all of the             shares and the $         principal amount of senior subordinated notes into IDSs for sale to the public by the underwriters.

We are also offering $         million aggregate principal amount of our         % senior subordinated notes due 2019 separately (not represented by IDSs). Our offering of IDSs and our offering of separate senior subordinated notes (not represented by IDSs) are conditioned upon each other.

This is the initial public offering of our IDSs and notes. We anticipate that the public offering price of the IDSs will be between $         and $         per IDS and the price for the notes sold separately will be       % of the principal amount thereof.

Our notes will mature on             , 2019. We may defer interest payments on the notes under certain circumstances and subject to the limitations described in “Description of Senior Subordinated Notes—Terms of the Notes—Interest Deferral.” Deferred interest on our notes will bear interest quarterly at a rate equal to the stated annual rate of interest on the notes divided by four.

Holders of IDSs will have the right to separate the IDSs into the shares of our Class A common stock and notes represented by the IDSs at any time after the earlier of 45 days from the closing of this offering or the occurrence of a change of control. Similarly, any holder of shares of our Class A common stock and notes may, at any time, unless the IDSs have automatically separated, combine the applicable number of shares of Class A common stock and principal amount of notes to form IDSs. Separation of all of the IDSs will occur automatically upon the occurrence of any redemption of the notes or upon maturity of the notes.

Upon a subsequent issuance by us of IDSs or notes of the same series not represented by IDSs, a portion of your notes may be automatically exchanged for an identical principal amount of the notes issued in such subsequent issuance, and in that event your IDSs or notes will be replaced with new IDSs or new notes, as the case may be. In addition to the notes offered hereby, the registration statement of which this prospectus is a part also registers the notes and IDSs to be issued to you upon any such subsequent issuance.

Investing in our IDSs, shares of our Class A common stock and our notes involves risks. See “Risk Factors” beginning on page 21.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per IDS(1)	Total	Per Senior Subordinated Note(2)	Total(2)
Public offering price	$	$	%	$
Underwriting discount	$	$	%	$
Proceeds to Iowa Telecommunications Services, Inc. (before expenses)(3)	$	$	%	$
Proceeds to existing equity investors	$	$	%	$

(1)	The price per IDS is comprised of $ allocated to each share of Class A common stock and $ allocated to each note.
(2)	Relates to $ million aggregate principal amount of notes that we are selling separately (not represented by IDSs).
(3)	We will not receive any proceeds from the sale by the existing equity investors of shares of Class A common stock represented by IDSs being sold in this offering or from the exercise of the underwriters’ over-allotment option.

Certain of our existing equity investors have granted the underwriters an option to purchase up to              additional IDSs at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments, if any. This prospectus also relates to              IDSs being issued concurrently with this offering to certain existing holders of our equity interests in exchange for a portion of those interests.

The underwriters expect to deliver the IDSs and the notes in book-entry form only through the facilities of The Depository Trust Company to purchasers on or about             , 2004.

CIBC World Markets	Citigroup	Lehman Brothers

UBS Investment Bank

Jefferies & Company, Inc.

Legg Mason Wood Walker

Incorporated

RBC Capital Markets

Banc of America Securities LLC

KeyBanc Capital Markets	Raymond James

                    , 2004

IOWA TELECOM LOCAL SERVICE AREAS

Sioux City
Council Bluffs
Des Moines
Waterloo
Cedar Rapids
Iowa City
Dubuque
Davenport
LEGEND
Iowa Telecom Service Area

IOWA TELECOM
www.IowaTelecom.com

ii

Prospectus Summary

The following is a summary of the principal features of this offering of IDSs and notes and should be read together with the more detailed information and financial data and statements contained elsewhere in this prospectus.

Our Company

Overview

We are the largest provider of wireline local exchange telecommunications services to residential and business customers in rural Iowa, serving 440 communities across the state. With more than 267,000 access lines in service, we are the second largest incumbent local exchange carrier in Iowa and the fifteenth largest in the United States. Our incumbent local exchange carrier operates 294 telephone exchanges and is currently the sole telecommunications company providing wireline services in 88% of the communities we serve.

Our core businesses are local telephone service and the provision of network access to other telecommunications carriers for calls originated or terminated on our network. These businesses generated 78% of our total revenues in 2003. Our stable market and subscriber base, predictable capital expenditure requirements and our rural customers’ high degree of reliance on basic wireline services have produced consistent financial results. In 2003, we recorded revenues of $205.5 million and net income of $28.1 million. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” for a description of our liquidity, sources and uses of cash and indebtedness.

In addition to our basic local service and network access businesses, we provide long distance service, dial-up and DSL Internet access and other communications services. Our strong incumbent market position gives us a platform to cross-sell these additional services to our customers. From 2001 to 2003, the growth in revenues from these additional services contributed to an increase in our average annual revenue per access line from $716 to $764.

We believe we are building strong consumer loyalty and brand recognition by providing superior, locally-focused customer service and maintaining strong ties to our rural communities. Our stable customer base, combined with the higher costs of offering competitive wireline services, leads to limited competition in rural regions compared to urban areas.

Our Strengths

We believe we are distinguished by the following strengths:

• Leading Market Position and Strong Local Brand.	• Concentrated Geographic Service Region.

• Favorable Rural Telecom Market Characteristics.	• Less Risk from Potential Regulatory Change.

• Successful Introduction of New Businesses.	• Experienced Leadership.

Business Strategy

Our objective is to continue to strengthen our position as a leading provider of telecommunications services, focusing primarily on non-metropolitan markets in the Midwest. To achieve this goal, we intend to pursue the following strategies:

•	Maintain Stable Cash Flows From Operations and Disciplined Capital Spending.

•	Leverage and Enhance Local Presence and Customer Loyalty.

•	Increase Revenue Per Access Line by Selling Additional and Enhanced Services.

•	Prudent Expansion of Service Area Through our Competitive Local Exchange Carrier Subsidiary.

•	Grow Through Selective Strategic Acquisitions.

New Credit Facility

Concurrently with the closing of this offering, we expect to enter into an amendment to our existing credit facility with the Rural Telephone Finance Cooperative and to use a portion of the proceeds of this offering to repay approximately $              million of outstanding debt thereunder. We expect that the new credit facility will consist of:

•	a senior secured revolving credit facility, which we refer to as the “new revolving credit facility.” We expect that the new revolving credit facility will have a -year maturity and will permit borrowings up to the aggregate principal amount of $ million (less amounts reserved for letters of credit). We anticipate that the new revolving credit facility will be undrawn at closing and that we will have $ million of availability thereunder immediately following this offering; and

•	a senior secured term facility, which we refer to as the “new term facility.” We expect that the new term facility will have a -year maturity and will consist of total loans of $ million.

While the new credit facility will permit us to pay interest and dividends to IDS holders, we expect that it will contain significant restrictions on our ability to do so. See “Description of Certain Indebtedness.”

Recent Developments

Redemption of Outstanding Preferred Stock.    On March 26, 2004, we redeemed all of our outstanding redeemable convertible preferred stock, referred to in this prospectus as our “old preferred stock,” including related accrued preferred stock dividends, for an aggregate cost of $100 million. The old preferred stock was held by GTE Midwest Incorporated. The face amounts of the old preferred stock and the related accrued dividends, as of March 26, 2004, were $125.0 million and $32.7 million, respectively. We financed this transaction with a combination of cash on hand and funds received from our issuance in a private placement on March 26, 2004 of $66 million aggregate principal amount of senior subordinated notes due March 26, 2007, which we refer to as the “2007 term notes.” CIBC World Markets Corp., one of the lead underwriters in this offering, was one of the purchasers of the 2007 term notes. We intend to repay the 2007 term notes in full with a portion of our proceeds from this offering, as described below under “—Use of Proceeds.”

Rate Settlement with Iowa Utilities Board.    On April 2, 2004, we entered into a settlement agreement relating to a rate proceeding we had initiated in 2002 with our state telecommunications regulator. As a result of the settlement agreement, effective April 23, 2004, our monthly charges for basic local service in all of our exchanges are $16.60 for residential customers and $32.09 for business customers, compared to average monthly charges across all of our exchanges in 2003 of $12.15 and $25.09, respectively. We estimate the aggregate revenue increase resulting from the settlement agreement to be $10.2 million on an annualized basis. Pursuant to our settlement agreement relating to the rate proceeding, most of the incremental revenue we will receive as a result of these rate increases must be expended on capital improvements to our network.

Our Existing Equity Investors and Our Recapitalization

Currently, our equity is owned primarily by Iowa Network Services, Inc. (57%) and funds controlled by FS Private Investments III LLC (28%). In connection with this offering, we will amend the terms of our Class A common stock currently held by our existing equity investors. In addition, our existing equity investors will exchange an aggregate of              shares of Class A common stock for an aggregate of              shares of Class B common stock, and an aggregate of              shares of Class A common stock for an aggregate of              IDSs. The existing equity investors will sell their remaining shares of Class A common stock in this offering. As a result, immediately following this offering the existing equity investors will have         % of our total voting power (or         % if the underwriters’ over-allotment option is exercised in full). Assuming the exchange of all Class B common stock into IDSs, following this offering the existing equity investors would have         % of our total voting power (or         % if the underwriters’ over-allotment option is exercised in full). See “Related Party Transactions—Our Recapitalization.”

Management Equity Ownership

Currently, members of our management own options to purchase 24,726 shares of our Class A common stock. Our board of directors intends to take action prior to this offering so that these options will relate to cash, IDSs, Class B common stock or some combination thereof rather than to Class A common stock. We anticipate that any currently unvested options will vest in connection with this offering. We expect that promptly following this offering, the members of management who hold options will exercise all of their options for cash, IDSs, Class B common stock or some combination thereof. As a result of these exercises, we expect that members of our management will receive in the aggregate $        ,         IDSs and              shares of Class B common stock, which immediately after the offering will represent         % of our voting power (or         % assuming the conversion of our Class B common stock into IDSs).

Use of Proceeds

We estimate that we will receive net proceeds from this offering of approximately $         million after deducting underwriting discounts and commissions, and that our existing equity investors will receive net proceeds of $        .

We will use our net proceeds from the offering as follows:

•	$ million to repay outstanding term debt under our existing credit facility;

•	$66 million to repay in full our indebtedness under the 2007 term notes;

•	$ million to pay fees and expenses; and

•	$ million to pay stock-based compensation expense, which is the amount of cash associated with management’s exercise of their outstanding options. See “—Management Equity Ownership.”

We will not receive any of the $             million of proceeds from the sale of Class A common stock sold by the existing equity investors to the underwriters.

Our existing equity investors have granted the underwriters an option to purchase from them up to         IDSs, at the public offering price, to cover over-allotments in this offering. We will not receive any of the proceeds from the exercise of the underwriters’ over-allotment option.

The Offering

This is an offering of:

•	IDSs, representing shares of Class A common stock and $ million aggregate principal amount of notes, being sold at an initial public offering price of $ per IDS (comprised of $ allocated per share of Class A common stock and $ allocated per note); and

•	$ million aggregate principal amount of notes sold separately (not represented by IDSs) at an initial public offering price of % of the stated principal amount of each such note.

The IDSs offered hereby are comprised of          shares of Class A common stock and $              million aggregate principal amount of notes sold by us, and      shares of Class A common stock sold by our existing equity investors. Simultaneously with the sale by us and our existing equity investors of these securities in the offering, we will combine the          shares and $          aggregate principal amount of notes into          IDSs for sale to the public by the underwriters. If the underwriters’ over-allotment option is exercised in full, our existing equity investors will, in addition, sell          IDSs. The $         million aggregate principal amount of notes offered separately (not represented by IDSs) is being sold by us. Our offering of IDSs and our separate offering of notes (not represented by IDSs) are conditioned upon each other. In addition, none of the notes sold separately (not represented by IDSs) is to be purchased in connection with this offering, directly or indirectly, by persons who are also (1) purchasing IDSs in this offering or (2) otherwise receiving IDSs or shares of Class B common stock in connection with our recapitalization. The aggregate principal amount of the notes sold separately (not represented by IDSs) will represent at least 10% of the total aggregate principal amount of notes outstanding immediately following this offering assuming exchange of all of our shares of Class B common stock for IDSs. The Class B common stock to be outstanding immediately following this offering will represent at least 10% of our total outstanding common equity.

Summary of the IDSs and the Notes

What are IDSs?

IDSs are securities comprised of Class A common stock and notes.

Each IDS initially represents:

•	one share of our Class A common stock; and

•	a % senior subordinated note with $ principal amount.

The ratio of Class A common stock to principal amount of notes represented by an IDS is subject to change in the event of a stock split, recombination or reclassification of our Class A common stock. For example, if we effect a two-for-one stock split, from and after the effective date of the stock split, each IDS will represent two shares of Class A common stock and the same principal amount of notes as it previously represented. Likewise, if we effect a recombination or reclassification of our Class A common stock, each IDS will thereafter represent the appropriate number of shares of Class A common stock on a recombined or reclassified basis, as applicable, and the same principal amount of notes as it previously represented.

What payments can I expect to receive as a holder of IDSs or notes?

You will be entitled to receive quarterly interest payments at an annual rate of         % of the aggregate principal amount of notes, or $          per note (whether or not represented by IDSs), per year, subject to our right, under specified circumstances, to defer interest payments. For a detailed description of these circumstances, see “Description of Senior Subordinated Notes—Interest Deferral.”

Holders of IDSs will also receive quarterly dividend payments on the shares of Class A common stock represented by the IDSs, if and to the extent dividends are declared by our board of directors and permitted by applicable law and the terms of our then existing indebtedness. The new credit facility and the indenture governing our notes will each contain restrictions on our ability to declare and pay dividends on our Class A common stock. See “Dividend Policy and Restrictions.” We intend to pay dividends at an initial level of $         per share on our Class A common stock and $         per share on our Class B common stock for the first year. However, our board of directors may, in its sole discretion, modify this amount or eliminate dividends in their entirety. We cannot assure you that we will pay dividends at this level in the future or at all.

We expect to make interest and dividend payments on March 15, June 15, September 15 and December 15 of each year to holders of record on the 5th day of each such month or the immediately preceding business day.

Assuming we make our scheduled interest payments and pay dividends in the amount contemplated above, holders of IDSs will receive an aggregate of approximately $          per year in dividends on the Class A common stock and interest on the notes represented by each IDS.

Interest payments on the notes represented by the IDSs may be deferred under certain circumstances and dividends on the Class A common stock represented by the IDSs are payable at the discretion of our board of directors and only as permitted by applicable law and the terms of the agreements governing our indebtedness.

What instruments will govern my rights as an IDS holder?

Your rights as an IDS holder will be governed by a global IDS certificate which includes provisions with respect to the separation, combination and adjustment of the Class A common stock and senior subordinated notes represented by the IDSs. The Class A common stock represented by the IDSs will be governed by our restated articles of incorporation, the global stock certificate for our Class A common stock and the senior subordinated notes represented by the IDSs will be governed by the indenture, including the guarantees, and the notes.

Will my rights as a holder of IDSs be any different from the rights of a beneficial owner of separately held Class A common stock and notes?

No. As a holder of IDSs, you are the beneficial owner of the Class A common stock and notes represented by your IDSs. As such, through your broker or other financial institution and DTC, you will have exactly the same rights, privileges and preferences, including voting rights, rights to receive distributions, rights and preferences in the event of a default under the indenture governing our notes, ranking upon bankruptcy and rights to receive communications and notices, as a beneficial owner of separately held Class A common stock and notes, as applicable, would have through its broker or other financial institution and DTC.

Will the notes represented by IDSs be the same as the notes sold separately?

Yes. The notes sold separately (not represented by IDSs) will be identical in all respects to the notes represented by IDSs and will be part of the same series of notes issued under the same indenture. Accordingly, holders of notes sold separately and holders of notes represented by IDSs will vote together as a single class, in proportion to the aggregate principal amount of notes they hold, on all matters on which they are eligible to vote under the indenture.

Do I have voting rights as a holder of IDSs?

Yes. As a holder of IDSs, you will be able to vote with respect to the underlying shares of Class A common stock. Our existing equity investors, through their ownership of shares of Class B common stock, will own         % of the voting power of our common equity outstanding immediately following this offering. Shares of our Class A common stock and Class B common stock are entitled to one vote per share and vote together as a single class on all matters with respect to which holders are entitled to vote. Therefore, our existing equity investors, or their transferees, will significantly influence the outcome of all matters presented to our stockholders for a vote.

Will the IDSs be listed on an exchange?

Yes. We will apply to list the IDSs for trading on the                  Stock Exchange under the trading symbol “     .”

Will the notes and shares of our Class A common stock represented by the IDSs be separately listed on an exchange?

We do not anticipate that our notes will trade on any exchange. Our shares of Class A common stock will not be listed for separate trading on any exchange until the number of shares of Class A common stock held separately and not represented by IDSs is sufficient to satisfy applicable requirements for separate trading on any exchange on which the IDSs are then trading. If such number of outstanding shares of Class A common stock is no longer held in the form of IDSs for a period of at least 30 consecutive trading days, we will apply to list the shares of our Class A common stock for separate trading on the exchange on which the IDSs are then listed. The shares of Class A common stock and notes offered hereby will be freely tradable without restriction or further registration under the Securities Act, unless they are purchased by “affiliates” as that term is defined in Rule 144 under the Securities Act.

In what form will IDSs and the securities represented by the IDSs and the notes sold separately be issued?

The IDSs and the securities represented by the IDSs, and the notes sold separately (not represented by IDSs), will be issued in book-entry form only. This means that you will not be a registered holder of IDSs or the securities represented by the IDSs or the notes sold separately (not represented by IDSs), and you will not receive a certificate for your IDSs or the securities represented by your IDSs or the notes sold separately (not represented by IDSs). You must rely on your broker or other financial institution that will maintain your book-entry position to receive the benefits and exercise the rights of a holder of IDSs or notes.

Can I separate my IDSs into shares of Class A common stock and notes or combine shares of Class A common stock and notes to form IDSs?

Yes. Holders of IDSs, whether purchased in this offering or in a subsequent offering of IDSs of the same series, may, at any time after the earlier of 45 days from the date of the closing of this offering or the occurrence of a change of control, through their broker or other financial institution, separate the IDSs into the shares of our Class A common stock and notes represented thereby. Any holder of shares of our Class A common stock and notes, that were previously separated, whether represented by IDSs purchased in this offering or in a subsequent offering may, at any time, through his or her broker or other financial institution, combine the applicable number of shares of Class A common stock and notes to form IDSs unless the IDSs have previously been automatically separated as a result of the redemption, acceleration or maturity of any notes. Separation and combination of IDSs will occur promptly in accordance with DTC’s procedures and upon receipt of instructions from your broker and may involve transaction fees charged by your broker and/or other financial intermediaries. Trading in the IDSs will not be suspended as a result of any such separation or combination of IDSs. See “Description of IDSs—Book-Entry Settlement and Clearance—Separation and Combination.”

Will my IDSs automatically separate into shares of Class A common stock and notes upon the occurrence of certain events?

Yes. Separation of all of the IDSs will occur automatically upon the redemption of all or a portion of the notes 90 days after the occurrence of a payment default that is continuing or upon the maturity or acceleration of the notes or upon certain bankruptcy events. See “Description of IDSs—Automatic Separation.”

What will happen if we issue additional IDSs or notes of the same series in the future?

We may conduct future financings by selling additional IDSs or notes of the same series. Additional IDSs or notes will have terms that are identical to those of the IDSs or notes, respectively, being sold in this offering, except that:

•	if additional IDSs are issued 45 days or more after the closing of this offering, they will be immediately separable into shares of Class A common stock and notes represented by such IDSs, whereas the IDSs issued in this offering are not separable for 45 days after the closing of this offering; and

•	if additional IDSs are issued less than 45 days after the closing of this offering, they will become separable on the same date as the IDSs issued in this offering.

If we issue notes of the same series (whether or not represented by IDSs) in the future and these notes are sold with original issue discount for U.S. federal income tax purposes, holders of our notes outstanding prior to such issuance and purchasers of the newly issued notes will automatically exchange among themselves a portion of the notes they hold so that immediately following such automatic exchange, each holder will own a pro rata portion of the new notes and the old notes. The aggregate face amount of notes held by any holder prior to the exchange will be the same as such holder holds subsequent to the exchange. This exchange will be effected automatically, without any action by the holders, through the facilities of DTC. DTC has advised us that the implementation of this automatic exchange may cause a delay in the settlement of trades of up to 24 hours. See “—Description of IDSs—Procedures Relating to Subsequent Issuances.”

Other than the fact that the holders will receive notes with OID, which may have adverse tax consequences and may affect such holders’ ability to collect the full stated principal amount prior to maturity, we do not believe that the automatic exchange described above will affect the underlying economics of your investment in our IDSs or notes sold separately (not represented by IDSs), as the case may be. For a description of the tax and economic impact of OID in connection with a subsequent issuance of notes, see “Risk Factors—Subsequent issuances of notes may cause you to recognize original issue discount or cause a taxable exchange” and “Risk Factors—Holders of subsequently issued notes may not be able to collect their full stated principal amount prior to maturity.”

What will be the U.S. federal income tax considerations in connection with an investment in IDSs?

Certain aspects of the U.S. federal income tax consequences of the purchase, ownership and disposition of the IDSs being offered hereby are not entirely clear. The purchase of IDSs in this offering should be treated for U.S. federal income tax purposes as the purchase of shares of our Class A common stock and of our notes and, by purchasing IDSs, you will agree to such treatment. You must allocate the purchase price of the IDSs between those shares of Class A common stock and notes in proportion to their respective initial fair market values, which will establish your initial tax basis. We expect to report the initial fair market value of each share of Class A common stock as $          and the initial fair market value of each of our         % notes as $             . By purchasing IDSs, you will agree to and be bound by this allocation, assuming an initial public offering price of $         per IDSs, which represents the mid-point of the range set forth on the cover page of this prospectus.

We will receive an opinion from our counsel, Debevoise & Plimpton LLP, that the notes should be treated as debt for U.S. federal income tax purposes. If the notes were treated as equity rather than debt for U.S. federal income tax purposes, then all or a portion of the stated interest on the notes could be treated as a dividend and would not be deductible by us for U.S. federal income tax purposes, which could materially increase our taxable income and significantly reduce our future cash flow available to make dividend and interest payments on our Class A common stock and notes. Such dividends would likely not qualify for the reduced tax rate described below. In addition, if any payments were treated as dividends, such payments to holders who are not U.S. persons would generally be subject to U.S. federal withholding taxes at rates of up to 30%. Payments to non-U.S. holders would not be grossed-up on account of any such taxes.

Dividends paid on the Class A common stock through 2008, under current legislation and to the extent those dividends are paid out of our earnings and profits, will be taxable to you at long-term capital gains rates. Interest income on the notes will be taxable to you at ordinary income rates. If we elect to defer the payment of interest on the IDSs, you may incur OID income. For more information, see “Material U.S. Federal Income Tax Considerations.”

What will be the U.S. federal income tax considerations in connection with a subsequent issuance of notes of the same series?

Future issuances by us of IDSs or notes sold separately (not in the form IDSs) may affect your tax treatment . The U.S. federal income tax consequences to you of such subsequent issuances of notes are not certain. The indenture governing the notes and the agreements with DTC will provide that:

•	in the event there is a subsequent issuance of notes by us with identical terms as the notes offered hereby but with OID, or any issuance of notes thereafter, each holder of notes or IDSs agrees that a portion of the holder’s notes will be automatically exchanged for a portion of the new notes; and

•	the records of holders of notes maintained under such agreements will be revised to reflect these exchanges.

Therefore, following any subsequent issuance and exchange, without any action by a holder, each holder of notes or IDSs will own an amount of notes composed of each separate issuance of notes in the same proportion as each other holder. However, the aggregate stated principal amount of notes owned by each holder will not change as a result of a subsequent issuance and exchange.

Due to the lack of applicable authority, it is unclear whether the exchange of notes for subsequently-issued notes will result in a taxable exchange for U.S. federal income tax purposes, and our counsel is not able to opine on this issue; consequently, it is possible that the Internal Revenue Service might successfully assert that such an exchange should be treated as a taxable exchange. In such a case, a holder would recognize any gain realized on such exchange, but a loss realized might be disallowed.

Regardless of whether the exchange is treated as a taxable exchange, the exchange may result in holders having to include OID in taxable income prior to the receipt of cash. This is because, as a result of these exchanges, the OID associated with the issuance of the new notes effectively will be spread among all holders of notes on a pro rata basis, which may adversely affect your tax treatment. OID is generally the excess, if any, of the stated redemption price at maturity of a note over its issue price. If the difference satisfies the statutory definition of de minimis, there is no OID. See “Material U.S. Federal Income Tax Considerations—Notes—Exchange Rights and Additional Issuances.”

Following the subsequent issuance and exchange, we (and our agents) will report any OID on the subsequently-issued notes ratably among all holders of notes and IDSs, and each holder of notes and IDSs will, by purchasing IDSs, agree to report OID in a manner consistent with this approach. However, the Internal Revenue Service may assert that any OID should be reported only to the persons that initially acquired such subsequently-issued OID notes (and their transferees) and thus may challenge the holders’ reporting of OID on their tax returns. Such a challenge could create significant uncertainties in the pricing of IDSs and notes and could adversely affect the market for IDSs and notes.

Because a subsequent issuance will affect the notes in the same manner regardless of whether the notes are held as part of IDSs or separately, the combination of notes and shares of Class A common stock to form IDSs or the separation of IDSs into shares of class A common stock and notes should not affect your tax treatment.

Because there is no statutory, judicial or administrative authority directly addressing the tax treatment of the IDSs or notes or instruments similar to the IDSs or notes, we urge you to consult your own tax advisor concerning the tax consequences of an investment in the IDSs or notes. For additional information, see “Material U.S. Federal Income Tax Considerations—Exchange Rights and Additional Issuances.

Summary of Common Stock

Issuer	Iowa Telecommunications Services, Inc.

We have              shares of authorized Class A common stock, no par value,              shares of authorized Class B common stock, no par value and              shares of authorized Class C common stock, no par value. No shares of Class C common stock have been issued prior to this offering and none will be outstanding at the consummation of this offering. See “Description of Capital Stock.”

Shares of Class A common stock represented by IDSs being offered hereby	shares, of which shares will be sold by us and shares ( shares if the underwriters’ over-allotment option is exercised in full) will be sold by our existing equity investors.

Shares of Class A common stock to be outstanding following the offering	shares, all of which initially will be represented by IDSs (or shares assuming exchange of all of our outstanding Class B common stock for IDS).

Shares of Class B common stock to be outstanding following the offering shares, which will be issued to our existing equity investors immediately prior to this offering in exchange for a portion of their shares of Class A common stock as part of our recapitalization. See “Related Party Transactions—Our Existing Equity Investors and Our Recapitalization.”

Voting rights	Subject to applicable law, each outstanding share of our common stock will carry one vote per share and will vote together as a single class on all matters presented to the stockholders for a vote.

Dividends

We intend to pay quarterly dividends on the shares of our common stock, but only if and to the extent such dividends are declared by our board of directors and are permitted by applicable law and the terms of our then existing indebtedness. Subject to the foregoing, we intend to pay dividends at an initial level of $         per share on our Class A common stock and $         per share on our Class B common stock for the first year.

The initial dividend rate on the Class B common stock is intended to produce an overall yield on the Class B common stock equal to the anticipated initial yield on the IDSs for which the Class B common stock may be exchanged for. Our board of directors may, in its sole discretion, modify these levels or eliminate dividends in their entirety, although our articles of incorporation require that, until the second anniversary of the closing, dividends on the Class B common stock must be          times the amount, if any, of dividends on the Class A common stock, and that thereafter dividends on the Class A common stock and the Class B common stock must be the same.

The indenture governing the notes restricts generally the amount of dividends we may pay to our Excess Cash, which is defined as Adjusted EBITDA minus cash interest expense, cash taxes, capital expenditures and certain prepayment of our indebtedness. See “Description of Senior Subordinated Notes—Certain Covenants—Limitations on Restricted Payments.”

Dividend payment dates

If declared, dividends on our Class A common stock and Class B common stock will be paid quarterly on March 15, June 15, September 15 and December 15 each year to holders of record on the 5th day of each such month, or the immediately preceding business day. The first dividend payment is expected to be on             , 2004 for holders of record on             , 2004.

Exchange rights of Class B common stock

Holders of our Class B common stock will have the right, subject to certain conditions, to exchange their shares of Class B common stock for IDSs during specified periods beginning on the second anniversary of the closing of this offering, at an exchange rate of          IDSs per share of Class B common stock. See “Description of Capital Stock—Class B Common Stock.”

Listing

Our shares of Class A common stock will not be listed for separate trading on any exchange until the number of shares held separately and not represented by IDSs is sufficient to satisfy applicable requirements for separate trading on any exchange on which the IDSs are then traded. If such number of outstanding shares of Class A common stock is no longer held in the form of IDSs for a period of at least 30 consecutive trading days, we will apply to list the shares of our Class A common stock for separate trading on the exchange on which the IDSs are then listed. Our Class A common stock offered hereby will be freely tradable without restriction or further registration under the Securities Act, unless purchased by “affiliates” as that term is defined in Rule 144 under the Securities Act of 1933.

We do not expect to list our Class B common stock on any exchange. Our Class B common stock is subject to restrictions on transfer under the Securities Act of 1933.

Summary of the Notes

Issuer	Iowa Telecommunications Services, Inc.

Notes being offered hereby	• $ million aggregate principal amount of % senior subordinated notes represented by IDSs; and

• $ million aggregate principal amount of % senior subordinated notes sold separately (not represented by IDSs).

Each offered note will have a principal amount of $             .

Notes to be outstanding following the offering	$ million aggregate principal amount.

Interest rate	% per year.

Interest payment dates

Interest on the notes will be payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, commencing on             , 2004 to the holders of record on the 5th day of each such month or the immediately preceding business day.

Interest deferral

Prior to             , 2009, we may, subject to certain restrictions, defer interest payments on our notes on one or more occasions for up to eight quarters in the aggregate. In addition, after             , 2009, we may, subject to certain restrictions, defer interest payments on our notes on up to four occasions, provided that no more than two quarters of interest may be deferred at any one time.

No later than             , 2009 we will pay in full all interest deferred prior to             , 2009 (together with accrued interest thereon). No later than             , 2019, we will pay in full all interest deferred after                        , 2009 (together with accrued interest thereon), provided that we must pay all deferred interest and accrued interest thereon in full prior to deferring interest on a second occasion after              2009.

During any interest deferral period and so long as any deferred interest or interest on deferred interest remains outstanding, we will not be permitted to make any payment of dividends on our capital stock. For a detailed description of interest deferral provisions of the indenture, see “Description of Senior Subordinated Notes—Interest Deferral.”

In the event that interest payments on the notes are deferred, you would be required to include accrued interest in your income for U.S. federal income tax purposes on an economic accrual basis even if you do not receive any cash interest payments. See “Material U.S. Federal Income Tax Considerations.”

Maturity date	The notes will have a 15-year term and will mature on , 2019.

Optional redemption	We may not redeem the notes prior to , 2011.

On and after                     , 2011 and prior to                     , 2016, we may redeem for cash all or part of the notes upon not less than 30 or more than 60 days’ notice by mail to the owners of notes, at a redemption price described under “Description of Senior Subordinated Notes—Optional Redemption.” After                     , 2016 we may redeem the notes upon not less than 30 or more than 60 days’ notice by mail to the holders of notes at a redemption price of 100% of the principal amount to be redeemed. If we redeem the notes in whole or in part, the notes and Class A common stock represented by each IDS will be automatically separated and cannot thereafter be combined.

Change of control

Upon the occurrence of a change of control, as defined under “Description of Senior Subordinated Notes,” unless we have exercised our right to redeem all outstanding notes as described above, each holder of notes will have the right to require us to repurchase that holder’s notes at a price equal to 101% of the principal amount of the notes being repurchased, plus any accrued but unpaid interest to but not including the repurchase date. In order to exercise that right, a holder of IDSs must separate the Class A common stock and notes represented by such holder’s IDSs.

Guarantees of notes

The notes will be full and unconditionally guaranteed by all of our existing subsidiaries and certain future subsidiaries on an unsecured senior subordinated basis on the terms set forth in the indenture.

At March 31, 2004, after giving effect to the issuance of the 2007 term notes, the redemption of our old preferred stock and the Transactions (as defined below under “—General Information About This Prospectus”), the guarantors had no senior indebtedness other than their guarantees under our new credit facility.

Procedures relating to subsequent issuances

The indenture governing the notes will provide that in the event we issue additional notes of the same series with a new CUSIP number having terms that are otherwise identical to the notes (except for the issuance date), each holder of notes, whether or not represented by IDSs, agrees that a portion of that holder’s notes will be automatically exchanged for a portion of the notes acquired by the holders of such subsequently issued notes, and the records of any record holders of notes will be revised to reflect such exchanges. Consequently, following each such subsequent issuance and exchange, without any action by such holder, each holder of IDSs or separately held notes, as the case may be, will own an inseparable unit composed of notes of each separate issuance in the same proportion as each other holder. However, the aggregate stated principal amount of notes owned by each holder will not change as a result of such subsequent issuance and exchange. The indenture governing the notes will permit issuances of additional notes upon exchange or conversion of shares of Class B common stock into IDSs and for certain permitted purposes, subject to compliance with certain debt covenants. Any subsequent issuance of notes by us may adversely affect the tax and non-tax treatment of the IDSs and notes. See “Risk Factors—Subsequent issuances of notes may cause you to recognize OID or cause a taxable exchange” and “—Holders of subsequently issued notes may not be able to collect their full stated principal amount prior to maturity.”

Ranking of notes and guarantees

The notes and the guarantees will be our and any guarantor’s unsecured senior subordinated indebtedness, will be subordinated in right of payment to all our and any guarantor’s existing and future senior indebtedness and will rank pari passu in right of payment with all our and any guarantor’s existing and future pari passu indebtedness and trade payables. The notes will also be effectively subordinated to any of our and any guarantor’s secured indebtedness to the extent of the value of the assets securing such indebtedness.

As of March 31, 2004, after giving effect to the issuance of the 2007 term notes, the redemption of our old preferred stock and the Transactions, we had approximately $              million of senior indebtedness and no pari passu indebtedness.

Restrictive covenants	The indenture governing the notes will contain covenants with respect to us and our subsidiaries that will restrict:

•	the incurrence of additional indebtedness and the issuance of preferred stock and certain redeemable capital stock;

•	the payment of dividends on, and redemption of, capital stock;

•	a number of other restricted payments, including certain investments;

•	specified transactions with affiliates;

•	specified creations of liens and sales of assets; and

•	fundamental changes, including consolidations, mergers and transfers of all or substantially all of our assets.

The indenture will also prohibit certain restrictions on distributions from our subsidiaries. The limitations and prohibitions described above are subject to a number of other important qualifications and exceptions described under “Description of Senior Subordinated Notes—Certain Covenants.”

Listing	We do not anticipate that the notes will be separately listed on any exchange.

Representation letter

None of the notes sold separately (not represented by IDSs) in this offering, which we refer to as the “separate notes” may be purchased, directly or indirectly, by persons who are also (1) purchasing IDSs in this offering or (2) holders of Class B common stock following our recapitalization. Furthermore, prior to the closing of this offering, each person purchasing separate notes in this offering will be asked to make certain representations to us in connection with these restrictions. See “Underwriting.”

General Information About This Prospectus

Unless the context otherwise requires, references in this prospectus to the “offering” refer collectively to the public offering of         IDSs, including the shares of Class A common stock and the notes represented by these IDSs, and the public offering of $         million aggregate principal amount of notes offered separately (not represented by IDSs).

In this prospectus, we refer to our entry into the new credit facility, this offering, the use of proceeds from this offering, the exercise of the options described below and the recapitalization transactions described under “Related Party Transactions—Our Existing Equity Investors and Our Recapitalization” collectively as the Transactions.

Throughout this prospectus we refer to our     % senior subordinated notes due 2019, whether or not represented by IDSs, as the notes.

Unless we specifically state otherwise, we have assumed throughout this prospectus:

•	an initial public offering price of $ per IDS (comprised of $ allocated per share of Class A common stock and $ principal amount allocated per note), which represents the mid-point of the range set forth on the cover page of this prospectus; and an initial public offering price of % of the aggregate principal amount of notes sold separately (not represented by IDSs);

•	no exercise by the underwriters of their over-allotment option;

•	a to 1 stock split of our Class A common stock to become effective prior to the closing of this offering; and

•	the exercise of all outstanding stock options for a total of $ , IDSs and shares of Class B common stock.

Except as otherwise indicated, references in this prospectus to “common stock” refer to our Class A common stock, Class B common stock and Class C common stock. No shares of Class C common stock have been issued prior to this offering and none will be outstanding at the consummation of this offering.

References in this prospectus to our numbers of access lines served are to numbers of access line equivalents, by which we mean the number of single connections between a switch and a customer. One telephone cable connecting to one customer may be equivalent to several access lines. For example, in the case of larger business customers subscribing to centrex, digital channel service or integrated services digital network (ISDN) services with multiple lines sharing one or more numbers, we count each separate connection as an access line. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Revenues—Access Line Trends.”

References in this prospectus to “community” means a city, town or village and its environs, incorporated or unincorporated. There may be more than one community in a single “exchange.” An exchange is a geographical area approved by the Iowa Utilities Board and established for the administration of telephone service in a specified area.

We calculate our average annual revenue per access line as equal to (A) our revenues for the year divided by (B) the number of access lines on the first day of the year plus the number of access lines on the last day of the year, divided by two.

Risk Factors

You should carefully consider the information under the heading “Risk Factors”, starting on page 22, and all other information in this prospectus before investing in the IDSs and notes.

Our Corporate Information

Our principal executive office is located at 115 S. Second Avenue West, Newton, Iowa 50208, and our telephone number is (641) 787-2000. Our internet address is www.iowatelecom.com. The information contained on our website is not part of this prospectus and is not incorporated in this prospectus by reference.

Summary Historical and Pro Forma Consolidated Financial Data

The following summary historical and pro forma consolidated financial data should be read in conjunction with “Selected Historical Consolidated Financial Data,” “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included in this prospectus. Our summary balance sheet data as of December 31, 2003 and summary statement of operations data for the years ended December 31, 2001, 2002 and 2003 have been derived from our audited consolidated financial statements included in this prospectus. Our summary balance sheet data as of March 31, 2004 and summary statement of operations data for the three months ended March 31, 2003 and 2004 have been derived from our unaudited interim consolidated financial statements included in this prospectus. In the opinion of management, the unaudited financial statements as of March 31, 2004 and for the three months ended March 31, 2004 and 2003 include all adjustments (consisting of only normal and recurring accruals) necessary for a fair presentation of the financial position, results of operations and cash flows for these periods.

The following unaudited pro forma as adjusted consolidated balance sheet data gives effect to our entry into the new credit facility, this offering, the use of proceeds from this offering, and the recapitalization transactions described under “Related Party Transactions—Our Existing Equity Investors and Our Recapitalization” as if they occurred as of March 31, 2004. The following unaudited pro forma as adjusted other financial data gives effect to the issuance of the 2007 term notes, the redemption of our preferred stock, our entry into the new credit facility, this offering, the use of proceeds from this offering, and the recapitalization transactions described under “Related Party Transactions—Our Existing Equity Investors and Our Recapitalization” as if they had occurred on January 1, 2003. The unaudited pro forma as adjusted consolidated balance sheet and other financial data do not purport to represent what our results would have been if the issuance of the 2007 term notes, the redemption of our preferred stock, and the Transactions had occurred as of or on the dates indicated and do not purport to represent a projection of our future results.

	As of and for the Year Ended December 31,			Three Months Ended March 31,
	2001	2002(a)	2003	2003	2004
	(in thousands, except ratios)

Statement of Operations Data:
Revenues and sales	$203,972	$203,319	$205,509	$50,298	$53,432
Gross profit	146,057	149,467	155,975	37,286	40,583
Operating income(b)	50,830	73,900	75,885	17,417	19,590
Net income (loss)(b)	(6,724)	(75,727)	28,081	5,180	7,665

Statement of Cash Flows Data:
Net cash provided by operating activities	$41,610	$69,957	$79,780	$19,773	$20,731
Net cash used in investing activities	(37,469)	(15,922)	(24,805)	(3,945)	(8,249)
Net cash used in financing activities	(4,423)	(41,625)	(31,625)	(6,875)	(44,224)

Other Financial Data:
EBITDA(c)	$116,004	$22,174	$125,768	$29,627	$32,308
Interest expense	61,437	53,982	51,838	13,097	12,843
Pro forma interest expense	—	—		—
Capital expenditures	37,469	19,408	23,761	3,889	6,552
Ratio of earnings to fixed charges(d)	—	1.42	1.54	1.40	1.60
Pro forma ratio of earnings to fixed charges

	December 31,	March 31,	March 31,
	2003	2004	2004
	Actual	Actual	Pro Forma as Adjusted
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$36,849	$5,107	$
Property plant and equipment, net	341,515	337,932
Total assets	931,738	894,865
Senior debt	645,750	637,500
2007 term notes(e)	—	66,000
Total debt	645,750	703,500
Class B common stock	—	—
Redeemable convertible preferred stock(e)	125,000	—
Stockholders’ equity	76,675	139,965

(a)	Effective January 1, 2002, we adopted Statement of Financial Accounting Standards, or SFAS, No. 142, Accounting for Goodwill and Other Intangible Assets, which provides that goodwill and other intangible assets with indefinite lives shall not be amortized and shall be tested for impairment of value on an annual basis. In connection with the adoption of SFAS No. 142, we recorded an impairment of goodwill of $98.4 million, based on an independent appraisal, as a cumulative effect of change in accounting principle as of January 1, 2002.
(b)	We expect that promptly following this offering, the members of management who hold options will exercise all of their options for cash, IDSs, Class B common stock or some combination thereof, resulting in non-cash compensation expense to us of $ million (based on the fair value of the consideration received).
(c)	We define EBITDA as net income before income taxes, interest expense, depreciation and amortization. Our calculation of EBITDA may not be comparable to EBITDA calculated by other companies. We believe EBITDA is useful to investors because EBITDA is commonly used in the telecommunications industry to analyze companies on the basis of operating performance and leverage. We believe EBITDA allows a standardized comparison between companies in the industry, while minimizing the differences from depreciation policies, financial leverage and tax strategies. EBITDA is not a measure of financial performance or liquidity under GAAP. Accordingly, EBITDA should not be considered in isolation or as a substitute for operating income or net income as determined in accordance with GAAP. The following table sets forth a reconciliation of net income (loss) to EBITDA:

	Year Ended December 31,			Three Months Ended March 31,
	2001	2002	2003	2003	2004
	(in thousands)

Net income (loss)	$(6,724)	$(75,727)	$28,081	$5,180	$7,665
Income taxes	—	—	—	—	—
Interest expense	61,437	53,982	51,838	13,097	12,843
Depreciation and amortization	61,291	43,919	45,849	11,350	11,800

EBITDA	$116,004	$22,174	$125,768	$29,627	$32,308

Covenants in the indenture governing our notes and in our new credit facility will contain ratios based on Adjusted EBITDA. Adjusted EBITDA is defined in the indenture and our new credit facility as the sum of consolidated net income, as defined therein; plus the following to the extent deducted from consolidated net income: provision for income taxes, interest expense, depreciation and amortization and certain other non-cash items, each as defined; minus (2) all non-cash items increasing consolidated net income for the period. If our Adjusted EBITDA were to decline below certain levels, covenants in the agreements governing our indebtedness that are based on Adjusted EBITDA, including our fixed charge coverage ratio covenant, may be violated and could cause, among other things, a default or mandatory prepayment under our new credit facility, or result in our inability to pay dividends or a requirement that we defer interest payments on the notes. These covenants are summarized under “Description of Certain Indebtedness—Expected New Credit Facility” and “Description of Senior Subordinated Notes—Certain Covenants.” A reconciliation of EBITDA to Adjusted EBITDA is as follows:

	Year Ended December 31,			Three Months Ended March 31,
	2001	2002	2003	2003	2004
	(in thousands)

EBITDA	$116,004	$22,174	$125,768	$29,627	$32,308
Cumulative effect of change in accounting principle	—	98,369	—	—	—
Loss (gain) on disposal of assets	—	(1,214)	—	—	—
Non-recurring fees and expenses related to securities offerings and investments	—	—	—	—	—
Unrealized loss (gains) on financial derivatives	—	—	—	—	—
Non-cash equity based compensation expense	—	—	—	—	—
Other non-cash losses (gains)	—	—	—	—	—

Adjusted EBITDA	$116,004	$119,329	$125,768	$29,627	$32,308

(d)	The ratio of earnings to fixed charges is computed by dividing income before income taxes and fixed charges (other than capitalized interest) by fixed charges. Fixed charges consist of interest charges, amortization of deferred financing costs and that portion of rental expense we believe to be representative of interest. For fiscal 2001, earnings were insufficient to cover fixed charges by $6.7 million.
(e)	On March 26, 2004, we issued in a private placement $66 million aggregate principal amount of floating rate senior subordinated notes due 2007, which we refer to as the 2007 term notes. We used the proceeds of this issuance, together with $34 million of cash on hand, on March 26, 2004 to redeem all of our old preferred stock and related accrued preferred stock dividends. We will use a portion of the proceeds from this offering to repay in full our outstanding indebtedness under the 2007 term notes. See “Capitalization” and “Use of Proceeds.”

Risk Factors

An investment in our IDSs and our notes involves a number of risks. In addition to the other information contained in this prospectus, prospective investors should give careful consideration to the following factors.

Risks Relating to the IDSs, the Shares of our Class A Common Stock, our Notes, and our New Credit Facility

We have substantial indebtedness and may incur additional indebtedness in the future, which could restrict our ability to pay interest and principal on the notes and to pay dividends with respect to shares of our Class A common stock.

Our ability to make distributions, pay dividends or make other payments will be subject to applicable law and contractual restrictions contained in the instruments governing any indebtedness of ours and our subsidiaries, including our new credit facility. The degree to which we are leveraged on a consolidated basis could have important consequences to the holders of the IDSs and to holders of notes, including the following:

•	our ability in the future to obtain additional financing for working capital, capital expenditures or acquisitions may be limited;

•	we may not be able to refinance our indebtedness on terms acceptable to us or at all;

•	a significant portion of our cash flow from operations is likely to be dedicated to the payment of the principal of and interest on our indebtedness, thereby reducing funds available for future operations, capital expenditures and/or dividends on our Class A common stock;

•	we may be more vulnerable to economic downturns and be limited in our ability to withstand competitive pressures; and

•	we may have limited flexibility to plan for and react to changes in our business or strategy.

In addition, we may be able to incur substantial additional indebtedness in the future, including issuances of additional notes under the indenture. Any additional debt incurred by us could increase the risks associated with our substantial leverage.

We are subject to restrictive debt covenants and other requirements related to our outstanding debt that limit our business flexibility by imposing operating and financial restrictions on our operations.

Covenants in the new credit facility and the indenture governing the notes will impose significant operating and financial restrictions on us. These restrictions prohibit or limit, among other things:

•	the incurrence of additional indebtedness and the issuance of preferred stock and certain redeemable capital stock;

•	the payment of dividends on, and purchase or redemption of, capital stock;

•	a number of other restricted payments, including investments and acquisitions;

•	specified sales of assets;

•	specified transactions with affiliates;

•	the creation of a number of liens on our assets;

•	consolidations, mergers and transfers of all or substantially all of our assets;.

•	our ability to change the nature of our business; and

•	our ability to make capital expenditures.

These restrictions could limit our ability to obtain future financing, make acquisitions or needed capital expenditures, withstand downturns in our business or take advantage of business opportunities. Furthermore, we expect that the new credit facility will also require us to maintain specified financial ratios and satisfy specified financial condition tests. Our ability to comply with the ratios or tests may be affected by events beyond our control, including prevailing economic, financial and industry conditions.

A breach of any of these covenants, ratios or tests could result in a default under the new credit facility and/or the indenture. Upon the occurrence of an event of default under the new credit facility, the lenders could elect to declare all amounts outstanding under the new credit facility to be immediately due and payable. If the lenders accelerate the payment of the indebtedness under the new credit facility, our assets may not be sufficient to repay in full this indebtedness and our other indebtedness, including the notes.

We may not be able to refinance our new credit facility at maturity on favorable terms or at all.

Our new credit facility will mature in full in 20    . We may not be able to renew or refinance the new credit facility, or any renewal or refinancing may occur on less favorable terms. For example, our ability to defer interest following this offering is subject to specified limitations, which may materially adversely affect our ability to refinance or renew our new credit facility beyond such date. If we are unable to refinance or renew our new credit facility, our failure to repay all amounts due on the maturity date would cause a default under the new credit facility. In addition, our interest expense may increase significantly if we refinance our new credit facility on terms that are less favorable to us than the terms of our new credit facility.

We will require a significant amount of cash, which may not be available to us, to service our debt, including the notes, and to fund our liquidity needs.

Our ability to make payments on, or to refinance or repay our debt, including the notes, to fund planned capital expenditures and expand our business will depend largely upon our future operating performance. Our future operating performance is subject to general economic, financial, competitive, legislative and regulatory factors, as well as other factors that are beyond our control. Our business may not generate enough cash flow or future borrowings may not be available to us under the new credit facility or otherwise, in an amount sufficient to enable us to pay our debt or fund our other liquidity needs. If we are unable to generate sufficient cash to service our debt requirements, we will be required to refinance our new credit facility. We may not be able to refinance any of our debt, including the new credit facility, under such circumstances on commercially reasonable terms or at all. If we are unable to refinance our debt or obtain new financing under these circumstances, we would have to consider other options, including:

•	sales of certain assets to meet our debt service requirements;

•	sales of equity; and

•	negotiations with our lenders to restructure the applicable debt.

Our new credit facility and the indenture governing the notes could restrict our ability to do some of these things. If we are forced to pursue any of the above options under distressed conditions, our business and/or the value of your investments in our IDSs or notes could be adversely affected.

You may not receive the level of dividends provided for in the dividend policy our board of directors is expected to adopt upon the closing of this offering, or any dividends at all.

Our board of directors may, in its discretion, amend or repeal the dividend policy it is expected to adopt upon the closing of this offering. Our board of directors may decrease the level of dividends provided for in this dividend policy or entirely discontinue the payment of dividends. Future dividends with respect to shares of our Class A common stock, if any, will depend on, among other things, our results of operations, capital expenditures, cash requirements, financial condition, contractual restrictions, business opportunities, provisions of applicable law and other factors that our board of directors may deem relevant. The indenture governing our notes and the new credit facility will contain restrictions on our ability to pay dividends. The reduction or elimination of dividends may negatively affect the market price of the IDSs or the notes. In addition, we have reported a loss from continuing operations in the past. We might not generate sufficient cash from continuing operations in the future to pay dividends on our Class A common stock in the intended amounts or at all. See “Dividend Policy and Restrictions.”

Interest on the notes represented by IDSs may not be deductible by us for U.S. federal income tax purposes, which could significantly reduce our future cash flow and impact our ability to make interest and dividend payments.

We will receive an opinion of our counsel, Debevoise & Plimpton LLP, that the notes represented by IDSs should be treated as debt for U.S. federal income tax purposes. However, this position may not be sustained if challenged by the IRS. If the notes represented by IDSs were treated as equity rather than debt for U.S. federal income tax purposes, then the stated interest on the notes represented by IDSs could be treated as a dividend, and interest on the notes represented by IDSs would not be deductible by us for U.S. federal income tax purposes. Our inability to deduct interest on the notes represented by IDSs could materially increase our taxable income and, thus, our U.S. federal and applicable state income tax liability. This would reduce our after-tax cash flow and materially and adversely impact our ability to make interest and dividend payments. In the case of foreign holders, treatment of the notes represented by IDSs as equity for U.S. federal income tax purposes would subject payments to such holders in respect of the notes represented by IDSs to withholding or estate taxes in the same manner as payments made with regard to Class A common stock and could subject us to liability for withholding taxes that were not collected on payments of interest. See “Material U.S. Federal Income Tax Consequences.”

The indenture governing our notes and our new credit facility permit us to pay a significant portion of our free cash flow to stockholders in the form of dividends, which could limit our ability to satisfy our obligations under the notes.

The indenture governing the notes permits us to pay dividends so long as no default or event of default has occurred and is continuing or would be caused thereby, and so long as we meet specified financial thresholds. See “Description of Senior Subordinated Notes—Certain Covenants” and “Description of Certain Indebtedness—Expected New Credit Facility.” Any amounts paid by us in the form of dividends will not be available in the future to satisfy our obligations under the notes.

Deferral of interest payments would have adverse tax consequences for you and might adversely affect the trading price of the IDSs or the separately held notes.

If interest payments on the notes are deferred, the notes will be treated as issued with OID. As a result, you will be required to recognize interest income for U.S. federal income tax purposes in respect of interest payments on your notes represented by IDSs or the separately held notes, as the case may be, before you receive any cash payment of this interest. In addition, you will not receive this cash payment if you sell the IDSs or the notes before the end of any deferral period or before the record date relating to interest payments that are to be paid.

If interest is deferred, the IDSs or the separately held notes may trade at a price that does not fully reflect the value of accrued but unpaid interest on the notes. See “Material U.S. Federal Income Tax Considerations—Notes—Stated Interest; Deferral of Interest.” In addition, the possibility that we might defer payments of interest on the notes under certain circumstances may cause the market price of the IDSs or the separately held notes to be more volatile than other securities that do not have this feature.

Because of the subordinated nature of the notes and the related subsidiary guarantees, holders of our notes may not be entitled to be paid in full, if at all, in a bankruptcy, liquidation or reorganization or similar proceeding.

As a result of the subordinated nature of our notes and related subsidiary guarantees, upon any distribution to our creditors or the creditors of the subsidiary guarantors in bankruptcy, liquidation or reorganization or similar proceeding relating to us or the subsidiary guarantors or our or their property, the holders of our senior indebtedness and senior indebtedness of the subsidiary guarantors will be entitled to be paid in full in cash before any payment may be made with respect to our notes or the subsidiary guarantees.

In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the subsidiary guarantors, holders of our notes will participate with all other holders of unsecured indebtedness of ours or the subsidiary guarantors similarly subordinated in the assets remaining after we and the subsidiary guarantors have paid all senior indebtedness. In any of these cases, we and the subsidiary guarantors may not have sufficient funds to pay all of our creditors, and holders of our notes may receive less, ratably, than the holders of senior indebtedness.

On a pro forma basis giving effect to the new credit facility as of March 31, 2004, our notes would have ranked junior, on a consolidated basis, to $      million of our outstanding senior secured indebtedness plus $      million of letters of credit. In addition, as of March 31, 2004, on a pro forma basis, we would have had the ability to borrow up to an additional amount of $      million under our new credit facility (less amounts reserved for letters of credit), which would have ranked senior in right of payment to our notes.

The guarantees of the notes by our subsidiaries may not be enforceable because of fraudulent conveyance laws.

Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debt of the guarantor, if, among other things, the guarantor, at the time that it assumed the guarantee:

•	issued the guarantee to delay, hinder or defraud present or future creditors; or

•	received less than reasonably equivalent value or fair consideration for issuing the guarantee and, at the time it issued the guarantee:

•	was insolvent or rendered insolvent by reason of issuing the guarantee and the application of the proceeds of the guarantee;

•	was engaged or about to engage in a business or a transaction for which the guarantor’s remaining unencumbered assets constituted unreasonably small capital to carry on its business;

•	intended to incur, or believed that it would incur, debts beyond its ability to pay the debts as they mature; or

•	was a defendant in an action for money damages, or had a judgment for money damages docketed against it if, in either case, after final judgment, the judgment is unsatisfied.

In addition, any payment by the guarantor under its guarantee could be voided and required to be returned to the guarantor or to a fund for the benefit of the creditors of the guarantor, or the guarantee could be subordinated to other debt of the guarantor.

Whatever standard that a court uses to determine whether or not the subsidiary guarantors were solvent at the relevant time, the court could rule that such guarantors were not solvent.

If this were to occur, the guarantee of the notes by any subsidiary guarantor would be subject to the claim that, since the guarantee was incurred for the benefit of the noteholders, and only indirectly for the benefit of the guarantor or creditors of the guarantor, the guarantees were incurred for less than fair consideration. A court could therefore void the obligations of the subsidiary guarantor under the guarantees or subordinate these obligations to the subsidiary guarantor’s other debt or take any action detrimental to holders of the notes. If the guarantee of any subsidiary guarantor were voided, the holders of the notes would not have a debt claim against that subsidiary guarantor.

The allocation of the purchase price of the IDSs may not be respected.

The purchase price of each IDS must be allocated between the share of Class A common stock and note represented by such IDS. The purchase price of each IDS will be so allocated on the basis of the fair market value of the Class A common stock and note at the time of purchase. On the cover page of this prospectus, we set forth a range within which we expect the actual initial public offering price of an IDS to fall. The midpoint of that range is $        . Assuming that $         is the actual initial public offering price of an IDS, we expect to report the initial fair market value of each share of Class A common stock represented by an IDS as $         and the initial fair market value of each note represented by an IDS as $        . By purchasing IDSs, you agree to be bound by this allocation. However, this allocation is not binding on the Internal Revenue Service and the Internal Revenue Service may challenge this allocation (including by asserting that the interest rate on the notes does not represent an arms-length rate). If the Internal Revenue Service successfully challenges our allocation of the purchase price of an IDS on the basis that the note actually has a fair market value that is less than that which we allocated to it, or that the stated interest rate is too low, it is possible that the notes will be treated as having been issued with original issue discount. If the notes were treated as having original issue discount, you generally would have to include original issue discount in income in advance of the receipt of cash attributable to that income. If the Internal Revenue Service successfully asserts that the note actually has a fair market value greater than that which we allocate to it, it is possible that the notes will be treated as having been issued with amortizable bond premium. If the notes were treated as having amortizable bond premium, you would be able to elect to amortize bond premium over the term of the notes.

Subsequent issuances of notes may cause you to recognize original issue discount or cause a taxable exchange.

If we subsequently issue notes having identical terms as the notes offered hereby but with OID, or any notes are issued thereafter, a portion of each holder’s notes will be automatically exchanged under the indenture for a portion of the subsequently issued notes. Consequently, each holder of IDSs or separately held notes (as the case may be) will own an inseparable unit composed of notes of each separate issuance in the same proportion as each other holder. However, the aggregate stated principal amount of notes owned by each holder will not change as a result of such subsequent issuance and exchange.

It is unclear whether this automatic exchange will result in a taxable exchange for U.S. federal income tax purposes, and the IRS might successfully assert that such an exchange should be treated as a taxable exchange. In such case, you would recognized any gain realized on the exchange, but a loss might be disallowed.

Following the subsequent issuance and exchange, we (and our agents) will report any OID on the subsequently issued notes ratably among all holders of notes and IDSs. As a result, holders may have to begin accruing OID in their taxable income, or increase the amount of OID they were previously accruing. Each holder of notes and IDSs will, by purchasing notes or IDSs, agree to report OID in a manner consistent with this approach. However, the IRS may assert that any OID should be reported only to the persons that initially acquired such subsequently issued notes (and their transferees) and thus may challenge the holders’ reporting of OID on their tax returns. Such a challenge could create significant uncertainties in the pricing of the IDSs and notes and could adversely affect the market for the IDSs and notes. For a discussion of these and additional tax-related risks, see “Material U.S. Federal Income Tax Considerations—Exchange Rights and Additional Issuances.”

Holders of subsequently issued notes may not be able to collect their full stated principal amount prior to maturity.

Holders of subsequently issued notes having OID may not be able under New York and federal bankruptcy law to collect the portion of their principal amount that represents unaccrued OID in the event of an acceleration of the notes or a bankruptcy of Iowa Telecom prior to the notes’ maturity date. As a result, an automatic exchange that results in a holder receiving an OID note could have the effect of ultimately reducing the amount such holder can recover from us in the event of an acceleration or bankruptcy.

Before this offering, there has not been a public market for our IDSs, Class A common stock or notes. This may cause volatility in the trading price of the IDSs, notes or Class A common stock, which could negatively affect the value of your investment.

None of the IDSs, Class A common stock or notes has a public market history. In addition, there has not been an active market in the United States for securities similar to the IDSs. An active trading market for the IDSs, notes or Class A common stock might not develop in the future, which may cause the price of the IDSs, notes or Class A common stock to fluctuate substantially, and we currently do not expect that an active trading market for the shares of our Class A common stock will develop until the notes are redeemed or mature. If the notes represented by your IDSs mature or are redeemed or repurchased, the IDSs will be automatically separated and you will then hold the shares of our Class A common stock. We will not apply to list our shares of Class A common stock for separate trading on the                  Stock Exchange or any other exchange until the number of shares held separately and not represented by IDSs is sufficient to satisfy applicable requirements for separate trading on such exchange. We do not intend to list our notes on any securities exchange. Accordingly, we cannot assure you that there will be a market for the notes.

The limited liquidity of the trading market for the notes sold separately (not represented by IDSs) may adversely affect the trading price of the separate notes.

We are separately selling (not represented by IDSs) $             million aggregate principal amount of notes, representing approximately 10% of the total notes to be outstanding following the offering (assuming the underwriters do not exercise their over-allotment option). While the notes sold separately (not represented by IDSs) are part of the same series of notes as, and identical to, the notes represented by the IDSs at the time of the issuance of the separate notes, the notes represented by the IDSs will not be separable for at least 45 days and will not be separately tradable until separated. As a result, the initial trading market for the notes sold separately (not represented by IDSs) will be very limited. Even after holders of the IDSs are permitted to separate their IDSs, a sufficient number of holders of IDSs might not separate their IDSs into shares of our Class A common stock and notes to create a sizable and more liquid trading market for the notes not represented by IDSs. Therefore, a liquid market for the separate notes might not develop, which might adversely affect the ability of the holders of the separate notes to sell any of their separate notes, and the price at which these holders would be able to sell such separate notes.

Future sales or the possibility of future sales of a substantial amount of IDSs, shares of our Class A common stock or our notes may depress the price of the IDSs, the shares of our Class A common stock and our notes.

Future sales or the availability for sale in the public market of substantial amounts of IDSs or shares of our Class A common stock or a significant principal amount of our notes could adversely affect the prevailing market price of the IDSs and the shares of our Class A common stock and our notes, and could impair our ability to raise capital through future sales of our securities.

We may issue shares of our Class A common stock and notes, which may be in the form of IDSs, or other securities, from time to time as consideration for future acquisitions and investments. In the event any such acquisition or investment is significant, the number of shares of our Class A common stock and the aggregate principal amount of notes, which may be in the form of IDSs, or the number or aggregate principal amount, as the case may be, of other securities that we may issue may in turn be significant. In addition, we may also grant registration rights covering those IDSs, shares of our Class A common stock, notes or other securities in connection with any such acquisitions and investments.

Our organizational documents could limit another party’s ability to acquire us and deprive our investors of the opportunity to obtain a takeover premium for their securities.

A number of provisions in our restated articles of incorporation and restated bylaws will make it difficult for another company to acquire us and for you to receive any related takeover premium for your securities. For example, our restated articles of incorporation provide that shareholders generally may not act by written consent and require the approval of a supermajority of our directors to merge or consolidate with any other person or, directly or indirectly, sell all or substantially all our assets. Our restated articles of incorporation also provide for a classified board of directors and authorize the issuance of preferred stock without shareholder approval and upon such terms as the board of directors may determine. The rights of the holders of shares of our Class A common stock will be subject to, and may be adversely affected by, the rights of holders of any class or series of preferred stock that may be issued in the future.

We are also subject to laws that may have a similar effect. For example, federal and Iowa telecommunications laws and regulations generally prohibit a direct or indirect transfer of control over our business without regulatory approval. Section 490.1110 of the Iowa Business Corporation Act prohibits us from engaging in a business combination with an interested shareholder for a period of three years from the date the person became an interested shareholder unless certain conditions are met. The Iowa Business Corporation Act also provides that only shareholders representing at least 50% of our shares entitled to vote may request that our board of directors call a special meeting of shareholders and that, in evaluating any acquisition offer, our board of directors may consider the interests of our employees, suppliers, creditors and customers, the interests of the communities in which we operate, and the long-term interests of our company and the shareholders, in addition to the financial interests of shareholders.

Risks Relating to our Business and Industry

Competition in the telecommunications industry could result in access line losses or reduce our customer base, possibly requiring that we lower our rates, increase marketing expenditures, invest in new technologies or capabilities or use discounting and promotional campaigns that adversely affect our margins.

We face actual or potential competition from other local service providers, including wireless service providers, who have entered and may continue to enter our service areas. Such competition has resulted in access line losses and decreasing revenues. In general, when we lose a customer to a competitor for local service we also lose that customer for all related services, such as long distance and Internet service, and may also lose the access charge revenues for that customer. We have interconnection agreements with 32 of the competitive local exchange carriers authorized to offer local service in our service area, of which 5 are authorized to provide service statewide and 21 are authorized to provide service only in specific exchanges or regions. In addition, 6 municipal telephone utilities operate as competitive local exchange carriers in some of our markets.

Wireless providers also currently compete in most of our rural markets. We expect this competition to continue, and likely become more acute, in the future. We also compete, or may in the future compete, with companies that provide other close substitutes for the traditional telephone services we provide, like cable television, voice over Internet protocol, or satellite telecommunications services, and companies that might provide traditional telephone services over nontraditional network infrastructures, like electric utilities. We are subject to regulations, like those requiring us to provide number portability for wireless carriers, that reduce the barriers to entry faced by some providers of substitute services, and may be subject to other regulations favoring substitute services in the future.

We may in the future compete with the Iowa Communications Network or with a future purchaser of the assets now owned by the Iowa Communications Network.

The Iowa Communications Network, a state-owned limited use network with more than 3,000 miles of fiber optic cable extending into all 99 Iowa counties, currently is not connected to the public telecommunications network and by state law may not provide telephone service to parties other than school districts, higher education institutions, state and federal agencies, the United States Post Office, hospitals and physicians’ clinics and public libraries. The assets now owned by the Iowa Communications Network could be used to provide voice, data and video communications, and the state of Iowa has previously considered modifying state law to permit the sale of the Iowa Communications Network to a private party. A sale of the Iowa Communications Network or its assets, or a change in the law permitting broader use of the Iowa Communications Network, could provide additional competition for us.

See “Business—Competition.”

We may continue to lose access lines due to economic conditions and competition.

Our business generates revenue by delivering voice and data services over access lines. We have experienced net access line loss due to challenging economic conditions and increased competition. Our access line count declined by 1.0% from March 2003 to March 2004. We may continue to experience net access line loss in our markets for an unforeseen period of time. Continued access line losses could adversely affect our revenues and earnings.

We may not be able to integrate future technologies, respond effectively to customer requirements or provide new services.

The communications industry is subject to rapid and significant changes in technology, frequent new service introductions and evolving industry standards. We cannot predict the effect of these technological changes on our business. New technologies and products may not be compatible with our existing technologies and systems. In addition, our existing technologies and systems may not be competitive with new superior technologies and products which may reduce service prices. These developments could require us to incur unbudgeted upgrades or the procurement of additional products that could be expensive. If we do not adequately replace or upgrade our technology and equipment that becomes obsolete, we may not be able to compete effectively. Technological changes in the communications industry may have a material adverse effect on our business or financial results. We may not be able to obtain timely access to new technology on satisfactory terms or incorporate new technology into our systems in a cost effective manner, or at all.

In addition to technological advances, other factors could require us to further expand or adapt our network, including an increasing number of customers, demand for greater data transmission capacity, failure of our technology and equipment to support operating results anticipated in our business plan and changes in our customers’ service requirements. Expanding or adapting our network could require substantial additional financial, operational and managerial resources, any of which may not be available to us.

Network disruptions could adversely affect our operating results.

To be successful, we will need to continue providing our customers with a high capacity, reliable and secure network. Some of the risks to our network and infrastructure include:

•	physical damage to access lines;

•	power loss from, among other things, adverse weather conditions;

•	capacity limitations;

•	software and hardware defects;

•	breaches of security, including sabotage, tampering, computer viruses and break-ins; and

•	other disruptions that are beyond our control.

Disruptions or system failures may cause interruptions in service or reduced capacity for customers. If service is not restored in a timely manner, agreements with our customers or service standards set by the Iowa Utilities Board may obligate us to provide credits or other remedies, and this would reduce our revenues or increase our costs. Service disruptions could also damage our reputation with customers, causing us to lose existing customers or have difficulty attracting new ones.

We may not be able to maintain the necessary rights-of-way for our network.

We are dependent on rights-of-way and other permits from railroads, utilities, state highway authorities, local governments and transit authorities to install conduit and related telecom equipment for any expansion of our network. We may need to renew current rights-of-way for our network and cannot assure you that we would be successful in renewing these agreements on acceptable terms. Some of our agreements may be short-term, revocable at will, or subject to termination upon customary default provisions, and we may not have access to existing rights-of-way after they have expired or terminated. If any of these agreements were terminated or could not be renewed, we may be required to remove our existing facilities from under the streets or abandon our networks. Similarly, we may not be able to obtain right-of-way agreements on favorable terms, or at all, in new service areas, and, if we are unable to do so, our ability to expand our network, if we decide to do so, could be impaired.

The successful operation and growth of our businesses are dependent on economic conditions and population stability in Iowa.

Virtually all of our customers and operations are located in Iowa. Due to our geographical concentration, the successful operation and growth of our businesses is dependent on economic conditions in Iowa. The Iowa economy, in turn, is dependent upon many factors, including the strength of the agricultural economy and continued growth in manufacturing and service industries.

The economies of rural communities, such as those that we serve, are affected by many of the same factors as the Iowa economy in general. In addition, rural communities face additional challenges to their economic stability and growth. The population of many rural communities in Iowa, particularly smaller towns, generally has been declining. Limited capital availability may hinder the growth of rural businesses. Any deterioration in general economic conditions in Iowa is likely to result in lower demand for our services, which would reduce our revenues.

Our competitive local exchange carrier strategy may adversely affect our profitability and EBITDA.

We intend to expand our operations in both telephone and Internet services through our competitive local exchange carrier subsidiary into areas adjacent to our incumbent local exchange carrier territory. As of March 31, 2004, we had approximately 7,000 competitive local exchange carrier access lines in fifteen communities, including DSL Internet service in three communities. We intend to expand into additional markets and to invest approximately $2 million in our competitive local exchange carrier operations in 2004, principally to fund operating losses during this expansion phase. Our competitive local exchange carrier business will incur losses during this expansion period and may also require additional funding for capital expenditures. Our competitive local exchange carrier business lost $0.3 million in 2003. Competitive local exchange carrier profitability is contingent on obtaining customers from an incumbent provider in a cost-effective manner. Either an incumbent provider or another competitive local exchange carrier may diminish our profitability by expanding its marketing efforts or offering additional products.

We face risks associated with our strategy of growth through acquisitions.

Any future acquisitions will depend on our ability to identify suitable acquisition candidates, negotiate acceptable terms for their acquisition and finance those acquisitions before our competitors. In addition, future acquisitions by us could result in the incurrence of indebtedness or contingent liabilities, which could have a material adverse effect on our business and our ability to achieve sufficient cash flow, provide adequate working capital and service our indebtedness. Any future acquisitions could also expose us to increased risks, including:

•	the difficulty of integrating the acquired personnel, network, operations and other support systems;

•	the potential disruption of our ongoing business and diversion of resources and management time;

•	the inability to generate revenues from acquired businesses sufficient to offset acquisition costs;

•	the inability of management to maintain uniform standards, controls, procedures and policies;

•	the risks of entering markets in which we have little or no direct prior experience;

•	the difficulty in enhancing our customer support resources to adequately service our existing customers and acquired customers; and

•	the impairment of relationships with suppliers, employees, or unions as a result of changes in management of the acquired company.

Any future acquisitions of access lines will likely be subject to approvals from the FCC and the Iowa Utilities Board or other applicable state regulatory commissions. We may not be able to obtain such approvals, in which case the acquisition could be delayed or not consummated.

We may not be successful in efficiently managing the growth of our business.

Our business plan will, if successfully implemented, result in growth of our operations, which may place a significant strain on our management, financial and other resources. To achieve and sustain growth we must, among other things, monitor operations, control costs, maintain regulatory compliance, maintain effective quality controls and maintain adequate internal management, technical, provisioning, information, billing, customer service and accounting systems. We may not be able to successfully integrate and use the employee, management, operational and financial resources necessary to manage a developing and expanding business in an evolving, regulated and increasingly competitive industry.

Our new capital structure and dividend policy and our reliance on other financing sources could limit our ability to expand our business.

Following this offering, a substantial portion of our cash earnings will be required to service our debt and maintain our existing client base. In addition, we currently intend to distribute a significant portion of any remaining cash earnings to our stockholders in the form of dividends. Our ability to expand our business will depend upon our future cash flow from operations after dividends and maintenance capital expenditures. Because more cash will be distributed to our holders of IDSs (or Class A common stock and notes represented thereby) and our holders of separately issued notes under our new capital structure, we will be more dependent upon our ability to borrow funds under our new credit facility and to obtain other third-party financing, including through the sale of additional IDSs or other securities, to fund our growth. Such financing may not be available to us on favorable terms or at all.

Our relationships with other telecommunications companies are material to our operations and their financial difficulties may affect our business.

We originate and terminate calls for long distance carriers and other interexchange carriers over our network and for that service we receive payments for access charges. Some of the carriers that pay us these access charges are our largest customers in terms of revenues. Several such carriers have recently declared bankruptcy or are experiencing substantial financial difficulties. During the past two or three years, two major long distance carriers with which we conduct business, MCI WorldCom and Global Crossing, declared bankruptcy. Our inability to collect access charges from these bankrupt or financially distressed carriers has had a negative effect on our financial results and cash flows, as would any subsequent bankruptcies or disruptions in the businesses of these or other interexchange carriers. Our ability to collect past due amounts of access billings from carriers is hampered by federal and state regulations governing these business relationships.

We use many vendors and suppliers that derive significant amounts of business from customers in the telecommunications business. Associated with the difficulties facing many service providers, some of these vendors and suppliers recently have experienced substantial financial difficulties, in some cases leading to bankruptcies and liquidations. Any disruptions experienced by these vendors and suppliers as a result of their own financial difficulties may affect their ability to deliver to us products or services, and delays in such deliveries could have an adverse affect on our business.

We face risks associated with our reliance on our information and billing systems.

We currently rely on a combination of internal systems and licenses with third party vendors for our information and billing systems. These systems are vital to our growth and ability to monitor and control costs, bill customers, process orders, and provide customer service. If our information and billing systems fail or do not perform as expected, our ability to collect revenues, provide adequate customer service and accurately track our expenses and revenues would be impaired, with potentially materially adverse effects on our business and operations. In particular, we are currently in the process of switching to a new customer billing system purchased from a third party vendor. If we experience significant difficulties in the installation, use or reliability of this new system, or if it does not perform as expected, we would be at risk of suffering the adverse effects just mentioned. In addition, if our third party vendors cancel or do not renew our license agreements, we could face disruption in our operations, as well as unforeseen expense for obtaining suitable replacement services from other vendors.

We depend on key members of our senior management team.

Our success depends largely on the skills, experience and performance of key members of our senior management team, including Alan L. Wells, our President and CEO. Mr. Wells has an employment agreement with us through December 31, 2004, which we expect will be amended prior to this offering. Competition for senior management in our industry is intense and we may have difficulty retaining our current managers or attracting new managers in the event of termination or resignation.

Your interests may conflict with those of our current shareholders with whom we conduct significant business.

Our largest shareholder, Iowa Network Services, Inc., currently holds 57% of our outstanding Class A common stock, and we expect that following this offering Iowa Network Services, Inc. will hold     % of our outstanding Class A common stock and     % of our voting power, assuming all our outstanding Class B common stock is converted into IDSs. Iowa Network Services, Inc. is in the telecommunications business and provides long distance, wireless, dial-up and DSL Internet access and other services throughout Iowa which compete with certain aspects of our business. We anticipate that Iowa Network Services, Inc. will continue to compete with us in the future and such competition may intensify following this offering and the related reduction in Iowa Network Services, Inc.’s equity interest in us. See “Related Party Transactions—Telecommunications Service Arrangements with Iowa Network Services, Inc.”

Iowa Network Services, Inc. is owned by 127 independent incumbent local exchange carriers, which each own between 0.32% and 3.17% of Iowa Network Services, Inc. These incumbent local exchange carriers provide telecommunications services in exchanges adjacent to or nearby our exchanges, sometimes in competition with services we provide. Competition with these incumbent local exchange carriers could intensify following this offering and the related reduction in Iowa Network Services, Inc.’s equity interest in us.

Risks Related to Our Regulatory Environment

Our business is subject to extensive regulation that could change in a manner adverse to us.

We operate in a heavily regulated industry, and most of our revenues come from providing services regulated by the Federal Communications Commission, or FCC, and the Iowa Utilities Board. Federal and state communications laws may be amended in the future, and other laws may affect our business. The FCC and the Iowa Utilities Board may add new rules, amend their rules or change the interpretation of their rules at any time. Laws and regulations applicable to us and our competitors may be, and have been, challenged in the courts, and could be changed at any time. We cannot predict future developments or changes to the regulatory environment, or the impact such developments or changes would have on us. See “Regulation.”

Regulatory decisions relating to unbundling and pricing of network services may have an adverse effect on us.

The FCC requires incumbent local exchange carriers to unbundle elements of their networks and provide these unbundled network elements to competitive local exchange carriers based on a forward-looking cost methodology. Our competitive local exchange carrier obtains unbundled network elements to compete with Qwest in markets where Qwest is the incumbent provider. In February 2003, the FCC revised its rules to eliminate some unbundling requirements for new broadband and packet-switching facilities and to require state commissions, such as the Iowa Utilities Board, to initiate proceedings to determine whether to discontinue specific unbundling obligations of incumbent local exchange carriers, like Iowa Telecom, and any incumbent local exchange carrier that provides unbundled network elements to our competitive local exchange carrier subsidiary. The revised rules have been, in part, vacated and remanded in a judicial decision that is, itself, subject to appellate review. If the FCC’s rules requiring incumbent local exchange carriers to unbundle elements of their networks are eliminated, our competitive local exchange carrier could be impaired because it might have to build or acquire facilities at higher cost than it does today. We cannot predict the impact of the FCC’s rules, whether or not the decision of the court of appeals will be sustained and the response of the FCC and Iowa Utilities Board to that decision. Further, the FCC is also considering revisions to its rules that govern the rates incumbent local exchange carriers must charge for providing unbundled network elements to competitive local exchange carriers, which could result in a reduction of the earnings of our incumbent local exchange carrier or competitive local exchange carrier operations depending on whether the revisions will increase or decrease unbundled network elements prices. We cannot predict what network elements incumbent local exchange carriers will be required to provide or what rates incumbent local exchange carriers will be required to charge in the future.

Judicial review and FCC decisions pursuant to the federal Telecommunications Act of 1996 may adversely affect our business.

The Telecommunications Act of 1996, or the Telecom Act, provides for significant changes and increased competition in the telecommunications industry. This federal statute and its related regulations remain subject to judicial review and additional rulemakings of the FCC, thus making it difficult to predict what effect the legislation will have on us, our operations and our competitors. For example, the FCC recently required number portability from landline to wireless carriers and is considering changes to intercarrier compensation applicable to wireless providers and other local exchange carriers that could adversely affect the access revenues of our incumbent local exchange carrier and competitive local exchange carrier operations, and the manner in which we will be compensated for terminating calls originating on other carriers’ networks and compensate other carriers for handling calls that originate on our network. The FCC is also examining its universal service policies, including policies with respect to both contribution and disbursement, that could have an effect on the amount and timing of our receipt of universal service funds for switching support. Further, many FCC telecommunications decisions are subject to substantial delay and judicial review. These delays and related litigation create uncertainty over federal policies and rules, and may affect our business plans, investments and operations.

New regulations and changes in existing regulations may force us to incur significant expenses.

Our business may be adversely affected by laws and regulations that impose new or greater obligations related to assisting in law enforcement, bolstering homeland security, reducing environmental impacts, or other aspects of our business. For example, existing provisions of the Communications Assistance for Law Enforcement Act and FCC regulations implementing the Communications Assistance for Law Enforcement Act require telecommunications carriers to ensure that their equipment, facilities, and services are able to facilitate authorized electronic surveillance. We cannot predict whether and when the FCC might modify its Communications Assistance for Law Enforcement Act rules or any other rules or what compliance with new rules might cost. Similarly, we cannot predict whether or when federal or state legislators or regulators might impose new security, environmental or other obligations on our business.

Changes to laws and regulations to which we are subject, and the introduction of new technologies, including voice over Internet protocol, may result in loss or reduction of revenues from network access charges.

Access charges, which are intended to compensate us for providing other carriers with originating, terminating or transport services for their calls on our local network, accounted for approximately 44% of our revenues in 2003. Access charges are collected as fees charged to providers of long distance services, fees charged to business and residential customers, and fees charged to wireless providers and other local exchange carriers for originating and terminating their interexchange calls.

Large long distance providers have advocated in the past, and may continue to advocate in the future, that access charges they are required to pay should be reduced and the revenues replaced, perhaps only in part, by raising the fees charged to business and residential customers or by receipts from a universal service fund. Access charge reform is a key element of the universal service issues under review by state and federal regulators. We cannot predict whether or when action may be taken on any of these issues, or what effect any action may have on revenues and costs of our incumbent local exchange carrier and competitive local exchange carrier operations.

The emerging technology known as voice over Internet protocol can be used to carry user-to-user voice communications over dial-up or broadband service. The FCC has ruled that some voice over Internet protocol arrangements are not regulated as telecommunications services, but that a conventional telephone service that uses Internet protocol in its backbone is a telecommunications service. The FCC has initiated a proceeding to review the regulatory status of voice over Internet protocol services and the possible application of various regulatory requirements, including the payment of access charges, to voice over Internet protocol providers. Providers of voice over Internet protocol based services that are classified as enhanced services are not required to pay access charges at the present time. Expanded use of voice over Internet protocol technology could reduce the access revenues received by local exchange carriers like us. We cannot predict whether or when voice over Internet protocol providers may be required to pay or be entitled to receive access charges, or the extent to which users will substitute voice over Internet protocol calls for traditional wireline communications.

As the incumbent local exchange carrier in our service areas, we are subject to regulation that is not applicable to our competitors.

Federal and state rules impose obligations and limitations on us, as an incumbent local exchange carrier, that are not imposed on some of our competitors. Federal obligations require us to, among other things, share facilities, allow unbundled access to our network and resale of our services purchased at wholesale rates, file tariffs for access charges, maintain certain types of accounts, and file certain types of reports. Similarly, Iowa law, among other things, imposes accounting and reporting requirements and service obligations on us that do not exist for our competitors. In addition, in Iowa we operate under a statutory price regulation plan that, with regard to our basic local exchange services and certain regulated non-basic services, imposes obligations and restrictions on us that are not generally imposed on our competitors. As our business becomes increasingly competitive, the regulatory differences could impede our incumbent local exchange carrier business’s ability to compete in the marketplace, which could have a material adverse effect on our business. See “Regulation.”

Cautionary Note Regarding Forward-Looking Statements

All statements in this prospectus other than statements of historical fact are “forward-looking statements.” Some of the statements under the captions “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this prospectus may include forward-looking statements which reflect our current views with respect to future events and financial performance. Statements which include the words “may,” “estimate,” “continue,” “expect,” “intend,” “plan,” “believe,” “project,” “anticipate” and similar statements of a forward-looking nature identify forward-looking statements. The safe harbor provided by the Private Litigation Reform Act of 1995 does not apply to statements made in connection with this offering.

Although we believe that the expectations reflected in our forward-looking statements are reasonable, all forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in these statements. We believe that these factors include the following:

•	technological developments and changes in the telecommunications industry;

•	increased price and service competition;

•	changes in federal and state legislation and the rules and regulations enacted pursuant to that legislation;

•	regulatory limitations on our ability to change our pricing for communications services;

•	the risk that the notes will not be treated as debt for U.S. federal income tax purposes;

•	possible changes in the demand for our products and services; and

•	the matters described under “Risk Factors.”

In addition to these factors, actual future performance, outcomes and results may differ materially from those indicated in our forward-looking statements because of other, more general factors, including (without limitation):

•	changes in general industry and market conditions and growth rates;

•	changes in interest rates or other general national, regional or local economic conditions;

•	governmental and public policy changes;

•	changes in accounting policies or practices adopted voluntarily or as required by GAAP; and

•	the continued availability of financing in the amounts, or the terms, and subject to the conditions necessary to support our future business.

All forward-looking statements appearing in this prospectus speak only as of the date of this prospectus. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

Use of Proceeds

We estimate that we will receive net proceeds from this offering of approximately $             million after deducting underwriting discounts and commissions, assuming an initial offering price of $             per IDS, which represents the midpoint of the range set forth on the cover of this prospectus (comprised of $         allocated per share of Class A common stock and $         allocated per note) and an initial public offering price of     % of the stated principal amount per note sold separately (not represented by an IDS). We will use our net proceeds as follows:

•	$ million to repay $ of the outstanding term debt under our existing credit facility;

•	$66 million to prepay in full our indebtedness under the 2007 term notes;

•	$ million to pay fees and expenses; and

•	$ million to pay stock-based compensation expense, which is the amount of cash associated with management’s exercise of their outstanding options.

We will not receive any proceeds from the sale by our existing equity investors of          shares of Class A common stock to be represented by IDSs and from the sale of IDSs upon an exercise by the underwriters of their over-allotment option.

The term debt under our existing credit facility consists of a Tranche A term loan and a Tranche B term loan. The Tranche A term loan balance of $145.8 million bears interest at the annual rate of LIBOR plus 3% (4.22% at December 31, 2003). The Tranche A term loan is scheduled to mature on March 31, 2007. The annual interest rate on $475.0 million of borrowings under our Tranche B term loan is 8.85% through August 2005 and variable thereafter, and the annual interest rate on the remaining $25.0 million of borrowings under our Tranche B term loan is variable (5.3% at December 31, 2003). The Tranche B term loan is scheduled to mature on March 31, 2015. We have no borrowings under our existing revolving credit facility, which is scheduled to expire in June 2005.

The 2007 term notes bear interest at a floating rate per annum, reset quarterly, equal to LIBOR plus 925 basis points (with LIBOR deemed never less than 1.5%), and are scheduled to mature on March 26, 2007. The 2007 term notes currently bear interest at 10.75%. We used the $66 million of proceeds from the sale of the 2007 term notes, together with cash on hand, to redeem all of our old preferred stock on March 26, 2004.

We expect that promptly following this offering, the members of management who hold options will exercise their options for cash, IDSs, Class B common stock or a combination thereof. As a result of these exercises, we expect members of our management to receive in the aggregate $            ,              IDSs and          shares of Class B common stock, which immediately after the offering will represent         % of the voting power of our capital stock (or         % assuming the conversion of our Class B common stock into IDSs). See “Prospectus Summary—Management Equity Ownership.”

We expect that our existing equity investors will receive approximately $         million of net proceeds from their sale of Class A common stock to the underwriters. In addition, our existing equity investors have granted the underwriters an option to purchase from them up to          IDSs, at the public offering price, to cover over-allotments. If the underwriters exercise the over-allotment option in full, our existing equity investors will receive additional net proceeds of approximately $          million.

Dividend Policy and Restrictions

We intend to pay quarterly dividends on the shares of our common stock, but only if and to the extent such dividends are declared by our board of directors and are permitted by applicable law and the terms of our then existing indebtedness. Subject to the foregoing, we intend to pay dividends at an initial level of $         per share on our Class A common stock and $         per share on our Class B common stock for the first year. The initial dividend rate on the Class B common stock is intended to produce an overall yield on the Class B common stock equal to the anticipated initial yield on the IDSs for which the Class B common stock may be exchanged. Our board of directors may, in its sole discretion, modify these levels or eliminate dividends in their entirety, although our articles of incorporation require that, until the second anniversary of the closing, dividends on the Class B common stock must be          times the amount, if any, of dividends on the Class A common stock, and that thereafter dividends on the Class A common stock and the Class B common stock must be the same. If declared, we intend to pay dividends on or about the 15th of March, June, September and December of each year, to holders of record on the 5th day of each such month, or the immediately preceding business day.

If we have any remaining cash after the payment of dividends as contemplated above, our board of directors will, in its sole discretion, decide to use that cash for those purposes it decides necessary, including, but not limited to, funding capital expenditures or acquisitions, repaying indebtedness, paying additional dividends or for general corporate purposes. In the event that in any quarter, distributable cash is insufficient to pay the dividends on both the Class A common stock and the Class B common stock, the dividends on each class would be reduced by the same percentage until the aggregate dividends paid in the quarter equaled the cash available for distribution.

The indenture governing our notes restricts our ability to declare and pay dividends on our Class A common stock as follows:

•	the aggregate amount of dividends, together with the aggregate amount of all other restricted payments made by us after the date of this beginning of the offering may not exceed 100% of our Excess Cash for the period (taken as one accounting period) from the beginning of the first fiscal quarter after the closing of this offering to the end of our most recently ended fiscal quarter for which internal financial statements are available at the time such dividend is declared and paid. Excess Cash is defined in the indenture as Adjusted EBITDA minus cash interest expense, cash taxes, capital expenditures and certain other prepayment of our indebtedness. See “Description of Senior Subordinated Notes—Certain Covenants—Limitations on Restricted Payments”;

•	we may not pay dividends if and for so long as our interest coverage ratio is below the level specified in the indenture;

•	we may not pay any dividends while interest on the notes is being deferred or, after the end of any interest deferral period, so long as any deferred interest has not been paid in full; and

•	we may not pay any dividends if a default or event of default under the indenture governing the notes has occurred and is continuing or will occur as a result of such payment.

See “Description of Senior Subordinated Notes” for a complete description of this dividend restriction.

Our new credit facility also will restrict our ability to declare and pay dividends. Our board of directors may, at its discretion, amend or repeal this dividend policy. Our board of directors may decrease the level of dividends provided for the Class A common stock and Class B common stock in this dividend policy or discontinue entirely the payment of dividends.

Our ability to pay future dividends with respect to shares of our Class A common stock, if any, will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions, provisions of applicable law and other factors that our board of directors may deem relevant. Under Iowa law, our board of directors may declare dividends only to the extent of our “surplus” (which is defined as total assets at fair market value minus total liabilities, minus statutory capital), or if there is no surplus, out of our net profits for the then current and/or immediately preceding fiscal years.

We have not paid dividends in the past.

Capitalization

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2004:

•	on an actual basis; and

•	on a pro forma basis to give effect to the Transactions.

	As of March 31
	(unaudited)
	2004	2004
	Actual	Pro Forma as adjusted
	(in thousands)

Cash and cash equivalents	$5,107	$

DEBT:
Revolving credit facility	$—		$—
Long term senior debt, including current portion	637,500
2007 term notes	66,000
% Senior subordinated notes due 2019	—

Total debt	703,500

Class B common stock, no par value, convertible to senior subordinated debt(1)	—		—

STOCKHOLDERS’ EQUITY:
Class A common stock, no par value	180,000

Class B common stock, no par value(1)	—		—
Retained earnings	(40,035)		—

Total stockholders’ equity	139,965

Total capitalization	$843,465	$

(1)	Subject to specified conditions, holders of our Class B common stock will have the right to exchange the shares of Class B common stock for IDSs during specified periods beginning on the second anniversary of the closing of this offering, at an exchange rate of IDSs per share of Class B common stock, provided that at the time of exchange no event of default under the indenture has occurred and is continuing and there is no deferred and unpaid interest on the notes. Accordingly, a portion of the Class B common stock exchangeable for notes has been classified as mezzanine equity. See “Description of Capital Stock—Class B Common Stock.”

Dilution

Dilution is the amount by which the portion of the offering price paid by the purchasers of the IDSs in the offering that is allocated to our shares of Class A common stock represented by the IDSs exceeds the net tangible book value or deficiency per share of our Class A common stock after the offering. Net tangible book value or deficiency per share of our Class A common stock is determined at any date by subtracting our total liabilities from our total assets less our intangible assets and dividing the difference by the number of shares of Class A common stock deemed to be outstanding at that date.

For purposes of calculating dilution below, we have assumed that as of March 31, 2004 all shares of Class B common stock had been converted into IDSs.

Our net tangible book deficiency as of March 31, 2004 was approximately $              million, or $              per share of Class A common stock. After giving effect to this offering, based on an assumed initial public offering price of $              per IDS (the midpoint of the range set forth on the cover page of this prospectus), and the transactions described under “Use of Proceeds” our pro forma as adjusted net tangible book deficiency as of March 31, 2004 would have been approximately $              million, or $              per share of Class A common stock. This represents an immediate increase in net tangible book value of $              per share of our Class A common stock to our existing equity investors and an immediate dilution of $              per share of our Class A common stock to new investors purchasing Class A common stock represented by IDSs in this offering. As a result of this deficiency, the face amount of notes will exceed the net book value of available assets by $              per $              face amount of notes.

The following table illustrates this substantial and immediate dilution to new investors:

	Per Share of Class A Common Stock Assuming No Exchange of Class B Common Stock into IDSs	Per Share of Class A Common Stock Assuming Full Exchange of Class B Common Stock into IDSs

Portion of the initial public offering price of $ per IDS allocated to one share of Class A common stock	$	$
Net tangible book value (deficiency) per share as of March 31, 2004
Increase per share attributable to cash payments made by investors in this offering
Pro forma as adjusted net tangible book value (deficiency) giving effect to this offering	$	$

Dilution in net tangible book value per share to new investors	$	$

The following table sets forth on a pro forma basis as of March 31, 2004, assuming no exchange of Class B common stock into IDSs:

•	the total number of shares of our Class A common stock owned by our existing equity investors and to be owned by new investors purchasing IDSs in this offering;

•	the total consideration paid by our existing equity investors and to be paid by the new investors purchasing IDSs in this offering; and

•	the average price per share of Class A common stock paid by our existing equity investors and to be paid by new investors purchasing IDSs in this offering:

	Shares of Class A Common Stock Purchased		Total Consideration		Average Price Per Share of Class A Common Stock
	Number	Percent	Amount	Percent

Existing equity investors		%	$	%	$
New investors

Total		100%		$100.0%	$

Selected Historical Consolidated Financial Data

The following table and notes set forth selected consolidated financial information for the years ended December 31, 2000, 2001, 2002 and 2003 and the three months ended March 31, 2003 and 2004 for Iowa Telecom, and for the year ended December 31, 1999 and the six months ended June 30, 2000 for its predecessor (GTE Midwest Incorporated—Iowa Operations). The selected consolidated financial data presented below for 2001, 2002 and 2003 and the three months ended March 31, 2003 and 2004 are derived from our consolidated financial statements included elsewhere in this prospectus. In the opinion of management, the unaudited financial statements as of March 31, 2004 and for the three months ended March 31, 2004 and 2003 include all adjustments (consisting of only normal and recurring accruals) necessary for a fair presentation of the financial position, results of operations and cash flows for these periods.

The information in the following table should be read together with “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements for 2001, 2002 and 2003 and the three months ended March 31, 2003 and 2004 and the related notes included in this prospectus. The figures in the table below reflect rounding adjustments.

	Predecessor Company(a)		Iowa Telecommunications Services, Inc. and Subsidiaries(b)
	Year Ended December 31, 1999	Six Months Ended June 30, 2000	Year Ended December 31,				Three Months Ended March 31,
			2000(c)	2001	2002(d)	2003	2003	2004
	(in thousands, except per share data and ratios)

Statement of Operations Data:
Total revenues and sales	$198,938	$98,182	$98,488	$203,972	$203,319	$205,509	$50,298	$53,432
Operating costs and expenses:
Cost of services and selling general and administrative expenses	85,710	38,367	53,937	91,851	85,500	83,775	21,531	22,042
Depreciation and amortization	44,928	22,927	30,139	61,291	43,919	45,849	11,350	11,800

Total operating costs and expenses	130,638	61,294	84,076	153,142	129,419	129,624	32,881	33,842

Operating income	68,300	36,888	14,412	50,830	73,900	75,885	17,417	19,590

Other Income (expense):
Interest and dividend income	—	—	2,981	3,883	2,724	4,034	860	918
Interest expense	(6,829)	(3,774)	(34,750)	(61,437)	(53,982)	(51,838)	(13,097)	(12,843)

Total other expense, net	(6,829)	(3,774)	(31,769)	(57,554)	(51,258)	(47,804)	(12,237)	(11,925)

Income (loss) before income taxes	61,471	33,114	(17,357)	(6,724)	22,642	28,081	5,180	7,665
Income tax expense	25,283	13,618	—	—	—	—	—	—

Income (loss) before cumulative effect of a change in accounting principle	36,188	19,496	(17,357)	(6,724)	22,642	28,081	5,180	7,665
Cumulative effect of a change in accounting principle	—	—	—	—	(98,369)	—	—	—

Net income (loss)	36,188	19,496	(17,357)	(6,724)	(75,727)	28,081	5,180	7,665
Gain on redemption of redeemable preferred stock							—	57,681
Preferred dividend	—	—	(4,375)	(8,750)	(8,750)	(8,750)	(2,188)	(2,056)

Earnings (loss) available for common shareholders	$36,188	$19,496	$(21,732)	$(15,474)	$(84,477)	$19,331	$2,992	$63,290

Per Share Data:
Income (loss) before cumulative effect of a change in accounting principle:
Basic			$(144.78)	$(61.69)	$55.38	$77.06	$11.93	$252.30
Diluted			$(144.78)	$(61.69)	$55.38	$70.89	$11.93	$169.06

Net income (loss) per share:
Basic			$(144.78)	$(61.69)	$(336.76)	$77.06	$11.93	$252.30
Diluted			$(144.78)	$(61.69)	$(336.76)	$70.89	$11.93	$169.06

	Predecessor Company(a)		Iowa Telecommunications Services, Inc. and Subsidiaries(b)
	Year Ended December 31, 1999	Six Months Ended June 30, 2000	Year Ended December 31,								Three Months Ended March 31,
			2000(c)		2001		2002(d)		2003		2003		2004
	(in thousands, except per share data and ratios)

Pro Forma per Share Data(e):
Pro forma income (loss) before cumulative effect of a change in accounting principle:
Basic			$		$		$		$		$		$
Diluted			$		$		$		$		$		$
Pro forma net income (loss) per share:
Basic			$		$		$		$		$		$
Diluted			$		$		$		$		$		$

Balance Sheet Data (at end of period):
Cash and cash equivalents	$—	$—		$1,371		$1,089		$13,499		$36,849		$22,452		$5,107
Property plant and equipment, net	210,959	217,715		387,090		385,533		361,813		341,515		354,784		337,930
Total assets	265,783	264,466		1,075,892		1,045,557		927,657		931,738		925,822		894,865
Senior debt	—	—		720,000		703,500		677,375		645,750		670,500		637,500
2007 term notes														66,000
Total debt	—	—		720,000		703,500		677,375		645,750		670,500		703,500
Redeemable convertible preferred stock	—	—		125,000		125,000		125,000		125,000		125,000		—
Parent funding	194,782	185,215		—		—		—		—		—		—
Stockholders’ equity	—	—		157,295		141,821		57,344		76,675		60,336		139,965

Cash Flow Data:
Net cash provided by operating activities	$86,167	$41,509		$18,713		$41,610		$69,957		$79,780		$19,773		$20,731
Net cash used by investing activities	(31,314)	(30,443)		(1,038,056)		(37,469)		(15,922)		(24,805)		(3,945)		(8,249)
Net cash provided by (used in) financing activities	(54,853)	(11,065)		1,018,510		(4,423)		(41,625)		(31,625)		(6,875)		(44,224)

Other Financial Data:
EBITDA(f)	$113,228	$59,815		$47,532		$116,004		$22,174		$125,768		$29,627		$32,308
Interest expense	6,829	3,774		34,750		61,437		53,982		51,838		13,097		12,843
Capital expenditures	31,314	30,443		49,713		37,469		19,408		23,761		3,889		6,552
Ratio of earnings to fixed charges(g)	10.00	9.77		—		—		1.42		1.54		1.40		1.60

(a)	Predecessor financial statements are the “carve-out” financial statements of the Iowa Operations of GTE which represented approximately 25% of the total assets and 35% of the access lines of GTE Midwest Incorporated. On July 1, 2000, we acquired substantially all of the operating assets of GTE Midwest Incorporated’s Iowa operations. The transaction was accounted for using the purchase method of accounting and, as such, our results of operations for periods prior to July 1, 2000, do not include the results of the predecessor company.
(b)

Our financial results for the period from July 1, 1999 (inception) to December 31, 1999, reflect the fact that we did not conduct any business from our inception in May 1999 through June 30, 2000, the date of the GTE Midwest Incorporated acquisition. Our efforts were primarily devoted to financial planning, raising capital, closing on the acquisition of the GTE Midwest Incorporated-Iowa Operations, securing regulatory approvals, recruiting personnel and establishing operational and administrative functions and development of information technology systems. Our Net Loss for this period of $973,000 included Operating Expense of $887,000, Interest Income of $55,000 and Interest Expense of $141,000. We had no revenue during the period. Total Assets as of December 31, 1999 of $11.6 million included cash of $2.2 million and Property Plant and Equipment of $6.5 million. Capital Expenditures for the period were $6.3 million.
(c)	Our financial results for this period reflect the fact that we did not conduct any business from January 1, 2000 through June 30, 2000, the date of the GTE Midwest Incorporated acquisition.
(d)	Effective January 1, 2002, we adopted Statement of Financial Accounting Standards, or SFAS, No. 142, Accounting for Goodwill and Other Intangible Assets, which provides that goodwill and other intangible assets with indefinite lives shall not be amortized and shall be tested for impairment of value on an annual basis. In connection with the adoption of SFAS No. 142, we recorded an impairment of goodwill of $98.4 million, based on an independent appraisal, as a cumulative effect of change in accounting principle as of January 1, 2002.
(e)	Per share information was adjusted for a (rounded to the nearest share) for one split of the Class A common stock that was effective , 2004.
(f)	We define EBITDA as net income before income taxes, interest expense, depreciation and amortization. Our calculation of EBITDA may not be comparable to EBITDA calculated by other companies. We believe EBITDA is useful to investors because EBITDA is commonly used in the telecommunications industry to analyze companies on the basis of operating performance and leverage. We believe EBITDA allows a standardized comparison between companies in the industry, while minimizing the differences from depreciation policies, financial leverage and tax strategies. EBITDA is not a measure of financial performance or liquidity under GAAP. Accordingly, EBITDA should not be considered in isolation or as a substitute for operating income or net income as determined in accordance with GAAP.

The following table sets forth a reconciliation of net income (loss) to EBITDA:

				Year Ended December 31,			Three Months Ended March 31,
	Year Ended December 31, 1999	Six Months Ended June 30, 2000	2000	2001	2002	2003	2003	2004
	(in thousands)

Net income (loss)	$36,188	$19,496	$(17,357)	$(6,724)	$(75,727)	$28,081	$5,180	$7,665
Income taxes	25,283	13,618	—	—	—	—	—	—
Interest expense	6,829	3,774	34,750	61,437	53,982	51,838	13,097	12,843
Depreciation and amortization	44,928	22,927	30,139	61,291	43,919	45,849	11,350	11,800

EBITDA	$113,228	$59,815	$47,532	$116,004	$22,174	$125,768	$29,627	$32,308

Covenants in the indenture governing our notes and in our new credit facility will contain ratios based on Adjusted EBITDA. Adjusted EBITDA is defined in the indenture and our new credit facility as the sum of consolidated net income, as defined therein; plus the following to the extent deducted from consolidated net income: provision for income taxes, interest expense, depreciation and amortization and certain other non-cash items, each as defined; minus (2) all non-cash items increasing consolidated net income for the period. If our Adjusted EBITDA were to decline below certain levels, covenants in the agreements governing our indebtedness that are based on Adjusted EBITDA, including our interest coverage ratio covenant, may be violated and could cause, among other things, a default or mandatory prepayment under our new credit facility, or result in our inability to pay dividends or a requirement that we defer interest payments on the notes. These covenants are summarized under “Description of Certain Indebtedness—Expected New Credit Facility” and “Description of Senior Subordinated Notes—Certain Covenants.” A reconciliation of EBITDA to Adjusted EBITDA is as follows:

				Year Ended December 31,			Three Months Ended March 31,
	Year Ended December 31, 1999	Six Months Ended June 30, 2000	2000	2001	2002	2003	2003	2004
							Actual	Actual
	(in thousands)

EBITDA	$113,228	$59,815	$47,532	$116,004	$22,174	$125,768	$29,627	$32,308

Cumulative effect of change in accounting principle	—	—	—	—	98,369	—	—	—
Loss (gain) on disposal of assets	—	—	—	—	(1,214)	—	—	—
Non-recurring fees and expenses related to securities offerings and investments	—	—	—	—	—	—	—	—
Unrealized loss (gains) on financial derivatives	—	—	—	—	—	—	—	—
Non-cash equity based compensation expense	—	—	—	—	—	—	—	—
Other non-cash losses (gains)	—	—	—	—	—	—	—	—

Adjusted EBITDA	$113,228	$59,815	$47,532	$116,004	$119,329	$125,768	$29,627	$32,308

(g)	The ratio of earnings to fixed charges is computed by dividing income before income taxes and fixed charges (other than capitalized interest) by fixed charges. Fixed charges consist of interest charges, amortization of deferred financing costs and that portion of rental expense we believe to be representative of interest. For fiscal 2000 and 2001, earnings were insufficient to cover fixed charges by $17.4 million and $6.7 million, respectively.

Management’s Discussion and Analysis of Financial Condition

and Results of Operations

The following discussion should be read in conjunction with “Selected Historical Financial Information” and our consolidated financial statements, including the related notes, appearing elsewhere in this prospectus. The following discussion includes forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those identified under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Overview

General

We are the largest provider of wireline local exchange telecommunications services to residential and business customers in rural Iowa, serving 440 communities across the state. With more than 267,000 access lines in service, we are the second largest incumbent local exchange carrier in Iowa and the fifteenth largest in the United States. We operate 294 telephone exchanges and are currently the sole telecommunications company providing wireline services in 88% of the communities we serve.

Our core businesses are local telephone service and the provision of network access to other telecommunications carriers for calls originated or terminated on our network. In addition to these basic activities, which generated 78% of our total revenues in 2003, we provide long distance service, dial-up and DSL Internet access and other communications services. In 2003, as part of our strategy of pursuing low-cost growth beyond our current service area, we began to compete for customers in adjacent markets in Iowa through our competitive local exchange carrier subsidiary, ITC.

Factors Affecting Our Operating Performance

We believe that a number of industry and company-specific factors have affected and will continue to affect our results of operations. These factors, some of which are also discussed under the headings “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and “Business,” include the following:

•	the effect on our revenues of flat or declining numbers of access lines and our strategic response to this trend, which includes efforts to introduce enhanced local and additional services like dial-up and DSL Internet access and long distance, and to cross-sell these services to our subscriber base;

•	the effect on our revenues of our rate and pricing structure, including recent and potential future changes in rate regulation at the state and federal levels;

•	our ability to control operating expenses which have declined in past years due to cost-control measures we have taken, such as employee reductions. We do not anticipate that this trend will continue and expect operating expense levels will generally remain stable, although our variable expenses, such as sales and marketing expense, will vary in line with changes in our levels of revenues; and

•	the development of our competitive local exchange carrier strategy.

Revenues

Revenue Sources

We derive our revenues from four sources:

•

Local telephone services.    We receive revenues from providing local exchange telephone services. These revenues include monthly subscription charges for basic service, as well as charges for extended area service (mandatory service to selected nearby communities at a flat monthly rate), expanded local calling plans (optional service to additional selected nearby communities at an additional flat monthly rate), local private line services and enhanced calling features, such as voice mail, caller ID and 3-way calling.

•	Network access services. We receive revenues from charges established to compensate us for the origination, transport and termination of calls of long distance and other interexchange carriers. These include subscriber line charges, imposed on end users, and switched and special access charges paid by carriers. In addition, we receive federal funds, representing less than 2% of our total revenue in 2003, as universal service support as a result of the switched access support provisions of the FCC’s CALLS Order. Switched access charges for long distance services within Iowa are based on rates approved by the Iowa Utilities Board. Switched and special access charges for interstate and international services are based on rates approved by the FCC. See “Regulation—Federal Regulation—Universal Service.”

•	Toll services. We receive revenues for providing toll, or long distance, services to our customers. This revenue category also includes fees relating to our provision of directory assistance, operator assistance and long distance private lines.

•	Other services and sales. We receive revenues from monthly recurring charges for dial-up and DSL Internet access. Other services and sales also includes revenues from directory publishing, inside line care and the sale and maintenance of customer premise equipment.

The following table summarizes our revenues and sales from these sources:

	Revenues and Sales for					% of Total Revenues and Sales for
	Year Ended December 31,			Three Months Ended March 31,		Year Ended December 31,			Three Months Ended March 31,
	2001	2002	2003	2003	2004	2001	2002	2003	2003	2004
	(in thousands)

Local services	$73,170	$71,427	$70,231	$17,701	$17,762	36%	35%	34%	35%	34%
Network access services	97,762	91,854	91,031	22,103	23,665	48	45	44	44	44%
Toll services	17,491	20,525	21,695	5,205	5,575	8	10	11	10	10%
Other services and sales	15,549	19,513	22,552	5,289	6,430	8	10	11	11	12%

Total	$203,972	$203,319	$205,509	$50,298	$53,432	100%	100%	100%	100%	100%

Access Line Trends

The number of access lines served is a fundamental factor in a telecommunications provider’s revenues. Reflecting a general trend in the rural local exchange carrier industry, the number of access lines we serve has been gradually decreasing. We expect that either this trend will continue or future numbers of access lines that we serve will remain relatively flat. As substantially all of our revenues result from our relationships with customers who purchase our access lines, the access line trend has a direct impact on our revenues. Our response to this trend will have an important impact on our future revenues. Our primary strategy, as described in “Business—Our Strategy,” consists of leveraging our strong incumbent market position to increase revenue per access line by selling additional services to our customer base. In addition, we expect to obtain some new access lines as we pursue limited expansion of our service area through our competitive local exchange carrier subsidiary and, potentially, through selected acquisitions of lines from other telecommunications companies. However, we believe that the number of access lines served is not the sole meaningful indicator of our operating prospects and that, given our relatively stable subscriber base and ability to offer additional services, average revenue per access line is also a significant metric for us.

The table below indicates the total number of access lines served by us, the number of customers subscribing to the indicated types of service, and average revenue per access line, as of the dates and for the periods shown:

	Access Lines and Subscriber Data
	As of and for the Year Ended December 31,				As of and for the Three Months Ended March 31,
	2001	2002		2003	2003	2004

Total access lines(1)	280,200	271,900	(2)	266,000	270,100	267,500
Long distance subscribers	64,500	93,900		110,400	103,700	116,000
Dial-up Internet subscribers	21,300	35,800		49,700	39,100	53,900
DSL subscribers	1,300	3,300		6,800	4,000	8,600
Average monthly revenue per access line(3)	$60	$61		$64	$62	$67

(1)	Includes lines subscribed by our incumbent local exchange carrier customers, lines subscribed by ITC’s competitive local exchange carrier customers and lines subscribed by our “wholesale” customers to competing competitive local exchange carriers. As of March 31, 2004, we had 256,000, 7,000 and 4,500, respectively, of these three categories of access lines. Wholesale access lines include: lines subscribed by our competitive local exchange carrier competitors pursuant to interconnection agreements on an unbundled network element basis, for which the competitive local exchange carrier pays us a monthly fee; lines that we provide to competitive local exchange carriers for resale to their subscribers, for which the competitive local exchange carrier pays us a monthly fee equal to what we would charge our customers for local service less an agreed discount; and shared lines, for which a competitive local exchange carrier pays us a monthly fee to provide DSL service to its customers.
(2)	Reflects our sale of approximately 800 access lines to another rural local exchange carrier in November 2002.
(3)	Average monthly revenue per access line is computed by dividing the total revenue for the period by the average of the access lines at the beginning and at the end of the period.

We will continue our strategy of increasing revenues by cross-selling to our existing customer base, in the form of both bundled service packages and individual additional services as they become available. Our numbers of long distance and dial-up Internet subscribers increased at compound annual growth rates of 31% and 53%, respectively, from December 31, 2001 to December 31, 2003. Our DSL subscriber numbers also have grown rapidly from a low base, and we expect continued development of this revenue line (although we also expect this to slow growth in dial-up Internet customers as some of them migrate to DSL). Thus, although our total access line count fell by 3.0% in 2002 and 2.2% in 2003, in those same years, average revenue per access line grew by 2.8% and 3.7%, respectively. Our access line count fell by 1.0% from March 2003 to March 2004 while average revenue per access line increased by 8.1%. Total revenue increased by 0.8% from 2001 to 2003 while our access line count decreased by 5.1% over that same period. The primary contributor to our ability to maintain our revenue stream during a time of decreasing access lines has been our success with selling additional services.

The following is a discussion of the major factors affecting our access line count:

Cyclical Economic and Industry Factors.    We believe that the general downturn in economic conditions since 2000 has had a negative effect on our line count. We expect that improved performance in the Iowa economy will stabilize this cyclical factor. In addition, incumbent local exchange carriers generally experienced an unusual increase in access line demand during the late 1990’s, for example, as households purchased additional lines for dial-up Internet access. In our view, this spike in access line demand was not sustainable over the long term, and current access line levels are more indicative of underlying demand.

Competition.    When we purchased GTE Midwest Incorporated’s assets in June 2000, competitive local exchange carriers had begun to offer service, or were in the process of network overbuilding, in approximately 31 of the 425 incumbent local exchange carrier communities we serve, and we have experienced a degree of line losses to these competitive local exchange carriers. We believe that these competitive local exchange carrier incursions and subsequent line losses were related to customer dissatisfaction with the previous provider’s service. Since 2001, we believe we have slowed significantly the loss of customers to competitive local exchange carriers by providing additional service offerings, focusing our marketing efforts and implementing competitive pricing.

In addition, we have experienced and expect to continue experiencing, some line losses due to competition from wireless providers. However, while we cannot precisely quantify the effect of this competition on us, we believe that our line losses to wireless providers have been immaterial to date. In addition, we are responding proactively to the threat of wireless competition by offering bundled service packages that include blocks of long distance minutes designed to meet the demand of our customers who wish to purchase both local and long distance services in a package.

In response to the inroads that competitors have made in our service territories, the Iowa Utilities Board has initiated a proceeding to deregulate local service in 20 of our competitive exchanges where competitors have gained significant market share. We believe that a finding of effective competition by the Iowa Utilities Board and the subsequent deregulation of local service in these exchanges will enhance our ability to compete and regain market share.

Exchange Sales.    In 2002 we sold approximately 800 access lines. We currently have agreed to two additional transactions, subject to Iowa Utilities Board and FCC approvals, in which we will sell approximately 800 lines and 2,200 lines, respectively. In each of these cases, the per line EBITDA multiple reflected in the sale price makes the disposal economically compelling. We expect that the two pending sales will result in $13.2 million of net cash, and as part of one transaction we have already obtained the buyer’s current dial-up and DSL Internet businesses because this transfer did not require regulatory approval.

Ancillary Effects of our Internet Service Businesses.    Finally, part of our decreasing line count has been an ancillary effect of our strategic focus on growing our DSL Internet business. As we build our Internet service provider, or ISP business, some of our smaller ISP competitors have cancelled their ISP connections to our network, connections that we had counted as access lines. Moreover, as we increase DSL penetration, customer demand for second lines for dial-up Internet access decreases accordingly, because DSL obviates this need. We believe that the revenue potential of our dial-up and DSL Internet businesses outweighs the effect of this type of line loss.

Our Rate and Pricing Structure

Basic business and residential telephone service, intra-state switched access, extended area service, 911 and E911 services, white pages directory listings and dual party relay service are all regulated as “basic communications services” by the Iowa Utilities Board. The Iowa statutory price regulation plan pursuant to which we operate provides a mechanism to adjust our rates for basic communications services to reflect inflation. Our basic communications services revenues were $90.0 million in 2003, $90.5 million in 2002 and $93.8 million in 2001. On April 2, 2004 we entered into a settlement agreement relating to an Iowa Utilities Board rate proceeding we had initiated in 2002. As a result of the settlement agreement, effective April 23, 2004, our monthly charges for basic local service in all of our exchanges are $16.60 for residential customers and $32.09 for business customers, compared to average monthly charges across all of our exchanges of $12.15 and $25.09, respectively, in 2003. We estimate the aggregate revenue increase resulting from the settlement agreement to be $10.2 million on an annualized basis. Pursuant to our settlement agreement relating to the Iowa Utilities Board rate proceeding, most of the incremental revenues we will receive as a result of these rate increases must be expended on capital improvements to our network. See “—Liquidity and Capital Resources—Cash Used in Investing Activities” and “Regulation—State Regulation—Incumbent Local Exchange Carrier.”

Local telecommunications services regulated by the Iowa Utilities Board not classified as basic communications services, such as caller ID, call waiting, call forwarding and other enhanced calling services, are regulated as “non-basic communications services.” We are allowed to increase our rates each year for some or all of the non-basic communications services we provide by amounts that will generate revenues from non-basic communications services that are 6% higher than the revenues from such services during the prior year. Our non-basic communications services revenues were $29.1 million in 2003, $28.7 million in 2002 and $30.2 million in 2001. In 2003, 75.3% of our total revenues were generated from services that were either unregulated or regulated in a manner that would allow us to increase our rates to match or exceed that year’s rate of inflation up to 6%.

Our rates for other services we provide, including local services like voice messaging, centrex station lines, private lines and directory assistance, long-distance services and data services like dial-up and DSL Internet access, are not price regulated. Our revenues from these services not subject to price regulation were $35.6 million in 2003, $31.5 million in 2002 and $26.1 million in 2001.

Operating Expenses

Categories of Operating Expense

Our operating expenses are categorized as cost of services and sales; selling, general and administrative expense; and depreciation and amortization.

Cost of services and sales.    This includes expense for salaries and wages relating to plant operation and maintenance; other plant operations, maintenance and administrative costs; network access costs; bad debt expense; operating tax expense; and cost of sales for our dial-up and DSL Internet access and CPE products and services.

Selling, general and administrative expense.    This includes expense for salaries, wages and benefits and contract service payments (e.g., legal fees) relating to customer and corporate operations; recruiting costs; expenses for travel, lodging and meals; internal communications costs; insurance premiums; supplies; and postage.

Depreciation and amortization.    This includes depreciation of our telecommunications network and equipment, and amortization of intangible assets. Prior to January 1, 2002, when we implemented SFAS No. 142, this expense category also included amortization of goodwill relating to the GTE Midwest Incorporated acquisition.

Our Ability to Control Operating Expenses

We strive to control expenses in order to maintain our operating margins. Operating expenses decreased significantly from 2001 to 2002, but remained stable from 2002 to 2003 and for the three months ended March 31, 2003 to the three months ended March 31, 2004, largely because in 2002 the adoption of a new accounting standard stopped the amortization of goodwill relating to the GTE Midwest Incorporated acquisition. We anticipate that operating expenses generally will remain stable in line with revenue growth. Because many of our operating expenses, such as those relating to sales and marketing, are variable, we believe we can calibrate expenses to growth in the business to a significant degree.

Development of our Competitive Local Exchange Carrier Strategy

Part of our business strategy is to use our competitive local exchange carrier subsidiary, ITC, to pursue customers in markets adjacent to our rural local exchange carrier markets. We plan to continue this strategy carefully by seeking growth opportunities on a low-cost, selective basis. ITC began operations in February 2002. As of May 1, 2004, ITC had 24 employees and served approximately 2,900 business and 5,500 residential access lines. In 2003, ITC had revenues of $1.4 million, representing less than 1% of our total; and a net loss of $367,000. ITC currently accounts for 2.6% of Iowa Telecom’s total access lines as of March 31, 2004, and continues to increase access lines. Our investment in ITC in 2003 was $0.9 million and we expect to invest approximately $2.0 million in 2004. We plan to maintain this limited investment approach as we develop our competitive local exchange carrier business in the future.

Results of Operations

The following table sets forth certain items reflected in our consolidated statements of operations for the periods indicated, expressed as a percentage of total revenues and sales:

	Year Ended December 31,			Three Months Ended March 31,
	2001	2002	2003	2003	2004

Total revenues and sales	100%	100%	100%	100%	100%
Cost of services and sales (excluding expenses listed separately below)	28	26	24	26	24
Selling, general and administrative	17	16	17	17	17
Depreciation and amortization	30	22	22	23	22

Operating income	25	36	37	34	37
Total other expense, net	28	25	23	24	23

Income (loss) before cumulative effect of a change in accounting principle	(3)	11	14	10	14
Cumulative effect of a change in accounting principle	—	48	—	—	—

Net income (loss)	(3)%	(37)%	14%	10%	14%

Three Months Ended March 31, 2004 Compared to Three Months Ended March 31, 2003

Revenues and Sales

The table below sets forth the components of our revenues and sales for the three months ended March 31, 2004 compared to the three months ended March 31, 2003:

	Three Months Ended March 31,		Change
	2003	2004	Amount	Percent
	(in thousands)
Revenue and Sales
Local services	$17,701	$17,762	$61	0.3%
Network access services	22,103	23,665	1,562	7.1%
Toll services	5,205	5,575	370	7.1%
Other services and sales	5,289	6,430	1,141	21.6%

Total revenues and sales	$50,298	$53,432	$3,134	6.2%

Local Services revenues increased $61,000, or 0.3%, for the three months ended March 31, 2004 compared to the three months ended March 31, 2003, primarily due to inflationary rate increases of $365,000. The rate increases were partially offset by a loss of 2,600 access lines, or 1.0% of our total access lines. In addition, revenues from optional extended area services decreased $211,000, or 11.9%. We believe optional extended area services revenues decreased due to increased cellular phone usage and lower long distance pricing. Optional extended area plans provide customers with a large block of minutes for calls within a defined area for a flat monthly fee or discounted rate. As long distance prices decline, extended area plans at tariffed rates generally become less attractive to customers. Enhanced local services revenue increased by $229,000 for the three months ended March 31, 2004 compared to the three months ended March 31, 2003, primarily due to the introduction of bundled product offerings late in 2003.

Network Access Services revenues increased $1.6 million, or 7.1%, for the three months ended March 31, 2004 compared to the three months ended March 31, 2003, due to a $440,000 increase in the rates the FCC allows us to charge for interstate switched access and the remainder was due to an increase in access minutes of use per line. The increases were partially offset by our 1.0% decrease in access lines and a $269,000 reduction of our receipts of universal service funds related to the CALLS Order.

Toll Services revenues increased by $370,000, or 7.1%, for the three months ended March 31, 2004 compared to the three months ended March 31, 2003. This increase was attributable to an increase in the number of long distance customers of approximately 12,300, or 11.9%, partially offset by a decrease in average revenue per minute resulting from a combination of market price pressure and our introduction of new service plans priced to attract additional customers.

Other Services and Sales revenues increased by $1.1 million, or 21.6%, for the three months ended March 31, 2004 compared to the three months ended March 31, 2003. The revenue increase was primarily due to growth in the number of our dial-up and DSL Internet customers. Dial-up Internet revenues increased $756,000, or 38.8%, due to customer growth of approximately 14,800, or 37.9%, as of March 31, 2004 compared to March 31, 2003. We expect growth in dial-up Internet customers to slow as more customers migrate to broadband products such as DSL. DSL revenues increased $520,000, or 89.5%, due to customer growth of approximately 4,600, or 115.0% partially offset by a 7.1% decrease in average recurring revenue per customer.

Operating Costs and Expenses

The table below sets forth the components of our operating costs and expenses for the three months ended March 31, 2004 compared to the three months ended March 31, 2003:

	Three Months Ended March 31,		Change
	2003	2004	Amount	Percent
	(in thousands)
Operating Costs And Expenses
Cost of services and sales (exclusive of items shown separately below)	$13,012	$12,849	$163	1.3%
Selling, general and administrative	8,519	9,193	(674)	(7.9)%
Depreciation and amortization	11,350	11,800	(450)	(4.0)%

Total operating costs and expenses	$32,881	$33,842	$(961)	(2.9)%

Cost of Services and Sales decreased $163,000, or 1.3%, for the three months ended March 31, 2004 compared to the three months ended March 31, 2003. Salaries, wages and benefits for plant operations and maintenance decreased by $548,000, or 11.0%, for the three months ended March 31, 2004 compared to the three months ended March 31, 2003.

Costs of services and sales for dial-up and DSL Internet products decreased $116,000, or 10.5% for the three months ended March 31, 2004 compared to the same period in 2003 despite significant customer increases for those services. The cost reductions were achieved despite the customer increases primarily because in June of 2003 we began to provide dial-up and DSL Internet service on a more cost-effective basis by providing the service through in-house operations, rather than reselling dial-up and DSL Internet service on a per subscriber basis under contract with Iowa Network Services, Inc. as we had previously done.

Access expense for the competitive local exchange carrier lines increased by $338,000 as a result of customer growth.

Selling, General and Administrative Costs increased $674,000, or 7.9%, for the three months ended March 31, 2004 compared to the same period in 2003. Salaries, wages and benefits increased by $511,000 as a result of employee additions. Costs for contract services decreased $250,000 due to legal and consulting fees related to a higher level of activity on regulatory filings during the three months ended March 31, 2003.

Depreciation and Amortization increased $450,000, or 4.0%, for the three months ended March 31, 2004 compared to the three months ended March 31, 2003. This was primarily due to higher average plant balances relating mainly to additions to our network facilities.

Other Income (Expense)

The table below sets forth other income (expense) for the three months ended March 31, 2004 compared the three months ended March 31, 2003:

	Three Months Ended March 31,		Change
	2003	2004	Amount	Percent
	(in thousands)
Other Income (Expense)
Interest and dividend income	$860	$918	$58	6.7%
Interest expense	(13,097)	(12,843)	254	1.9%

Total other expense	$(12,237)	$(11,925)	$312	2.5%

Interest Expense decreased $254,000, or 1.9%, for the three months ended March 31, 2004 compared to the same period in 2003, principally as a result of a lower average balance outstanding on our interest-bearing debt as a result of payment of scheduled term debt.

Income Tax Expense

A valuation allowance has been provided at March 31, 2004 for the net deferred tax assets, due to our cumulative losses. We will continue to assess the recoverability of deferred tax assets and the related valuation allowance. To the extent we generate taxable income in future years and it is determined that such valuation allowance is no longer required, the tax benefit of the remaining deferred tax assets will be recognized at such time. As of March 31, 2004, the balance of the deferred tax asset and the valuation allowance was $26.6 million and our unused tax net operating loss carry forward was approximately $187 million and will expire in 2020 through 2023.

We anticipate that the transactions contemplated by the offering will result in an increase to our net operating losses of approximately $                . In addition, the offering will result in an ownership change for purposes of Section 382 of the Code. As a result, our ability to utilize our net operating losses will be subject to limitation each year. We currently anticipate that we will be limited by Section 382 to utilizing approximately $         of our net operating losses annually.

Redemption of Preferred Stock

On March 26, 2004, we repurchased the Series A mandatorily redeemable convertible preferred stock and related accrued dividends for an aggregate purchase price of $100 million. The recorded amounts of the preferred stock and the related accrued preferred stock dividend were $125 million and $32.7 million, respectively, as of the closing. The redemption resulted in an increase in income available to common stockholders of $57.7 million.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

Revenues and Sales

The table below sets forth the components of our revenues and sales for 2003 compared to 2002:

	Year Ended December 31,		Change
	2002	2003	Amount	Percent
	(in thousands)

Revenues and Sales:
Local services	$71,427	$70,231	$(1,196)	(1.7)%
Network access services	91,854	91,031	(823)	(0.9)
Toll services	20,525	21,695	1,170	5.7
Other services and sales	19,513	22,552	3,039	15.6

Total	$203,319	$205,509	$2,190	1.1%

Local Services revenues decreased $1.2 million, or 1.7%, for 2003 compared to 2002, primarily due to the loss of 5,900 access lines, a 2.2% decrease in our total access lines. This decrease in access lines was partly the result of the sale of approximately 800 lines to another rural local exchange carrier in November 2002. In addition, revenues from optional extended area services decreased $621,000. We believe optional extended area services revenues decreased due to increased cellular phone usage and lower long distance pricing. Optional extended area plans provide customers with a large block of minutes for calls within a defined area for a flat monthly fee or discounted rate. As long distance prices decline, extended area plans at tariffed rates generally become less attractive to customers. Local private line services revenues decreased $677,000. These revenue declines were partially offset by $1.5 million increase in local basic service revenues due to rate changes and a $537,000 increase in revenues from enhanced local services. Enhanced local services revenue per access line increased from $1.50 per customer for 2002 to $1.71 per customer for 2003, primarily due to the introduction of bundled product offerings late in 2003.

Network Access Services revenues decreased $823,000, or 0.9%, for 2003 compared to 2002. The decrease was primarily due to our 2.2% drop in access lines and a $2.2 million reduction in interstate revenues resulting from application of the FCC’s CALLS Order, which primarily affected our receipts of switched and special access revenues and universal service funds related to the CALLS Order. Offsetting these revenue decreases were a $1.2 million revenue increase due to an increase in the interstate carrier switched access rates the FCC allows us to charge and an estimated $981,000 in additional revenues as a result of higher average minutes of use per access line.

Toll Services revenues increased by $1.2 million, or 5.7%, for 2003 compared to 2002. This increase was attributable to an increase in the number of long distance customers of approximately 16,500, or 17.6% (including approximately 1,000 competitive local exchange carrier customers). The gain in customers was partially offset by a 7.7% decrease in average revenue per minute resulting from a combination of market price pressure and our introduction of new service plans priced to attract additional customers.

Other Services and Sales revenues increased by $3.0 million, or 15.6%, for 2003 compared to 2002. The revenue increase was primarily due to growth in the number of our dial-up and DSL Internet customers. Dial-up Internet revenues increased $2.1 million, or 33.2%, due to customer growth of approximately 13,900, or 38.8%, as of December 31, 2003 compared to December 31, 2002. We expect growth in dial-up Internet customers to slow as more customers migrate to broadband products such as DSL. DSL revenues increased $1.4 million, or 88.7%, due to customer growth of approximately 3,500, or 106.1%.

Operating Costs and Expenses

The table below sets forth the components of our operating costs and expenses for 2003 compared to 2002:

	Year Ended December 31,		Change
	2002	2003	Amount	Percent
	(in thousands)

Operating Costs and Expenses:
Cost of services and sales	$53,852	$49,534	$(4,318)	(8.0)%
Selling, general and administrative	31,648	34,241	2,593	8.2%
Depreciation and amortization	43,919	45,849	1,930	4.4%

Total	$129,419	$129,624	$(205)	(0.2)%

Cost of Services and Sales decreased $4.3 million, or 8%, in 2003 compared to 2002, driven largely by a $4.3 million decrease in bad debt expense. The bankruptcies of interexchange carriers in 2002, including those of MCI Worldcom and Global Crossing, resulted in the write-off of $2.1 million of receivables. During 2003, we recovered approximately $686,000 of previously written-off receivables from bankrupt interexchange carriers. The remaining variance between 2002 and 2003 was due to a tightening of our credit policies relating to both interexchange carriers and end-use customers, which resulted in lower account write-offs.

Costs of services and sales for dial-up and DSL Internet products decreased significantly in 2003, primarily because in June we began to provide dial-up and DSL Internet service on a more cost-effective basis by providing the service through in-house operations, rather than reselling dial-up and DSL Internet service on a per subscriber basis under contract with Iowa Network Services, Inc. as we had previously done. The total costs of sales for dial-up and DSL Internet access, on a combined basis, decreased approximately $642,000 despite customer increases in those services.

Access expense for 2003 compared to 2002 increased by $2.5 million, or 25%, as a function of increased long distance sales and $693,000 of expense relating to growth in our competitive local exchange carrier operations.

Salary, wages and benefits for plant operations and maintenance decreased by $1.7 million, or 8.0%, for 2003 compared to 2002. These decreases were the result of employee reductions driven primarily by access line losses.

Selling, General and Administrative costs increased $2.6 million, or 8.2%, for 2003 compared to 2002. A $1.2 million gain on the sale of two exchanges reduced total expense in 2002. Regulatory assessments increased $354,000, reflecting the fact that we were engaged in active rate proceedings before the Iowa Utilities Board and FCC. Additionally, cost for contract services increased $511,000 due to legal and consulting fees related to these regulatory filings. These increases were partially offset by a $600,000, or 3.8%, decrease in salary, wages and benefits as a result of employee reductions.

Depreciation and Amortization increased $1.9 million, or 4.4%, for 2003 compared to 2002. This was primarily due to higher average plant balances relating mainly to additions to our network facilities.

Other Income (Expense)

The table below sets forth other income (expense) for 2003 compared to 2002:

	Year Ended December 31,		Change
	2002	2003	Amount	Percent
	(in thousands)

Other Income (Expense):
Interest and dividend income	$2,724	$4,034	$1,310	48.1%
Interest expense	(53,982)	(51,838)	2,144	4.0

Total	$(51,258)	$(47,804)	$3,454	6.7%

Interest and Dividend Income increased $1.3 million, or 48.1%, for 2003 compared to 2002. The increase included a $1.0 million increase in dividends on the Rural Telephone Finance Cooperative Subordinated Capital Certificates, see “—Liquidity and Capital Resources—Long-Term Debt and Revolving Credit Facilities”. The remaining increase was due to interest income on higher cash balances.

Interest Expense decreased $2.1 million, or 4.0%, for 2003 compared to 2002, principally as a result of lower interest rates on our variable interest rate debt. In addition, during the course of 2003 we reduced the amount of our interest-bearing debt outstanding by $31.6 million, through the payment of scheduled term debt maturities and the elimination of the outstanding balance on our revolving credit facility.

Cumulative Effect of Change in Accounting Principle

During the first quarter of 2002, we completed the transitional review for goodwill impairment required under SFAS No. 142, “Goodwill and Other Intangible Assets.” This review indicated that goodwill recorded in the acquisition of the local exchange business from GTE Midwest Incorporated was impaired as of January 1, 2002. Accordingly, we measured and recognized a transitional impairment loss of $98.4 million as a cumulative effect of a change in accounting principle. See Note 4, “Goodwill and Other Intangible Assets,” in the notes to our consolidated financial statements included elsewhere in this prospectus for a further discussion of the impact of SFAS 142 on us. We performed the annual test required by SFAS No. 142 in August 2002 and 2003, and in each case determined that no further impairment was indicated.

Income Tax Expense

A valuation allowance has been provided at December 31, 2002 and 2003 for the net deferred tax assets, due to our cumulative losses. We will continue to assess the recoverability of deferred tax assets and the related valuation allowance. To the extent we generate taxable income in future years and it is determined that such valuation allowance is no longer required, the tax benefit of the remaining deferred tax assets will be recognized at such time. As of December 31, 2003, the balance of the deferred tax asset and the valuation allowance was $29.5 million and our unused tax net operating loss carryforward was approximately $183 million and will expire in 2020 through 2023.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

Revenues and Sales

The table below sets forth the components of revenue and sales for 2002 compared to 2001:

	Year Ended December 31,		Change
	2001	2002	Amount	Percent
	(in thousands)

Revenues and Sales:
Local services	$73,170	$71,427	$(1,743)	(2.4)%
Network access services	97,762	91,854	(5,908)	(6.0)
Toll services	17,491	20,525	3,034	17.3
Other services and sales	15,549	19,513	3,964	25.5

Total	$203,972	$203,319	$(653)	(0.3)%

Local Services revenues decreased $1.7 million, or 2.4%, for 2002 compared to 2001, primarily due to the loss of 8,300, or 3.0%, of our total access lines. In addition, revenues from optional extended area services decreased $286,000, and local private line services revenues decreased $824,000. We believe the optional extended area services revenue decrease was caused by increased cellular phone usage and lower long distance pricing. These revenue declines were partially offset by rate increases for local services of $775,000.

Network Access Services revenues decreased $5.9 million, or 6.0%, for 2002 compared to 2001. Interstate revenue reductions from application of the FCC’s CALLS Order resulted in reductions of $5.0 million primarily in special access, and universal service funds available under the CALLS Order. The decrease in network access revenues was also partly a function of the 3.0% loss of access lines referred to above.

Toll Services revenues increased by $3.0 million, or 17.3%, for 2002 compared to 2001. Revenues from long distance customers increased $2.5 million, or 15.8%, as a result of an increase in customers of approximately 29,400, or 45.6%. The gain in customers was partially offset by a 4.9% decrease in the average revenue per minute resulting from a combination of market price pressure and new plans priced to attract additional customers. We also increased revenues from directory and operator assistance by $609,000, or 76.2%, based primarily on price increases.

Other Services and Sales revenues increased by $3.9 million, or 25.5%, due primarily to growth in numbers of dial-up and DSL Internet customers. Dial-up Internet revenues increased $3.2 million, or 106.3%, due to customer growth of approximately 14,500, or 68.1%. DSL revenues increased $1.2 million, or 310.2%, due to customer growth of approximately 2,000, or 153.8%.

Operating Costs and Expenses

The table below sets forth the components of our operating costs and expenses for 2002 compared to 2001:

	Year Ended December 31,		Change
	2001	2002	Amount	Percent
	(in thousands)

Operating Costs and Expenses:
Cost of services and sales	$57,915	$53,852	$(4,063)	(7.0)%
Selling, general and administrative	33,936	31,648	(2,288)	(6.7)
Depreciation and amortization	61,291	43,919	(17,372)	(28.3)

Total	$153,142	$129,419	$(23,723)	(15.5)%

Cost of Services and Sales decreased $4.1 million, or 7.0% primarily due to the following reasons:

Bad debt expense increased $1.0 million in 2002 compared to 2001. Interexchange carrier bankruptcies in 2002 increased bad debt expense by approximately $2.1 million. The remaining favorable variance was due to a tightening of our credit policies applicable to interexchange carriers, which resulted in lower account write-offs.

Cost of services and sales for dial-up and DSL Internet access for 2002 compared to 2001 increased $1.5 million, or 97.6%, as a result of customer growth. During 2001 and 2002 we contracted with Iowa Network Services, Inc. for this service on a per subscriber basis.

Access expense decreased by $3.6 million, or 26.6%, for 2002 compared to 2001. During 2002 we implemented a cap on the minutes that could be used under optional extended area calling plans, which significantly reduced the volume of transport minutes for which we had to pay other carriers. Additionally, we implemented various least cost routing changes on our network which also lowered access expense.

Salary, wages and benefits expense for plant operations and maintenance decreased by $923,000, or 4.4%, for 2002 compared to 2001, as a result of employee reductions driven primarily by access line losses.

Selling, General and Administrative costs decreased $2.3 million or 6.7%. A gain on the sale of two exchanges of $1.2 million reduced total expense in 2002. In addition, we implemented changes that routed more internal network communication traffic on our own network and eliminated unused and underutilized circuits, thereby reducing costs by $1.5 million.

Salary, wages and benefits expense for customer and corporate operations increased $2.0 million, or 14.8%. Several factors contributed to the increase, including the addition of new employees for the internal provision of information technology and customer service functions that we had initially outsourced and the addition of an outside sales force primarily to help retain and attract business customers. Costs for contract services decreased $1.1 million.

Depreciation and Amortization decreased $17.4 million, or 28.3%. Effective January 1, 2002, we implemented SFAS No. 142 and accordingly discontinued the amortization of goodwill relating to the GTE Midwest Incorporated acquisition. Total goodwill amortization included in the 2001 results of operations was $20.0 million. The remaining change is due to higher average plant balances.

Other Income (Expense)

The table below sets forth the components of other income (expense) for 2002 compared to 2001:

	Year Ended December 31,		Change
	2001	2002	Amount	Percent
	(in thousands)

Other Income (Expense):
Interest and dividend income	$3,883	$2,724	$(1,159)	(29.8)%
Interest expense	(61,437)	(53,982)	$(7,455)	(12.1)

Total	$(57,554)	$(51,258)	$(6,296)	(10.9)%

Interest and Dividend Income decreased $1.2 million, or 29.8%, for 2002 compared to 2001. The decrease was primarily attributable to a decrease in the dividend we received on the Rural Telephone Finance Cooperative Subordinated Capital Certificates.

Interest Expense decreased $7.5 million, or 12.1%, for 2002 compared to 2001. The decrease was attributable to several factors, including lower interest rates on our variable interest rate debt, elimination of outstanding balances on our revolving line of credit and scheduled debt principal payments under our Rural Telephone Finance Cooperative term loans.

Cumulative Effect of Change in Accounting Principle

During the first quarter of 2002, we completed the transitional review for goodwill impairment required under SFAS No. 142, “Goodwill and Other Intangible Assets.” This review indicated that goodwill recorded in connection with the GTE Midwest Incorporated acquisition was impaired as of January 1, 2002. Accordingly, we measured and recognized a transitional impairment loss of $98.4 million as a cumulative effect of a change in accounting principle. The annual test as required by SFAS No. 142 performed in August 2002 indicated no further impairment.

Liquidity and Capital Resources

We have historically funded our operations and capital expenditure requirements primarily from cash from operations and our revolving line of credit with the Rural Telephone Finance Cooperative. The following table summarizes our short-term liquidity, as of December 31, 2001, 2002 and 2003 and as of March 31, 2004:

	As of December 31,			As of March 31, 2004
	2001	2002	2003
	(in thousands)
Short-Term Liquidity:
Current assets	$25,784	$33,824	$58,096	$24,602
Current liabilities	(89,228)	(66,427)	(83,112)	(82,966)

Net working capital	$(63,444)	$(32,603)	$(25,016)	$(58,364)

Cash and cash equivalents	$1,089	$13,499	$36,849	$5,107
Available on revolving credit facility	$14,500	$25,000	$20,000	$20,000

The decrease in current assets and cash from December 31, 2003 to March 31, 2004 is primarily due to the cash used to redeem our redeemable convertible preferred stock on March 26, 2004.

The following table summarizes our sources and uses of cash for the years ended December 31, 2001, 2002 and 2003 and for the three months ended March 31, 2003 and 2004:

Description	Year Ended			Three Months Ended March 31,
	2001	2002	2003	2003	2004
	(in thousands)
Net Cash Provided (Used):
Operating Activities	$41,610	$69,957	$79,780	$19,773	$20,731
Investing Activities	$(37,469)	$(15,922)	$(24,805)	$(3,945)	$(8,249)
Financing Activities	$(4,423)	$(41,625)	$(31,625)	$(6,875)	$(44,224)

Cash Provided by Operating Activities

For the years ended December 31, 2001, 2002 and 2003, cash provided by operating activities was $41.6 million, $70.0 million, and $79.8 million, respectively. The increase of $9.8 million in cash from operating activities in 2003 compared to 2002 was primarily attributable to an improvement in our income before cumulative effect of a change in accounting principle and accounts payable reductions in 2002 as compared to accounts payable increases in 2003. The increase of $28.4 million for 2002 as compared to 2001 was primarily attributable to a $22.8 million reduction in current liabilities during 2001 (2001 included five quarterly payments on the Tranche B term loan due to December 31, 2000 falling on a weekend) and a $6.4 million total reduction in cost of services and sales and selling, general and administrative expense.

For the three months ended March 31, 2003 and 2004, cash provided by operating activities was $20.7 million and $19.8 million, respectively.

Cash Used in Investing Activities

The table below sets forth the components of Cash Used in Investing Activities for the years ended December 31, 2001, 2002 and 2003 and the three months ended March 31, 2003 and 2004:

	For the Year Ended December 31,			For the Three Months Ended March 31,
	2001	2002	2003	2003	2004
	(in thousands)
Capital Expenditures
Network and support assets	$31,792	$16,875	$17,728	$2,256	$5,000
Information technology	4,531	1,112	2,521	111	1,120
Internet, DSL and other initiatives	1,146	1,421	3,512	1,522	432

Total capital expenditures	37,469	19,408	23,761	3,889	6,552

Business acquisitions (dispositions)	—	(3,486)	1,044	56	1,697

Total	$37,469	$15,922	$24,805	$3,945	$8,249

Capital expenditures on Internet, DSL and other initiatives in 2003 included approximately $2.0 million relating to our transition to providing dial-up and DSL Internet service internally rather than reselling these services under contract with Iowa Network Services, Inc. We anticipate that ongoing capital expenditures related to providing these services internally will be approximately $400,000 annually.

Investing activities for 2002 were reduced by $3.5 million of proceeds from the sale of two exchanges. Capital expenditures for the year ended December 31, 2001 included higher spending on information systems as we continued to develop new functionalities for systems installed when we began operations in 2000 and continued to replace manual operations with interfaces. We reduced our capital spending for network assets after the first half of 2001 to levels we believe more appropriately matched our access line trend at the time. We also slowed our spending on network upgrades and replacements after we completed several upgrades and improvements early in 2001 to address known network deficiencies which existed at the time we acquired the business.

Pursuant to the terms of our April 2004 Iowa Utilities Board rate proceeding settlement, we are obligated to spend $7.4 million of the basic service revenues that we collected while the rate proceeding was pending on capital improvements to our network, in accord with a network improvement plan approved by the Iowa Utilities Board on May 10, 2004. This $7.4 million will be in addition to our baseline level of network capital expenditure, assumed for purposes of implementing the settlement to be $16 million per year, and must be expended in calendar year 2004 to the extent practical and feasible. The Iowa Utilities Board settlement agreement also requires that all additional revenues generated by the new rates approved pursuant to the agreement, except for revenues resulting from inflation adjustments, be invested in capital improvements identified in the network improvement plan, in addition to our baseline level of network capital expenditure. We believe that our incremental capital investment in our network as a result of the settlement agreement will be $9.0 million in 2004 and approximately $9.0 million (dependent on access lines) in each subsequent year until: (i) we have expended $110 million of the additional revenues generated by the rates approved in the settlement agreement or have completed all projects described in the network improvement plan, whichever occurs later; (ii) our local service rates are deregulated; or (iii) we submit a price regulation modification proposal, which we have agreed not to do until we have invested, cumulatively, at least $38.9 million in network improvements in addition to our baseline level of network capital expenditures. After we have spent the required $38.9 million of cumulative capital expenditures in excess of our baseline level, the capital spending commitment will increase or decrease consistent with access line changes. As a result of this Iowa Utilities Board settlement, we will recognize as revenues in 2004 $7.8 million that was collected, subject to refund, in prior periods. Additionally, we expect to receive an ongoing revenue increase of approximately $10.2 million annually.

The increase in network and support assets expenditures for the three months ended March 31, 2004 compared to the three months ended March 31, 2003 was primarily due to spending on the network improvement plan. The increase in information technology expenditures was due to information technology system replacements, most significantly our end user billing system. The reduction in Internet, DSL and Other Initiatives was due to our transition to providing dial-up and DSL Internet service internally, partially offset by higher DSL spending.

As a result of the settlement agreement and our resulting increase in capital spending of approximately $9.0 million (dependent upon access lines), we will make additional improvements to our network. These improvements will be made in accordance with network improvement plans approved by the Iowa Utilities Board. These improvements are designed to generally improve our service levels, upgrade existing technology, and provide for the introduction of new services such as DSL to areas in which they were previously unavailable. New service offerings and improved service levels should improve our competitive position.

As a result of the settlement with the Iowa Utilities Board, our future capital expenditure levels will exceed the levels incurred in 2002 and 2003, but will be less than the 2001 level. Since 2001 was our first full year of operation following our acquisition of the business, we completed several projects to resolve network deficiencies during the first half of 2001. As a result, our 2001 spending levels were higher than normal.

Cash Used in Financing Activities

For the year ended December 31, 2003, net cash used in financing activities was $31.6 million, consisting entirely of payments on long-term debt. For the year ended December 31, 2002, net cash used in financing activities was $41.6 million, consisting of payments on long-term debt of $26.1 million and reductions in our revolving credit facility of $15.5 million. Net cash used in financing activities for the year ended December 31, 2001 was $4.4 million, consisting of payments on long-term debt of $16.5 million and borrowing under the revolving credit facility of $13.0 million. Net cash used in financing activities for the three months ended March 31, 2003 consisted entirely of payments on long-term debt. Net cash used in financing activities for the three months ended March 31, 2004 consisted of payments on long-term debt and the net cash impact resulting from the issuance of the senior subordinated notes due 2007 and the redemption of our preferred stock.

Long-Term Debt and Revolving Credit Facilities

We have outstanding term loans and revolving credit facilities with the Rural Telephone Finance Cooperative, which were entered into in connection with the GTE Midwest Incorporated acquisition in 2000. As of March 31, 2004, we had outstanding $500 million of a Tranche B term loan and $145.8 million of Tranche A term loan senior debt, and had $20 million available under the revolving credit facility. Substantially all of our assets are pledged as collateral to secure the borrowings under these credit agreements. The Rural Telephone Finance Cooperative agreements require, among other things, limitations on capital expenditures, maintenance of minimum debt service coverage, as defined, times interest earned coverages, as defined, and restrictions on issuance of additional long-term debt. We were in compliance with these covenants as of March 31, 2004 and expect to remain in compliance during the next twelve months.

Tranche A Term Loan.    The Tranche A term loan balance of $145.8 million bears interest at LIBOR plus 3% (4.22% at December 31, 2003 and 4.14% at March 31, 2004). Since June 30, 2001, the Tranche A term loan initial principal balance of $220,000 is being repaid in quarterly installments of 2.5% of the initial principal amount, which commenced on June 30, 2001, and escalate to 5.625% on June 30, 2006, with the balance due on March 31, 2007.

Tranche B Term Loan.    As of March 31, 2004, the interest rate on $475 million of the Tranche B term loan was fixed at 8.85% through August 2005. Upon the expiration of the fixed interest rates, the term loan will convert to the Rural Telephone Finance Cooperative’s prevailing base variable interest rate plus a 1.10% interest rate adder.

Subject to achieving certain leverage ratios as defined in the credit facilities, our applicable adder will decrease to 0.85% over the base rate. We have the ability to allow the rates to remain variable or to fix the interest rates at the Rural Telephone Finance Cooperative’s then-prevailing base interest rate for long-term debt with similar maturities. The remaining $25 million of Tranche B term debt has a variable interest rate of 5.4% at March 31, 2004. The Tranche B term loan of $500 million is repayable in quarterly installments of 2.5% of outstanding principal commencing on June 30, 2007 escalating to 3.5% on June 30, 2013, with the balance due on March 31, 2015.

Subordinated Capital Certificates.    As a condition of obtaining long-term financing from the Rural Telephone Finance Cooperative, we purchased $50 million of subordinated capital certificates, or SCCs, that represent ownership interests in the Rural Telephone Finance Cooperative equal to 10% of the amount borrowed under the Tranche B term loan. The Rural Telephone Finance Cooperative financed the purchase of the SCCs by increasing the balance advanced for the Tranche B term loan by an amount equal to the SCCs purchased.

The SCCs are redeemed for cash on an annual basis, at par, in an amount equivalent to 10% of the Tranche B term loan principal that was repaid in the prior year. Therefore, SCCs begin to become eligible to be redeemed in 2008. In addition, we also receive a share of the Rural Telephone Finance Cooperative’s net margins in the form of payments referred to as patronage capital refunds. As of March 31, 2004, we had $5.9 million of patronage capital recorded. Patronage capital is allocated based on the percentage that our interest payments on the Tranche B term loan contribute to the Rural Telephone Finance Cooperative’s gross margins. Currently, 70% of the Rural Telephone Finance Cooperative’s patronage capital allocation is retired with cash after the end of the year, and 30% is paid in the form of patronage capital certificates. The patronage capital certificates will be retired with cash in accordance with the Rural Telephone Finance Cooperative’s board-approved patronage capital rotation cycle.

Secured Line of Credit.    In addition to the term loans, we also have a secured line of credit with the Rural Telephone Finance Cooperative. The secured line of credit is a $30.0 million facility expiring in June 2005 and bears interest at the Rural Telephone Finance Cooperative base rate for a standard line of credit plus 1.25%, or 6.0% at March 31, 2004. As of March 31, 2004, we had $20.0 million available to be drawn, with the remainder of $10 million committed to an irrevocable letter of credit supporting a bond we were required to post in order to collect interim rates while the rate proceeding we filed in May 2002 was is pending before the Iowa Utilities Board and the district court. Implementation of a settlement agreement reached in April 2004 allowed the bond to be returned to us. We have cancelled the $10 million letter of credit and the full $30 million secured line of credit is available.

Redeemable Convertible Preferred Stock.    On July 1, 2000, we issued 125,000 shares of our old preferred stock in connection with the GTE Midwest Incorporated acquisition. Each share of our old preferred stock was convertible into 1.162 shares of common stock and had one vote per share. As of December 31, 2003, no old preferred stock had been converted. The old preferred stock was redeemable by the holder on July 1, 2008, or at any time by us, at $1,000 per share. The old preferred stock had a liquidation value of $1,000 per share. We redeemed all shares of our old preferred stock in March 2004 using the borrowings under our 2007 term note and cash on hand.

Dividends on our old preferred stock accrued at a rate of $70 per share per year, were cumulative and accumulated without interest. Accumulated and unpaid dividends would have been due on June 30, 2008. As of March 26, 2004, the date the shares were retired, we had accrued preferred stock dividends of $32.7 million, which was included in other long-term liabilities. We paid these accrued dividends in connection with our redemption of the old preferred stock on March 26, 2004.

2007 Term Notes.    On March 26, 2004 we issued in a private placement $66 million of floating rate senior subordinated notes due 2007. The entire principal balance on these notes is due March 26, 2007. Interest on the notes is payable quarterly beginning in June 2004. The notes bear interest at a floating rate per annum, reset quarterly, equal to LIBOR plus 925 basis points (with LIBOR deemed never less than 1.5%). They are currently bearing interest at 10.75%.

Expected New Credit Facility.    Concurrently with the closing of this offering, we expect to enter into an amendment of the Rural Telephone Finance Cooperative credit facility described above, and to use a portion of the proceeds of this offering to repay approximately $              million of outstanding debt under the existing credit facility. We expect that the new credit facility will consist of:

•	A new revolving credit facility, which we expect will have a -year maturity and will permit borrowings up to the aggregate principal amount of $ million (less amounts reserved for letters of credit). We anticipate that the new revolving credit facility will be undrawn at closing and that we will have $ million of availability thereunder immediately following this offering.

•	A new term facility, which we expect will have a -year maturity and will consist of total loans of $ million.

While the new credit facility will permit us to pay interest and dividends to IDS holders, it will contain significant restrictions on our ability to do so.

As discussed under “Material U.S. Federal Income Tax Considerations—Notes,” based on the opinion of our counsel, we are of the view that the notes should be treated as debt for United States federal income tax purposes (although we have not sought a ruling from the IRS on this issue) and we intend to annually deduct interest expense of approximately $             million on the notes from taxable income for United States federal and state income tax purposes. We cannot assure you that the classification of the notes as debt, or the amount of interest expense deducted, will not be challenged by the IRS or will be sustained if challenged. In the event the notes are required to be treated as equity for income tax purposes, then the cumulative interest expense associated with the notes would not be deductible from taxable income and we would be required to recognize additional tax expense and establish a related income tax liability. The additional tax due to the federal and state authorities would be based on our taxable income or loss for each of the years open to assessment for which we claim the interest expense deduction. For more discussion of the impact of this offering on our liquidity if these events take place, see “—Critical Accounting Policies—Income Tax Treatment of IDSs.”

Obligations and Commitments

Our ongoing capital commitments include capital expenditures and debt service requirements. For the year ended December 31, 2003 and the three months ended March 31, 2004, capital expenditures were $23.8 million and $6,552, respectively; see “—Liquidity and Capital Resources—Cash Used in Investing Activities.” The following table sets forth our contractual obligations along with cash payments due in each period indicated before giving effect to the issuance of the 2007 term notes, the redemption of our old preferred stock and the Transactions:

	Payments Due by Period (in thousands)
Obligation	Total	April-December 2004	2005-2006	2007-2009	2010 and after
Long-Term Debt Principal Payments:
Senior Debt	$637,500	$33,000	$92,125	$167,375	$345,000
2007 Term Notes	66,000	—	—	66,000	—
Operating Lease Payments	487	234	222	31	—

Total Contractual Obligations	$703,987	33,234	92,347	$233,406	$345,000

The following table discloses aggregate information about our contractual obligations as of March 31, 2004 after giving effect to the issuance of the 2007 term notes, the redemption of our old preferred stock and the Transactions and the periods in which payments are due:

	Payments Due by Period (in thousands)
Obligation	Total	2004	2005-2006	2007-2009	2010 and after
Long-Term Debt:
Senior Debt Payments
Subordinated Debt Payments
Operating Lease Payments

Total Contractual Obligations	$—	$—	$—	$—	$—

We had outstanding as of March 31, 2004 a $10 million letter of credit with the Rural Telephone Finance Cooperative. This letter of credit supports a bond we were required to post in order to collect interim rates while the rate proceeding we filed in May 2002 was pending before the Iowa Utilities Board and the district court. Implementation of a settlement agreement reached in April 2004 has allowed us to reclaim the bond and cancel the letter of credit. The $10 million letter of credit with the Rural Telephone Finance Cooperative has been canceled. As of March 31, 2004, on a pro forma basis giving effect to the issuance of the securities offered hereby, our total other commercial commitments (consisting of outstanding letters of credit) would have been $10 million.

Based on our business plan, we currently project that cash provided by operations will be adequate to meet our foreseeable operational liquidity needs for the next 12 months, after giving effect to the transactions contemplated by this offering. However, our actual cash needs and the availability of required funding may differ from our expectations and estimates, and those differences could be material. Our future capital requirements will depend on many factors, including, among others, the demand for our services in our existing markets and regulatory, technological and competitive developments.

Critical Accounting Policies

The process of preparing financial statements requires the use of estimates on the part of management. The estimates used by management are based on our historical experiences combined with management’s understanding of current facts and circumstances. Certain of our accounting policies are considered critical as they are both important to the portrayal of our financial statements and require significant or complex judgment on the part of management. The following is a summary of certain policies considered critical by management.

Impairment of Long-Lived Assets (including property, plant and equipment), Goodwill and Identifiable Intangible Assets.    We reduce the carrying amounts of long-lived assets, goodwill and identifiable intangible assets to their fair values when the fair value of such assets is determined to be less than their carrying amounts. Fair value is typically estimated using a discounted cash flow analysis, which requires us to estimate the future cash flows anticipated to be generated by the particular asset being tested for impairment, and to select a discount rate to measure the present value of the anticipated cash flows. When determining future cash flow estimates, we consider historical operating results, as adjusted to reflect current and anticipated operating conditions. Estimating future cash flows requires significant judgment by us in such areas as future economic conditions, industry specific conditions and necessary capital expenditures. The use of different assumptions or estimates for future cash flows could produce different impairment amounts (or none at all) for long-lived assets, goodwill and identifiable intangible assets.

We are required to perform an annual impairment review of goodwill as required by Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets. No impairment of goodwill or other long-lived assets resulted from the annual valuation of goodwill we conducted in August 2003.

Revenue Recognition.    Revenues are recorded based upon services provided to customers. We record unbilled revenue representing the estimated amounts customers will be billed for services rendered since the last billing date through the end of a particular month. The unbilled revenue estimate is reversed in the following month when actual billings are made.

Allowance for Doubtful Accounts.    Our allowance for doubtful accounts reflects reserves for customer receivables to reduce receivables to amounts expected to be collected. In estimating uncollectible amounts, management considers factors such as current overall economic conditions, industry specific economic conditions, historical customer performance and anticipated customer performance. While we believe our process effectively addresses our exposure for doubtful accounts, changes in economic, industry or specific customer conditions may require adjustment to the allowance for doubtful accounts recorded by us.

Income Taxes.    Management calculates the income tax provision, current and deferred income taxes along with the valuation allowance based upon various complex estimates and interpretations of income tax laws and regulations. Deferred tax assets are reduced by a valuation allowance to the extent that it is more likely than not they will not be realized. As of March 31, 2004, the balance of the deferred tax asset and the valuation allowances was $26.6 million. To the extent we begin to generate taxable income in future years and it is determined the valuation allowance is no longer required, the tax benefit for the remaining deferred tax assets will be recognized at such time. At March 31, 2004, our unused tax net operating loss carryforward was $187 million and will expire in 2020 to 2023.

Accounting Treatment for IDSs.    Our IDSs are comprised of Class A common stock and senior subordinated debt, which includes two embedded derivative features that may require bifurcation under FASB 133. The embedded derivative features include a call option and a change of control put option. Upon completion of this offering, proceeds from the issuance of the IDSs will be allocated, based upon relative fair value, to Class A common stock and the notes. If it is determined at the time of issuance that any of the embedded derivatives are required to be bifurcated and separately accounted for, a portion of the proceeds from the original issuance will also be allocated to these derivatives equal to the combined fair value of the embedded derivatives that require bifurcation. If a portion of the initial proceeds is allocated to any of the derivatives, the notes will initially be recorded at a premium or a discount and accreted to their redemption value as a component of interest expense using the effective interest method. Any such allocation will not affect the tax treatment of the IDSs.

The Class A common stock portion of each IDS will be included in stockholders’ equity, net of related transaction costs, and dividends paid on the Class A common stock will be recorded as a reduction to retained earnings when declared by us. The senior subordinated debt portion of each IDS will be included in long-term debt, and the related transaction costs will be capitalized as deferred financing costs and amortized to interest expense using the effective interest method. Interest on the notes will be charged to expense as accrued by us. The bifurcated derivatives will be classified as a liability and will be marked to market with changes in fair value being recorded in earnings. We intend to determine the fair value of the Class A common stock, the senior subordinated debt and the embedded derivatives through the utilization of a third party valuation firm and the sale of the separate notes (not represented by IDSs) with the same terms that are part of this offering.

Income Tax Treatment of IDSs.    We intend to account for our issuance in this offering of IDSs represented by shares of Class A common stock and notes by allocating the proceeds for each IDS unit to the underlying Class A common stock, note or bifurcated embedded derivatives based upon the relative fair values of each. Accordingly, we will account for the portion of the aggregate IDSs outstanding that represents notes as long-term debt bearing a stated interest rate of         % maturing on                     , 2019. We have concluded that it is appropriate, and we intend, to annually deduct interest expense of approximately $              on the notes from our taxable income for U.S. federal and state income tax purposes. There can be no assurances that the Internal Revenue Service will not seek to challenge the treatment of these notes as debt or the amount of interest expense deducted, although to date we have not been notified that the notes should be treated as equity rather than debt for U.S. federal and state income tax purposes. If the notes were required to be treated as equity for income tax purposes, the cumulative interest expense associated with the notes would not be deductible from taxable income and we would be required to recognize additional tax expense and establish a related income tax liability. In addition, to the extent any portion of the interest expense is determined not to be deductible, we would be required to recognize additional tax expense and establish a related income tax liability. The additional tax due to the federal and state authorities would be based on our taxable income or loss for each of the years that we took the interest expense deduction and would materially reduce our after tax cash flow and could materially affect our ability to make interest or dividend payments on our notes, Class A common stock and IDSs. We do not currently intend to record a liability for a potential disallowance of this interest expense deduction. In addition, non U.S. holders could be subject to withholding taxes on the payment of interest which could subject us to additional liability for the withholding taxes that we do not intend to collect on payments of such interest.

The determination of whether the IDSs constitute investment units where the notes are instruments separate and distinct from the Class A common stock portion of the IDSs and appropriately classified as debt or equity for U.S. federal income tax purposes is based on our facts and circumstances. There is no statutory definition of indebtedness for U.S. federal and state income tax purposes and its characterization is governed by principles developed in case law, which analyzes numerous factors that are intended to identify the economic substance of the investor’s interest in us. While the IRS has not published an exhaustive list of relevant items, principal factors often cited include the intent of the parties, whether the instrument in question is an unconditional obligation to pay a sum certain at a maturity date that is not unduly far in the future and whether the instrument has significant equity-like characteristics (e.g., convertibility into the stock of the corporation, participation rights, voting power and subordination to other creditors).

Additionally, the IRS may challenge the determination that the fixed interest rate on the notes represents an arm’s-length rate and, if successful, any excess amount over the arm’s-length rate could be characterized as a non-deductible payment (dividend) instead of an interest payment for U.S. federal and state income tax purposes, which could materially increase our taxable income and, thus, our income tax liability.

We intend to determine, upon consummation of this offering, the appropriate arm’s-length interest rate on the notes through the utilization of a third party valuation firm and through the sale of notes sold separately (not represented by IDSs) with the same terms that are part of this offering.

Nevertheless, weighing all of the factors and based in part on the foregoing determination from independent financial advisors and advice they have received from outside legal counsel, our U.S. tax counsel believe that the notes, one of the securities comprising an IDS, should be characterized as debt and the interest paid on the notes should be deductible for U.S. federal income tax purposes. We intend to take such position. However, there can be no assurance that this position would be sustained if challenged by the IRS.

Accounting Treatment for Class B common stock.    Immediately following the closing of the offering, our existing equity investors and certain members of our management will hold shares of Class B common stock. Under the amended and restated Stockholders and Registration Rights Agreement, these shares will be exchangeable for IDSs. For two years following issuance, dividends on the Class B common stock will be 1.         times dividends on the Class A common stock, which will cause the initial yield on the Class B common stock to approximate the initial yield on the IDSs for which each share of Class B common stock ultimately may be exchanged. Dividends on Class B common stock will be considered in the determination of earnings per share using the two-class method, based on the relative dividend rights of Class A common stock and Class B common stock.

Following the second anniversary of the closing of the offering, at the option of the holder, a share of Class B common stock may be exchanged for          IDSs (as may be adjusted for stock splits or stock dividends).

Employee-Related Benefits.    We incur certain employee-related benefits associated with pensions and post-retirement health care benefits. In order to measure the expense associated with these employee-related benefits, management must make a variety of estimates, including discount rates used to measure the present value of certain liabilities, assumed rates of return on assets set aside to fund these expenses, compensation increases, employee turnover rates, anticipated mortality rates and anticipated healthcare costs. The estimates used by management are based on our historical experience, as well as current facts and circumstances. We use third party specialists to assist management in appropriately measuring the expenses associated with these employee-related benefits. Different estimates could result in our recognizing different amounts of expense over different time periods.

New Accounting Standard

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. SFAS No. 150 establishes standards for classification and measurement of certain financial instruments with characteristics of both liabilities and equity. This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period after June 15, 2003.

Inflation

We do not believe that inflation has a significant effect on our operations.

Quantitative and Qualitative Disclosures about Market Risk

Our short-term excess cash balance is invested in short-term commercial paper. We do not invest in any derivative or commodity type instruments. Accordingly, we are subject to minimal market risk on our investments.

Under the terms of our existing credit agreement, our long-term secured debt facilities will amortize through March 2015. As of March 31, 2004, the interest rate on $475 million of the Tranche B term loan was fixed at 8.85% through August 2005, and is variable thereafter. The remaining $25 million outstanding on the Tranche B term loan and the $137.5 million outstanding on the Tranche A term loan do expose us to interest rate risk, with the primary interest rate risk exposure resulting from changes in LIBOR. A one percent change in the underlying interest rates for the variable rate debt would have an impact of approximately $1.7 million per year on interest expense while our fixed rates are in place. In August 2005, the $475 million portion of the Tranche B term loan that currently bears interest at a fixed rate will convert to variable rates.

Telecommunications Market Overview

The telecommunications industry in the United States is a large segment of the nation’s economy, which, according to the FCC, generated approximately $300 billion of revenues in 2002, representing nearly 3% of the nation’s GDP that year. Revenues of competitive local telephone companies increased by about 4% from $14.8 billion in 2001 to $15.3 billion in 2002, and accounted for about 12% of the $127 billion of local telephone service revenues in 2002. Total spending in the U.S. telecom industry grew 4.7% in 2003, according to estimates by the Telecommunications Industry Association, and is expected to grow at a 9.2% compound annual rate between 2004 and 2007.

Industry and market data used throughout this prospectus were obtained from our own research, studies conducted by third parties and industry and general publications published by third parties and, in some cases, are management estimates based on our industry and other knowledge. Neither we nor the underwriters have independently verified market and industry data from third-party sources. While we believe internal company estimates are reliable and market definitions are appropriate, they have not been verified by any independent sources.

Industry Participants

Industry participants include local exchange carriers which are phone companies that maintain local networks and provide access to residential and business users. The U.S. local exchange industry is comprised of a few large, well-known companies, such as Verizon Communications Inc. and all of the Regional Bell Operating Companies and their successors and a large number of relatively small independent companies. The local exchange carrier category includes incumbent local exchange carriers and competitive local exchange carriers. Incumbent local exchange carriers were the providers of local service in their service territories prior to the passage of the Telecommunications Act of 1996 and have generally retained local service obligations. Competitive local exchange carriers have emerged as competing providers of local service since the passage of the Telecommunications Act of 1996. See “Regulation—Federal Regulation.”

Large incumbent local exchange carriers generate the vast majority of the nation’s local exchange revenues and provide a majority of the nation’s access lines. According to the FCC, total local exchange revenues in 2002 were over $127 billion. A majority of the small incumbent local exchange carriers operate in rural areas and are referred to as rural local exchange carriers. Rural local exchange carriers generally experience stable revenues and predictable cash flows due their strong customer bases and limited wireline competition. Compared to urban operators, rural local exchange carriers, which serve rural communities and small towns, generally have limited wireline competition because of the lower customer density in their service areas and the high residential percentage of their subscriber base.

Interexchange carriers generally provide long distance services between telephone users, often using local exchange carriers networks to originate and terminate calls. These interexchange carriers operate interconnected networks that comprise, together with the local exchange carriers, a system referred to as the public switched telephone network, or PSTN. Through the PSTN, any user of wireline telecommunications services has the ability to place a call to any other wireline user in the nation. Other providers, such as wireless carriers, and technological developments, such as digital microwave, satellite and voice over Internet protocol offer alternatives to traditional telecommunications services.

Iowa Market

The FCC estimates that in 2002 the telecommunications industry in Iowa generated revenues of approximately $2.53 billion, of which approximately $609 million was attributable to services provided by incumbent local exchange carriers, $134 million to services provided by competitive local exchange carriers, $726 million to wireless services, and $699 million to toll services. The FCC has estimated that in 2003, 96.8% of all Iowa households had telephone service, compared to the national average of 95.1%.

As indicated by the following FCC data published in May 2004, the telecommunications market in Iowa grew from 1995 to 2002 (the most recent year for which data is available), with total telecommunications revenues increasing 34% over that same period:

Total Telecom Revenue in Iowa
Year	Revenue
(in millions)
1995	$1,888
1996	$2,039
1997	$2,163
1998	$2,268
1999	$2,441
2000	$2,340
2001	$2,652
2002*	$2,529

*	This figure is preliminary.

We are currently the largest rural local exchange carrier and the second largest incumbent local exchange carrier in Iowa, operating 294 exchanges and serving, as of March 31, 2004, approximately 260,500 incumbent local exchange carrier access lines and 7,000 competitive local exchange carrier access lines in over 440 communities. The largest incumbent local exchange carrier in Iowa is Qwest Corporation, which operates 126 exchanges and serves approximately 863,000 access lines in more than 200 communities. Frontier Communications of Iowa, a subsidiary of Citizens Communications Company, is the third largest incumbent local exchange carrier in Iowa, operating 37 exchanges and serving approximately 62,000 access lines in 49 communities. The rest of the Iowa incumbent local exchange carrier market is highly fragmented, consisting of approximately 150 other local exchange companies. See “Business—Competition.”

Business

Our Company

Overview

We are the largest provider of wireline local exchange telecommunications services to residential and business customers in rural Iowa, serving 440 communities across the state. With more than 267,000 access lines in service, we are the second largest incumbent local exchange carrier in Iowa and the fifteenth largest in the United States. We operate 294 telephone exchanges and are currently the sole telecommunications company providing wireline services in 88% of the communities we serve.

Our core businesses are local telephone service and the provision of network access to other telecommunications carriers for calls originated or terminated on our network. These businesses generated 78% of our total revenues in 2003. Our stable market and subscriber base, predictable capital expenditure requirements and our rural customers’ high degree of reliance on basic wireline services have produced consistent financial results. In 2003, we recorded revenues of $205.5 million, net income of $28.1 million and EBITDA (as defined on page 19) of $125.8 million.

In addition to our basic local service and network access businesses, we provide long distance service, dial-up and DSL Internet access and other communications services. Our strong incumbent market position gives us a platform to cross-sell these additional services to our customers. From 2001 to 2003, the growth in revenue from these additional services contributed to an increase in our average annual revenue per access line from $716 to $764. In 2003, as part of our strategy of pursuing low-cost growth beyond our current service area, we began to compete for customers in adjacent markets in Iowa through our competitive local exchange carrier subsidiary, ITC.

We believe we are building strong consumer loyalty and brand recognition by providing superior, locally-focused customer service and maintaining strong ties to our rural communities. Our stable customer base, combined with the higher costs of offering competitive wireline services, leads to limited competition in rural regions compared to urban areas.

Our History

In the late 1990’s, several of the Regional Bell Operating Companies and other large telecommunications companies, such as GTE Midwest Incorporated, decided to sell off many of their rural assets. Many of these large providers had decided to focus investment capital and resources on their urban markets and national wireless and business service operations, rather than on their rural markets, which we believe were historically underserved by the large providers. We concluded that GTE Midwest Incorporated’s divestiture of its rural Iowa operations presented an attractive opportunity to improve the financial performance of this business by improving existing networks, offering customers additional services and providing high quality, locally focused customer service. We began business on June 30, 2000 when we acquired the Iowa operations of GTE Midwest Incorporated.

Our Strengths

We believe we are distinguished by the following strengths:

•

Leading Market Position and Strong Local Brand.    We are the largest provider of telecommunications services to rural communities in Iowa. Through our locally focused customer care, community presence and range of quality service offerings, we believe we are developing a strong brand identity that solidifies the loyalty of our customer base. We estimate our market share to be approximately 93% of residential lines and 81% of business lines in the communities we serve. In addition, we are the sole telecommunications company currently providing wireline services in 88% of our communities, which further contributes to our stable cash flows. Our strong incumbent market position also allows us to pursue increased revenue per access line by cross-selling additional services to existing subscribers, including by offering integrated packages, or bundles, of local, long distance and Internet service on a single monthly customer bill.

•	Favorable Rural Telecom Market Characteristics. In contrast to telecommunications providers in major metropolitan areas, we experience only limited wireline competition in most of our markets. The low customer density of our service area, our high percentage of residential subscribers (approximately 77%), and our strong local presence generally make it more difficult for competitors to enter our communities in comparison to metropolitan areas. In addition, our rural markets have attracted only limited and inconsistent competition from cable and wireless service providers. There are currently no national cable or wireline operators providing voice services in our incumbent local exchange carrier markets, and we currently face competition from wireline competitive local exchange carriers in only 40 of the 425 communities our incumbent local exchange carrier operations serve.

•	Successful Introduction of New Businesses. Since the GTE Midwest Incorporated acquisition, we have substantially expanded our toll, or long distance, services and have successfully introduced dial-up and DSL Internet access as profitable new businesses. From 2001 to 2003, the growth revenue from these additional services contributed to an increase in our average annual revenue per access line from $716 to $764.

•	Concentrated Geographic Service Region. Unlike many rural local exchange carriers that operate in several states across disparate geographies, over 99% of the customers we serve are located in rural communities in a single state. Virtually all of our services are offered in an area that is 20,000 square miles in size, and the furthest distance between any two of our switching centers is only 30 miles. This geographic concentration allows us to efficiently manage our network operations and to cost-effectively generate a local brand identity and a higher degree of customer contact. Our single-state focus also raises our profile in Iowa and spares us the complexity, cost and unpredictability of operating under multiple state regulatory regimes.

•	Less Risk from Potential Regulatory Change. We believe we are generally less vulnerable than many rural local exchange carriers to potential regulatory changes, including changes in federal support for universal service and in the rules governing federal interstate access services. Many rural local exchange carriers rely to a significant extent on universal service support, particularly in the form of “high cost loop support” that subsidizes the costs of providing local rural telephone service. By contrast, due to our cost structure and GTE’s historical regulatory status, we do not receive high cost loop support. In addition, most rural local exchange carriers operate under an intercarrier compensation mechanism that enables them to charge interstate network access rates higher than ours. Our financial performance has been achieved while operating under the FCC’s CALLS Order, which required us to reduce access rates below those charged by most other rural local exchange carriers.

•	Experienced Leadership. Our senior management team has been responsible for executing our strategies and developing our business since the GTE acquisition. This team averages more than 20 years of telecommunications or other public utility experience, and has a demonstrated track record of acquiring, integrating and operating telecommunications and public utility companies. We are led by Alan L. Wells, our President and Chief Executive Officer, who has 23 years of experience in the telecommunications and electric and gas utility industries. Our entire senior management team is located in Iowa.

Our Strategy

Our objective is to continue to strengthen our position as a leading provider of telecommunications services, focusing primarily on non-metropolitan markets in the Midwest. To achieve this goal, we intend to pursue the following strategies:

•

Maintain Stable Cash Flows from Operations and Disciplined Capital Spending.    We have a diverse residential and business customer base that produces a recurrent revenue stream and predictable cash flows.

Despite fluctuating economic conditions over the past three years, we have generated stable revenues; increased EBITDA (as defined on page 19) from $116.0 million in 2001 to $125.8 million in 2003; and increased net income (loss) from $(6.7) million in 2001 to $28.1 million in 2003. We intend to maintain our financial performance through continued productivity initiatives designed to sustain our margins, reduce costs and improve operating efficiency throughout our businesses. We make disciplined capital expenditure decisions, prioritized on the basis of cost structure improvement, potential for profit generation and maintaining high quality service.

•	Leverage and Enhance Local Presence and Customer Loyalty. We have a strong commitment to local presence and customer relationships. Since the GTE Midwest Incorporated acquisition in 2000, we have established in-state support operations including 14 customer offices and three customer contact centers, which perform functions that historically had been performed from out-of-state locations. We have also created a community relations staff dedicated to maintaining relationships with local leaders and civic organizations. As a result of these and other initiatives, we believe Iowa Telecom has developed a brand identity as a responsive, locally oriented service provider. We intend to use this strong reputation to maintain our competitive market position, cross-sell additional services to our current subscribers and expand our existing customer base. In communities where we face competition from alternative local service providers, we have maintained estimated average market shares of 85% of residential lines and 67% of business lines.

•	Increase Revenue per Access Line by Selling Additional and Enhanced Services. We actively market toll, or long distance, service, dial-up and DSL Internet access and enhanced local services (such as call waiting, caller ID and voice mail) to our local customers as bundled services billed on the same monthly statement the customer receives for basic local service. We have demonstrated increasing success in cross-selling these services to our customer base. The following table shows the average revenue per access line from these additional services for the twelve months ended December 31, 2001, 2002 and 2003 and for the three months ended March 31, 2003 and 2004:

	Average Revenue Per Access Line(1)
				Three months ended March 31,
Service	2001	2002	2003	2003	2004
				(unaudited)
Toll (long distance)	$61	$75	$82	$19	$21
Dial-up Internet	11	23	31	7	10
DSL	1	6	11	2	4
Enhanced local services	18	18	21	5	6

Total	$91	$122	$145	$33	$41

(1)	Average Revenue Per Access Line is computed by dividing the total revenue for the specified service for the period by the average of the access lines at the beginning of the period and the end of the period.

We intend to pursue increased sales of these services to our existing customers and, where appropriate, to test the introduction of further services such as wi-fi networking and web-hosting.

•	Prudent Expansion of Service Area Through our Competitive Local Exchange Carrier Subsidiary. We intend to leverage our strong local presence, superior customer service and economies of scale to pursue customers in markets adjacent to our rural local exchange carrier markets through our competitive local exchange carrier subsidiary, ITC. We plan to continue this strategy carefully by seeking growth opportunities on a low-cost, selective basis. Our investment in ITC in 2003 was $0.9 million and we expect to invest approximately $2.0 million in 2004. We plan to maintain this limited investment approach as we develop our competitive local exchange carrier business in the future.

•	Grow Through Selective Strategic Acquisitions. We intend to continue pursuing a disciplined process of selective acquisitions of access lines from Regional Bell Operating Companies and other rural local exchange carriers, as well as acquiring providers of businesses complementary to ours, such as dial-up and DSL Internet access. Over the past five years, Regional Bell Operating Companies have divested a significant number of access lines nationwide and are expected to continue these divestitures in order to focus on larger markets. We also believe there may be attractive opportunities to acquire rural local exchange carriers, which will likely consolidate as competitive pressures intensify, especially if universal service payments and interstate access rates are reduced. In Iowa alone, there are approximately 150 rural local exchange carriers serving a fragmented market representing approximately 230,000 total access lines. One of our acquisition criteria will be the potential of any proposed transaction to permit increased IDS distributions.

Products, Services and Revenue Sources

We are a rural local exchange carrier providing a range of services to residential and business customers in 440 communities throughout Iowa. We generate revenues by providing: (i) local services, which include basic local telephone service and enhanced local services like voice mail, caller ID and call forwarding; (ii) network access services to interexchange carriers for the origination and termination of interstate and intrastate long distance phone calls on our network; (iii) toll (also known as long distance) services; and (iv) other services and sales, including dial-up and DSL Internet access.

We complement our basic local telephone services by actively marketing products including enhanced local services, long distance services and dial-up and DSL Internet access, all under the Iowa Telecom brand. We believe that our ability to cross-sell to our customer base in this way is bolstered by the fact that we are the sole local telecommunications provider in more than 88% of the communities we serve.

The following table shows our revenues and sales for each of the past three years and for the three months ended March 31, 2003 and 2004 by category of service, in dollar terms and as a percentage of total revenues and sales:

	Year Ended December 31,						Three Months Ended March 31,
	2001		2002		2003		2003		2004
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(dollars in thousands)
Local services	$73,170	36%	$71,427	35%	$70,231	34%	$17,701	35%	$17,762	33%
Network access services	97,762	48	91,854	45	91,031	44	22,103	44	23,665	44
Toll services	17,491	8	20,525	10	21,695	11	5,205	10	5,575	10
Other services and sales	15,549	8	19,513	10	22,552	11	5,289	11	6,430	12

Total revenues and sales	$203,972	100%	$203,319	100%	$205,509	100%	$50,298	100%	$53,432	100%

Approximately 77% of our access lines serve residential customers and 23% serve business customers.

Local Services

Basic Local Service.    Basic local service, which is the key to our historically stable revenues and cash flow, enables customers to make and receive telephone calls within a defined local calling area for a flat monthly fee. The maximum amount that we may charge for basic local service is determined by the Iowa price regulation plan under which we operate. As is customary in the telecommunications industry, we charge our business customers somewhat higher rates than our residential customers. In 2003, the average of our monthly tariff rates for residential service was $12.15, and for business service was $25.09. As a result of a settlement agreement in the appeal of an Iowa Utilities Board rate proceeding involving our incumbent local exchange carrier, which we reached on April 2, 2004, our monthly charges for basic local service will be $16.60 for residential customers and $32.09 for business customers in all of our exchanges effective April 23, 2004.

Enhanced Local Services.    In addition to subscribing to basic local telephone services, our customers may choose from a variety of enhanced or non-basic communications services. These include call waiting, call forwarding, caller ID, voice mail and three-way calling and are billed on the customer’s monthly bill for basic local service. We have pricing flexibility for such services, although under our Iowa price regulation plan we may not increase our prices for some of these services by more than 6% on a revenue-weighted basis in any twelve-month period. Offering such services to local customers through bundled service packages is an important part of our strategy to increase average revenue per subscriber. Our average monthly revenues from these services was $1.71 per line in 2003, a 14% increase over 2002.

Network Access Services

We bill access charges to long distance companies and other carriers for the use of our facilities to terminate or originate calls on our network. These fees relate to long distance, or toll calls, that involve more than one company in the provision of the service. Network access charges compensate us for the services we provide to long distance companies and other carriers for completing calls for customers we do not bill directly. The significant fees we receive for providing network access services enhance the stability and predictability of our revenues and cash flows.

We receive two types of network access revenues. We generate intrastate access revenues when an intrastate long distance call involving another carrier is placed or received by a customer in one of our exchanges, to or from another party located in Iowa. The other carrier pays us an intrastate access charge, the level of which is regulated and approved by the Iowa Utilities Board. We generate interstate access revenues when an interstate long distance call is originated or terminated by a customer calling from one state to a customer in another state and one of the parties is a local service customer of ours. We bill interstate access charges in the same manner as we bill intrastate access charges; interstate access charges are regulated and approved by the FCC.

Toll Services

We began offering toll, or long distance, services in July 2000 and have increased our revenues from this business to $21.7 million in 2003 through sales to our established customer base. We have leveraged our strong customer relationships and single billing approach to achieve this revenue growth with minimal need for additional capital expenditures. The following table shows our number of toll service subscribers as of the date shown:

Toll Service Subscribers
As of December 31,				As of March 31,
2000	2001	2002	2003	2003	2004
35,200	64,500	93,900	110,400	103,700	116,000

We market long distance under our Iowa Telecom brand name, but we provide service through a combination of our own network facilities and a resale arrangement we have with Iowa Network Services, Inc. Long distance revenues are earned as our long distance customers place calls, with charges generally based on the length of the call and the applicable per-minute rate. Some customers pay a fixed minimum monthly charge for our long distance service independent of calls actually made. In order to offer attractively priced options to our customers, we often bundle long distance service with our local services, dial-up and DSL Internet offerings.

Other Services and Sales

This revenue source consists largely of our dial-up and DSL Internet access service.

Immediately following the GTE Midwest Incorporated acquisition, we began offering dial-up Internet access, which GTE Midwest Incorporated had not previously made available. At the time of the acquisition we agreed with the Iowa Utilities Board to provide dial-up Internet service in all of our markets by December 31, 2000, and within our first six months of operations we offered dial-up access to all of our exchanges, including 55 exchanges that had not previously had a local dial-up provider. As of March 31, 2004, we had 53,900 dial-up Internet subscribers. We view Internet access as a source of low-cost-revenue growth, as we market this service to our existing customer base. Approximately 21% of our access line customers also subscribe to our dial-up or DSL Internet service, and we expect to continue to increase this percentage over time.

We began offering DSL service in a few markets in late 2001. Over the last two years, we have installed DSL equipment in 82 exchanges. We estimate that we are currently capable of providing DSL to 49% of our customers. The following table shows our number of dial-up and DSL Internet subscribers as of the dates shown.

	Subscribers as of
	December 31,				March 31,
Service	2000	2001	2002	2003	2003	2004
Dial-up Internet	4,156	21,300	35,800	49,700	39,100	53,900
DSL	—	1,300	3,300	6,800	4,000	8,600

Total	4,156	22,600	39,100	56,500	43,100	62,500

Competitive Local Exchange Carrier Services

We currently provide competitive local exchange carrier services through our wholly-owned subsidiary, ITC. ITC offers a broad range of traditional and enhanced wireline communications services to business and residential customers in 15 communities throughout Iowa, representing approximately 8,400 total access lines as of May 1, 2004. We view our competitive local exchange carrier business as a cost-effective way to leverage our Iowa Telecom brand and corporate infrastructure in pursuit of customer acquisitions in markets adjacent to those served by our incumbent local exchange carrier operations. Our strategy has been to target contiguous rural markets that historically have been underserved and subject to minimal competition. In these markets, we can compete cost effectively through our interconnection agreements with the incumbent provider, pursuant to which we may purchase lines on a “wholesale” basis for approximately $16.29 per line per month. We are able to offer competitively priced bundled services, including options such as DSL in some markets, which the incumbent provider often has not made available.

We typically enter selected communities and compete on price by utilizing a low-risk unbundled network element platform. This entry strategy permits us to use the incumbent carrier’s existing loop and switches and thus requires minimal upfront capital investment on our part. We will consider installing owned communications equipment in a community only after we have achieved sufficient scale.

To the extent our competitive local exchange carrier business is not profitable in the future, we will decrease our level of investment accordingly. The cost to expand our competitive local exchange carrier operations is predominantly comprised of variable expenses (for example, marketing and sales expenses), which allows us to more readily control the level of cash flow required to support expansion of this business and provides the opportunity to lower spending levels if necessary. We intend to pursue our competitive local exchange carrier strategy in a controlled fashion by taking advantage of growth opportunities on a low-cost, selective basis.

ITC began operations in February 2002, currently has 24 employees and as of May 1, 2004 serves approximately 2,900 business and 5,500 residential access lines. In 2003, ITC had revenues of $1.4 million, representing less than 1% of our total; and a net loss of $367,000. ITC currently accounts for 2% of Iowa Telecom’s total access lines and continues to increase access lines. Our investment in ITC in 2003 was $0.9 million and we expect to invest approximately $2.0 million in 2004. We plan to maintain this limited investment approach as we develop our competitive local exchange carrier business in the future.

Sales and Marketing

We have established a sales and marketing organization that centralizes marketing strategies and deploys sales and customer services resources locally. We have a dedicated sales force for business customers and have opened 14 local offices at which customers can contact us in person to address their needs.

We believe that customers in rural communities are concerned with the fact that historically they have had access to less sophisticated telecommunications products and services than consumers in urban locations. We believe these concerns have increased in recent years as advanced telecommunications services, such as readily available broadband Internet access, have come to be seen as essential to economic growth. We believe that residential and business end-users will be more likely to increase the use of our products and services if we are perceived as a locally managed provider, committed to delivering advanced telecommunications services to the communities we serve.

To address our customers’ needs, we have established in-state support operations including 14 customer offices and three customer contact centers, functions that historically had been provided from out-of-state locations. These customer offices and contact centers provide us with a significant degree of customer contact, thereby affording us an opportunity to offer and sell additional and enhanced services to our subscribers. In addition, we have created a community relations department whose purpose is to maintain an ongoing relationship with community leaders and organizations throughout our service area, with a view to developing Iowa Telecom’s brand identity as a responsive, locally oriented provider. We believe this reputation also enhances our potential to cross-sell additional services to our existing subscriber base. See “—Our Strategy—Leverage and Enhance Local Presence and Customer Loyalty.”

We have also begun to market local telephone services in attractively priced packages including long distance, enhanced local services and dial-up Internet and DSL services. We believe bundled services are popular with customers because they permit the purchase of a number of services at a discount to the pricing that would be available on an individual service basis. We intend to expand this marketing strategy, which we expect will increase average revenue per access line. We also believe that integrated packages of quality services result in a more loyal and satisfied customer base and reduced subscriber turnover. See “—Our Strategy—Increase Revenue per Access Line by Selling Additional and Enhanced Services.”

Competition

Local Service.    We currently face competition from other providers of local services in 40 of the 425 communities our incumbent local exchange carrier serves. In 33 communities, independent local exchange carriers operating in adjacent exchanges and municipal utilities have constructed networks in order to serve customers in our communities. In other communities, competitive local exchange carriers are reselling our services or using their own facilities in combination with ours to provide telecommunications services. The Iowa Utilities Board estimates that our market share in the communities where we face competition from competitive local exchange carriers, considered as a group, is 85% of residential lines and 67% of business lines. When all of the communities we serve are considered, our market share has been estimated by the Iowa Utilities Board to be 93% of residential lines and 81% of business lines.

Wireless and Emerging Technology Competition.    According to FCC data, wireless service providers served approximately 1.24 million subscribers in Iowa as of December 2003. We expect that wireless providers will continue to provide services that compete with ours. Technological developments in cellular telephone features, personal communications services, telephone services over cable television systems, satellite, voice over Internet protocol and other wireless technologies will continue to provide our customers with alternatives to the traditional local telephone services we provide.

Iowa Communications Network.    The Iowa Communications Network, a state-owned network with more than 3,000 miles of fiber optic cable extending into all 99 Iowa counties, is used primarily for educational purposes and is not linked to the public telephone network. The Iowa Communications Network could be used to provide voice, data and video communications, instead of routing those communications through our network. Current state law, however, limits use of the Iowa Communications Network to school districts, institutions of higher education, state and federal agencies, the United States Post Office, hospitals and physicians’ clinics and public libraries. The Iowa legislature has previously considered modifying state law to allow for the sale of the Iowa Communication Network to a third party, but such a sale is currently legally prohibited.

Our Competitive Local Exchange Carrier Subsidiary.    Our competitive local exchange carrier subsidiary, ITC, competes with Qwest in 15 Iowa communities. ITC offers the same services as those offered by Qwest, using unbundled network elements platform, and also provides DSL service in three exchange areas served by Qwest.

Long Distance.    We face significant competition in the long distance market. There are more than 80 interexchange carriers and a substantial number of local exchange carriers providing long distance service in Iowa. AT&T, Sprint, and MCI currently are the other major long distance providers in our service territory. We believe that wireless service also competes with the traditional wireline long distance service that we provide. Although the long distance market is competitive, we believe we are in a good position relative to our peers given our local presence, strong brand and ability to offer both long distance and local services in a single bill. Approximately 42% of our local customers also subscribe to our long distance services.

Dial-up and DSL Internet Access.    In many markets we face competition from other dial-up and broadband Internet service providers. Many such dial-up competitors are neighboring incumbent local exchange carriers, small proprietors with service in only a few communities and, in some circumstances near larger Iowa communities, national providers such as America Online and the Microsoft Network. In some of our markets, broadband competition exists from cable television providers (principally Mediacom Communications), wireless broadband providers using non-licensed spectrum and competitive local exchange carriers that either have their own facilities or have collocated DSL equipment in our central offices. We believe our ability to sell dial-up or broadband services on a bundled basis with local and long distance service enhances our competitive position for continued growth in dial-up and DSL Internet sales.

Customers

Our incumbent local exchange carrier operates 294 local telephone exchanges in 425 largely rural communities with an aggregate population of 344,600 or 11.75% of the state’s population. Our business is largely concentrated in the eastern and southern portions of Iowa. According to the 2000 U.S. Census, our service area includes four communities with a population over 9,000; ten communities with a population between 5,001 and 9,000; 26 with a population between 2,000 and 5,000; and more than 385 with a population under 2,000. The largest five communities in our service area in Iowa are (2000 population figures in parentheses): Newton (15,579); Pella (9,832); Fairfield (9,509); Grinnell (9,105); and Mount Pleasant (8,751). These five communities represent approximately 15% of the access lines we serve.

Approximately 77% of our incumbent local exchange carrier access lines serve residential customers, a level that is typical for rural telephone companies. We do, however, provide service to several large businesses in our service areas, including Maytag Corporation (headquartered in Newton), Pella Corporation (headquartered in Pella) and Vermeer Manufacturing Company (also headquartered in Pella). In addition, Grinnell and Pella are the respective homes of four-year universities, Grinnell College and Central College. No single local service customer represented more than 5% of our total 2003 revenues.

As a competitive local exchange carrier, we operate in 15 local telephone exchanges with an aggregate population of 227,000 or 7.8% of the state’s population. According to the 2000 U.S. Census, our service area includes nine communities with a population over 10,000 and four communities with a population between 5,001 and 10,000. The largest five communities served by our competitive local exchange carrier are (2000 population figures in parentheses): Ankeny (27,117); Burlington (26,839); Marshalltown (26,009); Ottumwa (24,998); and Indianola (12,998). These five communities represent approximately 52% of the total access lines in our competitive local exchange carrier markets. Approximately 76% of the access lines in our competitive local exchange carrier markets serve residential customers.

Network access charges historically have been our largest source of revenues. Of the carriers paying these charges, AT&T is our single largest customer and represented approximately 11% of our revenues in 2002; no other period was greater than 10% for any customers. Despite the high percentages of these revenues that we receive from AT&T, we are not dependent on AT&T for these payments. Without regard to the wireline long distance provider used by our customers, we continue to be entitled to receive access charges. Our network access revenues are highly correlated to the number of access lines in service.

Services.    GTE Midwest Incorporated, the former holder of our old preferred stock, is a wholly owned subsidiary of Verizon Communications Inc. We currently have several contracts with Verizon Communications Inc. pursuant to which we receive telecommunications services, including directory, access, repair and other miscellaneous services. Within the past year, we have also purchased equipment from Verizon for resale, inventory and supplies. We receive revenues from Verizon for special access services, terminating cellular calls and rental payments under a building lease.

Network Facilities

We operate 294 local exchanges in Iowa serving approximately 262,000 access lines in 425 communities. All of our exchanges are served by digital switches that we own, the majority of which were manufactured by Nortel Networks. All of our switches are capable of providing one-plus equal access for long distance service and are linked through a combination of aerial, underground and buried cable, including 2,750 miles of fiber optic cable. Most of our primary network routes have been upgraded from copper to fiber optic cable. The advantages of fiber optic cable compared to copper facilities are greater capacity, flexibility and increased reliability. Our network operations and monitoring services are provided by Iowa Network Services, Inc. pursuant to contractual arrangement. Iowa Network Services, Inc. also provides those services for its own network and for other local exchange carriers in Iowa. Automated alarm systems are in place to alert us to problems with our facilities, and our own technicians are on call to make any necessary repairs to the network.

The network facility upgrades we have completed since the GTE Midwest Incorporated acquisition include the following:

•	We have migrated most of the traffic from our switches onto our own network facilities, reducing costs paid to third parties.

•	We have reduced the number of customers served by analog carrier from approximately 4,600 to 2,000. An analog carrier line is not fully compatible with advanced telephone services such as high-speed Internet.

•	We have deployed voice-mail services to an additional 39 exchanges, enabling this service for an additional 35,000 customers.

•	We have deployed DSL service to 82 exchanges. We believe 49% of our access lines are now DSL eligible.

•	We have built a widespread data network to support our dial-up and DSL customers.

Our 2004 network improvement plan was approved by the Iowa Utilities Board on May 10, 2004. Pursuant to this plan, we will further transform our existing network switching platform and distribution facilities, including our local loops and our facilities for interoffice transport, to better support the advanced communications needs of our subscribers during 2004. The additional revenues made available by the settlement agreement will fund our network improvement plan and will allow us to accelerate the rate at which we deploy DSL and other broadband services, replace analog carrier, upgrade switching platforms, install fiber, and otherwise support and deploy new voice and data services. We will file our proposed network improvement plan for fiscal years 2005 through 2007 in the fourth quarter of 2004. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Cash Used in Investing Activities.”

Employees

We employ approximately 617 full-time employees, all of whom are based in Iowa. A total of approximately 375 employees are located at our headquarters in Newton, Iowa and our operations center in Grinnell, Iowa.

We have a collective bargaining agreement with the Communications Workers of America, or CWA, which covers approximately 200 of our employees and expires in June 2007. We also have a collective bargaining agreement with the International Brotherhood of Electrical Workers, or IBEW, which covers approximately 24 of our employees and expires in June 2009. There have been no work stoppages or strikes by our IBEW and CWA employees in the past 10 years, and we consider our employee relations to be good.

Environmental Regulations

Our operations are subject to federal, state and local laws and regulations governing the use, storage, disposal of, and exposure to, hazardous materials, the release of pollutants into the environment and the remediation of contamination. As an owner or operator of property and a generator of hazardous wastes, we could be subject to certain environmental laws that impose liability for the entire cost of cleanup at a contaminated site, regardless of fault or the lawfulness of the activity that resulted in contamination. We believe, however, that our operations are in substantial compliance with applicable environmental laws and regulations.

Properties

We own most of our administrative and maintenance facilities, central offices and remote switching platforms, and transport and distribution network facilities. Our corporate headquarters is located in Newton, Iowa in a 41,600 square foot facility that we own. We also own a 63,100-square foot building in Grinnell, Iowa of which 50% is used for our operations group and 50% is leased to a third party, and a 35,900-square foot warehouse and distribution center in Grinnell, Iowa.

Our transport and distribution network facilities include a fiber optic and copper wire backbone, and a distribution network that connects customers both to remote switch locations or the central office in their exchange, and to network points of presence or interconnection with interexchange carriers. These facilities are located on land either owned by us or used by us pursuant to permits, rights of way, easements or other authorizations.

Legal Proceedings

We currently, and from time to time, are involved in litigation and regulatory proceedings incidental to the conduct of our business. We are not a party to any lawsuit or proceeding that, in the opinion of our management, is likely to have a material adverse effect on us.

Intellectual Property

We believe we have the trademarks, trade names and licenses that are necessary for the operation of our business as we currently conduct it. We do not consider our trademarks, trade names or licenses to be material to the operation of our business.

Regulation

The following summary does not describe all present and proposed federal, state and local legislation and regulations affecting us or the telecommunications industry. Some legislation and regulations are currently the subject of judicial proceedings, legislative hearings and administrative proposals that could change the manner in which we or our industry operates. Neither the outcome of any of these developments, nor their potential impact on us, can be predicted at this time. Regulation can change rapidly in the telecommunications industry, and such changes may have an adverse effect on us in the future. See “Risk Factors—Our business is subject to extensive regulation that could change in a manner adverse to us.”

Overview

We are subject to federal, state and local government regulation. We hold various authorizations for our service offerings. At the federal level, the FCC has jurisdiction over common carriers, such as us, to the extent that their facilities are used to originate, terminate or provide interstate and international telecommunications services. The Iowa Utilities Board exercises jurisdiction over our intrastate telecommunications services within Iowa. In addition, under the Telecom Act, federal and state regulators share responsibility for regulating such matters as interconnection between carriers. Municipalities and other local government agencies regulate certain aspects of our business, such as our use of public rights-of-way, and by requiring that we obtain construction permits and comply with building codes.

The following description discusses some of the major telecommunications-related regulations that affect us, but numerous other substantive areas of regulation not discussed here may influence our business. When we refer to “our incumbent local exchange carrier,” we mean Iowa Telecommunications Services, Inc. When we refer to “our competitive local exchange carrier,” we mean our subsidiary Iowa Telecom Communications, Inc.

Federal Regulation

We are subject to, and must comply with, the federal Communications Act of 1934, as amended (the “Communications Act”). Under the Communications Act, we must obtain FCC approval before we transfer control of our company or any of our radio-frequency licenses or other authorizations issued by the FCC or before we discontinue our interstate service in any area.

The Telecom Act, which amended the Communications Act, changed and will continue to change the regulatory and competitive landscape in which we operate. The most important of these changes are the removal of most legal barriers to market entry into local telephone services, requiring that incumbent local exchange carriers, such as our incumbent local exchange carrier, interconnect with competitors and offer unbundled network elements; establishing procedures for the Regional Bell Operating Companies to provide long distance services within their home regions; and creating greater opportunities for competitive providers, such as our competitive local exchange carrier, to compete with other incumbent local exchange carriers. Each of these changes is discussed below.

Access Charges

The FCC regulates the prices that incumbent local exchange carriers charge for the use of their local networks in originating or terminating interstate and international transmissions. State regulatory commissions, such as the Iowa Utilities Board, regulate prices for access provided in connection with the origination and termination of intrastate transmissions. The prices that we and other incumbent local exchange carriers charge for use of the local telephone networks to complete interexchange calls—access services—are called “access charges.”

We provide two types of access services, special access and switched access. The rates for special access, which is provided via dedicated circuits connecting long distance carriers to our network, are structured as flat-rate monthly charges. Rates for switched access are structured as a combination of flat-rate monthly charges, which are paid by end users, and per-minute traffic sensitive charges, which are paid by long distance carriers. A significant amount of our revenues comes from access charges derived from both intrastate and interstate and international transmissions.

Since 1991, the FCC has implemented a system of price cap regulation for interstate access charges established by the largest incumbent local exchange carriers, as well as for any other, smaller incumbent local exchange carriers that choose to be subject to price cap regulation. Our incumbent local exchange carrier has operated under the price cap regime since July 2000 as a result of our acquiring GTE Midwest Incorporated’s Iowa exchanges and succeeding to GTE’s obligations to price its access charges in accordance with price cap regulation. We believe our incumbent local exchange carrier is the smallest carrier in the nation operating under the FCC’s price cap rules. Under these rules, access prices are adjusted based on price indices developed using a number of factors, including the rate of inflation and productivity factors. Under price cap regulation, an incumbent local exchange carrier has greater flexibility in determining the amount of revenues that may be recovered from a particular access service.

As of and since July 1, 2000, our incumbent local exchange carrier’s interstate access charges have been established in accordance with the FCC’s CALLS Order. The CALLS Order, which governs our interstate access charges until June 30, 2005, reformed access charge regulation for carriers subject to price caps. It implemented a system for reducing per-minute traffic sensitive rates for switched access services to specific target levels that the FCC believed more closely approximated the cost of providing those services. We met the target rates for switched access in our access charge filings made with the FCC in July 2001. In September 2003, the FCC permitted our incumbent local exchange carrier to increase our rates for switched access to more closely reflect our forward-looking economic costs.

The CALLS Order also permitted us to recover a greater proportion of our local costs by increasing the subscriber line charge levied on end users. In June 2002, the FCC adopted an order that permitted all price cap-regulated carriers, including us, to increase further the subscriber line charge. That order is the subject of a pending judicial review.

Our incumbent local exchange carrier files tariffs for its interstate access charges with the FCC annually.

In addition to the access charge system, our incumbent local exchange carrier also is subject to the requirements of the Communications Act and the FCC that impose on telecommunications carriers a duty to establish reciprocal compensation arrangements for the transport and termination of telecommunications between telecommunications carriers. See “—Interconnection with Local Telephone Companies and Access to Other Facilities.” Under these rules, the calling party’s carrier must compensate the called party’s carrier for costs associated with transporting and terminating the call.

In April 2001, the FCC released a Notice of Proposed Rulemaking to determine whether to adopt a unified regime that would apply to all of these intercarrier compensation arrangements; such a regime could be a successor to the five-year transitional access charge system established by the CALLS Order. The FCC’s Notice seeks comment on various possible reforms, including an alternative to the current “calling-party’s-network-pays” system known as “bill-and-keep.” Under “bill-and-keep” arrangements, each carrier would be required to recover the costs of terminating (and originating) calls from its own end users. We are actively participating in discussions with other industry parties aimed at developing a joint proposal on intercarrier compensation for this FCC proceeding and other FCC proceedings relating to the issue. It is uncertain whether these discussions will produce a consensus proposal. The outcome of these discussions and the FCC’s proceedings are uncertain but could result in significant changes to the way in which we receive compensation from other carriers and our end users. At this time, we cannot estimate whether the FCC or Congress will reform the current system or, if so, whether and to what extent any changes will affect our incumbent local exchange carrier’s access charge revenues and other reciprocal compensation receipts and payments.

On May 18, 2004 the FCC issued an Order affecting the billing of interstate switched access charges for competitive local exchange carriers including our competitive local exchange carrier. The FCC added provisions to its existing competitive local exchange carrier access rules that limit the billing of the Preferred Interexchange Carrier Charge by competitive local exchange carriers and limits the access rate competitive local exchange carriers can charge for tandem switching and transport. We believe neither of these rule changes will materially impact the access revenues of our competitive local exchange carrier.

Our competitive local exchange carrier also charges for interstate access in accordance with FCC requirements. These rules allow us to set our competitive local exchange carrier’s rates at the current National Exchange Carrier Association rates for switched access, excluding the rate for carrier common line charges.

Removal of Entry Barriers

Following the passage of the Telecom Act, the level of competition in the local markets served by our incumbent local exchange carrier has increased and is expected to increase. See “Business—Competition.” The requirements of the Telecom Act also effectively remove or prevent legal barriers to market entry and thereby permit our competitive local exchange carrier to provide competitive local exchange service in Iowa.

Interconnection with Local Telephone Companies and Access to Other Facilities

The Telecom Act imposes several requirements on all local exchange carriers, including competitive local exchange carriers, with additional requirements imposed on incumbent local exchange carriers. These requirements are intended to promote competition in the local exchange market by, in part, ensuring that a carrier seeking interconnection will have access to the interconnecting carrier’s network functionalities under reasonable rates, terms and conditions.

All local exchange carriers, including both our incumbent local exchange carrier and our competitive local exchange carrier, must comply with the following requirements:

•	Resale. Local exchange carriers generally may not prohibit or place unreasonable restrictions on the resale of their local services at retail rates.

•	Telephone Number Portability. Local exchange carriers must provide for telephone number portability, allowing a customer to keep the same telephone number even when switching service providers.

•	Dialing Parity. Local exchange carriers must provide dialing parity, which allows customers to route their calls to another local service provider without having to dial special access codes.

•	Access to Rights-of-Way. Local exchange carriers must provide access to their poles, ducts, conduits and rights-of-way on a reasonable, nondiscriminatory basis.

•	Reciprocal Compensation. Each local exchange carrier on whose network a call originates must reasonably compensate each telecommunications carrier on whose network the call terminates.

Under the Telecom Act, all incumbent local exchange carriers, including our incumbent local exchange carrier, have the following additional obligations except for certain exempt “rural telephone companies”:

•	Duty to Negotiate. Negotiate in good faith with any carrier requesting interconnection.

•	Interconnection. Provide interconnection for the transmission and routing of telecommunications at any technically feasible point in the network, equal to interconnection provided to an affiliate or other party, and on just, reasonable and nondiscriminatory rates, terms and conditions

•	Unbundling of Network Elements. Provide nondiscriminatory access to unbundled network elements or combinations of unbundled network elements at cost-based rates.

•	Resale. Offer its retail local telephone services to resellers at a wholesale rate that is less than the retail rate charged to end users.

•	Notice of Changes. Provide notice of changes in information needed for another carrier to transmit and route services using the incumbent local exchange carrier’s facilities.

•	Collocation. Provide physical collocation, which allows competitive local exchange carriers to install and maintain their own network termination equipment in incumbent local exchange carriers’ central offices, or to obtain functionally equivalent forms of interconnection.

Our incumbent local exchange carrier is a “rural telephone company,” as defined by the Communications Act. In 1997, the Iowa Utilities Board removed the rural exemption applicable to what were then GTE Midwest Incorporated’s Iowa exchanges.

As we are a local exchange carrier subject to the interconnection requirements of the Telecom Act, we are required to provide interconnection after receipt of a bona fide request for such arrangements from a competing carrier. The Telecom Act affords small local exchange carriers (those with less than two percent of the nation’s access lines) the opportunity to petition the state regulatory agency for an exemption or modification of these requirements. In accordance with the Telecom Act, our incumbent local exchange carrier applied to the Iowa Utilities Board for, and we obtained a modification of, the requirements that it implement number portability, sometimes referred to as LNP, where competitive local exchange carriers request this service. In March 2004, we filed with the Iowa Utilities Board, a request for exemption and modification of the implementation schedule mandated by the FCC in its November 2003 wireless local number portability order. The FCC mandated that local number portability be available in all switch locations by May 24, 2004. The Iowa Utilities Board has granted a stay of the implementation date until October 24, 2004 and we expect to gain additional relief until January 2005 and beyond to manage the statewide implementation of local number portability in our network. Our incumbent local exchange carrier has not requested any exemption or modification of, and we believe we are otherwise in compliance with, all other interconnection requirements of the Telecom Act.

Our incumbent local exchange carrier currently has 38 interconnection agreements in force with wireline competitive local exchange carriers and wireless carriers. Our incumbent local exchange carrier is currently renegotiating all wireline interconnection agreements to reflect compliance with the Triennial Review Order described below.

Unbundling of Network Elements

To implement the interconnection requirements of the Telecom Act, incumbent local exchange carriers, including our incumbent local exchange carrier, are required to provide unbundled network elements to competitors based on forward-looking economic costs, using the total element long-run incremental costs, or TELRICs, methodology. Our incumbent local exchange carrier is in compliance with these requirements and is meeting its obligations to unbundle its network. Also based on these requirements, our competitive local exchange carrier has entered some local markets where Qwest is the incumbent local exchange carrier by obtaining a combination of unbundled network elements, including unbundled switching and local loops, from Qwest. This combination of unbundled network elements is referred to as the unbundled network elements platform.

In February 2003, in its Triennial Review Order, the FCC revised its rules requiring the unbundling of network elements by incumbent local exchange carriers. Among the more significant of the FCC’s determinations was eliminating the requirement for line sharing (that is, when a competitive local exchange carrier offers Internet access services over the high frequency portion of the incumbent local exchange carrier’s local loop), redefining the standard for determining which services are subject to unbundling, eliminating switching unbundled network elements for business customers served by high capacity loops, eliminating the requirement for unbundling of packet switching services and new fiber-to-the-home technology, redefining the local loop unbundled network elements to provide for identification of interoffice dedicated transport and clarifying what is a qualifying service for purposes of obtaining interconnection.

In the Triennial Review Order, the FCC made a nationwide determination that competition in mass markets would be impaired without unbundled access to incumbent local exchange carrier switches and to certain dedicated transport elements. The FCC also delegated to state regulatory agencies an increased role in determining which individual elements must be unbundled in the geographic markets they regulate, and specifically directed state regulators to consider whether competition in enterprise and mass markets would be impaired without access to incumbent local exchange carrier switching and certain dedicated transport elements on an unbundled basis. An Iowa Utilities Board proceeding in response to this directive is underway. See “Regulation—State Regulation—Incumbent Local Exchange Carrier.”

On March 2, 2004, the United States Court of Appeals for the District of Columbia Circuit in part vacated and remanded the Triennial Review Order and affirmed in part. Among the more significant of the reversals by the court was its holding unlawful the FCC’s delegation to state regulatory agencies and its vacating and remanding the FCC’s determinations regarding nationwide impairment. The court also vacated the FCC’s distinction between qualifying and non-qualifying services for purposes of interconnection.

With respect to our incumbent local exchange carrier, the Triennial Review Order will affect how we deal with competitors in our local markets, although we cannot predict its impact. If, notwithstanding the court’s order, the new rules ultimately are sustained or are reaffirmed by the FCC, our competitive local exchange carrier could be adversely affected by removal of the requirement that Qwest, as an incumbent local exchange carrier, provide unbundled switching. Our competitive local exchange carrier also could be adversely affected by the FCC’s determination that new fiber-to-the-home technology need not be unbundled, which determination was upheld by the court of appeals. As a result of the court of appeals action potentially impacting the ongoing availability of unbundled network element platform, and at the general urging of the FCC, Qwest and a consortium of competitive local exchange carriers, including our competitive local exchange carrier, have entered into discussions concerning a negotiated agreement that would define the terms, conditions and rates. Qwest would continue to make unbundled network element platform service available to competitive local exchange carriers on an ongoing basis, regardless of further regulatory action. We cannot predict the impact, if any, that any agreement or failure to come to an agreement may have on our competitive local exchange carrier.

The court of appeals has temporarily stayed those portions of the Triennial Review Order that it vacated. There has been no final decision by the FCC to seek review of the court of appeals’ decision by the Supreme Court, and it is uncertain whether the Supreme Court would grant such review if sought.

The FCC is examining its TELRIC pricing rules, which apply generally to all unbundled network elements. The FCC may, in the future, reconsider other aspects of its local competition rules. Congress may consider legislation that would affect local competition and these rules. We cannot predict the outcome of any of these proceedings, or of any action or decision taken by the FCC, the Iowa Utilities Board, any legislative body or court concerning the rules regarding local competition, and how any changes would affect either our incumbent local exchange carrier or our competitive local exchange carrier.

Bell Operating Company Entry into Long Distance Services

Qwest is our competitive local exchange carrier’s principal competitor in regions in which Qwest is the incumbent local exchange carrier. Pursuant to provisions of the Telecom Act, in December 2002, the FCC authorized Qwest to provide in-region long distance services in Iowa. Once an Regional Bell Operating Company, such as Qwest, is authorized to provide long distance services, it may compete more directly with providers of integrated communications services, such as our competitive local exchange carrier.

As a rural local exchange carrier, we can offer long distance services without providing those services through a separate affiliate. Our incumbent local exchange carrier, however, is required to provide these services through a separate division, which is subject to some prohibitions.

Regulation of Interstate and International Services

The Communications Act requires that we offer interstate and international common carrier services at just and reasonable rates and on terms and conditions that are not unreasonably discriminatory. In general, our interstate and international long distance services are not subject to rate regulation but are subject to the FCC’s complaint procedures. Pursuant to the FCC’s rules, we disclose the terms and conditions of our long distance services on our web site.

Universal Service

The FCC is required to establish a “universal service” program, to ensure that affordable, quality telecommunications services are available to all Americans. The program at the federal level has several components, including one that pays support to “high cost” areas, including rural local exchange carriers for which the costs of providing basic telephone service are higher than the national average. The Telecom Act altered the framework for providing and funding universal service by:

•	requiring the FCC to make implicit subsidies explicit;

•	expanding the types of telecommunications carriers that are required to pay universal service support; and

•	allowing telecommunications carriers to apply to state regulators for, and be eligible for, universal service support, including where they serve customers formerly served by incumbent local exchange carriers.

These and other provisions were intended to make the provision of and contributions to universal service compatible with a competitive market.

Universal service funds are only available to carriers designated as eligible telecommunications carriers by the state regulatory commission. Although our incumbent local exchange carrier is certified as an eligible communications carrier by the the Iowa Utilities Board with respect to the 294 exchanges that we operate, under current FCC rules it is not eligible to receive any high-cost support because we purchased our exchanges from GTE Midwest Incorporated, which did not receive any high-cost support, and because our average loop costs are less than the national average (and, under the FCC’s rules, support is only available for carriers with loop costs above the national average). See “—Access Charges.”

The CALLS Order also provided for a phase-out of implicit universal service support mechanisms (which had, in part, relied on setting rates for interstate access above cost), to be replaced with more explicit subsidy mechanisms. The CALLS Order created an interstate access support fund as part of the universal service fund. Currently, our incumbent local exchange carrier receives $4.1 million in annual universal service support arising out of the reforms in switched access charges implemented as a result of the CALLS Order.

Our competitive local exchange carrier has been certified as an eligible telecommunications carrier in Iowa by the Iowa Utilities Board. Our competitive local exchange carrier does not receive any high-cost or interstate access support for the Qwest markets it has entered because Qwest does not currently receive any high cost and nominal interstate switched access support for the markets served by our competitive local exchange carrier.

Our incumbent local exchange carrier and competitive local exchange carrier are required to make contributions to the federal universal service program based on methodologies and procedures established by the FCC. Contributions to the federal universal service fund are based on revenues from interstate and international services. In accordance with FCC rules, we recover our contributions from our customers through a per line charge that is adjusted each quarter. In 2003, our incumbent local exchange carrier and competitive local exchange carrier collected and contributed to the universal service fund approximately $2.5 million and $400,000, respectively.

In 2000, the FCC implemented new rules for non-rural telephone companies to provide universal service support on the basis of forward-looking costs. In May 2001, the FCC adopted a proposal from the Rural Task Force to reform universal service support for rural areas. As adopted, for an interim five-year period until no later than July 1, 2006, eligible rural carriers will continue to receive support based on a modified embedded cost mechanism. The FCC has indicated that, for the period thereafter, it will develop a comprehensive plan for high-cost support mechanisms for rural and non-rural carriers, which may rely on forward-looking cost estimates. We are unable to predict whether and to what extent our incumbent local exchange carrier would be eligible to receive any federal high-cost support under such a plan.

On February 27, 2004, the Federal-State Joint Board on Universal Service made several recommendations for action by the FCC, including the adoption of permissive federal guidelines for states to consider in designating eligible telecommunications carriers, limiting high-cost support to the primary line at each location and capping high-cost support in areas where a competitive carrier is designated as an eligible telecommunications carrier. The FCC has one year to act on these recommendations. We cannot predict the outcome of this proceeding or its effect on us.

Internet

We provide Internet access services as an ISP. To date, because the FCC has classified such services as information services, rather than telecommunications services, they are not subject to various regulatory obligations imposed on common carriers, such as paying access charges or contributing to universal services. Our ISP business is, and may become, subject to a variety of other legal requirements relating to privacy, copyright, the conveyance of obscenity, indecent speech, unsolicited electronic messages and taxation.

In February 2004, the FCC determined that a particular type of entirely Internet-based voice over Internet protocol service also is an information service and exempt from such regulatory obligations. Also in February 2004, the FCC launched a comprehensive rulemaking to determine the appropriate types of regulation (including such matters as intercarrier compensation and contributions to universal service) to which ISPs offering or enabling different types of services, including voice over Internet protocol, should be subject. We cannot predict the outcome of this proceeding or the effect of FCC decisions on any of our ISP, incumbent local exchange carrier or competitive local exchange carrier businesses.

Customer Information

Companies such as our incumbent local exchange carrier are subject to statutory and regulatory limitations on the use of customer information we acquire by virtue of providing telecommunications services, including information related to the quantity, technical configuration, type, destination and the amount of a customer’s use of services. Under these rules, we may not use such information acquired through one of our service offerings to market other service offerings without the approval of the affected customers. We believe that we are in compliance with these obligations which may affect our incumbent local exchange carrier’s ability to market some services to our customers.

Communications Assistance for Law Enforcement Act

Under the Communications Assistance for Law Enforcement Act and related federal statutes, we are required to provide law enforcement officials with call content and call identifying information under a valid electronic surveillance warrant and to reserve a sufficient number of circuits for use by law enforcement officials in executing court-authorized electronic surveillance. We believe we are in compliance with the those laws and regulations, as currently applied.

Preferred Carrier Selection Changes

A customer may change his or her preferred long distance carrier at any time, but the FCC and the Iowa Utilities Board regulate this process and require that specific procedures be followed. The FCC and Iowa Utilities Board have levied substantial fines for unauthorized changes and have recently increased the penalties for such conduct. We believe we are in compliance with the required processes and procedures, and no such fines have been assessed against us.

State Regulation—Incumbent Local Exchange Carrier

The Iowa Utilities Board is responsible for regulating the terms and conditions, including rates, of our incumbent local exchange carrier’s intrastate local telephone service and switched access service for intrastate transmissions within Iowa. The Iowa Utilities Board also has jurisdiction over the service quality of the incumbent local exchange carrier’s intrastate services and relationships with our customers. As required by the Iowa Utilities Board, our incumbent local exchange carrier files and receives approval of tariffs for local telephone and switched access service. These tariff filings are available on the company web site. The Iowa Utilities Board does not regulate the rates our incumbent local exchange carrier charges for other services, including intrastate long distance, intrastate special access, directory assistance, voicemail and local private line services.

The Iowa Utilities Board has granted a certificate of public convenience and necessity to our incumbent local exchange carrier to provide local telephone service in Iowa. We may not transfer our certificate, transfer control of our company or discontinue providing local services in any of the exchanges we serve without first obtaining the Iowa Utilities Board’s approval. The Iowa Utilities Board has the power to sanction us or revoke our certificate if we are in material violation of any law or regulation. We also must obtain the Iowa Utilities Board’s approval to acquire the whole or any substantial part of the assets or the controlling capital stock of any public utility in Iowa, or to sell or otherwise dispose of the whole or any substantial part of our assets. In addition, the Iowa Utilities Board is responsible for implementing some of the state and federal laws and regulations intended to promote competition. It also has authority under the Telecom Act to establish the rates and terms on which competitive local exchange carriers can interconnect with and obtain unbundled access to incumbent local exchange carrier networks.

Our incumbent local exchange carrier is subject to an Iowa statutory price regulation plan (the “Iowa rate plan”), which was created by statute in 1995 and had applied to the GTE Midwest Incorporated exchanges that we acquired. Our incumbent local exchange carrier is the only Iowa rate-regulated company that operates under the plan, although two other rate-regulated incumbent local exchange carriers with exchanges in Iowa operate under similar plans. The Iowa rate plan sets forth the method by which the incumbent local exchange carrier sets rates for our regulated basic and non-basic communications services. Regulated basic communications services include:

•	basic local telephone service;

•	switched access;

•	911 and E-911 services; and

•	dual party relay service.

Regulated non-basic communications services are those services, other than basic communications services, that are regulated by the Iowa Utilities Board. They include, among others, call waiting, call forwarding and caller ID.

Under the Iowa rate plan, the incumbent local exchange carrier annually determines the allowable percentage increase or required percentage decrease in rates for basic communications service by applying a measure of inflation to the aggregate revenues from basic communications services. Generally, our incumbent local exchange carrier is permitted, each year, to raise rates for basic communications services to the extent that the change in basic service communications revenues does not exceed the most recent annual change in inflation. Our incumbent local exchange carrier is required to decrease rates in any year in which there is deflation. Our incumbent local exchange carrier has the flexibility to increase or decrease rates other than by the measure of inflation; the plan permits rates for specific basic communications services to be increased by more than the rate of inflation, but only to the extent that rates for other basic communications services are reduced so that the aggregate revenue change does not exceed the annual price cap. The Iowa rate plan allows our incumbent local exchange carrier, at our option, to reduce our rates for a class of basic communications services, but not below the incremental cost of providing the service.

Our incumbent local exchange carrier may defer and accumulate allowable increases for basic communications service for a maximum of three years and incorporate the deferred increases into a single price adjustment of up to six percent. We may not defer decreases for basic services, except that we may defer decreases of less than two percent for one year. In addition, in some instances, we may apply a deferred price increase to offset a required price decrease.

With respect to our non-basic communications services, we may not raise rates such that our aggregate revenues from such services would increase by more than six percent during any twelve-month period. Within this cap, our incumbent local exchange carrier is permitted to adjust prices for individual non-basic communications services. We may reduce our prices for non-basic communications services, at our option, but not below the incremental cost of providing the service.

Although intrastate access is a basic communications service, the statute prohibits intrastate access charges from being increased and does not require that they be decreased, thereby effectively freezing them at the level set in 1998. The prohibition on changes in our incumbent local exchange carrier’s intrastate access charges does not apply to the intrastate carrier common line rate, which the Iowa Utilities Board has currently set at $0.03 per intrastate minute of use. Only if the Iowa Utilities Board modifies that rate would our incumbent local exchange carrier be required to adjust it. We cannot predict whether or when the Iowa Utilities Board would consider any such modification.

The Iowa rate plan provides that local rates may be adjusted, other than as described above, in two circumstances. First, our incumbent local exchange carrier may petition the Iowa Utilities Board at any time to adjust local service rates to reflect the effects of factors beyond our control. Second, at three-year intervals, our incumbent local exchange carrier may petition the Iowa Utilities Board to permit rate increases to reflect the effects of competition in our market, the need to deploy advanced network services or attract capital and to implement rate design changes. Our incumbent local exchange carrier filed such a petition in May 2002, which was substantially rejected by the Iowa Utilities Board in December 2002. We petitioned the district court for judicial review of the Iowa Utilities Board’s decision in July 2003. In April 2004, a settlement agreement was reached among all parties to the appellate proceeding. Pursuant to the settlement agreement, we will consolidate our monthly rates for basic business and residential telephone service, which currently vary among our local exchanges, at $32.09 and $16.60, respectively. In addition, the settlement agreement provides that we must make certain expenditures for network improvements. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Revenues—Our Rate and Pricing Structure” and “—Liquidity and Capital Resources—Cash Used in Investing Activities.” As part of the settlement, we have agreed not to petition the Iowa Utilities Board for further rate increases until we have spent at least $38.9 million of additional revenues on our network improvement plan and not to seek additional rate increases related to participation in the Iowa broadband initiative.

The Iowa Utilities Board may review our incumbent local exchange carrier’s compliance with and operation under the Iowa rate plan. As a result of any such review, the Iowa Utilities Board may propose and approve reasonable modifications to the plan, except that it may not require either a reduction in our rates for any basic communications service or require that our incumbent local exchange carrier implement rate of return regulation.

The Iowa Utilities Board has conducted two such reviews and has taken no action concerning our incumbent local exchange carrier’s operation under the Iowa rate plan.

In March 1999, the Iowa Utilities Board initiated a proceeding to examine whether an intrastate universal service high-cost fund is necessary and, if so, to consider appropriate policies to implement and govern such a fund. In March 2004, the Iowa Utilities Board determined that proposed rules creating a state universal service high-cost fund are not needed at this time and terminated the proceeding. No intrastate universal service fund exists at present and it is uncertain whether or when such a fund might be established.

In accordance with the Triennial Review Order, the Iowa Utilities Board opened a proceeding to determine whether the switching of unbundled network elements should continue to be available in Qwest markets in Iowa. The Iowa Utilities Board has since terminated this proceeding as a result of the court of appeals order. Whether and to what extent availability of the switching of unbundled network elements will be affected by the decision of the court of appeals’ holding unlawful the FCC’s delegation of certain determinations to state regulatory agencies is unknown. See “—Federal Regulation.” Any future decisions by the Iowa Utilities Board, in light of any final rules adopted by the FCC and affirmed by the courts, may affect our competitive local exchange carrier in markets where it purchases unbundled network elements from and competes with Qwest.

Iowa law authorizes the Iowa Utilities Board to deregulate communications services or facilities if the Iowa Utilities Board determines a service or facility is subject to effective competition. On May 7, 2004, the Iowa Utilities Board initiated a proceeding to consider whether local exchange service to business and residential customers in certain communities (including communities in the seventeen exchanges served by our incumbent local exchange carrier and at least one other facilities-based provider) and residential second line service throughout Iowa are subject to effective competition and should be deregulated. We anticipate the Iowa Utilities Board’s proceeding will be completed in 2004.

State Regulation—Competitive Local Exchange Carrier

Our competitive local exchange carrier holds a certificate of public convenience and necessity to provide competitive local exchange service in 18 Iowa exchanges in which Qwest is the incumbent local exchange carrier. The Iowa Utilities Board does not have jurisdiction over the rates for local basic communications service of our competitive local exchange carrier, but our competitive local exchange carrier does file tariffs for such service with the Iowa Utilities Board for informational purposes.

The Iowa Utilities Board has jurisdiction over our competitive local exchange carrier’s switched access rates. The Iowa Utilities Board rules allow our competitive local exchange carrier to adopt the tariffs of any other carrier providing switched access service in Iowa. Our competitive local exchange carrier, like a majority of competitive local exchange carriers in the state, has adopted the switched access rates contained in the access tariff of the Iowa Telecommunications Association. The Iowa Utilities Board also has jurisdiction over the service quality of our competitive local exchange carrier’s intrastate services and relationships with its customers.

Other

Three of our incumbent local exchange carrier’s local exchanges in Iowa include approximately 105 access lines that serve customers physically located in Missouri. Our incumbent local exchange carrier is subject to the jurisdiction of the Missouri Public Service Commission, which is responsible for granting operating certificates to local service providers and regulating the intrastate access service and local service, the service quality and relationships with customers of incumbent local exchange carriers operating in Missouri. Our incumbent local exchange carrier is certified to operate in Missouri and, as such, has approved tariffs on file with the Missouri Public Service Commission. Our incumbent local exchange carrier also files service quality and financial monitoring reports on an annual and quarterly basis.

Neither the Iowa Utilities Board nor the Missouri Public Service Commission regulates the business of our data subsidiary Iowa Telecom Data Services, L.C., which provides dial-up Internet access and high-speed Internet access services to our incumbent local exchange carrier and competitive local exchange carrier customers. Currently, neither regulatory agency has an open proceeding to investigate the provision of local telephone service via Internet Protocol.

Local Government Authorizations

In some communities, our incumbent local exchange carrier is required to obtain certain authorizations from municipal authorities, such as permits, licenses or easements to install and maintain the facilities and equipment necessary to provide telecommunications services. We believe we are in compliance with all such requirements. Some jurisdictions where we may provide service may require license or franchise fees based on criteria established by Iowa statute. These amounts are not material to our incumbent local exchange carrier operations.

To the extent our competitive local exchange carrier is providing service via facilities purchased from Qwest, no local government authorizations are required. If our competitive local exchange carrier were to construct its own facilities, it would be subject to the requirements of local governments in such markets. Currently, our competitive local exchange carrier pays no local license or franchise fees.

Management

The following table sets forth information with respect to our directors and executive officers. Executive officers are appointed by the board of directors to serve, subject to the board of directors, until their successors are appointed.

Name	Age	Position
Alan L. Wells	44	President and Chief Executive Officer
David M. (Mike) Anderson	49	Vice President—External Affairs
Charles R. Bruggemann	50	Vice President—Operations
Donald G. Henry	44	Vice President and General Counsel
Lon M. Hopkey	38	Vice President—Corporate Development
Dennis R. Kilburg	50	Vice President—Engineering
Craig A. Knock	40	Vice President and Chief Financial Officer
Timothy D. Lockhart	41	Vice President—Administration
Brian T. Naaden	44	Vice President and Chief Information Officer
Michael A. Struck	45	Vice President—Sales and Marketing
Edward J. Buchanan	62	Chairman of the Board of Directors
William P. Bagley	67	Director
James L. Daubendiek	54	Director
Brian P. Friedman	48	Director
Kevin R. Hranicka	51	Director
Stuart B. Katz	49	Director

Set forth below is certain information regarding the professional experience of the persons named above.

Alan L. Wells.    Mr. Wells is President and Chief Executive Officer of Iowa Telecom. He joined us in 1999 as President and Chief Operating Officer, and was appointed to the role of President and Chief Executive Officer in 2002. Prior to joining Iowa Telecom, Mr. Wells was Senior Vice President and Chief Financial Officer at MidAmerican Energy Holdings Company (MidAmerican), a Des Moines, Iowa based electric and gas utility holding company, from 1997 until 1999. During the same period, Mr. Wells also served as President of MidAmerican’s non-regulated businesses. Mr. Wells held various executive and management positions with MidAmerican, its subsidiaries, and Iowa-Illinois Gas and Electric, one of its predecessors, from 1993 through 1999. Prior to that, Mr. Wells was with Deloitte Consulting (previously Deloitte & Touche Consulting) from 1986 through 1993. Prior to joining Deloitte & Touche, Mr. Wells held various positions with the Public Utility Commission of Texas and Illinois Power Company. He is a graduate of Illinois State University with a Bachelor of Science degree in Business Administration, and is a certified public accountant. Mr. Wells also serves as President of the Newton Development Corporation, and is a member of the board of directors of both the United States Telecommunications Association and the Iowa Telecommunications Association.

David M. (Mike) Anderson.    Mr. Anderson is our Vice President—External Affairs. Mr. Anderson is responsible for all of our state and federal regulatory and legislative activities. He is also responsible for the operation of our wholesale services group, which manages and services our business relationships with competitive local carriers and wireless carriers. In addition, he is responsible for the activities of our corporate communications group. Prior to joining Iowa Telecom in 2000 in conjunction with the GTE Midwest Incorporated acquisition, Mr. Anderson spent 21 years with GTE Midwest Incorporated in various management positions involving regulatory and legislative policy development and implementation. From 1989 to 2000, Mr. Anderson was Director of External Affairs for GTE Midwest Incorporated’s Midwest operations group. In that position he managed GTE Midwest Incorporated’s regulatory and legislative activities in Iowa, Missouri, Nebraska and Minnesota. He is a past President and Director of the Iowa Telecommunications Association. He has also served on the board of directors of the Nebraska, Minnesota and Missouri Telephone Associations. He is currently a member of United States Telecommunications Association’s Telecom Policy Committee.

Charles R. Bruggemann.    Mr. Bruggemann is our Vice President—Operations. Mr. Bruggemann is responsible for our field force operations, including our central office, service provisioning, dispatch and repair activities. He is also responsible for external contract labor associated with outside plant activities, and for buildings, fleet and supply operations. Prior to joining Iowa Telecom in 2000 in conjunction with the GTE Midwest Incorporated acquisition, Mr. Bruggemann held several positions with GTE Midwest Incorporated. From 1997-2000, he was General Manager, Customer Operation for the Midwest Division and had overall responsibility for service operations in the states of Iowa, Nebraska and Minnesota. Prior to that assignment, Mr. Bruggemann held various technical and managerial positions with GTE Midwest Incorporated. Mr. Bruggemann has over 32 years of telecommunications operations experience. Mr. Bruggemann currently serves as an officer and Director of Iowa One Call.

Donald G. Henry.    Mr. Henry is our Vice President and General Counsel. From 1999 until he joined Iowa Telecom in 2003, Mr. Henry represented the Office of Consumer Advocate in administrative proceedings before the Iowa Utilities Board relating to telecommunications law and policy and in various judicial proceedings. Between 1992 and 1999, Mr. Henry served as administrative law judge for the Utilities Division of the Iowa Department of Commerce, on behalf of the Iowa Utilities Board. Prior to that time, Mr. Henry was in a private practice. Mr. Henry received his law degree from the University of Michigan and holds a masters degree in economics from the University of Iowa.

Lon M. Hopkey.    Mr. Hopkey is our Vice President—Corporate Development. Mr. Hopkey is responsible for our competitive local exchange carrier operations and for growth initiatives including strategic acquisitions and divestitures. Prior to joining Iowa Telecom in 1999, Mr. Hopkey held several positions with MidAmerican Energy Holdings Company (MidAmerican), a Des Moines, Iowa-based electric and gas utility holding company. From 1996 to 1999, Mr. Hopkey was Manager Corporate Development for MidAmerican, with responsibilities for completing purchase and sale transactions for various non-regulated entities and for evaluating business combinations for MidAmerican. From 1997 to 1999, Mr. Hopkey was responsible for running several non-regulated entities of MidAmerican. From 1990 through 1996, Mr. Hopkey held various corporate finance positions with MidAmerican and its predecessor companies. Mr. Hopkey has a Masters of Business Administration degree, and a Bachelor of Science degree in Biomedical Engineering from the University of Iowa.

Dennis R. Kilburg.    Mr. Kilburg is our Vice President—Engineering. Mr. Kilburg is responsible for all network planning, all capital expenditures related to network infrastructure and all network technical support. Prior to joining Iowa Telecom in 1999, Mr. Kilburg was the Director of Advanced Network Products at Iowa Network Services, Inc. From 1994 until 1998, Mr. Kilburg managed Hickory Tech Corporation’s telecommunications operations within Iowa. Prior to joining Hickory Tech, Mr. Kilburg worked in various management roles for GTE Midwest Incorporated and Contel Corporation from 1985 until 1994, and with the Preston Telephone Co. from 1971 until 1985. Mr. Kilburg has over 33 years of experience in telecommunications operations and engineering.

Craig A. Knock.    Mr. Knock is our Vice President and Chief Financial Officer. From 1998 until he joined us in January 2000, he served as the Vice President and Chief Financial Officer for Racom Corporation, a wireless telecommunications company in Iowa. From 1993 until 1998, he was the Vice President and Chief Financial Officer and Treasurer for Atlantic Tele-Network, Inc., a publicly-held telecommunications company headquartered in the U.S. Virgin Islands. He also served as the Controller for Atlantic Tele-Network from 1992 until 1993. Prior to joining Atlantic Tele-Network, Mr. Knock worked as an audit manager with Deloitte & Touche. He is a certified public accountant. Mr. Knock has a Bachelor of Business Administration degree in Accounting from the University of Iowa.

Timothy D. Lockhart.    Mr. Lockhart is our Vice President—Administration. Mr. Lockhart is responsible for all human resource functions, as well as our residential customer Contact Center. Prior to joining Iowa Telecom in 2000, Mr. Lockhart held human resource positions with the Menasha Corporation from 1993 through 1999. From

1988 to 1992, Mr. Lockhart served in various human resource roles with the Weyerhaeuser Corporation. Mr. Lockhart has a Bachelor of Science degree in Communications from Toccoa Falls College and a Masters of Arts degree in Organizational Development and Business from Arizona State University.

Brian T. Naaden.    Mr. Naaden is our Vice President and Chief Information Officer. Mr. Naaden is responsible for our information systems and for our Internet service and our data subsidiary. Prior to joining Iowa Telecom in 2000, Mr. Naaden served as Vice President of Technical Services for McLeodUSA, a communications provider based in Cedar Rapids, Iowa from 1996 to 2000. From 1984 to 1996, Mr. Naaden held various directorial and managerial positions with MCI, TelecomUSA and Teleconnect. Mr. Naaden has over twenty years of experience in the telecommunications industry.

Michael A. Struck.    Mr. Struck is our Vice President—Sales and Marketing. Prior to joining Iowa Telecom in 2001, Mr. Struck held various positions with MCI WorldCom. From 1998 to 2001, Mr. Struck was responsible for National Account voice and data sales in nine midwestern states. From 1991 through 1997, Mr. Struck held various MCI sales and service management roles in Iowa, Nebraska and South Dakota. From 1983 through 1990, Mr. Struck held various positions within the sales, marketing and engineering departments at Telecom USA and one of its predecessors, Teleconnect Company. Mr. Struck began his career with Northwestern Bell as an Account Executive in 1980. Mr. Struck has a Bachelor of Science degree with a major in Marketing from the University of Iowa.

Edward J. Buchanan.    Mr. Buchanan is Chairman of our board of directors and has served on the board of directors since June 1999. He is also a director of Iowa Network Services, Inc. He has more than 44 years of telecommunications industry experience. Since 1960, Mr. Buchanan has been the President-General Manager of Interstate 35 Telephone Company, located in Truro, Iowa. He also has held various industry positions, including President and Director of the Rural Iowa Independent Telephone Association, Chairman of the Iowa Telephone Association (“ITA”) Compensation Committee, Vice President and Director of ITA, Member of the Average Schedule Committee of The Organization for the Protection and Advancement of Small Telecommunications Companies (“OPASTCO”), and Member of the National Exchange Carrier Association Average Schedule Task Force. Mr. Buchanan is also a director of Farmers and Merchants Bank.

William P. Bagley.    Mr. Bagley is a director of Iowa Telecom and has served on the board of directors since June 1999. Mr. Bagley served as our Chief Executive Officer from 1999 through 2001. He has more than 44 years of experience in the telecommunications industry. He served as the President and Chief Executive Officer of Iowa Network Services, Inc. since the founding of that company in 1988 until his retirement in 2002. Prior to joining Iowa Network Services, Inc., Mr. Bagley spent two years as the President of Mid-West Technologies, Inc., a consulting firm that he created to advise independent telephone companies. From 1977 until 1986, he was the General Manager of Fidelity Telephone Co., located in Sullivan, Missouri. He held several management positions with Continental Telephone from 1967 to 1977. Mr. Bagley previously served as a member of the board of directors of the Rural Telephone Finance Cooperative.

James L. Daubendiek.    Mr. Daubendiek became a director of Iowa Telecom in June 1999. He has more than 31 years of telecommunications industry experience, having been with the Jefferson Telephone Company, located in Jefferson, Iowa, since 1972, serving as its General Manager and Chief Executive Officer since 1985. Mr. Daubendiek currently serves as a member of the board of directors of the Hooper Telephone Company, located in Hooper, Nebraska. He is also President and a member of the board of directors of the West Iowa Telephone Company, located in Remsen, Iowa. He is currently a member of the board of directors of West Bend Bank in Iowa. He is a former member of the board of directors of the United States Telecom Association, and of the board of directors of the Iowa Telecommunications Association.

Brian P. Friedman.    Mr. Friedman is a director of Iowa Telecom and has served on the board of directors since July 2000. He has been a Managing Member of FS Private Investments, III LLC since 2000 and has held similar positions with affiliated entities since 1997. FS Private Investments III is the manager of several entities that, together, own a significant portion of our Class A common stock. Mr. Friedman is also the Chairman of the Executive Committee of Jefferies & Company, Inc. He is also a director of Telex Communications, Inc., a director of the general partner of K-Sea Transportation Partners L.P. and a director of various private companies in which FS Private Investments III LLC or its affiliates has an interest.

Kevin R. Hranicka.    Mr. Hranicka has served on the board of directors since February 2003 and is also a director of Iowa Network Services, Inc. He has over 30 years of telecommunications industry experience and is the General Manager of the Van Buren Telephone Company (Van Buren) in Keosauqua, Iowa. Prior to joining Van Buren, Mr. Hranicka served as Plant Manager for Northern Arkansas Telephone Company and held various managerial and supervisory positions with GTE Midwest Incorporated and Contel. Mr. Hranicka serves on the board of directors of the Rural Iowa Independent Telephone Association and on various committees associated with the National Telecommunications Cooperative Association.

Stuart B. Katz.    Mr. Katz is a director of Iowa Telecom and has served on the board of directors since February 2003. He is also a director of Telex Communications. He has been a Managing Director at FS Private Investments III LLC since 2001. Prior to that he was employed as an investment banker by Furman Selz Incorporated since 1985, including more recently as a Managing Director in the Merger and Acquisition Investment Banking Group at ABN Amro in 2001 and ING Barings from 1997 to 2001, each of which were successors in interest to a portion of Furman Selz’s investment banking business. FS Private Investments III LLC is the manager of several entities, that, together, own a significant portion of our Class A common stock.

Committees of the Board

The standing committees of our board of directors will consist of an audit committee, a compensation committee and a corporate governance committee.

Audit Committee.    The principal duties and responsibilities of our audit committee will be as follows:

•	to monitor our financial reporting process and internal control system;

•	to appoint and replace our independent outside auditors from time to time, determine their compensation and other terms of engagement and oversee their work; and

•	to oversee our compliance with legal, ethical and regulatory matters.

The audit committee will have the power to investigate any matter brought to its attention within the scope of its duties. It will also have the authority to retain counsel and advisors to fulfill its responsibilities and duties.

Compensation Committee.    The principal duties and responsibilities of the compensation committee will be as follows:

•	to provide oversight on the development and implementation of the compensation policies, strategies, plans and programs for our key employees and outside directors and disclosure relating to these matters;

•	to review and approve the compensation of our chief executive officer and the other executive officers of us and our subsidiaries; and

•	to provide oversight concerning selection of officers, management succession planning, performance of individual executives and related matters.

Corporate Governance Committee.    The principal duties and responsibilities of the corporate governance committee will be as follows:

•	to establish criteria for board and committee membership and recommend to our board of directors proposed nominees for election to the board of directors and for membership on committees of the board of directors;

•	to make recommendations regarding proposals submitted by our shareholders; and

•	to make recommendations to our board of directors regarding corporate governance matters and practices.

Director and Executive Officer Compensation

Compensation of Directors

We do not currently pay compensation to our directors for service on our board. Upon request, directors will be reimbursed for out-of-pocket expenses for attending board and committee meetings.

Compensation Committee Interlocks and Insider Participation

The compensation levels of our executive officers are currently determined by our board of directors upon the recommendation of the compensation committee and our Chief Executive Officer.

Executive Compensation

The following table sets forth certain information with respect to the annual and long-term compensation of our Chief Executive Officer and our highest paid executive officers whose total salary and bonus for 2003 services exceeded $100,000.

	Year	Annual Compensation		All Other Compensation
		Salary(1)	Bonus
Alan L. Wells President and Chief Executive Officer	2003	$280,385	$148,500	$48,548	(2)

Craig A. Knock Vice President and Chief Financial Officer	2003	$135,000	$52,000	$13,200	(3)

David M. Anderson Vice President—External Affairs	2003	$133,442	$48,830	$1,194	(4)

Dennis R. Kilburg Vice President—Engineering	2003	$127,731	$49,200	$12,655	(5)

Michael A. Struck Vice-President—Sales and Marketing	2003	$159,923	$50,000	$6,000	(6)

(1)	Includes amounts deferred under the Iowa Telecommunications Services, Inc. Deferred Compensation Plan. The Iowa Telecommunications Services, Inc. Deferred Compensation Plan also provides for a discretionary Company match (for amounts, see All Other Compensation column).
(2)	Includes a company match under the Iowa Telecommunications Services, Inc. Deferred Compensation Plan of $33,548, company matching contribution to 401(k) plan or $9,000, and discretionary company contribution to 401(k) of $6,000.
(3)	Includes company matching contribution to 401(k) plan of $7,920 and discretionary company contribution to 401(k) plan of $5,280.
(4)	Includes company matching contribution to 401(k) plan of $1,194.
(5)	Includes company matching contribution to 401(k) plan of $7,593, and discretionary company contribution to 401(k) plan of $5,062.
(6)	Includes discretionary company contribution to 401(k) plan of $6,000.

Aggregated Option Exercises and Fiscal Year-End Option Value

The following table sets forth certain information regarding stock options held by the Named Executive Officers at December 31, 2003. There were no stock option exercises by the Named Executive Officers during the fiscal year ended December 31, 2003.

	Number of Securities Underlying Unexercised Options/SARS at Fiscal Year End		Value of Unexercised in-the-money Options/SARS at Fiscal Year End
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Alan L. Wells	10,826	1,160	$—	$—
Michael A. Struck	1,129	1,129	$—	$—
Craig A. Knock	1,179	326	$—	$—
David M. Anderson	515	238	$—	$—
Dennis R. Kilburg	1,279	226	$—	$—

We expect that promptly following this offering, the members of management who hold vested and exercisable stock options will exercise their options for cash, IDSs, Class B common stock or a combination thereof.

Iowa Telecommunications Services, Inc. Stock Incentive Plan

We adopted the Iowa Telecommunications Services, Inc. Stock Incentive Plan, on April 26, 2002. Options were granted under the plan to officers and certain key employees. The purpose of the Stock Incentive Plan is to promote our success and the interests of our shareholders by attracting, motivating, retaining and rewarding eligible participants.

The Stock Incentive Plan has been administered by our board of directors. The board selects eligible participants for participation in the Stock Incentive Plan and determines the number of shares of Class A common stock subject to each option granted thereunder, the exercise price of such option, the time and condition of exercise of such option and all other terms and conditions of such option, including the form of the option agreement setting forth the terms and conditions of such option. The board may grant incentive stock options, as defined in Section 422 of the Code, or nonqualified stock options.

In the sole discretion of the board, the terms of an option agreement may provide that in the event of a change in control, as defined in the Stock Incentive Plan, the vesting of some or all of a participant’s outstanding options shall, immediately upon the occurrence of such event or at such other time specified in the option agreement, be accelerated, in part or in full. In addition, the board may at any time accelerate the vesting of any option issued under the Stock Incentive Plan, in part or in full.

As of April 2, 2004, there were a total of 24,726 options outstanding under the Stock Incentive Plan of which 19,773 were vested. A total of 25,085 shares of Class A common stock has been authorized for issuance under the Stock Incentive Plan.

Because we anticipate that this offering will result in a change of control under the Stock Incentive Plan, we anticipate that all outstanding options will vest in connection with the offering. Prior to the offering, our board of directors intends to take action to provide that upon any exercise of these options promptly following the offering, the holders will receive cash, IDSs, Class B common stock or a combination thereof, rather than shares of Class A common stock; and that the holders who exercise for IDSs or shares of Class B common stock promptly following the offering will be entitled to exercise such options on a cashless basis, net of the exercise price and the appropriate withholding for tax purposes.

We may in the future adopt a long-term plan to provide incentive compensation for any new members of management or to supplant the existing options once they have been exercised or have lapsed.

Equity Compensation Plan Information

The following table sets forth information concerning compensation plans previously approved by security holders and not previously approved by security holders.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights Column A	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights Column B	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A) Column C
Equity compensation plans approved by security holders	24,726	728	359
Equity compensation plans not approved by security holders	—	—	—
Total	24,726	728	359

Pension Plan Table

Average Compensation	Years of Pension Service
	20	25	30	35	40	45	50
$120,000	$32,400	$40,500	$48,600	$56,700	$64,800	$72,900	$81,000
130,000	35,100	43,875	52,650	61,425	70,200	78,975	87,750
140,000	37,966	47,458	56,949	66,441	75,932	85,424	94,915
150,000	40,866	51,083	61,299	71,516	81,732	91,949	102,165
160,000	43,766	54,708	65,649	76,591	87,532	98,474	109,415
170,000	46,666	58,333	69,999	81,666	93,332	104,999	116,665
180,000	49,566	61,958	74,349	86,741	99,132	111,524	123,915
190,000	52,466	65,583	78,699	91,816	104,932	118,049	131,165
200,000	55,366	69,208	83,049	96,891	110,732	124,574	138,415

Mr. Anderson participates in the Iowa Telecom Pension Plan, the “Pension Plan.” In general, a participant’s benefit under the Pension Plan is the greater benefit resulting from the application of two alternative formulas which are based on “average annual compensation” and years of service.

The table above illustrates the estimated annual benefits payable pursuant to the most favorable pension formula that corresponds to the participant’s years of service and average annual compensation. One of the formulas offsets for benefits payable under Social Security and such offset has been reflected in the table. The table assumes normal retirement at age 65 and is calculated on a single life annuity basis. As of December 31, 2003, for purposes of calculating pension benefits under the Pension Plan, Mr. Anderson had 24.7 years of pension service and average annual compensation of $148,499. Under the current limitations in effect for 2004 prescribed by the Internal Revenue Code, the maximum annual compensation that may be taken into account is $205,000.

Principal and Selling Shareholders

The following table sets forth information as of May 26, 2004 regarding the beneficial ownership of our common stock before and after giving effect to the completion of this offering, and shows the number of shares and percentage of outstanding common stock owned by:

•	each person who is known by us to own beneficially 5% or more of our common stock;

•	each member of our board of directors;

•	each of our named executive officers;

•	each of our nominees to our board of directors; and

•	all members of our board of directors and our executive officers as a group.

The information in the table below does not reflect the         -for-one stock split we will effect prior to this offering.

Except as indicated in the footnotes to the tables, each person has sole voting and sole investment power with respect to all shares attributable to such person.

Prior to this offering, our existing equity investors will exchange a portion of their Class A common stock for shares of our Class B common stock. Our existing equity investors plan to sell in this offering a portion of their shares of common stock, to be represented by IDSs. See “Related Party Transactions—Our Existing Equity Investors and Our Recapitalization.”

On March 26, 2004, we redeemed all of our old preferred stock, all of which was held by GTE Midwest Incorporated.

	Class B Common Stock				Class A Common Stock
	Before this Offering		After this Offering		Before this Offering		After this Offering		After this Offering Assuming Full Exchange of Class B Common Stock for IDSs		After this Offering Assuming Full Exchange of Class B Common Stock for IDSs and Full Exercise of Over- Allotment Option
Name of Beneficial Owner	Number	%	Number	%	Number(1)(2)%		Number	%	Number	%	Number	%
Iowa Network Services, Inc.					143,453	57.19%
FS Private Investments III LLC(4)					70,578	28.14%
ING Furman Selz III, L.P.(4)					—	—
ING Barings US Leveraged Equity Plan LLC(4)					—	—
ING Barings Global Leveraged Equity Plan Ltd.(4)					—	—
Banc Boston Ventures					21,480	8.56%
TIAA-CREF					15,343	6.12%
Brian P. Friedman(4)(5)					70,578	28.14%
Stuart B. Katz(6)					—	—
Edward J. Buchanan					—	—
William P. Bagley					—	—
James L. Daubendiek					—	—
Kevin R. Hranicka					—	—
Alan L. Wells					10,995	4.20%

	Class B Common Stock				Class A Common Stock
	Before this Offering		After this Offering		Before this Offering		After this Offering		After this Offering Assuming Full Exchange of Class B Common Stock for IDSs		After this Offering Assuming Full Exchange of Class B Common Stock for IDSs and Full Exercise of Over- Allotment Option
Name of Beneficial Owner	Number	%	Number	%	Number(1)(2)%		Number	%	Number	%	Number	%
Lon M. Hopkey					1,455	*
Dennis R. Kilburg					1,455	*
Craig A. Knock					1,355	*
Timothy D. Lockhart					1,017	*
Brian T. Naaden					1,355	*
David M. Anderson					602	*
Michael A. Struck					1,392	*
Donald G. Henry					30	*
Charles R. Bruggemann					552	*
All directors and executive officers as a group (16 persons)					20,208	7.46%

*	Less than 1%
(1)	Except for Alan L. Wells, who beneficially owns 4.20% of the Company, no director or named executive officer beneficially owns 1% or more of the equity of Iowa Telecom.
(2)	Includes the following interests subject to options to purchase Class A common stock of Iowa Telecom, which are currently exercisable or exercisable within 60 days of May 26, 2004: Mr. Wells—10,995; Mr. Hopkey—1,455; Mr. Kilburg—1,455; Mr. Knock—1,355; Mr. Lockhart—1,017; Mr. Naaden—1,355; Mr. Anderson; 602; Mr. Struck—1,392; Mr. Henry—30; and Mr. Bruggemann—552.
(3)	Applicable percentage of ownership is based on 250,854 shares of Class A common stock outstanding plus, in the case of each holder, any presently exercisable options held by such holder and options which will become exercisable within 60 days after such date.
(4)	FS Private Investments III LLC has the power to make investment decisions and control the exercise of voting rights attached to these shares. The record holders of these shares are as follows: (a) ING Furman Selz III, L.P. (49,178 shares), (b) ING Barings US Leveraged Equity Plan LLC (14,956 shares), and (c) ING Barings Global Leveraged Equity Plan Ltd (6,444 shares).
(5)	Mr. Friedman is a Managing Member of FS Private Investments III LLC. As a Managing Member of FS Private Investments III LLC, he may be deemed to beneficially own and share the power to vote or dispose of the interests beneficially owned by FS Private Investments III LLC.
(6)	Mr. Katz has been a Managing Director at FS Private Investments III LLC since 2001. FS Private Investments III LLC is the manager of several entities that own Class A common stock, however Mr. Katz does not control the voting or disposition of such common stock and disclaims beneficial ownership of such interest beneficially owned by FS Private Investments III LLC.

The addresses of the beneficial owners in the table above who are beneficial owners of five percent or more of our Class A common stock are as follows: Iowa Network Services, Inc., 4201 Corporate Drive, West Des Moines, IA 50266; FS Private Investments III LLC, 520 Madison Avenue, 12th Floor, New York, New York 10022; BancBoston Ventures, 175 Federal Street, Boston, Massachusetts 02210; and TIAA-CREF, 730 Third Avenue, New York, New York 10017.

Related Party Transactions

Stockholders and Registration Rights Agreement

We and the existing equity investors are parties to a stockholders and registration rights agreement, dated as of June 30, 2000, containing agreements with respect to our capital stock, corporate governance and other matters. Concurrently with, and subject to the closing of this offering, the agreement will be amended and restated. A copy of the form of amended and restated agreement will be filed as an exhibit to the registration statement of which this prospectus is a part.

Prior to this offering, our existing equity investors will exchange an aggregate of              shares of Class A common stock, representing         % of the total shares of Class A common stock held by them before this offering, for an aggregate of          shares of our new Class B common stock. The amended and restated stockholders and registration rights agreement will require us to use our reasonable best efforts to furnish a shelf registration statement from and after the first anniversary of this offering covering IDSs issuable upon the exchange of Class B common stock, which registration statement will generally remain effective for at least two years, subject to customary exceptions.

The amended and restated stockholders and registration rights agreement will permit holders of our Class B common stock to exchange their Class B common stock into IDSs. The Class B common stock will not be exchangeable into IDSs for two years following the closing of this offering. See “Description of Capital Stock—Class B Common Stock.”

As a condition to our obligation to issue IDSs upon exchange of shares of Class B common stock:

•	we must be permitted by the indenture to issue the additional notes to be included in such IDSs, which requires, among other things, that:

•	no event of default or deferral of interest has occurred and is continuing;

•	we have obtained a solvency opinion from an independent appraisal firm; and

•	our board of directors has determined that the additional notes should be treated as debt for U.S. federal income tax purposes;

•	such transaction must comply with applicable laws, including, without limitation, securities laws, laws relating to redemption of equity and laws relating to the issuance of debt;

•	such issuance of IDSs must occur pursuant to an effective registration statement;

•	such transaction must not conflict with or cause a default under any material financing agreement;

•	such transaction must not cause a mandatory suspension of dividends or deferral of interest under any material financing agreement as of the measurement date immediately following the proposed transaction; and

•	we must have received at least 30 but not more than 60 days advance notice of such transaction, unless waived by us.

Telecommunications Service Arrangements with Iowa Network Services, Inc.

We currently have several agreements with our majority stockholder Iowa Network Services, Inc., pursuant to which we sell Iowa Network Services, Inc. network and special access services and software sharing services; purchase from Iowa Network Services, Inc. services, including switch monitoring and telecommunication circuits; and resell certain products we obtain from Iowa Network Services, Inc. In addition, Iowa Network Services, Inc. currently provides transmission and termination services for substantially all of our inter-lata long distance traffic, pursuant to resale arrangements. In 2001, 2002 and 2003 we recognized revenues of $2.8 million, $3.1 million and $3.5 million, respectively, and expenses of $7.4 million, $9.7 million and $8.4 million, respectively, relating to these transactions with Iowa Network Services, Inc.

In April 2004, we amended an agreement with Iowa Network Services, Inc. under which Iowa Network Services, Inc. will be restricted for a period of at least three years from the closing of this offering from providing specified telecommunications services as a competitive local exchange carrier and certain competing products and services in territories we serve.

Our Existing Equity Investors and Our Recapitalization

In connection with this offering, we and our existing equity investors will engage in the following recapitalization transactions:

•	we will amend the terms of our Class A common stock currently held by our existing equity investors.

•	our existing equity investors will exchange an aggregate of shares of Class A common stock, representing % of the total shares of Class A common stock held by them before this offering, for an aggregate of shares of our new Class B common stock. Following this offering, each share of Class B common stock will become exchangeable for IDSs registered under the Securities Act at the holder’s option during specified periods beginning on the second anniversary of the closing date of this offering, subject to certain restrictions and provided that at the time of exchange no event of default under the indenture has occurred and is continuing and there is no deferred and unpaid interest on the notes; and

•	our existing equity investors also will exchange an aggregate of shares of Class A common stock, representing % of the Class A common stock held by them prior to this offering, for an aggregate of IDSs.

The existing equity investors will sell their remaining shares of Class A common stock in this offering. Upon the completion of this offering, our existing equity investors will own          shares of Class B common stock and          IDSs (or          IDSs if the underwriters exercise their over-allotment option in full), and will have     % of our total voting power (or     % if the underwriters’ over-allotment option is exercised in full). Assuming the conversion of all Class B common stock into IDSs, following this offering the existing equity investors would have     % of our total voting power (or     % if the underwrites’ over-allotment option is exercised in full).

Description of Certain Indebtedness

Our Existing Credit Facility

We have an existing credit facility with the Rural Telephone Finance Cooperative. Our existing credit facility consists of term loan facilities (consisting of Tranche A and Tranche B loans) in an aggregate principal amount of $637.5 million and a revolving credit facility in an aggregate principal amount of up to $30.0 million as of March 31, 2004. Substantially all of our assets are pledged as collateral to secure our borrowings under these facilities. Upon the consummation of this offering, we will repay approximately $           million of indebtedness under our existing credit facility. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Long-Term Debt and Revolving Credit Facilities.”

Expected New Credit Facility

We expect that on the closing date of this offering we will enter into an amended credit facility with the Rural Telephone Finance Cooperative. Concurrently with the closing of this offering, we expect to enter into an amendment of the Rural Telephone Finance Cooperative credit facility and to use a portion of the proceeds of this offering to repay approximately $              million of outstanding debt under the existing credit facility. We expect that the new credit facility will consist of:

•	A new revolving credit facility, which we expect will have a -year maturity, bear annual interest at the rate of % and permit borrowings up to the aggregate principal amount of $ million (less amounts reserved for letters of credit). We anticipate that the new revolving credit facility will be undrawn at closing and that we will have $ million of availability thereunder immediately following this offering.

•	A new term facility, which we expect will have a -year maturity, bear annual interest at the rate of % and consist of total loans of $ million.

Senior Subordinated Notes due 2007

On March 26, 2004 we issued in a private placement $66 million aggregate principal amount of floating rate senior subordinated notes due 2007, for which CIBC World Markets Corp. was one of the purchasers. Interest on the 2007 term notes is payable quarterly beginning in June 2004. The notes bear interest at a floating rate per annum, reset quarterly, equal to LIBOR plus 925 basis points (with LIBOR deemed to be never less than 1.5%). The notes are currently bearing interest at 10.75%. We used the proceeds of this issuance, together with $34 million of cash on hand, to redeem all of our old preferred stock on March 26, 2004. We will use a portion of our proceeds from this offering to repay the 2007 term notes in full. See “Use of Proceeds.”

Description of IDSs

General

This is an offering of:

•	IDSs, representing shares of Class A common stock and $ million aggregate principal amount of notes, being sold at an initial public offering price of $ per IDS (comprised of $ allocated per share of Class A common stock and $ allocated per note); and

•	$ million aggregate principal amount of notes sold separately (not represented by IDSs) at an initial public offering price of % of the stated principal amount of each such note.

The IDSs offered hereby are comprised of              shares of Class A common stock and $             million aggregate principal amount of notes sold by us, and              shares of Class A common stock sold by our existing equity investors. Simultaneously with the sale by us and our existing equity investors of these securities in the offering, we will combine the shares and $             aggregate principal amount of notes into              IDSs for sale to the public by the underwriters. If the underwriters’ over-allotment option is exercised in full, our existing equity investors will, in addition, sell              IDSs.

Each IDS initially represents:

•	one share of our Class A common stock; and

•	a % senior subordinated note with a $ principal amount.

The ratio of Class A common stock to principal amount of notes represented by an IDS is subject to change in the event of a stock split, combination or reclassification of our Class A common stock. For example, if we elect to effect a two-for-one stock split, from and after the effective date of the stock split, each IDS will represent two shares of Class A common stock and the same principal amount of notes as it previously represented. Likewise, if we effect a combination or reclassification of our Class A common stock, each IDS will thereafter represent the appropriate number of shares of Class A common stock on a combined or reclassified basis, as applicable, and the same principal amount of notes as it previously represented. Immediately following the occurrence of any such event, we will file with the SEC a Current Report on Form 8-K or any other applicable form, disclosing the changes in the ratio of Class A common stock to principal amount of notes as a result of such event.

The rights of IDS holders will be governed by a global IDS certificate, which includes provisions with respect to the separation, combination and adjustment of the components underlying the IDSs. The Class A common stock represented by the IDSs will be governed by our amended and restated articles of incorporation and the notes represented by the IDSs will be governed by the indenture, including the notes and guarantees. All securities will be represented by a global certificate.

Holders of IDSs are at all times the beneficial owners of the Class A common stock and notes represented by such IDSs and, through their broker or other financial institution and DTC, will have exactly the same rights, privileges and preferences, including voting rights, rights to receive distributions, rights and preferences in the event of a default under the indenture governing the notes, ranking upon bankruptcy and rights to receive communications and notices as a direct holder of Class A common stock and notes, as applicable.

The IDSs will be available in book-entry form only. As discussed below under “—Book-Entry Settlement and Clearance,” a nominee of the book-entry clearing system will be the sole registered holder of the IDSs. That means you will not be a registered holder of IDSs or be entitled to receive a certificate evidencing your IDSs. You must rely on the procedures used by your broker or other financial institution that will maintain your book-entry position to receive the benefits and exercise the rights of a holder of IDSs that are described below. You should consult with your broker or financial institution to find out what those procedures are.

Voluntary Separation and Combination

Holders of IDSs, whether purchased in this offering or in a subsequent offering of IDSs of the same series may, at any time after the earlier of 45 days from the date of the closing of this offering or the occurrence of a change of control, through their broker or other financial institution, separate the IDSs into the shares of our Class A common stock and notes represented thereby. Similarly, any holder of shares of our Class A common stock and notes, whether purchased in this offering, in a subsequent offering or in the secondary market may, at any time, through their broker or other financial institution, combine the applicable number of shares of Class A common stock and notes to form IDSs, unless the IDSs have previously been automatically separated. See “—Book-Entry Settlement and Clearance” below for more information on the method by which delivery and surrender of IDSs and delivery of shares of Class A common stock and our notes will be effected.

Our shares of Class A common stock will not be listed for separate trading on any exchange until the number of shares held separately and not represented by IDSs is sufficient to satisfy applicable requirements for separate trading on any exchange on which the IDSs are then traded. If such number of outstanding shares of Class A common stock is no longer held in the form of IDSs for a period of at least 30 consecutive trading days, we will apply to list the shares of our Class A common stock for separate trading on the exchange on which the IDSs are then listed.

Automatic Separation

Upon the occurrence of any of the following, the IDSs will be automatically separated into the shares of Class A common stock and notes represented thereby:

•	redemption of all or a portion of the notes;

•	if a payment default on the notes has occurred and is continuing without cure for a period of 90 days;

•	the date on which principal on the notes becomes due and payable, whether at the stated maturity date or upon acceleration thereof; or

•	if The Depository Trust Company, or DTC is unwilling or unable to continue as securities depository with respect to the IDSs or ceases to be a registered clearing agency under the Securities Exchange Act of 1934 and we are unable to find a successor depositary.

Following the automatic separation of the IDSs, shares of Class A common stock and notes may no longer be combined to form IDSs.

Book-Entry Settlement and Clearance

DTC will act as securities depository for the IDSs, and the notes and shares of Class A common stock represented by the IDSs, or the “securities.” The notes and the shares of our Class A common stock represented by the IDSs will be represented by one or more global notes and global stock certificates. The global notes and global stock certificates will be issued in fully-registered form in the name of DTC’s nominee, Cede & Co. As the IDSs and notes sold separately are represented by global securities, you will only have a beneficial interest through a DTC participant, subject to the operations and procedures of DTC. Therefore, the only security holder recognized by us will be Cede & Co.

Book-Entry Procedures.    If you intend to purchase IDSs in the manner provided by this prospectus you must do so through the DTC system or through its participants. DTC’s participants include securities brokers and dealers (including the underwriters), banks and trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other indirect participants such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

The participant that you purchase through will receive a credit for the applicable security on DTC’s records. Your ownership interest as a purchaser of the applicable security, who we refer to as a “beneficial owner,” will be recorded on the participant’s records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of their purchase and sale transactions, as well as periodic statements of their holdings, from the DTC participant through which the beneficial owner entered into their purchase and sale transactions.

All interests in the securities will be subject to the operations and procedures of DTC. The operations and procedures of DTC may be changed at any time. We are not responsible for those procedures and operations.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York State Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the underwriters, banks and trust companies, clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies. These indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. The rules that apply to DTC and its participants are on file with the SEC.

To facilitate subsequent transfers, all securities deposited by direct participants with DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of securities with DTC and their registration in the name of Cede & Co. erect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the direct participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Transfers of ownership interests in the securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the applicable security except in the event that use of the bookentry system for the securities is discontinued.

Separation and Combination.    Holders of IDSs, whether purchased in this offering, in a subsequent offering or in the secondary market may, at any time after 45 days from the closing of this offering or such earlier date upon a Change of Control, as defined in the notes indenture, through their broker or other financial institution, separate their IDSs into the shares of Class A common stock and notes represented thereby. Similarly, any holder of shares of our Class A common stock and notes whether purchased in this offering, in a subsequent offering or in the secondary market may, at any time after 45 days from the date of original issuance, through their broker or other financial institution, combine the applicable number of shares of Class A common stock and notes to form IDSs.

In addition, the IDSs will be automatically separated into the shares of Class A common stock and notes represented thereby upon the occurrence of the following:

•	exercise by us of our right to redeem all or a portion of the notes;

•	if a payment default under the indenture occurs and is continuing for 90 days;

•	the date on which principal on the notes becomes due and payable, whether at the stated maturity date or upon acceleration thereof; or

•	if DTC is unwilling or unable to continue as securities depositary with respect to the IDSs or ceases to be a registered clearing agency under the Securities Exchange Act of 1934 and we are unable to find a successor depositary.

Any voluntary or automatic separation of IDSs and any subsequent combination of IDSs from notes and Class A common stock are to be accomplished by entries made by the DTC participants acting on behalf of beneficial owners. In any such case, the participant’s account through which a separation or combination is effected, will be credited and debited for the applicable securities on DTC’s records. The separation and combination of IDSs will occur promptly in accordance with DTC’s procedures and upon receipt of instructions from your broker. Depending on the arrangements between a holder and his or her brokerage firm, and the brokerage arrangements with the DTC participant, the transactional fee for any voluntary separation or combination may be passed directly on to the holder and you are urged to consult your broker regarding any such transactional fees. Trading in the IDSs will not be suspended as a result of any such separation or combination.

We have been informed by DTC that the current fee per transaction per participant account for any separation or combination is $9.50.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. will consent or vote with respect to the securities. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the securities are credited on the record date (identified on a listing attached to the omnibus proxy).

We will make payments on the senior subordinated notes to the trustee for the notes and payments on our Class A common stock to the transfer agent for our Class A common stock. The trustee and the transfer agent will in turn make any payments on the securities to DTC. DTC’s practice is to credit direct participants’ accounts on the payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, us or the trustee, subject to any statutory or regulatory requirements as may be in effect from time to time.

We will be responsible for all payments to the trustee and the transfer agent and they will be responsible for the payment of all amounts to DTC. DTC will be responsible for the disbursement of those payments to its participants, and the participants will be responsible for disbursements of those payments to beneficial owners.

DTC may discontinue providing its service as securities depositary with respect to the IDSs, the shares of our Class A common stock or our notes at any time by giving reasonable notice to us or the transfer agent and registrar. If DTC discontinues providing its service as securities depositary with respect to the IDSs and we are unable to, you will automatically take a position in the component securities. If DTC discontinues providing its service as securities depositary with respect to the shares of our Class A common stock or our notes and we are unable to obtain a successor securities depositary, we will print and deliver to you certificates for those securities and you will automatically take a position in the other component securities.

Also, in case we decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary) we will print and deliver to you certificates for the various certificates of Class A common stock and notes you may own.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, including DTC.

Except for actions taken by DTC in accordance with our instructions, neither we nor the trustee nor the underwriters will have any responsibility or obligation to participants, or the persons for whom they act as nominees, with respect to:

•	the accuracy of the records of DTC, its nominee or any participant ownership interest in the securities, or

•	any payments, or the providing of notice, to participants or beneficial owners.

Procedures Relating to Subsequent Issuances.    The indenture governing our notes and the agreements with DTC will provide that, in the event there is a subsequent issuance of notes with a new CUSIP number which are substantially identical to the notes initially represented by the IDSs, each holder of notes or IDSs (as the case may be) agrees that a portion of such holder’s notes (whether held directly in book-entry form or held as part of IDSs) will be exchanged for a portion of the notes acquired by the holders of such subsequently issued notes.

Consequently, following each such subsequent issuance and exchange, each holder of notes or IDSs (as the case may be) will own notes of each separate issuance in the same proportion as each other holder. Immediately following any exchange resulting from a subsequent offering, a new CUSIP number will be assigned to represent an inseparable unit consisting of the notes outstanding prior to the subsequent issuance and the notes issued in the subsequent issuance.

Accordingly, the following will occur upon a subsequent issuance of IDSs and exchange of senior notes:

•	immediately following any exchange resulting from a subsequent offering, the IDSs will consist of an inseparable unit representing the proportionate principal amounts of each issuance of notes (but with the same aggregate principal amount as the note or inseparable unit represented by the IDSs immediately prior to such subsequent issuance and exchange) and the Class A common stock;

•	all accounts of DTC participants with a position in the securities will be automatically revised to reflect the new CUSIP numbers; and

•	in the event of any voluntary or automatic separation of IDSs following any such automatic exchange, holders will receive the Class A common stock and the inseparable notes; such automatic exchange of notes should not impair the rights any holder would otherwise have to assert a claim under applicable securities laws against us or any of our agents, including the underwriters, with respect to the full amount of notes purchased by such holder.

Other than potential tax and bankruptcy implications and subject to market perception, we do not believe that the automatic exchange will affect the economic attributes of your investment in our IDSs or notes. The tax and bankruptcy implications of an automatic exchange are described in more detail in “Risk Factors—Risks Relating to the IDSs, the Shares of our Common Stock, our Notes and our New Credit Facility.”

Subsequently issued IDSs or notes will have terms that are identical to those of the IDSs and notes, respectively, sold in this offering, except that:

•	if additional IDSs are issued 45 days or more from the closing of this offering, they will be immediately separable; and

•	if additional IDSs are issued less than 45 days from the closing of this offering, they will be separable on the same date the IDSs issued in this offering may separate.

There will be no change to the voluntary separation provision of the IDS issued in this offering in the event of a subsequent issuance.

IDS Transfer Agent

                     is the IDS transfer agent.

Description of Capital Stock

General

We have set forth below a description of the material terms and provisions of our restated articles of incorporation. The following description of our common stock and preferred stock is intended as a summary only and is qualified in its entirety by reference to our restated articles of incorporation and restated bylaws, the forms of which are filed as exhibits to the registration statement of which this prospectus forms a part and which will become effective immediately prior to this offering, and by reference to the Iowa Business Corporation Act. Except as otherwise indicated, references in this section to our “common stock” refer to our Class A common stock, Class B common stock and Class C common stock.

Upon the closing of this offering, our authorized common stock and preferred stock will consist of:

•	shares of Class A common stock, no par value;

•	shares of Class B common stock, no par value;

•	shares of Class C common stock, no par value; and

•	shares of preferred stock, no par value.

After this offering, there will be          shares of our Class A common stock (all of which will be represented by IDSs),              shares of our Class B common stock, no shares of our Class C common stock and no shares of our preferred stock outstanding.

The Class B common stock will be exchangeable for IDSs after the second anniversary of the offering at the option of the holder, subject to certain restrictions. In addition, subject to certain conditions, the holders of Class B common stock will have the option to exchange the Class B common stock for Class A common stock and notes at such time as the IDSs are automatically separated as a result of a partial redemption.

Class A Common Stock

Voting Rights.    The holders of our Class A common stock are entitled to one vote per share with respect to each matter on which the holders of our common stock are entitled to vote. Shares of our Class A common stock are entitled to the same voting rights per share and vote together as a class with holders of our Class B and Class C common stock on all matters with respect to which holders are entitled to vote.

No Cumulative Voting Rights.    The holders of our Class A common stock are not entitled to cumulate their votes in the election of our directors.

Class Rights and Restrictions.    Our Class A common stock, Class B common stock and Class C common stock are entitled to the same rights, preferences and privileges, and vote together as a single class on all matters upon which the stockholders vote, except (1) as to dividend rights as described under “Dividend Policy and Restrictions,” (2) that holders of Class B common stock may, subject to certain conditions, exchange their shares of Class B common stock for IDSs and (3) that our restated bylaws provide that we may not issue any shares of Class A common stock unless such shares of Class A common stock are represented by IDSs that have been issued in transactions that are registered under the Securities Act of 1933. In addition, our Class B common stock may not be combined with notes to form IDSs.

Dividends.    The holders of our Class A common stock are entitled to receive dividends as they may be lawfully declared from time to time by our board of directors, subject to any preferential rights of holders of any outstanding shares of preferred stock. Our articles of incorporation require that, until the second anniversary of the closing, dividends on the Class B common stock must be          times the amount, if any, of dividends on the Class A common stock, and that thereafter dividends on the Class A common stock and the Class B common stock must be the same.

Upon the closing of this offering, our board of directors is expected to adopt a dividend policy pursuant to which, in the event and to the extent we have any available cash for distribution to the holders of shares of our Class A common stock as of         ,         ,          and          of each year, and subject to applicable law, the new credit facility, the indenture governing our subordinated notes and any other then outstanding indebtedness of ours, our board of directors will declare cash dividends on our Class A common stock. The initial dividend rate is expected to be equal to $         per share of Class A common stock per annum, subject to adjustment. We expect to pay these dividends quarterly on         ,         ,          and          of each year.

Our board of directors may, at its discretion, amend or repeal this dividend policy with respect to the Class A common stock. Our board of directors may decrease the level of dividends provided for the Class A common stock in this dividend policy or discontinue entirely the payment of dividends.

Rights Upon Liquidation.    In the event of our voluntary or involuntary liquidation, dissolution or winding up, holders of shares of our Class A common stock will be entitled to share ratably in our assets available for distribution to holders of shares of our Class A common stock, Class B common stock and Class C common stock, subject to the prior rights of holders of any outstanding preferred stock.

Preemptive and Other Subscription Rights.    The holders of our Class A common stock do not have preemptive, subscription or redemption rights and are not subject to further calls or assessments.

Class B Common Stock

Exchange Rights.    Holders of our Class B common stock will have the right to convert their shares of Class B common stock into IDSs on specified occasions beginning on the second anniversary of this offering at an exchange rate of          IDSs per share of Class B common stock. The exchange of shares of our Class B common stock for IDSs is subject to conditions set forth in our amended and restated stockholders and registration rights agreement, as described under “Related Party Transactions — Stockholders and Registration Rights Agreement,” including the condition that, at the time of exchange, no event of default under the indenture has occurred and is continuing and there is no deferred and unpaid interest on the notes.

Voting Rights.    The holders of our Class B common stock are entitled to one vote per share with respect to each matter on which the holders of our common stock are entitled to vote. Shares of our Class B common stock are entitled to the same voting rights per share and vote together as a class with holders of our Class A common stock and Class C common stock on all matters with respect to which holders are entitled to vote.

No Cumulative Voting Rights.    The holders of our Class B common stock are not entitled to cumulate their votes in the election of our directors.

Class Rights and Restrictions.    Our Class A common stock, Class B common stock and Class C common stock are entitled to the same rights, preferences and privileges, and vote together as a single class on all matters upon which the stockholders vote, except (1) as to dividend rights as described under “Dividend Policy and Restrictions,” (2) that holders of Class B common stock may, subject to certain conditions, exchange their shares of Class B common stock for IDSs and (3) that our restated bylaws provide that we may not issue any shares of Class A common stock unless such shares are represented by IDSs that have been issued in transactions that are registered under the Securities Act of 1933. In addition, shares of our Class B common stock may not be combined with notes to form IDSs.

Dividends.    The holders of our Class B common stock are entitled to receive dividends as they may be lawfully declared from time to time by our board of directors, subject to any preferential rights of holders of any outstanding shares of preferred stock. Our articles of incorporation requires that, until the second anniversary of the closing, dividends on the Class B common stock must be          times the amount, if any, of dividends on the Class A common stock, and that thereafter dividends on the Class A common stock and the Class B common stock must be the same.

Upon the closing of this offering, our board of directors is expected to adopt a dividend policy pursuant to which, in the event and to the extent we have any available cash for distribution to the holders of shares of our common stock as of         ,         ,          and          of each year, and subject to applicable law, the new credit facility, the indenture governing our subordinated notes and any other then outstanding indebtedness of ours, our board of directors will declare cash dividends on our Class B common stock. The initial dividend rate is expected to be equal to $          per share of Class B common stock per annum, representing the approximate initial expected payments on the portion of an IDS for which a share of Class B common stock ultimately may be exchangeable. We expect to pay these dividends quarterly on         ,         ,          and          of each year.

Our board of directors may, at its discretion, amend or repeal this dividend policy with respect to the Class B common stock. Our board of directors may decrease the level of dividends provided for the Class B common stock in this dividend policy or discontinue entirely the payment of dividends.

Rights Upon Liquidation.    In the event of our voluntary or involuntary liquidation, dissolution or winding up, holders of shares of our Class B common stock will be entitled to share ratably (as if there were only one class of common equity) in our assets available for distribution to holders of shares of our Class A common stock, Class B common stock and Class C common stock, subject to the prior rights of holders of any outstanding preferred stock.

Preemptive and Other Subscription Rights.    The holders of our Class B common stock do not have preemptive, subscription or redemption rights, and are not subject to further calls or assessments.

Class C Common Stock

No shares of Class C common stock have been issued prior to this offering and none will be outstanding at the consummation of this offering.

Voting Rights.    The holders of our Class C common stock are entitled to one vote per share with respect to each matter on which the holders of our common stock are entitled to vote. Shares of our Class C common stock are entitled to the same voting rights per share and vote together as a class with holders of our Class A common stock and Class B common stock on all matters with respect to which holders are entitled to vote.

No Cumulative Voting Rights.    The holders of our Class C common stock are not entitled to cumulate their votes in the election of our directors.

Class Rights and Restrictions.    Our Class A common stock, Class B common stock and Class C common stock are entitled to the same rights, preferences and privileges, and vote together as a single class on all matters upon which the stockholders vote, except that our organizational documents provide that we may not issue any shares of Class A common stock unless such shares are represented by IDSs that have been issued in transactions that are registered under the Securities Act of 1933. In addition, shares of our Class C common stock may not be combined with notes to form IDSs.

Dividends.    The holders of our Class C common stock are entitled to receive dividends as they may be lawfully declared from time to time by our board of directors, subject to any preferential rights of holders of any outstanding shares of preferred stock.

Rights Upon Liquidation.    In the event of our voluntary or involuntary liquidation, dissolution or winding up, holders of shares of our Class C common stock will be entitled to share ratably in our assets available for distribution to holders of our Class A common stock, Class B common stock and Class C common stock, subject to the prior rights of holders of any outstanding preferred stock.

Preemptive and Other Subscription Rights.    The holders of our Class C common stock do not have preemptive, subscription or redemption rights, and are not subject to further calls or assessments.

Preferred Stock

Our restated articles of incorporation provide that we may issue up to              shares of our preferred stock in one or more series as may be determined by our board of directors.

Our board of directors has broad discretionary authority with respect to the rights of issued series of our preferred stock and may take several actions without any vote or action of the holders of our common stock, including:

•	determining the number of shares to be included in each series;

•	fixing the designation, powers, preferences and relative rights of the shares of each series and any qualifications, limitations or restrictions with respect to each series, including provisions related to dividends, conversion, voting, redemption and liquidation, which may be superior to those of our common stock; and

•	increasing or decreasing the number of shares of any series.

The board of directors may authorize, without approval of holders of our common stock, the issuance of preferred stock with voting and conversion rights that could adversely affect the voting power and other rights of holders of our common stock. For example, our preferred stock may rank prior to our common stock as to dividend rights, liquidation preferences or both, may have full or limited voting rights and may be convertible into shares of our common stock. The number of authorized shares of our preferred stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of at least a majority of our common stock, without a vote of the holders of any other class or series of our preferred stock unless required by the terms of such class or series of preferred stock.

Our preferred stock could be issued quickly with terms designed to delay or prevent a change in the control of our company or to make the removal of our management more difficult. This could have the effect of discouraging third party bids for our common stock or may otherwise adversely affect the market price of our common stock.

We believe that the ability of our board of directors to issue one or more series of our preferred stock will provide us with flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs that might arise. The authorized shares of our preferred stock and common stock will be available for issuance without action by holders of our common stock, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.

Although our board of directors has no intention at the present time of doing so, it could issue a series of our preferred stock that could, depending on the terms of such series, be used to implement a stockholder rights plan or otherwise impede the completion of a merger, tender offer or other takeover attempt of our company. Our board of directors could issue preferred stock having terms that could discourage an acquisition attempt through which an acquiror may be able to change the composition of the board of directors, including a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price.

Anti-Takeover Provisions of our Restated Articles of Incorporation, Restated Bylaws and Applicable Laws

Our restated articles of incorporation and restated bylaws contain several provisions, in addition to those pertaining to the issuance of additional shares of our authorized common stock and preferred stock without the approval of the holders of our common stock, that could delay or make more difficult the acquisition of our company through a hostile tender offer, open market purchases, proxy contest, merger or other takeover attempt that a shareholder might consider in its best interest, including those attempts that might result in a premium over the market price of our common stock. Such provisions, which are described below, include an advance notice requirement and a classified board of directors. In addition, provisions of the Iowa Business Corporation Act and federal and state telecommunications laws could have similar effects.

Business Combination Statute.    We are subject to Section 490.1110 of the Iowa Business Corporation Act, which prohibits certain “business combination” transactions between an Iowa corporation and any “interested shareholder” for a period of three years after the date on which such shareholder became an interested shareholder, unless:

•	the board of directors approves, prior to such date, either the proposed business combination or the proposed acquisition of stock which resulted in the shareholder becoming an interested shareholder;

•	upon consummation of the transaction in which the shareholder becomes an interested shareholder, the interested shareholder acquires at least 85% of those shares of the voting stock of the corporation which are not held by the directors, officers or certain employee stock plans; or

•	on or subsequent to the consummation date, the business combination with the interested shareholder is approved by the board of directors and also approved at a shareholders’ meeting by the affirmative vote of the holders of at least two-thirds of the outstanding shares of the corporation’s voting stock other than shares held by the interested shareholder.

Section 490.1110 defines “business combination” to include:

•	a merger or consolidation involving the corporation and any interested shareholder;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation involving the interested shareholder;

•	any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested shareholder, except certain transactions that do not disproportionately benefit the interested shareholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested shareholder; or

•	any loan, advance, guarantee, pledge or other financial benefit from the corporation, except as permitted by the previous paragraphs, that benefit the interested shareholder disproportionately to the other shareholders.

In general, an “interested shareholder” is any person beneficially owning 10% or more of the outstanding voting stock of the corporation and any person affiliated with or controlled by such person. “Person” means any individual, corporation, partnership, unincorporated association or other entity.

Advance Notice Procedure for Director Nominations and Stockholder Proposals.    Our restated bylaws provide that, subject to the rights of holders of any outstanding shares of our preferred stock, a stockholder may nominate one or more persons for election as directors at a meeting only if written notice of the stockholder’s nomination has been given, either by personal delivery or certified mail, to our corporate secretary not less than 90 days nor more than 120 days before the first anniversary of the date of our proxy statement in connection with our last annual meeting of stockholders. Each notice must contain:

•	the name, age, business address and, if known, residential address of each nominee;

•	the principal occupation or employment of each nominee;

•	the class, series and number of our shares beneficially owned by each nominee;

•	any other information relating to each nominee required by the Securities and Exchange Commission’s proxy rules; and

•	the written consent of each nominee to be named in our proxy statement and to serve as director if elected.

Our corporate secretary will deliver all notices to the nominating committee of our board of directors for review. After review, the nominating committee will make its recommendation regarding nominees to our board of directors. Defective nominations will be disregarded.

For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice of the proposed business in writing to our corporate secretary. To be timely, a stockholder’s notice must be given, either by personal delivery or by certified mail, to our corporate secretary not less than 90 days nor more than 120 days before the first anniversary of the date of our proxy statement in connection with our last annual meeting of stockholders. Each notice must contain:

•	a brief description of the business desired to be brought before the annual meeting and the reasons for conducting the business at the annual meeting;

•	the name and address of the stockholder proposing the business as they appear on our stock transfer books;

•	a representation that the stockholder is a stockholder of record and intends to appear in person or by proxy at the annual meeting to bring the business proposed in the notice before the meeting;

•	the class, series and number of our shares beneficially owned by the stockholder; and

•	any material interest of the stockholder in the business.

Business brought before an annual meeting without complying with these provisions will not be transacted.

Although our restated bylaws do not give the board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, our bylaws may have the effect of precluding the consideration of some business at a meeting if the proper procedures are not followed or may discourage or defer a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

Classified Board of Directors; Election and Removal of Directors; and Quorum Requirements.    Our restated articles of incorporation provide that our board of directors shall be divided into three classes of directors, as nearly equal in size as is practicable, serving staggered three-year terms.

Directors may be removed from office only for cause by the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of our capital stock that are entitled to vote generally in the election of our directors, voting together as a single class. Subject to the rights of the holders of any series of preferred stock, our restated articles of incorporation provides that in the case of any vacancies among the directors such vacancy will be filled with a candidate approved by the vote of a majority of the remaining directors, even if less than a quorum (and not by shareholders). The filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us.

Calling of Special Meeting of Shareholders.    The Iowa Business Corporation Act provides that corporations with stock traded on national exchanges or with over 2,000 record shareholders, such as our company will be following this offering, are required to hold a special shareholder meeting only on the written request of the holders of at least 50% of the shares entitled to vote at the meeting or as provided in the corporation’s bylaws. Our restated bylaws provide that special meetings of our shareholders may be called only by our board of directors or the chairman of our board of directors pursuant to a resolution approved by our board of directors or by the holders of at least 50% of the shares entitled to vote at the meeting.

Consideration of Community Interest.    The Iowa Business Corporation Act provides that, in determining what is in the best interests of a corporation when considering a tender offer or a proposal for a merger or other acquisition, a director may consider “community interest” factors in addition to the effects of the action on the shareholders of the corporation. Community interest factors include:

•	the effects of the action on the corporation’s employees, suppliers, creditors and customers;

•	the effects of the action on the communities in which the corporation operates; and

•	the long-term as well as short-term interests of the corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the corporation.

If, on the basis of these community interest factors, the board of directors determines that the acquisition proposal is not in the best interests of the corporation, it may reject the proposal. If the board determines to reject the proposal, the Iowa Business Corporation Act states that the board has no duty to facilitate or to remove any barriers to or refrain from impeding the acquisition proposal. The Iowa Business Corporation Act also states that consideration of community interest factors is not a violation of the business judgment rule or any duty of a director to any shareholder or group of shareholders, even if the director determines that the community interest factors outweighs the financial or other benefits to the corporation, a shareholder or a group of shareholders.

Amendment of Our Restated Articles of Incorporation

Under the Iowa Business Corporation Act, the vote of a majority of shares present at a meeting at which a quorum of at least a majority of the votes entitled to be cast on the amendment exists generally is sufficient to amend a corporation’s articles of incorporation. However, our restated articles of incorporation provide that the following provisions may be amended only by a vote of two-thirds or more of the votes entitled to be cast at the meeting:

•	the provisions relating to the classification of our board of directors and removal of directors;

•	the provisions relating to the size of our board of directors;

•	the limitation on the liability of our directors to us and our stockholders; and

•	the obligation to indemnify and advance expenses to the directors and officers to the fullest extent authorized by the Iowa Business Corporation Act.

In addition, our restated articles of incorporation provide that any amendment to our restated articles of incorporation to vary the application of the following provisions of the Iowa Business Corporation Act must be approved by a vote of two-thirds or more of the votes entitled to be cast at the meeting:

•	the business combination provisions of Section 490.1110;

•	the requirement that 50% of shares entitled to vote at a special meeting of shareholders join in a call for a special meeting; or

•	the right of the directors to consider community interest factors in evaluating an acquisition proposal.

Amendment of Our Restated Bylaws

Our restated articles of incorporation provide that our restated bylaws may be amended by stockholders representing no less than two-thirds of the voting power of all then-outstanding shares of our capital stock entitled to vote generally in the election of our directors, voting as a single class.

Limitations on Liability and Indemnification of Officers and Directors.

Our restated articles of incorporation provide that, to the maximum extent permitted by the Iowa Business Corporation Act, a director will have no liability for money damages to us or our shareholders. The Iowa Business Corporation Act permits all monetary liability of directors to be eliminated except for:

•	the amount of a financial benefit received by a director to which the director is not entitled;

•	an intentional infliction of harm on the company or its shareholders;

•	an unlawful distribution to shareholders; and

•	an intentional violation of criminal law.

Our restated articles of incorporation require us to indemnify, to the fullest extent permitted by the Iowa Business Corporation Act, each current or former director or officer of the company who was or is made a party to, or is involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the company, or is or was serving at the request of the company as a director, officer, partner, trustee, employee or agent of another entity. The Iowa Business Corporation Act permits indemnification of directors for any liability except those for which the corporation may not eliminate the monetary liability of directors, as described in the preceding paragraph, and permits indemnification of officers on similar terms. This right to indemnification also includes the right to be paid by us the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by the Iowa Business Corporation Act.

Our restated bylaws authorize us to purchase insurance for our directors, officers and employees and persons who serve at our request as directors, officers, members, employees, fiduciaries or agents of other enterprises, against any expense, liability or loss incurred in such capacity, whether or not we would have the power to indemnify such persons against such expense or liability under our restated bylaws.

Listing

Our shares of Class A common stock will not be listed for separate trading on any exchange until the number of shares held separately and not represented by IDSs is sufficient to satisfy applicable requirements for separate trading on any exchange on which the IDSs are then traded. If such number of outstanding shares of Class A common stock is no longer held in the form of IDSs for a period of at least 30 consecutive trading days, we will apply to list the shares of our Class A common stock for separate trading on any exchange on which the IDSs are then listed. Our Class A common stock will be freely tradable without restriction or further registration under the Securities Act, unless purchased by “affiliates” as that term is defined in Rule 144 under the Securities Act of 1933.

We do not expect to list our Class B common stock on any exchange. The shares of our Class B common stock will not be registered under the Securities Act and will be subject to restrictions on transfer under the federal securities laws.

Transfer Agent and Registrar

                 is the transfer agent and registrar for our shares of Class A common stock.

Description of Senior Subordinated Notes

The following is a description of the terms of the indenture under which our notes will be issued, a copy of the form of which has been filed with the Commission as an exhibit to the registration statement of which this prospectus is a part. We refer to Iowa Telecommunications Services, Inc., excluding its subsidiaries, as the “Company” in this “Description of Senior Subordinated Notes” section.

General

The Notes are to be issued under an indenture, to be dated as of             , 2004 (the “Indenture”), among us, the subsidiary guarantors and             , as Trustee (the “Trustee”).

The following description is a summary of the material provisions of the Indenture and the Notes. It does not purport to be complete and we urge you to read the Indenture, a copy of which will be available upon request from the Company. This description is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended. Capitalized terms used in this “Description of Subordinated Notes” section and not otherwise defined have the meanings set forth in “—Certain Definitions” below.

None of the notes sold separately (not represented by IDSs) in this offering, which we refer to as the “separate notes” may be purchased, directly or indirectly, by persons who are also (1) purchasing IDSs in this offering or (2) holders of Class B common stock following our recapitalization. Furthermore, prior to the closing of this offering, each person purchasing separate notes in this offering will be asked to make certain representations to us in connection with these restrictions. See “Underwriting.”

The Notes to be sold in this offering will be issued in an aggregate principal amount of $          million, of which $          million will be represented by IDSs offered hereby and $      million will be sold separately (not represented by IDSs).

The Notes will be issued only in fully-registered form, without coupons, represented by one or more global notes which will be registered in the name of Cede & Co., the nominee of DTC. See “Description of IDSs—Book-Entry Settlement and Clearance.”

Additional Notes

The Indenture will provide for the issuance of an unlimited aggregate principal amount of additional notes having identical terms and conditions to the Notes offered hereby (other than issuance date) (the “Additional Notes”), subject to compliance with the covenants contained in the Indenture. Additional Notes will vote on all matters with the Notes offered hereby. The Additional Notes will be deemed to have the same accrued current period interest, deferred interest and defaults as the Notes issued in this offering and will be deemed to have expended Payment Blockage Periods and Interest Deferral Periods to the same extent as the Notes issued in this offering. Each Holder of the Notes or the IDSs (as the case may be) agrees that, in the event there is a subsequent issuance of Additional Notes with a different CUSIP number, a portion of such Holder’s Notes (whether held directly in book-entry form or held as part of IDSs) will be automatically exchanged, without any action by such Holder, for a portion of the Additional Notes purchased by the Holders of such Additional Notes, such that following any such additional issuance and automatic exchange each Holder of the Notes or the IDSs (as the case may be) owns an indivisible unit composed of the Notes and Additional Notes of each issuance in the same proportion as each other Holder, and the records will be revised to reflect each such automatic exchange without any further action of such Holder. The aggregate stated principal amount of the Notes owned by each Holder will not change as a result of such automatic exchange. Any issuance of Additional Notes by the Company may affect the tax treatment of the Holders of the Notes and the IDSs. See “Material U.S. Federal Income Tax Considerations—Notes—Exchange Rights and Additional Issuances.”

As a condition to the Company’s issuance of Additional Notes, the Board of Directors shall determine in good faith that the Additional Notes should be treated as debt for U.S. federal income tax purposes. In addition, the Company shall not issue Additional Notes unless it delivers to the Trustee prior to or simultaneously with such issuance an opinion of an independent advisor to the effect that, after giving effect to the Incurrence of the Indebtedness evidenced by such Additional Notes and related Guarantees, the Company and the Guarantors are solvent.

In addition, if such Notes are issued with original issue discount, Holders of such Notes may not be able to recover the portion of their principal amount treated as unaccrued original issue discount in the event of an acceleration of the Notes or a bankruptcy of the Company prior to the maturity of the Notes. See “Risk Factors —Holders of subsequently issued notes may not be able to collect their full stated principal amount prior to maturity.”

Terms of the Notes

Maturity

The Notes will be unsecured senior subordinated obligations of the Company and will mature on                     , 2019.

Within 30 days prior to the maturity of the Notes, the Company will use its reasonable efforts to list or quote the outstanding shares of its Class A common stock on the securities exchange(s) or automated securities quotation system(s), if any, on which the IDSs will then be listed or quoted, in addition to any other securities exchange on which the Class A common stock is then listed.

Interest

The Notes will bear interest at a rate per year of         % from                     , 2004 or from the most recent date to which interest has been paid or provided for, payable quarterly in arrears on the 15th day of March, June, September and December of each year, to Holders of record at the close of business on the 5th day of each such month or the immediately preceding Business Day commencing                     , 2004, provided that if any such day is not a Business Day, interest shall be paid on the next Business Day.

Interest Deferral

Prior to                     , 2009, the Company will be permitted, at its election, to defer interest payments on the Notes on one or more occasions for not more than eight quarters in the aggregate; provided that:

•	at the end of each occasion, the Company will be obligated to resume quarterly payments of interest on the Notes including interest on deferred interest; and

•	no later than , 2009, the Company must pay in full all deferred interest, together with accrued interest thereon.

After                     , 2009 the Company will be permitted, at its election, to defer interest payments on the Notes on up to four occasions with respect to up to two quarters per occasion; provided that:

•	the Company may not defer interest on any occasion after , 2009 unless and until all interest deferred on any prior occasion, together with accrued interest thereon, has been paid in full;

•	at the end of each occasion, the Company will be obligated to resume quarterly payments of interest on the Notes including interest on deferred interest; and

•	no later than , 2019, the Company must pay all deferred interest, together with accrued interest thereon.

On each occasion that the Company elects to defer interest, it will be required to deliver to the Trustee a copy of a resolution of the Company’s Board of Directors to the effect that, based upon a good-faith determination of the Company’s Board of Directors, such interest deferral is reasonably necessary for bona fide cash management purposes, or to reduce the likelihood of or avoid a default under any Designated Senior Indebtedness. However, no interest deferral may be commenced, and any ongoing deferral shall cease, if:

•	a default in payment of principal or premium, if any, on the Notes has occurred and is continuing; or

•	another Event of Default with respect to the Notes has occurred and is continuing and the Notes have been accelerated as a result of the occurrence of such Event of Default.

Deferred interest on the Notes will bear interest at the same rate as the stated rate of interest applicable to the Notes, compounded quarterly, until paid in full.

During any period that interest is being deferred and so long as any deferred interest or interest on deferred interest remains outstanding, the Company will not be permitted to make any payment of dividends on its common stock or make any distribution to holders of common stock, or make certain other Restricted Payments. See “—Certain Covenants—Limitation on Restricted Payments.”

Optional Redemption

Except as described in the preceding paragraph, the Company may not redeem the Notes at its option prior to                 , 2011.

On or after                 , 2011 and before                 , 2016, the Company may redeem the Notes, at its option, at any time in whole and from time to time in part, for cash at the redemption prices, expressed as percentages of principal amount, set forth below plus accrued and unpaid interest, on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on                      of the years indicated below:

Year	Percentage
2011	%
2012	%
2013	%
2014	%
2015	%
2016 and thereafter	100.00%

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the date of redemption to each holder of the Notes to be redeemed. Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on such Notes or the portions called for redemption so long as the Company has deposited with the Trustee funds (in U.S. Dollars) sufficient to pay the principal of, plus accrued and unpaid interest (if any) on, the Notes to be redeemed.

In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with the applicable legal and regulatory requirements). If any Notes are to be redeemed in part only, the notice of redemption relating to such Notes shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holders thereof upon cancellation of the original Notes. On and after the date of redemption, interest will cease to accrue on Notes or portions thereof called for redemption, so long as the Company has deposited with the depositary funds sufficient to pay the principal, plus accrued and unpaid interest (including any deferred interest and accrued interest thereon), on the Notes to be redeemed.

A full or partial redemption of the Notes will result in an automatic separation of the IDSs. See “Description of IDSs—Automatic Separation.”

Ranking

The Indebtedness evidenced by the Notes will:

•	be unsecured senior subordinated Indebtedness of the Company;

•	be subordinated in right of payment, to the extent and manner provided in the Indenture, to the prior payment in full in cash of all existing and future Senior Indebtedness of the Company, including the Credit Facilities; and

•	rank pari passu in right of payment with all existing and future Pari Passu Indebtedness of the Company and trade payables of the Company, except for the impact of the contractual subordination provided in the Indenture which may have the effect of causing the Notes to receive less, ratably, than other creditors that are not subject to contractual subordination, and except for statutory priorities provided under the U.S. federal bankruptcy code or other applicable bankruptcy, insolvency and other laws dealing with creditors rights generally; and

•	rank senior in right of payment to all existing and future Subordinated Indebtedness of the Company.

The Notes will also be effectively subordinated to any Secured Indebtedness of the Company to the extent of the value of the assets securing such Indebtedness. However, payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust described under “—Defeasance” below is not subordinated to any Senior Indebtedness or subject to the restrictions described herein.

The Indebtedness evidenced by each Guarantee will:

•	be unsecured senior subordinated indebtedness of the applicable Guarantor;

•	be subordinated in right of payment, to the extent and manner provided in the Indenture, to the prior payment in full in cash of all existing and future Senior Indebtedness of such Guarantor, including the Guarantor’s guarantee of the Credit Facilities;

•	rank pari passu in right of payment with all existing and future Pari Passu Indebtedness of such Guarantor and trade payables of such Guarantor, except for the impact of the contractual subordination provided in the Indenture which may have the effect of causing the Notes to receive less, ratably, than other creditors that are not subject to contractual subordination, and except for statutory priorities provided under the U.S. federal bankruptcy code or other applicable bankruptcy, insolvency and other laws dealing with creditors rights generally;

•	rank senior in right of payment to all existing and future Subordinated Indebtedness of such Guarantor; and

•	be effectively subordinated to any Secured Indebtedness of the applicable Guarantor to the extent of the value of the assets securing such Indebtedness.

As of March 31, 2004, on a pro forma basis:

•	the Company would have had $ of Senior Indebtedness outstanding;

•	the Company would have had no Pari Passu Indebtedness outstanding other than the Notes;

•	the Guarantors would have had $ million of Senior Indebtedness outstanding under the Credit Facilities, all of which would have been secured indebtedness; and

•	the Guarantors would have had no Pari Passu Indebtedness outstanding other than the Guarantees.

Although the Indenture will contain limitations on the amount of additional Indebtedness which the Company, Guarantors and Non-Guarantor Subsidiaries may Incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness or Secured Indebtedness. See “—Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” below.

The Company is dependent, in part, on the cash flow of its subsidiaries and other entities to meet its own obligations, including the payment of interest and principal obligations on the Notes when due. As of March 31, 2004, on a pro forma basis, the total liabilities of the Company’s subsidiaries were approximately $             million, including trade payables. Although the Indenture will limit the Incurrence of Indebtedness by and the issuance of Preferred Stock of certain of the Company’s subsidiaries, such limitation is subject to a number of significant qualifications.

Only Senior Indebtedness or Secured Indebtedness of the Company or a Guarantor will rank senior to the Notes or the relevant Guarantee in accordance with the provisions of the Indenture. The Notes and each Guarantee will in all respects rank pari passu with all other Pari Passu Indebtedness of the Company and the relevant Guarantor, respectively.

The Company may not pay principal of, premium (if any) or interest on, the Notes or make any deposit pursuant to the provisions described under “Defeasance” below and may not otherwise purchase, redeem or otherwise retire any Notes (collectively, “pay the Notes”) if:

•	a default in the payment of the principal of, premium, if any, or interest on any Designated Senior Indebtedness occurs and is continuing or any other amount owing in respect of any Designated Senior Indebtedness is not paid when due or

•	any other default on Designated Senior Indebtedness occurs and results in such Designated Senior Indebtedness becoming due or being declared due and payable prior to the date on which it would otherwise become due and payable in accordance with its terms, unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full.

Notwithstanding the foregoing:

•	Holders may receive and retain (a) Permitted Junior Securities and (b) payments made from the trust described under “—Defeasance” below so long as, on the date or dates the respective amounts were paid into the trust, such payments were made with respect to the Notes without violating the subordination provisions described herein or any other material agreement binding on the Company, including the Credit Facilities; and

•	the Company may pay the Notes if the Company and the Trustee receive written notice approving such payment from the Representative of each series of the Designated Senior Indebtedness with respect to which either of the events set forth in the immediately preceding sentence has occurred and is continuing.

During the continuance of any default (other than a default described in the second preceding sentence) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or upon the expiration of any applicable grace periods, the Company may not pay the Notes for a period (a “Payment Blockage Period”) commencing upon the receipt by the Trustee, with a copy to the Company, of written notice (a “Blockage Notice”) of such default from the Representative of the such defaulted Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending on the earliest to occur of the following events:

•	179 days shall have elapsed since the receipt of such Blockage Notice;

•	such Payment Blockage Period is terminated by written notice to the Trustee and the Company from the Person or Persons who gave such Blockage Notice;

•	the repayment in full of such defaulted Designated Senior Indebtedness; or

•	the default giving rise to such Blockage Notice is no longer continuing.

Notwithstanding the provisions described in the immediately preceding sentence (but subject to the provisions contained in the first sentence of this paragraph and in the succeeding paragraph), unless the holders of such defaulted Designated Senior Indebtedness or the Representative of such holders have accelerated the maturity of such defaulted Designated Senior Indebtedness, the Company may resume payments on the Notes after the end of such Payment Blockage Period. In no event may the total number of days during which any Payment Blockage Period or Periods is in effect exceed: 179 days in the aggregate during any 360 consecutive day period. For purposes of this provision, no default or event of default that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period shall be, or be made, the basis of the commencement of a subsequent Payment Blockage Period by the Representative of such Designated Senior Indebtedness, unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days.

Upon any payment or distribution of the assets of the Company upon a total or partial liquidation, dissolution, bankruptcy, or reorganization of insolvency, receivership or similar proceeding relating to the Company or its property or an assignment for the benefit of its creditors or any marshalling of the Company’s assets or liabilities, the holders of Senior Indebtedness will be entitled to receive payment in full in cash of all the Senior Indebtedness before the Noteholders are entitled to receive any payment. Until the Senior Indebtedness is paid in full in cash, any payment or distribution to which Noteholders would be entitled but for the subordination provisions of the Indenture will be made to holders of the Senior Indebtedness as their interests may appear (However, the Holders of Notes may receive and retain Permitted Junior Securities, and payments made from the trust described under “—Defeasance” so long as, on the date or dates the respective amounts were paid into the trust, such payments were made with respect to the Notes without violating the subordination provisions described herein or any other material agreement binding on the Company, including the Credit Agreement). If a distribution is made to Noteholders that due to the subordination provisions of the Indenture should not have been made to them, such Noteholders are required to hold it in trust for the holders of Senior Indebtedness and pay it over to them as their interests may appear.

During any period in which payments to you are prohibited or blocked in the manner described above, you may exercise any and all remedies under the Notes and the Guarantees; however, any amounts received by you with respect to the Guarantees, including any amount you may receive in any legal action to enforce the Guarantees, would be required to be turned over to the holders of the Guarantor’s Senior Indebtedness. Any payments turned over to the holders of a Guarantor’s Senior Indebtedness will not, as between you and such Guarantor, satisfy such Guarantor’s obligations on its Guarantee.

After the occurrence of an Event of Default, the Company or the Trustee shall promptly notify the holders of each series of Designated Senior Indebtedness (or their respective Representative) of such occurrence. If any Designated Senior Indebtedness is outstanding, the Company may not make any payment then due on the Notes until five Business Days after the holders or the Representative of such Designated Senior Indebtedness receive notice of such occurrence and, thereafter, may pay the Notes only if the subordination provisions of the Indenture otherwise permit payment at that time.

By reason of such subordination provisions contained in the Indenture, in the event of insolvency, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the Noteholders and, because of the obligation on the part of the Noteholders to turn over distributions to the holders of Senior Indebtedness, to the extent required to pay Senior Indebtedness in full, trade creditors of the Company and Guarantors may recover more, ratably, than the Noteholders.

The Indenture will contain identical subordination provisions relating to each Guarantor’s obligations under its Guarantee.

Guarantees

Each Restricted Subsidiary that guarantees any Indebtedness under any Senior Credit Document on the Issue Date and certain future Restricted Subsidiaries (as described below), will, jointly and severally, irrevocably and fully and unconditionally guarantee on an unsecured senior subordinated basis (as described under “—Ranking” above) the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Company under the Indenture and the Notes, whether for payment of principal of, premium, if any, or interest on the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Guarantors being herein called the “Guaranteed Obligations”). Such Guarantors will agree to pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) Incurred by the Trustee or the Holders in enforcing any rights under the Guarantees. Each Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the applicable Guarantor after giving effect to all of its other contingent and fixed liabilities (including without limitation all of its obligations under or with respect to the Credit Agreement) without rendering the Guarantee, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. After the Issue Date, the Company will cause each Restricted Subsidiary that guarantees any Indebtedness under any Senior Credit Document (other than any Restricted Subsidiary organized outside of the United States of America that has Tangible Assets of less than $             million) to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary will guarantee payment of the Notes on a senior unsecured basis. See “—Certain Covenants—Future Guarantors” below.

Each Guarantee is a continuing guarantee and shall, until released in accordance with the next succeeding paragraph:

•	remain in full force and effect until payment in full of all the Guaranteed Obligations;

•	be binding upon each such Guarantor and its successors; and

•	inure to the benefit of and be enforceable by the Trustee, the Holders and their successors, transferees and assigns.

The Guarantee of a Guarantor will be released:

•	in connection with any transaction permitted by the Indenture after which the Guarantor ceases to be a Restricted Subsidiary of the Company; provided that the sale or other disposition, if any, complies with the “Asset Sale” provisions of the Indenture; or upon satisfaction and discharge or defeasance of the Notes as provided below under “—Defeasance” and “—Satisfaction and Discharge.”

Change of Control

Upon the occurrence of a Change of Control, each Holder will have the right to require the Company to repurchase all or any part of such Holder’s Notes of any series at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to but not including the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date). In order to exercise this repurchase right, a Holder must separate its IDSs into the shares of Class A common stock and Notes represented thereby.

In the event that at the time of such Change of Control the terms of any Senior Lender Indebtedness restrict or prohibit the repurchase of Notes pursuant to this covenant, then prior to the mailing of the notice to Holders provided for in the immediately following paragraph but in any event within 30 days following any Change of Control, the Company shall:

•	repay in full all Senior Lender Indebtedness or offer to repay in full all Senior Lender Indebtedness and repay the Senior Lender Indebtedness of each lender who has accepted such offer; or

•	obtain the requisite consent under the agreements governing the Senior Lender Indebtedness to permit the repurchase of the Notes as provided for in the immediately following paragraph.

Within 30 days following any Change of Control, unless the Company has exercised its right to redeem the Notes as described under “—Optional Redemption,” the Company shall mail a notice (a “Change of Control Offer”) to each Holder with a copy to the Trustee stating:

•	that a Change of Control has occurred and that such Holder has the right to require the Company to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to but not including the date of repurchase (subject to the right of Holders of record on a record date to receive interest on the relevant interest payment date);

•	the circumstances and relevant facts and financial information regarding such Change of Control;

•	whether the agreements then governing the Senior Lender Indebtedness will permit the repurchase of the Notes;

•	the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

•	the instructions determined by the Company, consistent with this covenant, that a Holder must follow in order to have its Notes purchased.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any applicable securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Indenture by virtue thereof.

The definition of Change of Control includes a phrase relating to the sale, lease or transfer of “all or substantially all” the assets of the Company and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease or transfer of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Covenants Relating to IDSs

Combination of Notes and Class A Common Stock into IDSs.    The Indenture will provide that as long as any Notes are outstanding, any Holder of Notes and shares of Class A common stock may after 45 days from the date of the Indenture, at any time and from time to time, combine these securities to form IDSs, unless the IDSs have previously been automatically separated as a result of the continuance of a payment default on the Notes for 90 days, or the redemption, acceleration or maturity of any Notes.

Certain Covenants

The Indenture will contain the following material covenants:

Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.    The Indenture will provide that (i) the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock and (ii) the Company will not permit any of its Restricted Subsidiaries to issue any shares of

Preferred Stock; provided, however, that the Company and any Restricted Subsidiary may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and any Guarantor may issue shares of Preferred Stock the Leverage Ratio of the Company for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding on the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been no more than              to 1.0 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

The foregoing limitations will not apply to:

(a)    the Incurrence by the Company or its Restricted Subsidiaries of Indebtedness under the Credit Agreement and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) up to an aggregate principal amount of $         million outstanding at any one time;

(b)    the Incurrence by the Company and the Guarantors of Indebtedness represented by the Notes (not including any Additional Notes) and the Guarantees, as applicable;

(c)    Indebtedness existing on the Issue Date (other than Indebtedness described in clauses (a) and (b));

(d)    Indebtedness (including Capitalized Lease Obligations) Incurred by the Company or any of its Restricted Subsidiaries, to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (d) and all Refinancing Indebtedness (as defined below) Incurred to refund, refinance or replace any Indebtedness classified as being Incurred pursuant to this clause (d), does not exceed the greater of         % of Tangible Assets at the time of Incurrence or $          million;

(e)    Indebtedness Incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, or with respect to agreements to provide services, other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims or letters of credit related to revenues collected subject to refund in the ordinary course of business; provided, however, that upon the drawing of such letters of credit, such obligations are reimbursed within 30 days following such drawing;

(f)    Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with the disposition of any business, assets or a Subsidiary of the Company in accordance with the terms of the Indenture, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(g)    Indebtedness of the Company to a Restricted Subsidiary of the Company; provided that any such Indebtedness is subordinated in right of payment to the Notes; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary of the Company or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case to be an Incurrence of such Indebtedness;

(h)    shares of Preferred Stock of a Restricted Subsidiary issued to the Company or another Restricted Subsidiary of the Company; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Company or another Restricted Subsidiary of the Company) shall be deemed, in each case, to be an issuance of shares of Preferred Stock;

(i)    Indebtedness of a Restricted Subsidiary to the Company or another Restricted Subsidiary of the Company; provided that (i) any such Indebtedness is made pursuant to an intercompany note and (ii) if a Guarantor Incurs such Indebtedness to a Restricted Subsidiary that is not a Guarantor such Indebtedness is subordinated in right of payment to the Guarantee of such Guarantor; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary lending such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary of the Company) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(j)    Hedging Obligations that are incurred in the ordinary course of business (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the Indenture to be outstanding, (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges or (3) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases;

(k)    obligations in respect of performance, bid and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;

(l)    Indebtedness or Disqualified Stock of the Company and any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount, which when aggregated with the principal amount or liquidation preference of all other Indebtedness and Disqualified Stock then outstanding and classified as being Incurred pursuant to this clause (1), does not exceed $          million at any one time outstanding;

(m)    any guarantee by the Company or a Restricted Subsidiary of Indebtedness or other obligations of the Company or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness Incurred by the Company or such Restricted Subsidiary is permitted under the terms of the Indenture; provided that if such Indebtedness is by its express terms subordinated in right of payment to the Notes or the Guarantee of such Restricted Subsidiary, as applicable, any such guarantee of such Guarantor with respect to such Indebtedness shall be subordinated in right of payment to such Guarantor’s Guarantee with respect to the Notes substantially to the same extent as such Indebtedness is subordinated to the Notes or the Guarantee of such Restricted Subsidiary, as applicable;

(n)    the Incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness which serves to refund or refinance any Indebtedness Incurred as permitted under the first paragraph of this covenant and clauses (b), (c) and (d) above, or any Indebtedness issued to so refund or refinance such Indebtedness (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(i)    has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness being refunded or refinanced;

(ii)    has a Stated Maturity which is no earlier than the Stated Maturity of the Indebtedness being refunded or refinanced;

(iii)    to the extent such Refinancing Indebtedness refinances Indebtedness pari passu with the Notes or the Guarantees, is pari passu with the Notes or the Guarantees, respectively;

(iv)    is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced plus premium and fees Incurred in connection with such refinancing; and

(v)    shall not include (x) Indebtedness of a Restricted Subsidiary that is not a Guarantor that refinances Indebtedness of the Company or (y) Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary;

and provided further that subclauses (i), (ii), (iii) and (v) of this clause (n) will not apply to any refunding or refinancing of any Senior Indebtedness;

(o)    Indebtedness or Disqualified Stock of Persons that are acquired by the Company or any of its Restricted Subsidiaries or merged into a Restricted Subsidiary in accordance with the terms of the Indenture; provided, however, that such Indebtedness or Disqualified Stock is not Incurred in contemplation of such acquisition or merger or to provide all or a portion of the funds or credit support required to consummate such acquisition or merger; provided further, however, that after giving effect to such acquisition and the Incurrence of such Indebtedness either (i) the Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first sentence of this covenant or (ii) the Leverage Ratio would be less than immediately prior to such acquisition;

(p)    The Incurrence by the Company or any Restricted Subsidiary of Indebtedness to finance, in whole or in part, an acquisition of a business or assets consummated within 30 days of such Incurrence; provided, that after giving effect to such acquisition and the Incurrence of such Indebtedness the Leverage Ratio would be less than immediately prior to such acquisition; and

(q)    Indebtedness represented by the issuance of Additional Notes in connection with the exchange of Class B common stock outstanding on the Issue Date for IDSs as described under “Related Party Transactions—Our Existing Equity Investors and Our Recapitalization,” provided that at the time of such exchange and Indebtedness was represented by the issuance of Additional Notes in connection with the exercise of          options for          IDSs to occur          days after the closing of this offering.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (a) through (q) above or is entitled to be Incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify or reclassify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been Incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant. As of March 31, 2004 on a pro-forma basis to give effect to this offering and the other transactions contemplated by this prospectus, as if such transactions occurred on such date, the Company’s Leverage Ratio would have been      to 1.

Limitation on Layering.    The Company shall not Incur any Indebtedness that is expressly subordinated in right of payment to any Senior Indebtedness of the Company unless such Indebtedness so Incurred ranks pari passu in right of payment with, or is expressly subordinated in right of payment to, the Notes. No Guarantor shall Incur any Indebtedness that is expressly subordinated in right of payment to any Senior Indebtedness of such Guarantor unless such Indebtedness so Incurred ranks pari passu in right of payment with such Guarantor’s Guarantee, or is expressly subordinated in right of payment to such Guarantor’s Guarantee. Unsecured Indebtedness is not deemed to be subordinate or junior to secured Indebtedness merely because it is unsecured, and Indebtedness that is not guaranteed by a particular Person is not deemed to be subordinate or junior to Indebtedness that is so guaranteed merely because it is not so guaranteed.

Limitation on Restricted Payments.    The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i)    declare or pay any dividend or make any distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger or consolidation involving the Company (other than (A) dividends or distributions by the Company payable solely in Equity Interests (other than Disqualified Stock) of the Company or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(ii)    purchase or otherwise acquire or retire for value any Equity Interests of the Company or any Restricted Subsidiary;

(iii)    make any principal payment on, cause a defeasance of, or purchase, repurchase, redeem or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness which is subordinated in right of payment to the Notes or any Guarantee; or

(iv)    make any Restricted Investment (all such payments and other actions set forth in this clause (iii) and in clauses (i), (ii) and (iii) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(a)    no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(b)    no Dividend Suspension Period shall have occurred and be continuing; and

(c)    such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (2), (7), (8) and (9), and clause (6) (to the extent of $             million) of the next succeeding paragraph, but including all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of, without duplication:

(i)    100% of the Excess Cash of the Company for the period (taken as one accounting period) from the fiscal quarter that first begins after the Issue Date to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, plus

(ii)    100% of the aggregate net cash proceeds (or property, other than cash, converted to cash within 30 days of its receipt), received by the Company since the Issue Date from the issue or sale of Equity Interests of the Company (excluding Refunding Capital Stock (as defined below), Designated Preferred Stock and Disqualified Stock), including Equity Interests issued upon conversion of Indebtedness, Disqualified Stock and Designated Preferred Stock or upon exercise of warrants or options (other than an issuance or sale to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries), plus

(iii)    100% of the aggregate amount of contributions to the capital of the Company since the Issue Date received in cash or in property other than cash converted to cash within 30 days of its receipt (other than Refunding Capital Stock, Designated Preferred Stock and Disqualified Stock), plus

(iv)    100% of the aggregate amount of cash or property other than cash converted to cash within 30 days of its receipt, in each case received from (A) the sale or other disposition (other than to the Company or a Restricted Subsidiary) of or on account of Restricted Investments made by the Company and its Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Company and its Restricted Subsidiaries by any Person (other than the Company or any of its Subsidiaries) and from payments of interest on and repayments of loans or advances which constituted Restricted Investments, (B) the sale (other than to the Company or a Subsidiary) of the Capital Stock of an Unrestricted Subsidiary or (C) a distribution or dividend from an Unrestricted Subsidiary, plus

(v)    in the event any Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Company or a Restricted Subsidiary, 100% of the aggregate net cash proceeds received by the Company (i) at the time of such redesignation, combination or transfer or (ii) with respect to assets other than cash, converted to cash within 30 days of its receipt.

The foregoing provisions will not prohibit:

(1)    the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

(2) (a)    the repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) or Subordinated Indebtedness of the Company in exchange for, or out of the proceeds of the substantially concurrent sale of, Equity Interests of the Company or contributions to the equity capital of the Company (other than any Disqualified Stock or any Equity Interests sold to a Subsidiary of the Company or to an employee stock ownership plan or any trust established by the Company or any of its Subsidiaries) (collectively, including any such contributions, “Refunding Capital Stock”) and (b) the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company or to an employee stock ownership plan or any trust established by the Company or any of its Subsidiaries) of Refunding Capital Stock;

(3)    the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Company or any of its Restricted Subsidiaries issued or incurred in accordance with the covenant entitled “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(4)    the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock issued after the Issue Date; provided, however, that (A) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, the Company would have had a Leverage Ratio not greater than          to 1.00 and (B) the aggregate amount of dividends declared and paid pursuant to this clause (4) does not exceed the net cash proceeds received by the Company from the sale of Designated Preferred Stock issued after the Issue Date;

(5)    Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (5) that are at that time outstanding, not to exceed $ million (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(6)    other Restricted Payments in an aggregate amount not to exceed $                     million;

(7)    repurchases of Equity Interests that might be deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options; and

(8)    the exchange of Class B common stock outstanding on the Issue Date for IDSs, provided that at the time of such exchange all Exchange Conditions are satisfied and the exercise of              options outstanding on the Issue Date for              IDSs to occur          days after the closing of this offering; and

(9)    the Transactions.

Provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (3), (4), (5), (6) and (8), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

For the twelve month period ended March 31, 2004, on a pro-forma basis to give effect to this offering and the other transactions contemplated by this prospectus as if such transactions occurred on April 1, 2004, the Company’s Interest Coverage Ratio would have been          to 1 and the Company’s Excess Cash would have been                     .

As of the Issue Date, all of the Company’s Subsidiaries will be Restricted Subsidiaries. The Company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if a Restricted Payment in such amount would be permitted at such time (whether pursuant to the first paragraph of this covenant or under clause (5), or (6)) and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Dividend and Other Payment Restrictions Affecting Subsidiaries.    The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a)    (i) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (ii) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(b)    make loans or advances to the Company or any of its Restricted Subsidiaries; or

(c)    sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries except in each case for such encumbrances or restrictions existing under or by reason of:

(1)    contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Credit Agreement and the other Senior Credit Documents;

(2)    the Indenture and the Notes;

(3)    applicable law or any applicable rule, regulation or order;

(4)    any agreement or other instrument relating to Indebtedness of a Person acquired by the Company or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(5)    any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(6)    Secured Indebtedness otherwise permitted to be Incurred pursuant to the covenants described under “—Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(7)    restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(8)    customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(9)    customary provisions contained in leases, agreements to provide services and other similar agreements entered into in the ordinary course of business that impose restrictions of the type described in clause (c) above;

(10)    other Indebtedness of Restricted Subsidiaries permitted to be Incurred subsequent to the Issue Date pursuant to the covenant described under “Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(11)    any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (10) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Board of Directors, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Asset Sales.    The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, cause or make an Asset Sale, unless:

•	the Company, or its Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Company) of the assets sold or otherwise disposed of; and

•	except in the case of a Permitted Asset Swap, at least % of the consideration therefor received by the Company, or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

o	any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets;

o	any notes or other obligations or other securities received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into Cash Equivalents within 180 days of the receipt thereof (to the extent of the Cash Equivalents received); and

o	any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of % of Tangible Assets or $ million (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value)

shall be deemed to be Cash Equivalents for the purposes of this provision.

Within 365 days after the Company’s or any Restricted Subsidiary’s receipt of the Net Proceeds of any Asset Sale, the Company or such Restricted Subsidiary may apply the Net Proceeds from such Asset Sale, at its option to:

•

repay Obligations under the Credit Facilities or other Senior Indebtedness or Pari Passu Indebtedness (provided that if the Company shall so reduce Obligations under Pari Passu Indebtedness, it will equally and ratably reduce Obligations under the Notes by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, the pro rata principal amount of Notes) or Indebtedness of a Restricted Subsidiary, in each case other than Indebtedness owed to the Company or a Restricted Subsidiary;

•	make an investment in any one or more businesses, capital expenditures or acquisitions of other assets in each case used or useful in a Similar Business; and/or

•	make an investment in properties or assets that replace the properties and assets that are the subject of such Asset Sale.

Pending the application of any such Net Proceeds, the Company or such Restricted Subsidiary may invest such Net Proceeds in Cash Equivalents or Investment Grade Securities. The Indenture will provide that any Net Proceeds from any Asset Sale that are not applied as provided and within the time period set forth in the first sentence of this paragraph will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $             million, the Company shall make an offer to all Holders of Notes (an “Asset Sale Offer”) to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to but not including the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Company will commence an Asset Sale Offer with respect to Excess Proceeds within thirty Business Days after the date that Excess Proceeds exceed $             million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee. To the extent that the aggregate amount of Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased in the manner described below. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

If more Notes are tendered pursuant to an Asset Sale Offer than the Company is required to purchase, selection of such Notes for purchase will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed, or if such Notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements).

Notices of an Asset Sale Offer shall be mailed by first class mail, postage prepaid, at least 30 but not more than 60 days before the purchase date to each Holder of Notes at such Holder’s registered address. If any Note is to be purchased in part only, any notice of purchase that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased.

A new Note in principal amount equal to the unpurchased portion of any Note purchased in part will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the purchase date unless the Company defaults in payment of the purchase price, interest shall cease to accrue on Notes or portions thereof purchased.

Transactions with Affiliates.    The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $             million, unless:

•	such Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

•	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $ million, the Company delivers to the Trustee a resolution adopted by the majority of the Board of Directors of the Company, approving such Affiliate Transaction and set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with the first bullet point above.

The foregoing provisions will not apply to the following:

•	transactions between or among the Company and/or any of its Restricted Subsidiaries;

•	Permitted Investments and Restricted Payments permitted by the provisions of the Indenture described above under the covenant “—Limitation on Restricted Payments”;

•	the payment of reasonable and customary fees paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary;

•	transactions in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of the first bullet point of the preceding paragraph;

•	payments or loans to employees or consultants in the ordinary course of business which are approved by a majority of the Board of Directors of the Company (or a committee thereof) in good faith;

•	any agreement as in effect as of the Issue Date or any amendment thereto (so long as any such amendment is not disadvantageous to the holders of the Notes in any material respect) or any transaction contemplated thereby;

•	the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter, provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Holders of the Notes in any material respect; and

•	transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture, which are fair to the Company and its Restricted Subsidiaries in the reasonable determination of the Board of Directors or the senior management of the Company, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party.

Liens.    The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien on any asset or property of the Company or such Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom, that secures any obligations of the Company or any of its Subsidiaries (other than Senior Indebtedness) unless the Notes are equally and ratably secured with (or on a senior basis to, in the case of obligations subordinated in right of payment to the Notes) the obligations so secured or until such time as such obligations are no longer secured by a Lien. The preceding sentence will not require the Company or any Restricted Subsidiary to secure the Notes if the Lien consists of a Permitted Lien.

The Indenture will provide that no Guarantor will directly or indirectly create, Incur or suffer to exist any Lien on any asset or property of such Guarantor or any income or profits therefrom, or assign or convey any right to receive income therefrom, that secures any obligation of such Guarantor (other than Senior Indebtedness of such Guarantor) unless the Guarantee of such Guarantor is equally and ratably secured with (or on a senior basis to, in the case of obligations subordinated on right of payment to such Guarantor’s Guarantee) the obligations so secured or until such time as such obligations are no longer secured by a Lien. The preceding sentence will not require any Guarantor to secure its Guarantee if the Lien consists of a Permitted Lien.

Reports and Other Information.    The Indenture will provide that notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the Commission, the Company will file with the Commission (and provide the Trustee and Holders with copies thereof, without cost to each Holder, within 15 days after it files them with the Commission), documents and reports that are specified in Sections 13 and 15(d) of the Exchange Act within the time periods specified therein; provided, however, the Company shall not be so obligated to file such documents and other reports with the Commission if the Commission does not permit such filing, in which event the Company will make available such information to prospective purchasers of Notes, in addition to providing such information to the Trustee and the Holders, in each case within 15 days after the time the Company would be required to file such information with the Commission if it were subject to Section 13 or 15(d) of the Exchange Act.

Future Guarantors.    The Indenture will provide that the Company will cause each Restricted Subsidiary organized under the laws of the United States of America or any state or territory thereof that Incurs Indebtedness or issues shares of Disqualified Stock or Preferred Stock or that has Total Assets of more than $500,000 to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will guarantee payment of the Notes. Each Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Subsidiary without rendering the Guarantee, as it relates to such Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Merger, Consolidation, or Sale of All or Substantially All Assets

The Indenture will provide that the Company may not consolidate or merge with or into or wind up into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

•	the Company is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (the Company or such Person, as the case may be, being herein called the “Successor Company”);

•	the Successor Company (if other than the Company) expressly assumes all the obligations of the Company under the Indenture and the Notes pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee;

•

immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period, either (A) the Successor Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first sentence of the covenant described under “—Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or (B) the Leverage Ratio for the Successor Company and its Restricted Subsidiaries would be greater than or equal to such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction;

•	each Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Guarantee shall apply to the Successor Company’s obligations under the Indenture and the Notes; and

•	the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each slating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture. The Successor Company will succeed to, and be substituted for, the Company under the Indenture and the Notes. Notwithstanding the clauses contained in the third and fourth bullet points of the immediately preceding sentence:

•	any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company or to another Restricted Subsidiary and

•	the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another state of the United States or changing the form of organization of the Company to a corporation, partnership or limited liability company so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby.

The Indenture will further provide that, subject to certain limitations described in the Indenture governing release of a Guarantee upon the sale or disposition of a Guarantor, each Guarantor will not, and the Company will not permit a Guarantor to consolidate or merge with or into or wind up into (whether or not such Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

•	such Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the “Successor Guarantor”);

•	the Successor Guarantor (if other than such Guarantor) expressly assumes all the obligations of such Guarantor under the Indenture and such Guarantor’s Guarantee pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee;

•	immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Guarantor or any of its Subsidiaries as a result of such transaction as having been Incurred by the Successor Guarantor or such Subsidiary at the time of such transaction) no Default or Event of Default shall have occurred and be continuing; and

•	the Guarantor shall have delivered or caused to be delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

Subject to certain limitations described in the Indenture, the Successor Guarantor will succeed to, and be substituted for, such Guarantor under the Indenture and such Guarantor’s Guarantee. Notwithstanding the clause in the third bullet point of the immediately preceding sentence, a Guarantor may merge with an Affiliate incorporated solely for the purpose of reincorporating such Guarantor in another state of the United States or changing the form of organization of the Guarantor to a corporation, partnership or limited liability company so long as the amount of Indebtedness of the Guarantor is not increased thereby.

Defaults

An Event of Default will be defined in the Indenture as

(i)	a default in any payment of interest on any Note when due, whether or not prohibited by the provisions described under “—Ranking” above, continued for 30 days, subject to the interest deferral provisions contained in the Indenture; provided, however, that a default in any payment of interest on the Note required to be made on , 2009 shall immediately constitute an Event of Default (without regard to the length of time for which such default continues);

(ii)	a default in the payment of principal or premium, if any, of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, whether or not such payment is prohibited by the provisions described under “—Ranking” above;

(iii)	the failure by the Company to comply with its obligations under the covenant described under “—Merger, Consolidation or Sale of All or Substantially All Assets” above;

(iv)	the failure by the Company to comply for 30 days after notice with any of its obligations under the covenants described under “—Change of Control” above (other than a failure to purchase Notes);

(v)	the failure by the Company to comply for 60 days after notice with its other agreements contained in the Notes or the Indenture;

(vi)	the failure by the Company or any Significant Subsidiary to pay any Indebtedness (other than Indebtedness owing to the Company or a Restricted Subsidiary) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default if the total amount of such Indebtedness unpaid or accelerated exceeds $ million or its foreign currency equivalent (the “cross acceleration provision”);

(vii)	certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the “bankruptcy provisions”);

(viii)	the rendering of any judgment or decree for the payment of money (other than judgments which are covered by enforceable insurance policies issued by solvent carriers) in excess of $ million or its foreign currency equivalent against the Company or a Significant Subsidiary if (A) an enforcement proceeding thereon is commenced and not discharged or stayed within 60 days thereafter or (B) such judgment or decree remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed (the “judgment default provision”);

(ix)	any Guarantee ceases to be in full force and effect, except as contemplated by the terms thereof, or any Guarantor denies or disaffirms its obligations under the Indenture or any Guarantee and the Default continues for 10 Business Days; or

(x)	except as expressly permitted by clause (1) under “—Limitation on Restricted Payments,” the Company pays any dividend on the shares of the Company’s common stock (A) during any interest deferral period or so long as any deferred interest and accrued interest thereon has not been paid in full, (B) during the continuance of an Event of Default, or (C) when the then-available financial statements presented to the board of directors show an Interest Coverage Ratio that is less than to one.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clause (iv) or (v) will not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified in clauses (iv) and (v) hereof after receipt of such notice.

If an Event of Default (other than a Default relating to certain events of bankruptcy, insolvency or reorganization of the Company) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes by notice to the Company may declare the principal of, premium, if any, and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal, premium and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs, the principal of, premium, if any, and interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless:

•	such Holder has previously given the Trustee notice that an Event of Default is continuing,

•	Holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy,

•	such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense,

•	the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and

•	the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, Holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The Indenture will provide that if a Default occurs and is continuing and is actually known to the Trustee, the Trustee must mail to each Holder notice of the Default within the earlier of 90 days after it occurs or 30 days after it is actually known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Noteholders. In addition, the Company is required to deliver, to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the Indenture may be amended with the consent of the Holders of a majority in principal amount of the Notes then outstanding of all series affected by such amendment and any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the Notes of all series affected by such amendment then outstanding. However, without the consent of each Holder of an outstanding Note affected, no amendment or waiver may, among other things,

•	reduce the amount of Notes whose Holders must consent to an amendment;

•	reduce the rate of or extend the time for payment of interest on any Note or amend the Company’s right to defer interest on the Notes in a manner adverse to the Holders;

•	reduce the principal of or extend the Stated Maturity of any Note;

•	reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under “Optional Redemption” above;

•	make any Note payable in money other than that stated in the Note;

•	make any change to the subordination provisions of the Indenture that adversely affects the rights of any Holder;

•	impair the right of any Holder to receive payment of principal of, premium, if any, and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

•	(A) make a change to lower the Interest Coverage Ratio threshold for a Dividend Suspension Period or make a change to paragraph (c) under “—Limitation on Restricted Payments” that would have the effect of increasing the amounts permitted to be distributed in respect of the Company’s Capital Stock, (B) make any change to the provisions of the indenture that prohibit the payment of dividends while interest is being deferred, while any previously deferred interest remains unpaid, during a Dividend Suspension Period, or during the continuance of any Default or Event of Default or (C) waive an Event of Default under clause (x) of “Defaults” (in each case except in connection with an offer by the Company to purchase all of the Notes, in which case a majority in principal amount of Notes will be sufficient);

•	make any change in the amendment provisions which require each Holder’s consent or in the waiver provisions; or

•	modify the Guarantees in any manner adverse to the Holders.

Notwithstanding the foregoing, the holders of greater than 50% in aggregate principal amount of the Notes outstanding may on behalf of the holders of all the Notes waive a default under clause (x) in the event that there is (A) Designated Senior Indebtedness outstanding, (B) the payment of dividends causing the default under clause (x) also caused a default under the Designated Senior Indebtedness and (C) such default under the Designated Senior Indebtedness was duly waived in accordance with its terms.

Without the consent of any Holder, the Company and Trustee may amend the Indenture to:

•	cure any ambiguity, omission, defect or inconsistency;

•	provide for the assumption by a successor corporation, partnership or limited liability company of the obligations of the Company under the Indenture;

•	provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163 (f) of the Internal Revenue Code, or in a manner such that the uncertificated Notes are described in Section l63(f) (2) (B) of the Internal Revenue Code);

•	add Guarantees with respect to the Notes, to secure the Notes;

•	secure the notes;

•	add to the covenants of the Company for the benefit of the Holders or to surrender any right or power conferred upon the Company;

•	make any change that does not adversely affect the rights of any Holder, to comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act of 1939; or

•	to make certain changes to the Indenture to provide for the issuance of Additional Notes.

However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Indebtedness then outstanding unless the holders of such Senior Indebtedness (or any group or representative thereof authorized to give a consent) consent to such change.

The consent of the Noteholders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the Indenture becomes effective, the Company is required to mail to Noteholders a notice briefly describing such amendment. However, the failure to give such notice to all Noteholders, or any defect therein, will not impair or affect the validity of the amendment.

Under the terms of the Credit Agreement, we will not be permitted to effect any amendment or modification if the effect would be to:

•	increase the interest rate applicable to the Notes or any deferred interest on the Notes;

•	change to an earlier date the scheduled dates of payment on any component of principal, interest or other amounts on the Notes;

•	increase principal repayments or amortization payments on the Notes;

•	alter the redemption, prepayment or subordination provisions of the Notes;

•	add to or alter the covenants (including, without limitation, the financial covenants), defaults and Events of Defaults set forth in the Indenture in a manner that would make such provisions more onerous or restrictive to the Company; or

•	otherwise increase the obligations of the Company or any Guarantor in respect of the Notes, the deferred interest on the Notes or confer additional rights upon the holders thereof which individually or in the aggregate would be adverse to the Company, any Guarantor or the lenders of the Senior Lender Indebtedness.

Defeasance

The Company at any time may terminate all its obligations under the Notes and the Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Company at any time may terminate its obligations under the covenants described under “Certain Covenants” and “Change of Control,” the operation of the cross acceleration provision, the bankruptcy provisions with respect to Subsidiaries and the judgment default provision described under “—Defaults” above and the limitations contained in the fourth bullet point of the first paragraph under “Merger, Consolidation or Sale of All or Substantially All Assets” above (“covenant defeasance”). If the Company exercises its legal defeasance option or its covenant defeasance option, each Guarantor will be released from all of its obligations with respect to its Guarantee.

The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (iv), (vi), (vii) with respect only to Significant Subsidiaries or (viii) with respect only to Significant Subsidiaries under “—Defaults” above or because of the failure of the Company to comply with the fourth bullet point of the first paragraph under “—Merger, Consolidation or Sale of All or Substantially All Assets” above.

In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including:

•	delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable U.S. federal income tax law) and

•	so long as, on the date or dates the respective amounts were paid into the trust, such payments were made with respect to the Notes without violating the subordination provisions of the Indenture or any other material agreement binding on the Company (except for violations of the Indenture as a result of the borrowing of funds to be applied to such payments), including the Credit Facilities.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

•	either:

o	all Notes that have been authenticated (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company) have been delivered to the Trustee for cancellation; or

o	all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, Cash Equivalents, Investment Grade Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and additional interest, if any, and accrued interest to the date of maturity or redemption;

•	no Event of Default (other than one resulting solely from the borrowing of funds to provide such deposit) shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

•	the Company or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

•	the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

Concerning the Trustee

                     is to be the Trustee under the Indenture.

Governing Law

The Indenture will provide that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

“Acquired Indebtedness” means, with respect to any specified Person:

•	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person; and

•	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person,

in each case, other than Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by such Person, or such asset was acquired by such person, as applicable.

“Adjusted EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

•	provision for taxes based on income or profits of such Person for such period deducted in computing Consolidated Net Income, plus

•	Consolidated Interest Expense of such Person for such period to the extent the same was deducted in computing Consolidated Net Income, plus

•	Consolidated Depreciation and Amortization Expense of such Person for such period to the extent such Consolidated Depreciation and Amortization Expense was deducted in computing Consolidated Net Income, plus

•	any non-recurring fees, expenses or charges related to any Securities Offering, Permitted Investment, acquisition or Indebtedness permitted to be Incurred by the Indenture (in each case, whether or not successful), deducted in such period in computing Consolidated Net Income, plus

•	any (A) unrealized losses on financial derivatives recognized in accordance with Statement of Financial Accounting Standards No. 133, (B) non-cash losses and (C), losses on the disposal of assets to the extent the same were deducted in computing Consolidated Net Income, plus

•	non-cash equity based compensation expense, to the extent the same was deducted in computing Consolidated Net Income, minus

•	without duplication, an amount which, in the determination of Consolidated Net Income for such period, has been added for any (A) unrealized gains on financial derivatives recognized in accordance with Statement of Financial Accounting Standards No. 133, (B) non-cash income or non-cash gains and (C) gains on the disposal of assets.

Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization of, a Subsidiary of the Company shall be added to Consolidated Net Income to compute Adjusted EBITDA only to the extent (and in the same proportion) that the Net Income of such Subsidiary was included in calculating Consolidated Net Income.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of the provisions described under “—Certain Covenants—Transactions with Affiliates” and “—Certain Covenants—Asset Sales” only, “Affiliate” shall also mean any beneficial owner of shares representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

“Asset Sale” means:

•	the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/Leaseback Transaction) of the Company or any Restricted Subsidiary (each referred to in this definition as a “disposition”); or

•	the issuance or sale of Equity Interests of any Restricted Subsidiary (other than to the Company or another Restricted Subsidiary) (whether in a single transaction or a series of related transactions), in each case other than:

o	disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out equipment in the ordinary course of business;

o	the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to the provisions described above under “—Merger, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control;

o	any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “Limitation on Restricted Payments”;

o	any disposition of assets with an aggregate Fair Market Value of less than $ million;

o	any disposition of property or assets by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

o	any exchange of like-kind property pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, for use in a Similar Business;

o	sales of assets received by the Company upon the foreclosure on a Lien;

o	any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary; and

o	sales of inventory in the ordinary course of business consistent with past practices and sales of equipment upon termination of a contract with a client entered into in the ordinary course of business pursuant to the terms of such contract.

“Board of Directors” means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions in New York State are authorized or required by law to close.

“Capital Expenditures” means any expenditure required to be classified as a capital expenditure in accordance with GAAP.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Capital Stock” means:

•	in the case of a corporation, corporate stock, including, without limitation, corporate stock represented by IDSs and corporate stock outstanding upon the separation of IDSs into the securities represented thereby;

•	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

•	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

•	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

•	U.S. dollars and foreign currency exchanged into U.S. dollars within 180 days;

•	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof;

•	certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500.0 million and whose long-term debt is rated at least “A” or the equivalent thereof by Moody’s or S&P;

•	repurchase obligations for underlying securities of the types described in the second and third bullet point above entered into with any financial institution meeting the qualifications specified in the third bullet point above;

•	commercial paper issued by a corporation (other than an Affiliate of the Company) rated at least “A-2” or the equivalent thereof by Moody’s or S&P and in each case maturing within one year after the date of acquisition;

•	investment funds investing at least 95% of their assets in securities of the types described in the first five bullet points above;

•	readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P; and

•	Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s.

“Change of Control” means the occurrence of any of the following events:

•	the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the Company’s assets to any person or group (as such term is used in Section 13 (d) (3) of the Exchange Act) other than the Permitted Holders;

•	the adoption of a plan relating to the liquidation or dissolution of the Company;

•	the acquisition by any person or group (as such term is used in Section 13 (d) (3) of the Exchange Act) other than the Permitted Holders of a beneficial ownership of more than 50% of the voting power of the voting stock of the Company, by way of purchase, merger or consolidation or otherwise (other than a creation of a holding company that does not involve a change in the beneficial ownership of the Company as a result of such transaction);

•	the merger or consolidation of the Company with or into another Person or the merger of another Person into the Company with the effect that immediately after such transaction the stockholders of the Company immediately prior to such transaction hold, directly or indirectly, less than 50% (or less than 30% if the remainder of the voting power is broadly held) of the total voting power of all securities generally entitled to vote in the election of directors, managers, or trustees of the Person surviving such merger or consolidation, in each case other than creation of a holding company that does not involve a change in the beneficial ownership of the Company as a result of such transaction or

•	the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

“Commission” means the Securities and Exchange Commission.

“Company” means Iowa Telecommunications Services, Inc. until a successor replaces it and, thereafter, means the successor and, for purposes of any provision contained in the Indenture and required by the Trust Indenture Act, each other obligor on the Notes.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, determined on a consolidated basis and otherwise determined in accordance with GAAP, plus, to the extent not included in such consolidated interest expense, and to the extent Incurred by the Company or its Restricted Subsidiaries, without duplication:

•	interest expense attributable to leases constituting part of a Sale/Leaseback Transaction and/or Capitalized Lease Obligations;

•	amortization of debt discount and debt issuance cost;

•	capitalized interest;

•	non-cash interest expense;

•	commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

•	net costs associated with Hedging Obligations (including amortization of fees);

•	interest Incurred in connection with Investments in discontinued operations;

•	interest in respect of Indebtedness of any other Person to the extent such Indebtedness is guaranteed by the Company or any Restricted Subsidiary, but only to the extent that such interest is actually paid by the Company or any Restricted Subsidiary; and

•	the earned discount or yield with respect to the sale of receivables.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that:

•	any net after-tax extraordinary gains or losses (less all fees and expenses relating thereto) shall be excluded;

•	any increase in amortization or depreciation resulting from purchase accounting in relation to any acquisition that is consummated after the Issue Date, net of taxes, shall be excluded;

•	the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

•	any net after-tax income or loss from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations shall be excluded;

•	any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors) shall be excluded; and

•	the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period.

“Continuing Directors” means, as of any date of determination, any member of the Company’s Board of Directors who:

•	was a member of the Company’s Board of Directors on the date of the Indenture; or

•	was nominated for election or elected to the Board of Directors with the affirmative vote of at least a majority of the Continuing Directors who were members of the Company’s Board of Directors at the time of the nomination or election.

“Credit Agreement” means the credit agreement to be dated as of                     , 2004, as amended, restated, supplemented, waived, replaced, restructured, repaid, increased, refunded, refinanced or otherwise modified from time to time, among the Company, the Subsidiaries of the Company named therein and the financial institutions named therein, including any successor or replacement facility extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness under such agreement (except to the extent that any such amendment, restatement, supplement, waiver, replacement, refunding, refinancing or other modification thereto would be prohibited by the terms of the Indenture, unless otherwise agreed to by the Holders of at least a majority in aggregate principal amount of Notes at the time outstanding).

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Noncash Consideration” means the Fair Market Value of noncash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Company (other than Disqualified Stock) that is issued for cash (other than to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (c) of the covenant described under “—Limitation on Restricted Payments.”

“Designated Senior Indebtedness” means (i) the Senior Lender Indebtedness and (ii) any other Senior Indebtedness of the Company.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:

•	matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise;

•	is convertible or exchangeable for Indebtedness or Disqualified Stock; or

•	is redeemable at the option of the holder thereof, in whole or in part, in each case prior to the first anniversary of the maturity date of the Notes;

provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such first anniversary shall be deemed to be Disqualified Stock; and provided further, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability. Notwithstanding any provision to the contrary herein, the Company’s Class B common stock that is convertible into Additional Notes upon exchange shall not be Disqualified Stock.

“Dividend Suspension Period” means any period:

•	during which any interest is being deferred,

•	during which any interest deferred during any prior period (including interest thereon) remains unpaid, and/or

•	for which the Interest Coverage Ratio of the Company for the most recently ended four full fiscal quarters for which internal financial statements are available, is less than to 1.00.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Excess Cash” means, with respect to any period, Adjusted EBITDA minus the sum of:

•	cash interest expense;

•	deferred interest, if any, not otherwise included in the clause contained in the first bullet point;

•	cash income tax expense;

•	Capital Expenditures (except to the extent financed with an incurrence of Indebtedness);

•	any item included in the clause contained in the fourth bullet point under the definition of Adjusted EBITDA that represents a cash payment; and

•	any mandatory prepayments that permanently reduce the aggregate principal amount of Designated Senior Indebtedness prior to its scheduled maturity (to the extent not included in the first two bullet points above).

“Exchange Conditions” mean the following conditions all of which must be satisfied at the time that Class A common stock is exchanged in accordance with its terms into IDSs of the Company (the “Exchange”):

•	the Exchange must comply with all applicable laws, including, without limitation, securities laws;

•	the Exchange must occur pursuant to an effective registration statement in the United States;

•	the Exchange will not conflict with or cause a default under any material financing agreement;

•	the Exchange will not cause a mandatory suspension of dividends or deferral of interest under any material financing agreement as of the measurement date immediately following the proposed exchange date;

•	the Board of Directors shall determine in good faith that the Additional Notes represented by the IDSs for which the Class A common stock is exchanged should be treated as debt for U.S. federal income tax purposes;

•	the Company delivers to the Trustee prior to or simultaneously with such issuance an opinion of an independent advisor to the effect that, after giving effect to the Incurrence of the Indebtedness evidenced by the Additional Notes represented by the IDSs for which the Class A common stock is exchanged and related Guarantees, the Company and the Guarantors are solvent;

•	no Interest Deferral Period is occurring and no deferred interest or accrued interest thereon from any previous Interest Deferral Period has not been paid in full; and

•	no Default or Event of Default has occurred and is continuing or will occur as a result of the Exchange under the Indenture.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date. For the purposes of the Indenture, the term “consolidated” with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means any guarantee of the obligations of the Company under the Indenture and the Notes by any Person in accordance with the provisions of the Indenture.

“Guarantor” means any Person that Incurs a Guarantee; provided that upon the release or discharge of such Person from its Guarantee in accordance with the Indenture, such Person ceases to be a Guarantor.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under (i) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“Holder” or “Noteholder” means the Person in whose name a Note is registered on the Registrar’s books.

“IDS” means the Company’s Income Deposit Securities, whether currently outstanding or as may be issued from time to time.

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such person at the time it becomes a Subsidiary.

“Indebtedness” means, with respect to any Person:

•	the principal and premium (if any) of any indebtedness of such Person, whether or not contingent:

o	in respect of borrowed money;

o	evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

o	representing the deferred and unpaid purchase price of any property, except any such balance that constitutes a trade payable or similar obligation to a trade creditor due within six months from the date on which it is Incurred, in each case Incurred in the ordinary course of business, which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto;

o	in respect of Capitalized Lease Obligations; or

o	representing any Hedging Obligations,

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

•	to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

•	to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of (a) the Fair Market Value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Person; provided, further, that any obligation of the Company or any Restricted Subsidiary in respect of (i) minimum guaranteed commissions, or other similar payments, to clients, minimum returns to clients or stop loss limits in favor of clients or indemnification obligations to clients, in each case pursuant to contracts to provide services to clients entered into in the ordinary course of business, and (ii) account credits to participants under the LTIP or any successor or similar compensation plan, shall be deemed not to constitute Indebtedness.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant to Persons engaged in a similar business of nationally recognized standing that is, in the good faith determination of the Company, qualified to perform the task for which it has been engaged.

“Interest Coverage Ratio” means, for any period, the ratio of Adjusted EBITDA to Consolidated Interest Expense for such period; provided that the calculation of the Company’s Interest Coverage Ratio for any period shall assume the exchange of all the Company’s outstanding Class B common stock for IDSs as if such exchange occurred on the first day of such period.

“Investment Grade Securities” means:

•	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

•	debt securities or debt instruments with a rating of BBB- or higher by S&P or Baa3 or higher by Moody’s or the equivalent of such rating by such rating organization, or if no rating of S&P or Moody’s then exists, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries; and

•	investments in any fund that invests exclusively in investments of the type described in the clauses contained in the immediately preceding two bullet points which fund may also hold immaterial amounts of cash pending investment and/or distribution.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration (including agreements providing for the adjustment of purchase price) of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of the Company in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property.

For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “Limitation on Restricted Payments”:

•	“Investments” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to (x) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

•	any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

“Issue Date” means the date on which the Notes are authenticated.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided that in no event shall an operating lease be deemed to constitute a Lien.

“Leverage Ratio” means, with respect to any Person for any period, the ratio of Net Debt of such Person at the end of such period to the Adjusted EBITDA of such Person for such period; provided that the calculation of the Company’s Leverage Ratio for any period shall assume the exchange of all of the Company’s outstanding Class B common stock for IDSs, as if such exchange occurred at the end of such period. In the event that the Company or any of its Restricted Subsidiaries Incurs or redeems any Indebtedness or issues or redeems Preferred Stock subsequent to the end of the period for which the Leverage Ratio is being calculated but prior to the event for which the calculation of the Leverage Ratio is made (the “Calculation Date”), then the Leverage Ratio shall be calculated giving pro forma effect to such Incurrence or redemption of Indebtedness, or such issuance or redemption of Preferred Stock, as if the same had occurred at the end of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, that have been made by the Company or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, discontinued operations, mergers and consolidations (and the reduction of any associated interest coverage obligations and the change in Adjusted EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted

Subsidiary since the beginning of such period) shall have made any Investment, acquisition or disposition, have discontinued any operation, or have engaged in merger or consolidation, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger or consolidation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company. Any such pro forma calculation may include adjustments appropriate, in the reasonable determination of the Company as set forth in an Officers’ Certificate, to reflect operating expense reductions reasonably expected to result from any acquisition or merger.

“LTIP” means any long-term incentive or similar compensation plan maintained by the Company or its Restricted Subsidiaries.

“Management Group” means the group consisting of the directors, executive officers and other personnel of the Company on the Issue Date.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Debt” means, with respect to the Company, on a consolidated basis at any time, the actual outstanding amount of funded indebtedness (provided that with respect to the portion thereof represented by any revolving facility under the Senior Lender Indebtedness, such amount shall be calculated at the weighted average principal balance of loans that were outstanding during the immediately preceding 12 fiscal month period), plus, without duplication, the principal component of all Capitalized Lease Obligations and, without duplication, other Indebtedness of the Company and its Restricted Subsidiaries at such time, less (i) any early termination payments that would be owed to the Company and its Subsidiaries if all outstanding Hedging Obligations were terminated, and (ii) the amount of cash of the Company and its Subsidiaries on the balance sheet as of the date of determination in excess of $       million.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Noncash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring person of Indebtedness relating to the disposed assets or other considerations received in any other noncash form), net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Noncash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to the clause in the first bullet point of the second paragraph of the covenant described under “—Asset Sales”) to be paid as a result of such transaction, and any deduction of appropriate amounts to be provided by the Company as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Notes” means the         % senior subordinated notes of the Company, including any Additional Notes unless expressly provided otherwise.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to the Notes shall not include fees or indemnifications in favor of the Trustee and other third parties other than the Holders of the Notes.

“Officer” means the Chairman of the Board, the President, the Chief Financial Officer, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Company.

“Officers’ Certificate” means a certificate signed on behalf of the Company by two Officers of the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company that meets the requirements set forth in the Indenture.

“Opinion of Counsel” means a written opinion from legal counsel. The counsel may be an employee of or counsel to the Company.

“Pari Passu Indebtedness” means:

•	with respect to the Company, the Notes and any other Indebtedness of the Company, other than Senior Indebtedness, Secured Indebtedness or Subordinated Indebtedness of the Company; and

•	with respect to any Guarantor, its Guarantee and any other Indebtedness of such Guarantor, other than Senior Indebtedness or Secured Indebtedness or Subordinated Indebtedness of such Guarantor.

“Permitted Asset Swap” means any one or more transactions in which the Company or any Restricted Subsidiary exchanges assets for consideration consisting of

•	assets used or useful in a Similar Business and

•	any cash or Cash Equivalents, provided that such cash or Cash Equivalents will be considered Net Proceeds from an Asset Sale.

“Permitted Holders” means Iowa Network Services, Inc., FS Private Investments III, Teachers Insurance and Annuity Association of America, and BancBoston Ventures Inc. and the Management Group.

“Permitted Investments” means:

•	any Investment in the Company or any Restricted Subsidiary;

•	any Investment in Cash Equivalents or Investment Grade Securities;

•	any Investment by the Company or any Restricted Subsidiary of the Company in a Person that is primarily engaged in a Similar Business if as a result of such Investment (a) such Person becomes a Restricted Subsidiary or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary;

•	any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of “—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

•	any Investment existing on the Issue Date;

•	advances to employees not in excess of $ million outstanding at any one time in the aggregate;

•	any Investment acquired by the Company or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

•	Hedging Obligations permitted under clause (j) of the “Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” covenant;

•	additional Investments having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (ix) that are at that time outstanding, not to exceed the greater of % of Tangible Assets or $ million at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

•	loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case Incurred in the ordinary course of business, and account credits and payments to participants under the LTIP or any successor or similar compensation plan;

•	Investments the payment for which consists of Equity Interests of the Company (other than Disqualified Stock); provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (c) of the “—Limitation on Restricted Payments” covenant;

•	any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under “—Transactions with Affiliates” (except transactions described in the clauses contained in the second, third and fourth bullet points of such paragraph);

•	Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

•	Guarantees issued in accordance with “Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

•	any Investment by Restricted Subsidiaries in other Restricted Subsidiaries and Investments by Subsidiaries that are not Restricted Subsidiaries in other Subsidiaries that are not Restricted Subsidiaries; and

•	Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business.

“Permitted Junior Securities” shall mean debt or equity securities of the Company or any successor corporation issued pursuant to a plan of reorganization or readjustment of the Company that are subordinated to the payment of all then-outstanding Senior Indebtedness of the Company at least to the same extent that the Notes are subordinated to the payment of all Senior Indebtedness of the Company on the Issue Date, so long as to the extent that any Senior Indebtedness of the Company outstanding on the date of consummation of any such plan of reorganization or readjustment is not paid in full in cash on such date, either (a) the holders of any such Senior Indebtedness not so paid in full in cash have consented to the terms of such plan of reorganization or readjustment or (b) such holders receive securities which constitute Senior Indebtedness and which have been determined by the relevant court to constitute satisfaction in full in cash of any Senior Indebtedness not paid in full in cash.

“Permitted Liens” means, with respect to any Person:

(a)    pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(b)    Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(c)    Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

(d)    Liens in favor of issuers of performance and surety bonds or bid bonds or completion guarantees or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(e)    minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(f)    Liens securing Indebtedness permitted to be incurred pursuant to clause (d) of the second paragraph of the covenant described under “—Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(g)    Liens to secure Indebtedness permitted pursuant to clause (a) of the second paragraph of the covenant described under “—Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(h)    Liens existing on the Issue Date;

(i)    Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; and provided further, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(j)    Liens on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; and provided further, that the Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(k)    Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under “—Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(l)    Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligations;

(m)    Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances, issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(n)    leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(o)    Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(p)    Liens in favor of the Company;

(q)    Liens on equipment of the Company granted in the ordinary course of business to the Company’s client at which such equipment is located;

(r)    Liens encumbering deposits made in the ordinary course of business to secure obligations arising from statutory, regulatory, contractual or warranty requirements, including rights of offset and set-off;

(s)    Liens on the Equity Interests of Unrestricted Subsidiaries securing obligations of Unrestricted Subsidiaries not otherwise prohibited by the Indenture;

(t)    Liens to secure Indebtedness permitted by clause (1) of the second paragraph of the covenant described under “—Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(u)    Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (f), (g), (h), (i), (j), (k), (1) and (t); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property) and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (f), (g), (h), (i), (j), (k), (1) or (t) at the time the original Lien became a Permitted Lien under the Indenture and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement.

“Person” means any individual, corporation, partnership, business trust, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

“Representative” means the trustee, agent or representative (if any) for an issue of Senior Indebtedness.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Sale/ Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or such Restricted Subsidiary leases it from such Person, other than leases between the Company and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries.

“Secured Indebtedness” means any Indebtedness of the Company or any Subsidiary secured by a Lien.

“Securities Offering” means any public or private sale of IDSs, common stock or Preferred Stock of the Company (other than Disqualified Stock), other than (i) public offerings with respect to IDSs or the Company’s common stock registered on Form S-8 and (ii) any such public or private sale that constitutes an Excluded Contribution.

“Senior Indebtedness” with respect to the Company or any Guarantor means the Senior Lender Indebtedness and all other Indebtedness of the Company or such Guarantor, including principal and interest thereon (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Subsidiary of the Company at the rate specified in the applicable Senior Indebtedness, whether or not a claim for post-filing interest is allowed in such proceeding) and other amounts (including make-whole payments, fees, expenses, reimbursement obligations under letters of credit and indemnities) owing in respect thereof, whether outstanding on the Issue Date or thereafter Incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such obligations are not superior in right of payment to the Notes or such Guarantor’s Guarantee, as applicable; provided, however, that Senior Indebtedness shall not include, as applicable:

•	any obligation of the Company to any Subsidiary of the Company or of such Guarantor to the Company or any other Subsidiary of the Company,

•	any liability for Federal, state, local or other taxes owed or owing by the Company or such Guarantor,

•	any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities),

•	any Indebtedness or obligation of the Company or such Guarantor which is Pari Passu Indebtedness,

•	any obligations with respect to any Capital Stock, and

•	any Indebtedness Incurred in violation of the Indenture.

“S&P” means Standard and Poor’s Ratings Group.

“Senior Credit Documents” means the collective reference to the Credit Agreement, the notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto.

“Senior Lender Indebtedness” means any and all amounts payable under or in respect of the Credit Agreement, the other Senior Credit Documents and any Refinancing Indebtedness with respect thereto, as amended from time to time, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Guarantor, as applicable, whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Similar Business” means any business substantially all the revenues of which are derived from (a) transmitting, or providing services relating to the transmission of, voice, video or data through owned or leased wireline, wireless, fiber, broadband, satellite or cable facilities, (b) the sale or provision of phone cards, “800” services, voice mail, switching, enhanced communications services, directory or number information services, communications or data network planning, administration or monitoring, communications network intelligence or internet access, hosting or administration services or (c) any business ancillary or directly related to the businesses referred to in clause (a) or (b), provided that the determination of what constitutes a Similar Business shall be made in good faith by the Board of Directors.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subordinated Indebtedness” means, any Indebtedness of the Company or any Guarantor, the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Notes or any Guarantee.

“Subsidiary” means, with respect to any Person:

•	any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

•	any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise and (y) such Person or any Wholly Owned Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Tangible Assets” means the total consolidated assets of the Company and its Restricted Subsidiaries (less applicable reserves and other properly deductible items) after deducting therefrom all goodwill, trade names, trademarks, patents, purchased technology, unamortized debt discount and other like intangible assets, as shown on the most recent balance sheet of the Company.

“Total Assets” means the total consolidated assets of the Company and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Company.

“Trustee” means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor, and if at any time there is more than one such party, “Trustee” as used with respect to the securities of any series shall mean the trustee with respect to securities of that series.

“Trust Officer” means (i) any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and (ii) who shall have direct responsibility for the administration of the Indenture.

“Unrestricted Subsidiary” means:

•	any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

•	any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated;

provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries; and provided further, that either:

•	the Subsidiary to be so designated has total consolidated assets of $1,000 or less or

•	if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant entitled “—Limitation on Restricted Payments.”

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

•	the Company could incur $1.00 of additional Indebtedness pursuant to the Leverage Ratio test described under “—Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or (2) the Leverage Ratio for the Company and its Restricted Subsidiaries would be lower than such ratio for the Company and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation; and

•	no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the quotient obtained by dividing

•	the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock multiplied by the amount of such payment, by

•	the sum of all such payments.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

IDSs Eligible for Future Sale

Future sales or the availability for sale of substantial amounts of IDSs or shares of our Class A common stock or a significant principal amount of our notes in the public market could adversely affect prevailing market prices and could impair our ability to raise capital through future sales of our securities. Upon completion of this offering, we will have             IDSs outstanding, in respect of an aggregate             shares of our Class A common stock and $            million aggregate principal amount of notes. All of these IDSs and securities represented thereby will be freely tradable without restriction or further registration under the Securities Act, unless the IDSs or securities represented thereby are held by our “affiliates,” as that term is defined in Rule 144 under the Securities Act. Upon completion of this offering, and assuming the exchange of all of our outstanding Class B common stock for IDSs, our existing equity investors will own, in the form of IDSs, shares of Class A common stock representing an aggregate % ownership interest in us after the offering. We anticipate that the existing equity investors will have demand and piggyback registration rights for their IDSs. In addition, certain members of management will have piggyback registration rights for their IDSs. See “Related Party Transactions—Stockholders Agreement and Registration Rights Agreement.” Registration rights may not be exercised during the 180 day lock-up period.

Holders of our Class B common stock will have the right to convert their shares of Class B common stock into IDSs beginning on the second anniversary of the closing date of this offering, subject to certain conditions. See “Description of Capital Stock—Class B Common Stock” and “Related Party Transactions—Stockholders and Registration Rights Agreement.”

If permitted under our senior debt agreements, we may issue shares of our Class A common stock or notes, which may be in the form of IDSs, or other securities from time to time as consideration for future acquisitions and investments. In the event any such acquisition or investment is significant, the number of shares of our Class A common stock or notes, which may be in the form of IDSs, or other securities that we may issue may in turn be significant. In addition, we may also grant registration rights covering those shares of our Class A common stock or notes and IDSs, if applicable, or other securities in connection with any such acquisitions and investments.

Material U.S. Federal Income Tax Considerations

The following discussion describes the material U.S. federal income tax considerations (and certain U.S. federal estate tax consequences) associated with the ownership of IDSs, notes and Class A common stock as of the date hereof by U.S. Holders (as defined below) and Non-U.S. Holders (as defined below). Except where noted, it deals only with IDSs, notes and Class A common stock held as capital assets by holders who acquired IDSs upon their original issuance at their initial offering price or notes (not represented by IDSs) upon their original issuance at their initial issue price and does not deal with special situations, such as those of:

•	dealers in securities or currencies,

•	financial institutions,

•	regulated investment companies,

•	real estate investment trusts,

•	tax-exempt entities,

•	insurance companies,

•	persons holding IDSs, notes or Class A common stock as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle,

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings,

•	persons liable for alternative minimum tax,

•	investors in pass-through entities, or

•	U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar.

Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof, and such authorities may be repealed, revoked, modified or subject to differing interpretations, possibly on a retroactive basis, so as to result in U.S. federal income tax consequences different from those discussed below. The statements of law or legal conclusions in this discussion constitute the opinion of Debevoise & Plimpton LLP, our special counsel. Such opinion is based in part on facts described in this prospectus and on various other factual assumptions, representations and determinations. Any alteration of such facts could adversely affect such opinions.

A “U.S. Holder” of IDSs, notes or Class A common stock means a holder that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States,

•	a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States or any political subdivision thereof,

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds IDSs, notes or Class A common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding IDSs, notes or Class A common stock, we urge you to consult your own tax advisors.

No statutory, administrative or judicial authority directly addresses the treatment of IDSs or instruments similar to IDSs for U.S. federal income tax purposes. As a result, the IRS or the courts may not agree with the tax consequences described herein. A different treatment from that assumed below could adversely affect the amount, timing and character of income, gain or loss in respect of an investment in the IDSs or notes, and, in the case of Non-U.S. Holders, could subject payments to such holders to U.S. federal withholding or estate taxes. Payments to Non-U.S. Holders would not be grossed-up for any such taxes. In addition, a different treatment could result in the loss by us of all or part of the deduction for interest paid on the notes. If you are considering the purchase of IDSs or notes, we urge you to consult your own tax advisors concerning the particular U.S. federal income tax consequences to you of the ownership of IDSs, notes and Class A common stock, as well as any consequences to you arising under the laws of any other taxing jurisdiction.

IDSs

Allocation of Purchase Price

Your acquisition of IDSs should be treated for U.S. federal income tax purposes as an acquisition of the shares of our Class A common stock and the notes constituting the IDSs. Accordingly, we intend to treat the acquisition of IDSs in this manner and, by purchasing an IDS, you will agree to such treatment. The remainder of this discussion assumes that the acquisition of an IDS will be treated as an acquisition of a share of our Class A common stock and a note.

The purchase price of each IDS will be allocated between the shares of Class A common stock and the note in proportion to their respective fair market values at the time of purchase. Such allocation will establish your initial tax basis in the shares of Class A common stock and the note. We expect to report the initial fair market value of each share of Class A common stock as $         and the initial fair market value of each note as $            , and by purchasing IDSs, you will agree to such allocation and that you will not take a contrary position for any purpose, including tax reporting purposes. However, this allocation is not binding on the Internal Revenue Service and the Internal Revenue Service may challenge this allocation (including by asserting that the interest rate on the notes does not represent an arm’s length rate). If the Internal Revenue Service successfully challenges our allocation of the purchase price of an IDS on the basis that the note actually has a fair market value that is less than that which we allocated to it, or that the stated interest rate is too low, it is possible that the notes will be treated as having been issued with OID. If the notes were treated as having OID, you generally would have to include OID in income in advance of the receipt of cash attributable to that income. If the Internal Revenue Service successfully asserts that the note actually has a fair market value greater than that which we allocate to it, it is possible that the notes will be treated as having been issued with amortizable bond premium. If the notes were treated as having amortizable bond premium, you would be able to elect to amortize bond premium over the term of the notes.

The remainder of this discussion assumes that our stated allocation of the purchase price will be respected.

Separation and Combination

If you separate an IDS into a share of Class A common stock and a note or combine shares of Class A common stock and a note to form an IDS, you will not recognize gain or loss upon the separation of IDSs or combination of shares of common stock and notes. You will continue to take into account items of income or deduction otherwise includible or deductible, respectively, with respect to the share of Class A common stock and the note, and your tax basis in the share of Class A common stock and the note will not be affected by the separation or combination.

Notes

Characterization of Notes

As discussed in more detail in the following paragraphs, in the opinion of Debevoise & Plimpton LLP, our special counsel, the notes should be treated as debt for U.S. federal income tax purposes. A copy of our special counsel’s opinion will be filed as an exhibit to the registration statement of which this prospectus is a part. In addition, the lead underwriters expect to receive an opinion of their counsel substantially to this effect. Such opinions are based in part on facts described in this prospectus and on various other factual assumptions, representations and determinations (including those described below). Any alteration of such facts could adversely affect such opinions. In addition, such opinions are not binding on the IRS or the courts, and no ruling on this issue has been requested from the IRS. The IRS may challenge our position and such challenge may be successful. We will treat, and, by acquiring an IDS or note (not represented by an IDS), each holder agrees to treat, the notes as our indebtedness for all tax purposes.

The determination of whether an instrument is classified as debt or equity for U.S. federal income tax purposes is based on all relevant facts and circumstances. There is no clear statutory definition of debt and its characterization is governed by principles developed in case law, which analyzes numerous factors (with no one factor being dispositive) that are intended to identify the economic substance of the investor’s interest in the corporation. The opinions of our special counsel and counsel to the lead underwriters to the effect that the notes should be treated as debt for U.S. federal income tax purposes rely upon certain representations and determinations by us and Houlihan Lokey Howard & Zukin Financial Advisors, Inc., as an independent appraisal firm, including representations and determinations substantially to the effect that:

•	the term, interest rate and other material provisions of the notes are commercially reasonable and are substantially similar to those to which an unrelated third party lender, bargaining at arm’s length, would reasonably agree;

•	the aggregate principal amount of the notes and our other indebtedness in relation to the aggregate amount of our capital is commercially reasonable under the circumstances;

•	we expect to pay the principal and interest on the notes in full in accordance with their terms; and

•	the ratio of our total outstanding indebtedness to the fair market value of our equity at the completion of this offering will not exceed :1.

In light of the determinations described above and their relevance to several of the factors analyzed in case law, and taking into account the facts and circumstances relating to the issuance of the notes, our special counsel is of the opinion that the notes should be treated as debt for U.S. federal income tax purposes. However, there is no authority that directly addresses the tax treatment of securities with terms substantially similar to the terms of the notes or offered under circumstances such as the offering (i.e., offered as a unit consisting of notes and Class A common stock). In light of this absence of direct authority, our special counsel cannot conclude with certainty that the notes will be treated as debt for U.S. federal income tax purposes.

If the notes were treated as equity rather than debt for U.S. federal income tax purposes, then the stated interest on the notes would generally be treated as a dividend to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), but those amounts treated as dividends would likely not qualify for the special rate described below under “—Class A Common Stock—Dividends.” Furthermore, interest on the notes would not be deductible by us for U.S. federal income tax purposes. Our inability to deduct interest on the notes could materially increase our taxable income and, thus, our U.S. federal income tax liability. This would reduce our after-tax cash flow, thereby adversely affecting our ability to make payments on the notes and the Class A common stock. We would also be liable for withholding taxes on any interest payments previously made by us to Non-U.S. Holders that are recharacterized as dividends for U.S. federal income tax purposes.

Except where stated otherwise, the remainder of the discussion of the consequences to U.S. Holders and Non-U.S. Holders assumes the notes will be respected as debt.

Sale, Exchange or Retirement of Notes

Upon the sale, exchange or other disposition of an IDS, you will be treated as having sold, exchanged or disposed of the note represented by the IDS. Upon the sale, exchange, retirement or other disposition of a note, you will recognize gain or loss equal to the difference between the portion of the proceeds allocable to your note (less an amount equal to any accrued and unpaid interest which will be treated as a payment of interest for U.S. federal income tax purposes) and your adjusted tax basis in the note. As described above under “IDSs—Allocation of Purchase Price,” your tax basis in a note generally will be the portion of the purchase price of your IDSs allocable to the note or your purchase price of any note acquired separately, as the case may be, less any principal payments thereon. Such gain or loss will generally be capital gain or loss. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Stated Interest; Deferral of Interest

Under applicable Treasury regulations, a “remote” contingency that stated interest will not be timely paid will be ignored in determining whether a debt instrument is issued with OID. Based on our detailed financial forecasts and the fact that we have no present plan or intention to exercise our right to defer interest, we believe that the likelihood of deferral of interest payments on the notes is remote within the meaning of the Treasury regulations. Based on the foregoing determination by us, the notes should not be considered to be issued with OID at the time of their original issuance. Accordingly, stated interest on the notes should generally be included in the gross income of a U.S. Holder as ordinary interest income at the time accrued or received, in accordance with such U.S. Holder’s method of accounting for U.S. federal income tax purposes.

Under the Treasury regulations, if deferral of any payment of interest were determined not to be “remote,” or if the interest payment deferral actually occurred, the notes would be treated as issued with OID at the time of issuance or at the time of such occurrence, as the case may be. Then, all stated interest on the notes would thereafter be treated as OID as long as the notes remained outstanding. In such event, all of a U.S. Holder’s taxable interest income relating to the notes would constitute OID that would have to be included in income on an economic accrual basis, possibly before the receipt of the cash attributable to the interest, regardless of such U.S. Holder’s method of tax accounting. Actual payments of stated interest would not be reported as taxable income, any amount of OID included in your gross income (whether or not during a deferral period) with respect to the notes would increase your tax basis in such notes, and the amount of payments in respect of such accrued OID would reduce your tax basis in such notes. Consequently, during a deferral period, a U.S. Holder would be required to include OID in gross income even though we would not make any actual cash payments on the notes.

Due to the lack of guidance as to the meaning of the term “remote” as used in the Treasury regulations, it is possible that the IRS could take a position contrary to the interpretation in this prospectus, and our counsel is not able to opine definitively that the contingencies relating to the deferral of interest will be deemed to be remote.

Exchange Rights and Additional Issuances

The U.S. federal income tax consequences to you of a subsequent issuance of notes with OID (or any issuance of notes thereafter) are unclear. The indenture governing the notes will permit us, from time to time, to issue additional notes having terms that are identical to those of the notes offered hereby. In particular, additional notes will be issued upon an exercise by holders of Class B common stock of their rights to exchange Class B common stock for IDSs. Such subsequently issued notes may be issued with OID if they are issued at a discount to their face value (for example, as a result of changes in prevailing interest rates). If there is a subsequent issuance of notes with OID, and upon each subsequent issuance of notes thereafter, a portion of each holder’s notes will be automatically exchanged under the indenture for a portion of the notes acquired by the holders of such subsequently issued notes. Consequently, immediately following each such subsequent issuance and exchange, without any further action by such holder, each holder of notes or IDSs (as the case may be) will own an inseparable unit composed of notes of each separate issuance in the same proportion as each other holder.

The aggregate stated principal amount of notes owned by each holder will not change as a result of such subsequent issuance and exchange. However, under applicable law it is possible that the holders of subsequently issued notes (to the extent issued with OID) will not be entitled to a claim for the portion of their principal amount that represents unaccrued OID in the event of an acceleration of the notes or a bankruptcy proceeding occurring prior to the maturity of the notes. Whether the receipt of subsequently issued notes in exchange for previously issued notes in this automatic exchange constitutes a taxable exchange for U.S. federal income tax purposes depends on whether the subsequently issued notes are viewed as differing materially from the notes exchanged. Due to a lack of applicable guidance, it is unclear whether the subsequently issued notes would be viewed as differing materially from the previously issued notes for this purpose. Consequently, our counsel is unable to opine as to whether an exchange of notes for subsequently issued notes results in a taxable exchange for U.S. federal income tax purposes, and it is possible that the IRS might successfully assert that such an exchange should be treated as a taxable exchange.

If the IRS successfully asserted that an automatic exchange following a subsequent issuance is a taxable exchange, an exchanging holder would generally recognize gain or loss in an amount equal to the difference between the fair market value of the subsequently issued notes received and such holder’s adjusted tax basis in the notes exchanged. See “—Notes—Sale, Exchange or Retirement of Notes.” It is also possible that the IRS might successfully assert that any such loss should be disallowed under the “wash sale” rules, in which case the holder’s basis in the subsequently issued notes would be increased to reflect the amount of the disallowed loss. In the case of a taxable exchange, a holder’s initial tax basis in the subsequently issued notes received in the exchange would be the fair market value of such notes on the date of exchange (adjusted to reflect any disallowed loss) and a holder’s holding period in such notes would begin on the day after such exchange.

Following any such subsequent issuance and exchange, we (and our agents) will report any OID on the subsequently issued notes ratably among all holders of notes and IDSs. Each holder of notes or IDSs will, by acquiring notes or IDSs, agree to report OID in a manner consistent with this approach. Consequently, holders that acquire notes in this offering may be required to report OID as a result of a subsequent issuance (even though they purchased notes having no OID). This will result in such holders reporting more interest income over the term of the notes than they would have reported had no such issuance and exchange occurred. Such additional interest income will be reflected as an increase in the tax basis of the notes, which will result in a capital loss (or reduced capital gain) upon a sale, exchange or retirement of the notes. The deductibility of capital losses is subject to limitations. As a result, regardless of whether the exchange is treated as a taxable event, such exchange may have potentially adverse U.S. federal income tax consequences to holders of notes or IDSs because it may result in an increase in the amount of OID that you are required to accrue with respect to the notes.

Although we will report the OID on all of our notes in the manner described above, the IRS may assert that any OID should be reported only to the persons that initially acquired such subsequently issued notes (and their transferees) and thus may challenge the holders’ reporting of OID on their tax returns. In such case, the IRS might further assert that, unless a holder can establish that it is not such a person (or a transferee thereof), all of the notes held by such holder have OID. Any of these assertions by the IRS could create significant uncertainties in the pricing of IDSs and notes and could adversely affect the market for IDSs and notes.

Because a subsequent issuance will affect the notes in the same manner regardless of whether those notes are held as part of IDSs or separately, the combination of notes and shares of Class A common stock to form IDSs or the separation of IDSs into notes and Class A common stock should not affect your tax treatment.

It is possible that notes we issue in a subsequent issuance will be issued at a discount to their face value and, accordingly, may have “significant OID” and thus be classified as “applicable high yield discount obligations” (AHYDOs). If any such notes were so classified, a portion of the OID on such notes would be nondeductible by us and the remainder would be deductible only when paid. This treatment would have the effect of increasing our taxable income and may adversely affect our cash flow available for interest payments and distributions to our equityholders.

Due to the complexity and uncertainty surrounding the U.S. federal income tax treatment of subsequent issuances and exchanges of notes, prospective investors are urged to consult their tax advisors regarding the applicable tax consequences to them in light of their particular circumstances.

Class A Common Stock

Dividends

The gross amount of dividends paid to you will be treated as dividend income to you to the extent paid out of current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such income will be includible in your gross income on the day received by you. Distributions to you in excess of earnings and profits will be treated first as a return of capital that reduces your tax basis in the shares, and then as gain from the sale or exchange of shares of Class A common stock. Under recently enacted legislation, which is scheduled to “sunset” at the end of 2008, dividend income will generally be taxed to you at the rates applicable to long-term capital gains, provided that a minimum holding period and other requirements are satisfied. Dividends received after 2008 will be taxable to you at ordinary income rates.

Gain on Disposition of Class A Common Stock

Upon the sale, exchange or other disposition of an IDS, you will be treated as having sold, exchanged or disposed of the shares of Class A common stock represented by the IDS. Upon the sale, exchange or other disposition of shares of our Class A common stock, you will recognize capital gain or loss in an amount equal to the difference between the portion of the proceeds allocable to your shares of Class A common stock and your tax basis in the shares of Class A common stock. As described above under “IDSs—Allocation of Purchase Price,” your tax basis in the shares of Class A common stock generally will be the portion of the purchase price of your IDSs allocable to the shares of Class A common stock, less any prior distributions that reduced such basis. As discussed above, capital gains of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to payments of principal, interest and dividends paid on our notes and Class A common stock and to the proceeds of sale of IDSs, our notes and Class A common stock paid to a U.S. Holder other than certain exempt recipients (such as corporations). A backup withholding tax will apply to such payments if you fail to provide a taxpayer identification number or certification of other exempt status or fail to report in full dividend and interest income.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.

Consequences to Non-U.S. Holders

The following discussion applies only to Non-U.S. Holders. A “Non-U.S. Holder” is a holder, other than an entity or arrangement classified as a partnership for U.S. federal income tax purposes, that is not a U.S. Holder. This discussion does not address Non-U.S. Holders subject to special rules, such as:

•	U.S. expatriates,

•	“controlled foreign corporations,”

•	“passive foreign investment companies,”

•	“foreign personal holding companies,”

•	corporations that accumulate earnings to avoid U.S. federal income tax, and

•	investors in pass-through entities that are subject to special treatment under the Code.

Such Non-U.S. Holders are urged to consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Notes

Characterization of Notes

As discussed above under “—Notes—Characterization of Notes,” in the opinion of our special counsel, the notes should be treated as debt for U.S. federal income tax purposes. However, no ruling on this issue has been requested from the IRS and this position may not be sustained if challenged by the IRS. If the notes were treated as equity rather than debt for U.S. federal income tax purposes, then the notes would be treated in the same manner as shares of Class A common stock as described below under “—Class A Common Stock,” and payments on the notes would be subject to U.S. federal withholding taxes. Payments to Non-U.S. Holders would not be grossed-up on account of any such taxes. In addition, we would be liable for withholding taxes on any interest payments previously made by us to Non-U.S. Holders that are recharacterized as dividends for U.S. federal income tax purposes. The remainder of this discussion (except where indicated otherwise) assumes that the characterization of the notes as debt for U.S. federal income tax purposes will be respected.

U.S. Federal Withholding Tax

Subject to the discussion below concerning backup withholding, no withholding of U.S. federal income tax should be required with respect to the payment of interest on a note owned by you under the “portfolio interest rule,” provided that:

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Code and the regulations thereunder,

•	you are not a controlled foreign corporation that is related to us through stock ownership,

•	you are not a bank whose receipt of interest on a note is described in section 881(c)(3)(A) of the Code, and

•	you satisfy the statement requirement (described generally below) set forth in section 871(h) and section 881(c) of the Code and the regulations thereunder.

To satisfy the requirement referred to in the final bullet above, you, or a financial institution holding the note on your behalf, must provide, in accordance with specified procedures, our paying agent with a statement to the effect that you are not a U.S. person. Currently, these requirements will be met if (1) you provide your name and address, and certify, under penalties of perjury, that you are not a U.S. person (which certification may be made on an IRS Form W-8BEN), or (2) a financial institution holding the note on your behalf certifies, under penalties of perjury, that such statement has been received by it and furnishes our paying agent with a copy thereof. The statement requirement referred to in the final bullet above may also be satisfied with other documentary evidence with respect to a note held in an offshore account or through certain foreign intermediaries.

If you cannot satisfy the requirements of the “portfolio interest rule” described in the bullets above, payments of interest (including payments in respect of OID) made to you will be subject to a 30% withholding tax unless you provide us or our paying agent, as the case may be, with a properly executed:

•	IRS Form W-8BEN claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty, or

•	IRS Form W-8ECI stating that interest paid on the note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

Alternative documentation may be applicable in special situations, such as in the case of non-U.S. governments or flow-through entities organized under non-U.S. law.

U.S. Federal Income Tax

If you are engaged in a trade or business in the United States and interest on the note is effectively connected with the conduct of such trade or business (or, if certain income tax treaties apply, is attributable to a U.S. permanent establishment), you will be subject to U.S. federal income tax on such interest on a net income basis in the same manner as if you were a U.S. Holder. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) of such amount, subject to adjustments. However, you will be exempt from the withholding tax discussed above (provided the certification requirements described above are satisfied).

Sale, Exchange or Retirement of Notes

Upon the sale, exchange, retirement or other disposition of IDSs, you will be treated as having sold, exchanged, retired or disposed of the note represented by the IDSs. Any gain realized upon the sale, exchange, retirement or other disposition of a note generally will not be subject to U.S. federal income tax unless:

•	such gain is effectively connected with your conduct of a trade or business in the United States, or

•	you are an individual, you are present in the United States for 183 days or more in the taxable year of such sale, exchange, retirement or other disposition, and you have a “tax home” in the United States.

U.S. Federal Estate Tax

A note beneficially owned by an individual who at the time of death is a Non-U.S. Holder should not be subject to U.S. federal estate tax, provided that any payment to such individual on the notes would be eligible for exemption from the 30% U.S. federal withholding tax under the rules described above under “—Notes—U.S. Federal Withholding Tax” without regard to the statement requirement described therein.

Class A Common Stock

Dividends

Dividends paid to you generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with your conduct of a trade or business within the United States or, if certain tax treaties apply, are attributable to your U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Special certification and disclosure requirements must be satisfied for effectively connected income to be exempt from withholding. If you are a foreign corporation, any such effectively connected dividends received by you may be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

If you wish to claim the benefit of an applicable treaty rate (and avoid backup withholding as discussed below) for dividends, you will be required to:

•	complete IRS Form W-8BEN (or other applicable form) and certify under penalties of perjury that you are not a U.S. person and that you are entitled to the benefits of the applicable treaty or

•	if the shares of our Class A common stock are held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable U.S. Treasury regulations.

Special certification and other requirements may apply to Non-U.S. Holders that are non-U.S. governments or flow-through entities.

If you are eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Gain on Disposition of Class A Common Stock

Upon the sale, exchange or other disposition of IDSs, you will be treated as having sold, exchanged or disposed of the shares of Class A common stock represented by the IDSs. You generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale or other disposition of shares of our Class A common stock unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States, or, if certain tax treaties apply, is attributable to your U.S. permanent establishment,

•	if you are an individual and hold shares of our Class A common stock as a capital asset, you are present in the United States for 183 or more days in the taxable year of the sale or other disposition, and you have a “tax home” in the United States, or

•	we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes.

If you are an individual and are described in the first bullet above, you will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. If you are an individual and are described in the second bullet above, you will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses (even though you are not considered a resident of the United States). If you are a foreign corporation and are described in the first bullet above, you will be subject to tax on your gain under regular graduated U.S. federal income tax rates and, in addition, may be subject to the branch profits tax on your effectively connected earnings and profits at a rate of 30% or at such lower rate as may be specified by an applicable income tax treaty.

We believe we are not and do not anticipate becoming a “U.S. real property holding corporation” for U.S. federal income tax purposes.

U.S. Federal Estate Tax

Shares of our Class A common stock held by an individual Non-U.S. Holder at the time of death will be included in such holder’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

The amount of interest payments and dividends paid to you and the amount of tax, if any, withheld with respect to such payments will be reported annually to the IRS. Copies of the information returns reporting such interest payments, dividends and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

In general, backup withholding will be required with respect to payments made by us or any paying agent to you, unless a statement described in the fourth bullet under “—Notes—U.S. Federal Withholding Tax” has been received (and we or the paying agent do not have actual knowledge or reason to know that you are a U.S. person).

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of IDSs, Class A common stock or notes within the United States or conducted through U.S.-related financial intermediaries unless a statement described in the fourth bullet under “—Notes—U.S. Federal Withholding Tax” has been received (and we or the paying agent do not have actual knowledge or reason to know that you are a U.S. person) or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.

Underwriting

We and the selling shareholders will enter into an underwriting agreement to be dated,             , 2004, with the underwriters named below. CIBC World Markets Corp., Citigroup Global Markets Inc. and Lehman Brothers Inc. are acting as the representatives of the underwriters.

The underwriting agreement will provide for the purchase of a specified number of IDSs by each of the underwriters. The underwriters’ obligations are several, which means that each underwriter is required to purchase a specified number of IDSs but is not responsible for the commitment of any other underwriter to purchase the IDSs. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase the number of IDSs set forth opposite its name below:

Underwriter	Number of IDSs
CIBC World Markets Corp.
Citigroup Global Markets Inc.
Lehman Brothers Inc.
UBS Securities LLC
Jefferies & Company, Inc.
Legg Mason Wood Walker, Incorporated
RBC Capital Markets Corporation
Banc of America Securities LLC
KeyBanc Capital Markets, a division of McDonald Investments Inc.
Raymond James & Associates, Inc.

Total

In addition, CIBC World Markets Corp. will agree to purchase from us $       million aggregate principal amount of notes, which represents all of the notes being issued separately (not represented by IDSs.)

Under the underwriting agreement, we and the selling shareholders have agreed jointly and severally to sell and the underwriters have agreed severally, but not jointly, to purchase the IDSs offered under this offering at a price of $              per IDS, and the separate notes offered under this offering at a price of         % of the principal amount thereof payable in cash to us against delivery. However, the underwriters have agreed to purchase all of the IDSs and separate notes offered in this offering (other than those covered by the over-allotment option described below) if any are purchased. Under the underwriting agreement, if an underwriter defaults in its commitment to purchase the IDSs or separate notes, the commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated, depending on the circumstances.

The IDSs and separate notes will be offered in the United States. Subject to applicable law, the underwriters may offer the IDSs or notes outside of the United States.

The IDSs and separate notes should be ready for delivery on or about             , 2004, but in any event no later than             , 2004 against payment in immediately available funds. The underwriters are offering the IDSs and separate notes subject to various conditions and may reject all or part of any order. The representatives have advised us that the underwriters propose to offer the IDSs and separate notes directly to the public at the public offering price that appears on the cover page of this prospectus. In addition, the representatives may offer some of the IDSs or separate notes to other securities dealers at such price less a concession of $             per IDS or         % of the principal amount of the notes. The underwriters may also allow, and such dealers may reallow, a concession not in excess of $             per IDS or         % of the principal amount of the separate notes to other dealers. After the IDSs and the separate notes are released for sale to the public, the representatives may change the offering price and other selling terms at various times.

The selling shareholders have granted the underwriters an over-allotment option. This option, which is exercisable for up to 30 days after the date of this prospectus, permits the underwriters to purchase a maximum of              additional IDSs from the selling shareholders to cover all over-allotments. If the underwriters exercise all or part of this option, they will purchase the IDSs covered by the option at the public offering price that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full, the total price to the public will be $            , and the total proceeds to us will be $            . The underwriters have severally agreed that, to the extent the over-allotment option is exercised, they will each purchase a number of additional IDSs proportionate to the underwriter’s initial amount reflected in the foregoing table.

The following table provides information regarding the amount of the underwriting discount and commissions to be paid to the underwriters by us:

Underwriting Discount and Commissions to be Paid by	Per IDS	Total	Per Note	Total	Combined Total with No Exercise of Over- Allotment Option	Combined Total with Full Exercise of Over- Allotment Option
Iowa Telecommunications Services, Inc.	$	$	%	$	$	$
Existing Equity Investors	$	$	%	$	$	$

We estimate that our total expenses of this offering, excluding the underwriting discount and commissions, will be approximately $             .

We and our existing equity investors have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

We, our executive officers and directors and the existing equity investors have agreed to a 180-day “lock up,” subject to certain exceptions, with respect to all IDSs, notes and shares of our Class A common stock, including securities that are convertible into such securities and securities that are exchangeable or exercisable for such securities, which we may issue or they own prior to this offering or purchase in or after this offering, as the case may be. This means that for a period of 180 days following the date of this prospectus, we and such persons may not offer, sell, pledge or otherwise dispose of any of these securities or request or demand that we file a registration statement related to any of these securities without the prior written consent of the representatives, subject to specified exceptions.

None of the notes sold separately (not represented by IDSs) in this offering, which we refer to in this section as the “separate notes” may be purchased, directly or indirectly, by persons who are also (1) purchasing IDSs in this offering or (2) holders of Class B common stock following our recapitalization.

Furthermore, prior to the closing of this offering, each person purchasing separate notes in this offering will be required to represent to us that:

(a) neither such purchaser nor any entity, investment fund or account over which such purchaser exercises investment control is purchasing IDSs in this offering

(b) neither such purchaser nor any entity, investment fund or account over which such purchaser exercises investment control owns or has the contractual right to acquire our equity securities (including securities which are convertible, exchangeable or exercisable into or for our equity or our equity-linked securities, which we refer to collectively as our company equity); and

(c) there is no plan or pre-arrangement by which (i) such purchaser will acquire any IDSs or our company equity or (ii) separate notes being acquired by such purchaser will be transferred to any holder of the IDSs or company equity.

The representatives have informed us that they do not expect discretionary sales by the underwriters to exceed 5% of the IDSs and the separate notes offered by this offering.

There is no established trading market for the IDSs, the shares of our Class A common stock or the notes. The offering price for the IDSs and notes will be determined by us and the representatives based on the following factors:

•	prevailing market and general economic conditions;

•	our financial information;

•	our history and prospects;

•	the history of and prospects for the industry in which we compete;

•	an assessment of our management, our past and present operations, and the prospects for, and timing of, our future revenues; and

•	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

We will apply to list the IDSs on the                  Stock Exchange.

Rules of the Commission may limit the ability of the underwriters to bid for or purchase IDSs or notes before the distribution of the IDSs and separate notes is completed. However, the underwriters may engage in the following activities in accordance with the rules:

•	Stabilizing transactions—The representatives may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the IDSs or separate notes, so long as stabilizing bids do not exceed a specified maximum;

•	Over-allotment and syndicate covering transactions—The underwriters may sell more IDSs in connection with this offering than the number of IDSs that they have committed to purchase. This over-allotment creates a short position for the underwriters. This short sales position may involve either “covered” short sales or “naked” short sales. Covered short sales are short sales made in an amount not greater than the underwriters’ over-allotment option to purchase additional IDSs in this offering described above. The underwriters may close out any covered short position either by exercising their over-allotment option or by purchasing IDSs in the open market. To determine how they will close the covered short position, the underwriters will consider, among other things, the price of IDSs available for purchase in the open market as compared to the price at which they may purchase IDSs through the over-allotment option. Naked short sales are short sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing IDSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that, in the open market after pricing, there may be downward pressure on the price of the IDSs that could adversely affect investors who purchase IDSs in this offering; and

•	Penalty bids—If the representatives purchase IDSs or notes in the open market in a stabilizing transaction or syndicate covering transaction, it may reclaim a selling concession from the underwriters and selling group members who sold those IDSs or notes as part of this offering.

The underwriters’ purchases to cover the syndicate short sales or to stabilize the market price of the IDSs or notes or the imposition of penalty bids may have the effect of raising or maintaining the market price of the IDSs or notes or preventing or mitigating a decline in the market price of the IDSs or notes. As a result, the price of the IDSs or notes may be higher than the price that might otherwise exist in the open market. The imposition of a penalty bid might also have an effect on the price of the IDSs or notes if it discourages resales of the IDSs or notes.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the IDSs or separate notes. These transactions may occur on the                  Stock Exchange or otherwise, as permitted. If such transactions are commenced, they may be discontinued without notice at any time.

We were advised by CIBC World Markets Corp. that it currently intends to make a market in the notes, and, upon their separation, the shares of Class A common stock, in each case in accordance with customary market practice. However, CIBC World Markets Corp. is not obligated to do so and may discontinue any market-making activities with respect to any of these securities at any time without notice. Moreover, if and to the extent that CIBC World Markets Corp. makes a market for these securities, there can be no assurance that such market would provide sufficient liquidity for any holder of any of these securities.

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters and certain of the underwriters or securities dealers may distribute prospectuses electronically. The representatives may agree to allocate a number of IDSs or notes to underwriters for sale to their online brokerage account holders. The representatives will allocate IDSs or notes to underwriters that may make Internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on any of these websites and any other information contained on a website maintained by an underwriter or syndicate member is not part of this prospectus.

An automatic exchange described elsewhere in this prospectus should not impair the rights any holder would otherwise have to assert a claim against us, the selling shareholders or the underwriters, with respect to the full amount of notes purchased by such holder.

On March 26, 2004 we issued in a private placement $66 million aggregate principal amount of floating rate senior subordinated notes due 2007, for which CIBC World Markets Corp. was one of the initial purchasers. We used the proceeds of this issuance, together with $34 million of cash on hand, to redeem all of our old preferred stock on March 26, 2004. We intend to prepay these notes in full with a portion of the proceeds from this offering.

The parent company of Jefferies & Company, Inc., one of the underwriters in this offering, is an investor in certain of the funds managed by FS Private Investments III LLC and has an interest in a portion of the incentive fees earned by the manager of FS Private Investments III LLC. Brian P. Friedman, one of our directors, is the Chairman of the Executive Committee of Jefferies & Company, Inc.

The underwriters have provided, and may continue to provide, from time to time investment banking, commercial banking, advisory and other services to us and the existing equity investors for customary fees and expenses in the ordinary course of their business.

Legal Matters

The validity of the issuance of the IDSs offered hereby and the shares of our Class A common stock represented thereby, as well as the validity of the issuance of the subsidiary guarantees, will be passed upon for us by Dorsey & Whitney LLP, Des Moines, Iowa. The validity of the issuance of notes represented by the IDSs and notes sold separately (not represented by IDSs) will be passed upon for us by Debevoise & Plimpton LLP, New York, New York. Certain legal matters relating to this offering will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

Experts

The consolidated financial statements as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 included in this prospectus have been audited by Deloitte & Touche LLP, independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of the provisions of Statement of Financial Accounting Standards No. 142, “Goodwill and other Intangible Assets” as of January 1, 2002) and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Where You Can Find More Information

We have filed a registration statement on Form S-1 with the SEC regarding this offering. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement, and you should refer to the registration statement and its exhibits to read that information. As a result of the effectiveness of the registration statement, we are subject to the informational reporting requirements of the Exchange Act of 1934 and, under that Act, we will file reports, proxy statements and other information with the SEC. You may read and copy the registration statement, the related exhibits and the reports, proxy statements and other information we file with the SEC at the SEC’s public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file with the SEC. The site’s Internet address is www.sec.gov.

You may also request a copy of these filings, at no cost, by writing or telephoning us at:

Iowa Telecommunications Services, Inc.

115 S. Second Avenue West

Newton, Iowa 50208

(641) 787-2000

IN DEX TO CONSOLIDATED FINANCIAL STATEMENTS

Iowa Telecommunications Services, Inc. and Subsidiaries

REPORT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Iowa Telecommunications Services, Inc. and subsidiaries

We have audited the accompanying consolidated balance sheets of Iowa Telecommunications Services, Inc. and subsidiaries (the “Company”) as of December 31, 2002 and 2003, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Iowa Telecommunications Services, Inc. and subsidiaries as of December 31, 2002 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

As described in Note 1 to the consolidated financial statements, in 2002 the Company changed its method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”.

/s/    DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

Des Moines, Iowa

March 26, 2004

IOWA TELECOMMUNICATIONS SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2002 AND 2003

(Dollars in Thousands)

ASSETS	2002	2003
CURRENT ASSETS:
Cash and cash equivalents	$13,499	$36,849
Accounts receivable, net	17,163	16,816
Inventories	1,452	2,966
Prepayments and other current assets	1,710	1,465

Total Current Assets	33,824	58,096
PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment	454,325	469,923
Accumulated depreciation	(92,512)	(128,408)

Net Property, Plant and Equipment	361,813	341,515
GOODWILL	460,097	460,097
INTANGIBLE ASSETS AND OTHER, net	15,618	14,428
INVESTMENT IN AND RECEIVABLE FROM THE RURAL TELEPHONE FINANCE COOPERATIVE	56,305	57,602

Total Assets	$927,657	$931,738

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$9,712	$12,845
Advanced billings and customer deposits	5,579	6,084
Accrued and other current liabilities	19,511	22,933
Current maturities of long-term debt	31,625	41,250

Total Current Liabilities	66,427	83,112
LONG-TERM DEBT	645,750	604,500
OTHER LONG-TERM LIABILITIES	33,136	42,451

TOTAL LIABILITIES	745,313	730,063
REDEEMABLE CONVERTIBLE PREFERRED STOCK	125,000	125,000
COMMITMENTS AND CONTINGENCIES (Note 15)
STOCKHOLDERS’ EQUITY:
Preferred stock, no par value, 125,000 shares authorized, no shares issued and outstanding	—	—
Common stock, no par value, 1,000,000 shares authorized, 250,854 issued and outstanding	180,000	180,000
Retained deficit	(122,656)	(103,325)

Total Stockholders’ Equity	57,344	76,675

Total Liabilities and Stockholders’ Equity	$927,657	$931,738

See notes to consolidated financial statements.

IOWA TELECOMMUNICATIONS SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

(Dollars in Thousands, Except Per Share Amounts)

	2001	2002	2003
REVENUE AND SALES:
Local services	$73,170	$71,427	$70,231
Network access services	97,762	91,854	91,031
Toll services	17,491	20,525	21,695
Other services and sales	15,549	19,513	22,552

Total Revenues and Sales	203,972	203,319	205,509

OPERATING COSTS AND EXPENSES:
Cost of services and sales (exclusive of items shown separately below)	57,915	53,852	49,534
Selling, general and administrative	33,936	31,648	34,241
Depreciation and amortization	61,291	43,919	45,849

Total Operating Costs and Expenses	153,142	129,419	129,624

OPERATING INCOME	50,830	73,900	75,885

OTHER INCOME (EXPENSE):
Interest and dividend income	3,883	2,724	4,034
Interest expense	(61,437)	(53,982)	(51,838)

Total Other Expense, net	(57,554)	(51,258)	(47,804)

INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE	(6,724)	22,642	28,081
CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE (NOTE 5)	—	(98,369)	—

NET INCOME (LOSS)	(6,724)	(75,727)	28,081
PREFERRED DIVIDEND	(8,750)	(8,750)	(8,750)

INCOME (LOSS) AVAILABLE FOR COMMON STOCKHOLDERS	$(15,474)	$(84,477)	$19,331

EARNINGS (LOSS) PER SHARE—BASIC:
Income (loss) before cumulative effect of change in accounting principle	$(61.69)	$55.38	$77.06
Cumulative effect of change in accounting principle	—	(392.14)	—

Income (loss) available for common shareholders	$(61.69)	$(336.76)	$77.06

EARNINGS (LOSS) PER SHARE—DILUTED:
Income (loss) before cumulative effect of change in accounting principle	$(61.69)	$55.38	$70.89
Cumulative effect of change in accounting principle	—	(392.14)	—

Income (loss) available for common shareholders	$(61.69)	$(336.76)	$70.89

See notes to consolidated financial statements.

IOWA TELECOMMUNICATIONS SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

(Dollars in Thousands)

	Common Shares	Common Stock	Retained Deficit	Total
BALANCE, January 1, 2001	250,854	$180,000	$(22,705)	$157,295
Loss available for common stockholders	—	—	(15,474)	(15,474)

BALANCE, December 31, 2001	250,854	180,000	(38,179)	141,821
Loss available for common stockholders	—	—	(84,477)	(84,477)

BALANCE, December 31, 2002	250,854	180,000	(122,656)	57,344
Income available for common stockholders			19,331	19,331

BALANCE, December 31, 2003	250,854	$180,000	$(103,325)	$76,675

See notes to consolidated financial statements.

IOWA TELECOMMUNICATIONS SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

(Dollars in Thousands)

	2001	2002	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(6,724)	$(75,727)	$28,081
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Cumulative effect of change in accounting principle	—	98,369	—
Gain on disposal of exchanges	—	(1,214)	—
Depreciation	39,160	41,733	43,921
Amortization of intangible assets	22,131	2,186	1,928
Changes in operating assets and liabilities:
Receivables	8,283	3,581	347
Inventories	3,298	831	(1,514)
Accounts payable	(9,471)	(3,299)	3,762
Other assets and liabilities	(15,067)	3,497	3,255

Net Cash Provided by Operating Activities	41,610	69,957	79,780

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(37,469)	(19,408)	(23,761)
Proceeds from the disposal of exchanges	—	3,486	—
Business acquisition	—	—	(1,044)

Net Cash Used in Investing Activities	(37,469)	(15,922)	(24,805)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net change in revolving credit facility	13,000	(15,500)	—
Payments on long-term debt	(16,500)	(26,125)	(31,625)
Debt issuance costs	(923)	—	—

Net Cash Used in Financing Activities	(4,423)	(41,625)	(31,625)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(282)	12,410	23,350
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	1,371	1,089	13,499

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$1,089	$13,499	$36,849

SUPPLEMENTAL NONCASH INVESTING AND FINANCING ACTIVITIES:

During the years ended December 31, 2001, 2002 and 2003, the Company recorded undeclared and unpaid preferred stock dividends of $8,750.

See notes to consolidated financial statements.

IOWA TELECOMMUNICATIONS SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

(Dollars in Thousands, Except Per Share Amounts)

1.    ORGANIZATION

Business Description—Iowa Telecommunications Services, Inc. and subsidiaries (“Iowa Telecom” or the “Company”) is the second largest incumbent local exchange carrier in the State of Iowa and the fifteenth largest incumbent local exchange carrier in the United States, with an integrated telecommunications network serving approximately 300 local exchanges with approximately 266,000 access lines. Iowa Telecom provides local, long distance and Internet access and communications equipment primarily to rural residential and business customers, and provides access services to interexchange carriers and other communications companies. The Company operates on a regulatory basis under intrastate price cap regulation in the State of Iowa and under various FCC regulations for its interstate services. On July 1, 2000, the Company acquired substantially all of the operating assets of GTE’s Iowa operations (the “GTE Acquisition”). The Company manages its business as one operating segment.

Basis of Consolidation—The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Iowa Telecom Communications, Inc. and Iowa Telecom Data Services, L.C. All intercompany balances and transactions have been eliminated in consolidation.

The subordinated notes expected to be issued in connection with the Company’s proposed issuance of income deposit securities will be guaranteed by all of the Company’s existing subsidiaries (the “guarantor subsidiaries”). The guarantor subsidiaries will jointly and severally, fully and unconditionally guarantee the subordinated notes. Existing subsidiaries, each of which is 100% owned by the Company, include Iowa Telecom Communications, Inc. and Iowa Telecom Data Services, L.C. Separate financial information has not been presented for the guarantor subsidiaries because revenues, earnings and total assets of these guarantor subsidiaries are currently de minimis.

Revenue Recognition

Revenue is recognized when evidence of an arrangement exists, the earnings process is complete and collectibility is reasonably assured. The prices for most services are filed in tariffs with the appropriate regulatory bodies that exercise jurisdiction over the various services.

Local Services—Monthly recurring local line charges are billed to end users in advance. Revenue is recognized during the period these services are rendered. Billed but unearned revenue is deferred and recorded as a current liability included in advance billings and customer deposits.

Network Access Services—Network access revenue primarily consists of switched access revenue billed to other carriers. Switched access revenue is billed in arrears based on originating and terminating minutes of use. Earned but unbilled switched access revenue is included in receivables. Network access revenue also contains special access revenue. Special access revenue is billed in advance based on recurring fees. Network access revenue and special access revenue is recognized in the month services are provided.

Toll Services—Toll services are typically billed to end users in arrears based on actual usage. Earned but unbilled toll services are included in receivables. Toll service revenue is recognized in the month services are provided.

Other Services and Sales—Other services and sales consist primarily of dial-up and DSL Internet access services. Other services and sales also include revenues from directory publishing, inside line care and the sale and maintenance of customer premise equipment, or CPE. The monthly recurring charges for dial-up and DSL Internet access services and inside line care are billed to end users in advance. Revenue is recognized during the period these services are provided. Billed but unearned revenue is included in advance billings and customer

IOWA TELECOMMUNICATIONS SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

(Dollars in Thousands, Except Per Share Amounts)

deposits. The Company recognizes directory services revenue over the subscription period of the corresponding directory. The Company recognizes the revenue from the sale and maintenance of customer premise equipment in the period the sale or service is rendered.

Cash and Cash Equivalents—For purposes of reporting cash flows, cash and cash equivalents include cash and temporary investments with maturities at acquisition of three months or less.

Inventories and Supplies—Inventories, which consists mainly of cable, supplies and replacement parts, are stated at the lower of cost, determined principally by the average cost method, or net realizable value.

Property and Depreciation—Property, plant and equipment are carried at cost. Depreciation has been calculated using the composite remaining life methodology and straight-line depreciation rates. This method depreciates the remaining net investment in telephone plant, less anticipated net salvage value, over remaining economic asset lives by asset category. This method requires the periodic review and revision of depreciation rates. The economic asset lives used are as follows: buildings – 20 years; cable and wire – 7-20 years; switching and circuit equipment – 10 years; and other property – 5-10 years. When depreciable telephone plant is retired in the normal course of business, the amount of such plant is deducted from the respective plant and accumulated depreciation accounts.

Software—The Company capitalizes costs (including right-to-use fees) associated with externally acquired software for internal use. Project costs associated with internally developed software are segregated into three project states: preliminary project stage, application development stage and post-implementation stage. Costs associated with both the preliminary project stage and the post-implementation stage are expensed as incurred. Costs associated with the application development stage are capitalized. Software maintenance and training costs are expensed as incurred. Capitalized software is generally amortized on a straight-line method basis over its useful life, not to exceed five years.

Goodwill and Other Intangible Assets—Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standard (SFAS) No. 142, “Goodwill and Other Intangible Assets”. SFAS No. 142 no longer permits the amortization of goodwill and indefinite-lived intangible assets. Instead, these assets must be reviewed annually (or more frequently under various conditions) for impairment in accordance with this statement. Impairment occurs when the fair value of the asset is less than its carrying value. The Company performs its annual goodwill impairment test during the third quarter, primarily using a discounted cash flow methodology. Intangible assets with definite lives include the value assigned to customer base and easements at the date of acquisition, which are being amortized using a straight-line method over 6 to 20 years.

Impairment of Long-Lived Assets—The Company assesses the recoverability of long-lived assets, including property, plant and equipment and definite-lived intangible assets, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In such cases, if the sum of the expected cash flows (undiscounted and without interest) resulting from the use of the asset are less than the carrying amount, an impairment loss is recognized based on the difference between the carrying amount and the fair value of the assets. No impairment loss has been recognized to date.

Debt Issuance—Deferred financing costs are amortized over the term of the related debt issuance.

Income Taxes—Deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities at each balance sheet date using enacted tax rates expected to be in effect in the year the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent that it is unlikely they will be realized.

Stock-Based Compensation—The Company applies the intrinsic value based method of accounting under Accounting Principles Board (APB) Opinion No. 25 and related interpretations in accounting. Accordingly, no

IOWA TELECOMMUNICATIONS SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

(Dollars in Thousands, Except Per Share Amounts)

compensation expense is recognized for stock options as the exercise price of the stock options was equal to or greater than the market price of the stock at the date of grant. SFAS No. 123, “Accounting for Stock-Based Compensation”, requires pro forma disclosure of results had the estimated fair value of option grants on their grant date been charged to the statement of operations. Recording the estimated fair value of the options on their grant date would not have affected the Company’s reported results of operations.

Fair Value of Financial Instruments—The estimated fair value of accounts receivables, accounts payable, and short-term and long-term notes payable approximate the carrying values unless otherwise indicated. The carrying value of receivables and accounts payable approximate fair value based on their short-term nature.

Use of Estimates—The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassification—Certain reclassifications were made to the 2001 and 2002 financial statements to conform to the 2003 presentation.

Recently Issued Accounting Pronouncements—In May 2003, the Financial Accounting Standards Board (FASB) issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (SFAS No. 150). SFAS 150 established standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). The adoption of this standard did not have a significant affect on the Company’s financial statements.

2.    EARNINGS PER SHARE

Basic earnings per share is computed based on the weighted average number of common shares outstanding. Diluted earnings per share is computed based on the weighted average outstanding common shares plus equivalent shares assuming exercise of stock options and conversion of outstanding convertible securities, where dilutive. The following is a reconciliation of income and basic and diluted weighted average shares outstanding:

	2001	2002	2003
Income (loss) before cumulative effect of a change in accounting principle	$(6,724)	$22,642	$28,081
Less: Preferred dividend	(8,750)	(8,750)	(8,750)

Income available to common shareholder—basic	(15,474)	13,892	19,331
Effects of dilutive securities:
Preferred dividend	—	—	8,750

Income available to common shareholder—dilutive	$(15,474)	$13,892	$28,081

Earnings (loss) per share—basic:
Weighted average shares outstanding	250,854	250,854	250,854

Earnings (loss) per share—dilutive:
Weighted average shares outstanding	250,854	250,854	250,854
Add shares contingently issuable upon conversion of preferred securities	—	—	145,250

Weighted average shares outstanding	250,854	250,854	396,104

IOWA TELECOMMUNICATIONS SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

(Dollars in Thousands, Except Per Share Amounts)

At the end of fiscal 2003 and 2002, there were 24,426 shares of options outstanding, with exercise prices in excess of market value of common stock that were therefore excluded from the diluted earnings per share calculation. At the end of fiscal year 2001, there were no options outstanding. Earnings per share calculations for fiscal 2002 did not assume conversion of preferred securities because to do so would have an antidilutive effect.

3.    ACCOUNTS RECEIVABLE

Accounts receivable consists of the following at December 31:

	2002	2003
Customers	$14,293	$15,111
Connecting companies	3,430	2,671
Other	1,165	995
Allowance for doubtful accounts	(1,725)	(1,961)

Total	$17,163	$16,816

The following is a summary of activity for the allowance of doubtful accounts during each of the three years ended December 31, 2003:

	Beginning Balance	Additional Charges to Income (Loss)	Deductions from Reserve	Ending Balance
Year ended December 31, 2001	$1,589	$4,015	$(2,533)	$3,071
Year ended December 31, 2002	3,071	5,038	(6,384)	1,725
Year ended December 31, 2003	1,725	767	(531)	1,961

The Company grants credit to its customers in the normal course of business and at December 31, 2002 and 2003 had outstanding trade receivables from telecommunications companies which totaled $3,430 and $2,671, respectively. During fiscal 2001 and 2003, the Company had no customers that represented more than 10% of total revenues and sales. During 2002, the Company had one customer that represented approximately 11% of total revenues and sales.

4.    PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consists of the following at December 31:

	2002	2003
Land	$2,520	$2,520
Buildings	19,155	20,152
Plant and equipment	421,615	432,047
Other	4,140	6,299
Construction in progress	6,895	8,905

	454,325	469,923
Less accumulated depreciation	(92,512)	(128,408)

Total property, plant and equipment, net	$361,813	$341,515

IOWA TELECOMMUNICATIONS SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

(Dollars in Thousands, Except Per Share Amounts)

During 2002, the Company sold certain exchanges and received $3,486 in proceeds and recognized a gain on disposal of exchanges in the amount of $1,214.

5.    GOODWILL AND OTHER INTANGIBLE ASSETS

Effective January 1, 2002, the Company adopted SFAS No. 142, “Goodwill and Other Intangible Assets”. The adoption of this standard required an initial impairment test as of January 1, 2002 to determine whether goodwill was impaired. Based on the results of the test, the Company recorded a $98,369 impairment of goodwill as of January 1, 2002. The impairment is recorded in the consolidated statement of operations as a cumulative effect of a change in accounting principle.

The Company performed its annual impairment test as of August 31, 2002 and 2003. These tests indicated no further impairment of goodwill existed.

The carrying amount of goodwill as of December 31, 2001, 2002 and 2003 is as follows:

Balance, December 31, 2001	$559,862
Cumulative effect of a change in accounting principle	(98,369)
Disposal of exchanges	(1,396)

Balance, December 31, 2002	460,097
2003 activity	—

Balance, December 31, 2003	$460,097

Intangible and other assets consist of the following at December 31:

		2002
	Life	Cost	Accumulated Amortization	Net Book Value
Definite-lived intangible assets	6-20 years	$17,673	$(4,692)	$12,981
Other assets		3,271	(634)	2,637

Total		$20,944	$(5,326)	$15,618

		2003
	Life	Cost	Accumulated Amortization	Net Book Value
Definite-lived intangible assets	6-20 years	$18,732	$(6,620)	$12,112
Other assets		3,271	(955)	2,316

Total		$22,003	$(7,575)	$14,428

IOWA TELECOMMUNICATIONS SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

(Dollars in Thousands, Except Per Share Amounts)

Amortization expense for intangible assets was $2,096, $2,186 and $1,928 for the years ended December 31, 2001, 2002 and 2003, respectively. Estimated annual amortization expense is as follows:

2004	$2,480
2005	2,470
2006	2,463
2007	1,539
2008	615
Thereafter	4,861

Total	$14,428

The effects of the adoption of SFAS No. 142 on income (loss) before cumulative effect of a change in accounting principle for the years ended December 31, 2001, 2002 and 2003 are as follows:

	2001	2002	2003
Reported income (loss) before cumulative effect of a change in accounting principle	$(6,724)	$22,642	$28,081
Amortization of goodwill	20,035	—	—

Adjusted income before cumulative effect of change in accounting principle	$13,311	$22,642	$28,081

6.    ACCRUED AND OTHER CURRENT LIABILITIES

Accrued and other current liabilities consist of the following at December 31:

	2002	2003
Accrued interest	$866	$646
Property tax payable	7,806	7,412
Revenue subject to refund	2,555	7,777
Other	8,284	7,098

Total	$19,511	$22,933

7.    LONG-TERM DEBT

Long-term debt with the Rural Telephone Finance Cooperative consists of the following at December 31:

	2002	2003
Rural Telephone Finance Cooperative term loan—Tranche A	$177,375	$145,750
Rural Telephone Finance Cooperative term loan—Tranche B	500,000	500,000

	677,375	645,750
Less current portion	31,625	41,250

Total long-term debt	$645,750	$604,500

IOWA TELECOMMUNICATIONS SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

(Dollars in Thousands, Except Per Share Amounts)

On June 30, 2000, the Company entered into a credit agreement with the Rural Telephone Finance Cooperative. Substantially all of the Company’s assets are pledged as collateral to secure the borrowings under these credit agreements. The Rural Telephone Finance Cooperative agreements require, among other things, limitation on capital expenditures, maintenance of minimum debt service coverage, as defined, and times interest earned coverages, as defined, and restrictions on issuance of additional long-term debt.

The Tranche A term loan of $220,000 is repayable in quarterly installments of 2.5% of outstanding principal commencing on June 30, 2001 escalating to 5.625% on June 30, 2006, with the balance due on March 31, 2007. The loan bears interest at LIBOR plus 3% (4.19% to 4.25% at December 31, 2003).

The Tranche B term loan of $500,000 is repayable in quarterly installments of 2.5% of outstanding principal commencing on June 30, 2007 escalating to 3.5% on June 30, 2013, with the balance due on March 31, 2015. The loan bears interest at a fixed rate of 8.85% through August 2005, subsequently, the interest rate reverts to the Rural Telephone Finance Cooperative variable rate plus 1.10%. At December 31, 2003, the amount available under the Company’s long-term credit facility was $475,000 of the original principal amount. The remaining $25,000 bears interest at the Rural Telephone Finance Cooperative variable rate plus 1.10% (5.30% at December 31, 2003).

As of December 31, 2003, the Company had an outstanding letter of credit of $10,000 with the Rural Telephone Finance Cooperative. The letter of credit acts as a guarantee of payment by the Company which has been recorded on the balance sheet within accrued and other current liabilities as revenue subject to refund.

The Company has a long-term revolving credit facility through the Rural Telephone Finance Cooperative in the amount of $30,000 expiring in June 2005. At December 31, 2002 and 2003, no amounts were outstanding under this facility. At December 31, 2003, the amount available under the long-term credit facility was reduced by the outstanding letter of credit of $10,000. The credit facility bears interest at the Rural Telephone Finance Cooperative revolving rate plus 1.25% (5.90% at December 31, 2003).

As a condition of being granted the Rural Telephone Finance Cooperative loan, the Company was required to invest $50,000 in Subordinated Capital Certificates (“SCCs”) with the Rural Telephone Finance Cooperative. SCCs are non-interest bearing, but as a member of the Rural Telephone Finance Cooperative, the Company shares proportionately in the net earnings of the Rural Telephone Finance Cooperative. Rural Telephone Finance Cooperative distributions of net earnings are made through cash distributions and issuances of patronage capital certificates (included in investment in and receivables from Rural Telephone Finance Cooperative) which are redeemed at the option of the Rural Telephone Finance Cooperative. The Company’s share of Rural Telephone Finance Cooperative net earnings, included in interest and dividend income, was $3,883, $2,577 and $3,616 for the years ended December 31, 2001, 2002 and 2003, respectively.

The annual requirements of principal payments on such long-term debt for the years 2004 through 2008 are as follows:

Year Ended December 31,	Tranche A	Tranche B	Total
2004	$41,250	$—	$41,250
2005	44,000	—	44,000
2006	48,125	—	48,125
2007	12,375	37,500	49,875
2008		57,500	57,500
Thereafter		405,000	405,000

Total			$645,750

IOWA TELECOMMUNICATIONS SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

(Dollars in Thousands, Except Per Share Amounts)

The fair value for the Company’s fixed rate Rural Telephone Finance Cooperative term loan – Tranche B is estimated based on expected discounted cash flows using current market interest rates. The fair value of the Company’s other term loan facilities and long-term revolving credit facility approximate carrying values due to the variable interest rate nature of the debt. The following table summarizes the Company’s carrying values and fair values of the debt components of its financial instruments at December 31, 2002 and 2003:

	2002		2003
	Carrying Value	Fair Value	Carrying Value	Fair Value
Rural Telephone Finance Cooperative term loan—Tranche A	$177,375	$177,375	$145,750	$145,750
Rural Telephone Finance Cooperative term loan—Tranche B variable rate	25,000	25,000	25,000	25,000
Rural Telephone Finance Cooperative term loan—Tranche B fixed rate	475,000	498,118	475,000	487,915

Total	$677,375	$700,493	$645,750	$658,665

8.    REDEEMABLE CONVERTIBLE PREFERRED STOCK

On July 1, 2000, the Company issued 125,000 shares of Series A mandatorily redeemable convertible preferred stock in connection with the GTE acquisition. Each share of Series A mandatorily redeemable convertible preferred stock is convertible starting in 2003 into 1.162 shares of Class A common stock and has one vote per share. The preferred stock is redeemable by the holder on July 1, 2008, or at any time by the Company, at $1,000 per share. The preferred stock has a liquidation value of $1,000 per share. In the event the Company issues additional equity or debt securities, the Company shall use the entire net proceeds thereof to redeem shares of the Series A mandatorily redeemable convertible preferred stock.

Dividends on Series A mandatorily redeemable convertible preferred stock accrue at a rate of $70 per share per year, are cumulative and accumulate without interest until June 30, 2005 and accumulate and compound annually at 7% during the period from June 30, 2005 through June 30, 2008. Dividends are due on June 30, 2008. The Company may pay at any time, all or a portion of accumulated dividends. As of December 31, 2003, the Company has accrued preferred stock dividends of $30,625 which is included in other long-term liabilities.

9.    COMMON AND PREFERRED STOCK

Common Stock—The Company is authorized to issue 875,000 shares of Class A common stock, no par value, and 125,000 shares of Class B common stock, no par value. Holders of Class A common stock have one vote per share; holders of Class B common stock have no voting rights. Holders of Class B common stock are entitled to convert their shares into Class A common stock at any time on a share for share basis. At December 31, 2002 and 2003, there were no Class B shares outstanding.

Preferred Stock—The Company’s Board of Directors is authorized to issue up to 250,000 shares of preferred stock, no par value, in one or more series, from time to time, with such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as may be provided in a resolution or resolutions adopted by the Board of Directors. The authority of the Board of Directors includes, but is not limited to, the determination of the following with respect to any such series: (i) the number of shares, (ii) the dividend rate and time of payment, if any, whether such dividends are cumulative, and if so, from which date, (iii) whether shares are to be redeemable and, if so, the terms and amount of any sinking fund

IOWA TELECOMMUNICATIONS SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

(Dollars in Thousands, Except Per Share Amounts)

providing for the purchase or redemption of such shares; (iv) whether shares shall be convertible and, if so, the terms and provisions thereof; (v) the rights of the shares in the event of voluntary or involuntary liquidation, dissolution or winding up affairs of the Company; (vi) whether the shares will have priority over or be on a parity with or be junior to any other series or class in any respect; and (vii) whether the shares have voting rights.

10.    INCOME TAXES

The Company’s provision for income taxes for the years ended December 31, 2001, 2002 and 2003 differs from the amounts determined by applying the statutory Federal income tax rate of approximately 35% to net income (loss) before income taxes for the following reasons:

	2001	2002	2003
Expense (benefit) at federal rate	$(2,308)	$(26,807)	$10,022
Increase (decrease) resulting from:
State income taxes	(359)	(4,165)	1,557
Other, net	(25)	(196)	192
Valuation allowance	2,692	31,168	(11,771)

Total income tax expense	$—	$—	$—

The Company’s deferred income tax asset consists of the following temporary differences at December 31:

	2002	2003
Deferred tax assets:
Net operating loss carryforward	$67,565	$75,609
Impairment of goodwill	40,626	40,626
Start-up costs	2,241	1,344
Allowance for doubtful accounts	531	719
Other	518	432

	111,481	118,730
Deferred tax liabilities:
Depreciation and amortization	(69,572)	(88,523)
Other	(563)	(632)

	(70,135)	(89,155)

Net deferred tax assets	41,346	29,575
Less valuation allowance	(41,346)	(29,575)

	$—	$—

At December 31, 2003, the Company has unused tax net operating loss carryforwards of approximately $183,000 which expire in 2020 to 2023.

A valuation allowance has been provided at December 31, 2002 and 2003 for the net deferred tax assets, due to the Company’s cumulative losses. The Company will continue to assess the recoverability of deferred tax assets

IOWA TELECOMMUNICATIONS SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

(Dollars in Thousands, Except Per Share Amounts)

and the related valuation allowance. To the extent the Company generates taxable income in future years and it is determined that such valuation allowance is no longer required, the tax benefit of the remaining deferred tax assets will be recognized at such time.

11.    LEASES

The Company leases building space in various locations throughout its serving area.

Future minimum rental payments required under operating leases that have initial or remaining lease terms in excess of one year are as follows as of December 31, 2003:

2004	$251
2005	117
2006	100
2007	27

Total minimum lease payments	$495

Rental expense for the years ended December 31, 2001, 2002 and 2003 was $345, $502 and $350, respectively.

12.    EMPLOYEE BENEFIT PLANS

Retirement Pension Plan

The Company sponsors the Iowa Telecom Pension Plan (the “Plan”), a defined benefit pension plan, that covers many former GTE employees and most union employees. The provisions of the Plan were assumed by the Company in connection with the GTE Acquisition. The Plan generally provides for employee retirement at age 65 with benefits based upon length of service and compensation. The Plan provides for early retirement, lump sum death benefits, and various annuity options.

During the year ended December 31, 2002, the Company allowed participants to “Opt-Out” of the Plan. An opt-out employee is an eligible employee who elected a one time irrevocable election to receive benefits under the Iowa Telecom Employee Savings Plans in lieu of benefit accruals under the Plan. Participants who opted-out of the Plan became participants of the Iowa Telecom Spin-Off Pension Plan for Transferred Salaried and Hourly Employees, (the “Spin-Off Plan”), a newly created plan in January 2002, established to pay out “opt-out” benefits. The Spin-Off Plan terminated on August 18, 2002, with all benefits paid-out in November 2002. As the Plan had a significant reduction in participants due to the “opt-out” option, the Company recorded a related curtailment/settlement loss within the projected benefit obligation.

IOWA TELECOMMUNICATIONS SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

(Dollars in Thousands, Except Per Share Amounts)

Components of pension benefit costs and weighted average actuarial assumptions at December 31 are:

	2001	2002	2003
Pension Benefit Cost:
Service cost	$893	$849	$857
Interest cost	1,882	1,799	1,248
Expected return on plan assets	(1,831)	(1,597)	(881)
Amortization of unrecognized actuarial loss	—	—	33
Amendment	—	54	—

Total pension benefit cost	$944	$1,105	$1,257

Actuarial Assumptions:
Discount rate	6.5%	6.5%	6.5%
Expected return on plan assets	8.0%	8.0%	7.5%
Long-term rate of compensation increase	5.0%	4.5%	4.5%

The change in projected benefit obligation, change in plan assets, and funded status of the plans at December 31, were:

	2002	2003
Change in Projected Benefit Obligation:
Projected benefit obligation at beginning of year	$28,773	$18,389
Service cost	849	857
Interest cost	1,799	1,248
Actuarial loss	644	3,857
Curtailment/settlement loss	218	—
Benefits paid	(13,948)	(1,697)
Amendments	54	—

Projected benefit obligation at end of year	$18,389	$22,654

Change in Plan Assets:
Fair value of plan assets at beginning of year	$22,016	$11,675
Actual return on plan assets	201	1,208
Employer contributions	3,406	1,477
Benefits paid	(13,948)	(1,697)

Fair value of plan assets at end of year	$11,675	$12,663

Funded Status:
Unrecognized actuarial loss	$1,955	$5,452

Accrued benefit cost	$4,759	$4,539

Actuarial assumptions:
Discount rate	6.50%	5.75%
Long-term rate of compensation increase	4.50%	4.00%

IOWA TELECOMMUNICATIONS SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

(Dollars in Thousands, Except Per Share Amounts)

The discount rate the Company used is based on the yield of a portfolio of high quality, fixed income debt instruments matched against the timing and amounts of projected future benefits. The expected return on plan assets is based on the Company asset allocation mix and the Company historical return, taking into account current and expected market conditions. The actual return on pension plan assets was approximately 10% in 2003, compared to 1% in 2002. During 2003, the Company decreased the expected return on plan assets from 8.0% to 7.5%.

The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets at December 31, were:

	2002	2003
Projected benefit obligation	$18,389	$22,654
Accumulated benefit obligation	11,828	15,678
Fair value of plan assets	11,675	12,663

Cash Contributions

The following table details the Company cash contributions for the years ended December 31, 2002 and 2003, and the expected contributions for 2004:

2002	$3,406
2003	1,477
2004 (expected)	1,797

The Company policy with respect to funding the qualified plans is to fund at least the minimum required by the Employee Retirement Income Security Act of 1974, as amended, and not more than the maximum amount deductible for tax purposes.

Benefit Payments

The following table details expected benefit payments for the years 2004 through 2013:

2004	$581
2005	755
2006	944
2007	1,158
2008	1,419
Years 2009-2013	11,208

IOWA TELECOMMUNICATIONS SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

(Dollars in Thousands, Except Per Share Amounts)

Asset Allocation Strategy

The Company pension plan asset allocation at December 31, 2002 and 2003 and target allocation for 2004 are as follows:

	Target Allocation	Percentage of Plan Assets December 31,
Assets Category	2004	2002	2003
Equity securities	30%	23%	35%
Debt securities	65%	75%	64%
Real estate	0%	0%	0%
Other	5%	2%	1%

Total		100%	100%

The investment strategy for pension plan assets is to maintain a broadly diversified portfolio designed to achieve the Company’s target of an average long-term rate of return of 7.5% to 8.0%. While the Company believes achievement of a long-term average rate of return of 7.5% to 8.0%, the Company cannot be certain that the portfolio will perform to these expectations. Assets are strategically allocated between equity and debt securities in order to achieve a diversification level that mitigates wide swings in investment returns. The majority of the plan’s assets are invested in debt securities because debt portfolios have historically provided less volatility than equity portfolios. Correspondingly, debt portfolios also entail lower returns than equity portfolios based on historical information. The risk of loss in the plans’ portfolio is mitigated by investment in a broad range of corporate bonds and equity types.

The investment of pension plan assets in the Company securities is specifically prohibited for both the equity and debt portfolios other than through index fund holdings.

Defined Contribution Plan

The Company participates in two 401(k) employee savings plans which allow for voluntary contributions into designated investment funds by eligible employees. The Iowa Telecom Savings Plan covers full-time salaried employees, with the Company matching employees’ contributions at the rate of 75% on the first 6% of contributions. The Iowa Telecom Hourly Savings Plan covers members of the Communication Workers of America (CWA) and International Brotherhood of Electrical Workers (IBEW), with the Company matching employees’ contributions at the rate of 66% on the first 6% of contributions. The Company may make additional contributions on behalf of both 401(k) employee savings plans’ participants who are not participants in the Iowa Telecom Pension Plan. For fiscal 2001, 2002 and 2003, the Company made additional contributions of 3% of eligible compensation. Company contributions for both plans were $1,311, $1,364 and $1,334 for the year ended December 31, 2001, 2002 and 2003, respectively.

IOWA TELECOMMUNICATIONS SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

(Dollars in Thousands, Except Per Share Amounts)

Post Retirement Benefits

The Company assumed a postretirement benefit obligation plan for employees who were qualifying for benefits at the date of the GTE Acquisition. This plan provides for certain medical and life insurance benefits to select employees who satisfy the requirements for an early or normal pension under the defined benefit pension plan.

Components of postretirement benefit costs and weighted average actuarial assumptions at December 31, are:

	2001	2002	2003
Postretirement Benefit Cost:
Service cost	$171	$190	$180
Interest cost	339	442	521
Amortization of unrecognized prior service cost	—	(42)	(67)
Amortization of unrecognized net actuarial loss	—	37	94
Cost for special termination benefits	—	93	215

Total postretirement benefit cost	$510	$720	$943

Actuarial Assumptions:
Discount rate	6.5%	6.5%	6.5%

The change in accumulated benefit obligation, change in plan assets, and funded status of the plans at December 31, were:

	2002	2003
Change in Accumulated Benefit Obligation:
Accumulated benefit obligation at beginning of year	$5,534	$7,093
Service cost	190	180
Interest cost	442	521
Actuarial loss	1,320	1,450
Benefits paid	(54)	(196)
Amendments	(432)	—
Cost for special termination benefits	93	215

Accumulated benefit obligation at end of year	$7,093	$9,263

Fair value of plan assets at end of year	$—	$—

Funded Status:
Unrecognized prior service cost	$390	$324
Unrecognized net actuarial gain	(998)	(2,354)

Accrued benefit cost	$6,485	$7,233

Actuarial Assumptions:
Discount rate	6.5%	6.0%

The health care cost trend rate used in determining the accumulated postretirement benefit obligation at December 31, 2001, the rate was assumed to be 8.50%, decreasing 0.25% per year reaching an ultimate rate of

IOWA TELECOMMUNICATIONS SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

(Dollars in Thousands, Except Per Share Amounts)

6.00%. As of December 31, 2002 and 2003, the rate was assumed to be 9.50%, decreasing incrementally until reaching an ultimate rate of 5.00% in 2012.

Assumed health care cost trend rates may have a significant effect on the amount reported for health care plans. A one percentage point change in the assumed health care cost trend rates would have the following effects:

	One Percent Increase	One Percent Decrease
Effect on total service and interest cost components	$313	$(89)
Effect on postretirement benefit obligation	3,659	(1,018)

Cash Contributions and Benefit Payments

The Company’s postretirement benefits are unfunded, therefore cash contributions for postretirement benefits are equal to the benefit payments.

The following table details the cash contributions and benefit payments for the years ended December 31, 2001, 2002 and 2003, and the expected cash contributions and benefit payments for 2004 through 2013:

2001	$6
2002	54
2003	196
2004 (expected)	357
2005 (expected)	421
2006 (expected)	497
2007 (expected)	601
2008 (expected)	556
Years 2009-2013 (expected)	4,108

All benefit payments for other postretirement benefits are voluntary, as the postretirement plans are not funded, and are not subject to any minimum regulatory funding requirements. Benefit payments for each year represent claims paid for medical and life insurance, and the Company anticipates the 2004 postretirement benefit payments will be made from cash generated from operations.

Recent Changes in Medicare

In accordance with the FASB Staff Position No. FAS 106-1, the effects, if any, of the Medicare Prescription Drug improvement and Modernization Act of 2003 on the plan were not reflected in the above measures of the benefit obligation or benefit cost. Specific authoritative guidance on accounting for the federal subsidy provided to employers who provide retirees with prescription drug benefits that are at least actuarial equivalent to those provided under the Act is pending and that guidance, when issued, could require the Company to change previously reported information.

IOWA TELECOMMUNICATIONS SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

(Dollars in Thousands, Except Per Share Amounts)

13.    STOCK INCENTIVE PLANS

The Iowa Telecommunications, Inc. Stock Incentive Plan (Plan) allows for the issuance of incentive stock options or nonqualified stock options. Under the Plan, up to an aggregate of 25,085 shares of Class A common stock may be issued upon the exercise of stock options granted. The term of each option is not to exceed ten years from the date of grant. The Plan provides that option prices may not be less than 100% of the fair market value of the shares on the date of grant. Options granted to employees vest over 3 to 5 years from the date of the grant. Options become fully vested upon the employees or consultants death or disability, termination of service for other than good reason as defined by the Plan, and change in control.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2002: dividend yield of 0%, average risk-free interest rate of approximately 5%; and expected lives of 10 years from grant date. Because the Company is a nonpublic entity, the volatility of the stock was excluded in estimating the options value, as permitted under SFAS No. 123. The fair value of the options granted during 2002 was $0. A summary of the status of the stock option plan as of December 31, 2002 and 2003, and the changes during the years then ended is presented below:

	2002		2003
Fixed Options	Shares	Weighted Average Exercise Price per Share	Shares	Weighted Average Exercise Price per Share
OUTSTANDING AT BEGINNING OF YEAR	—	$—	24,426	$724
Granted	24,426	724	—	—

OUTSTANDING AT END OF YEAR	24,426	$724	24,426	$724

Options exercisable at year end	16,295	$718	19,074	$720

Weighted-average grant date fair value of options granted during the year		$—		$—

The following table summarizes information about stock options outstanding at December 31, 2003:

	Options Outstanding		Options Exercisable
Exercise Price Per Share Range	Number	Weighted Average Remaining Contractual Life	Number	Weighted Average Exercise Price per Share
$700 to $750	21,073	8.3 years	18,150	$718
$751 to $800	3,353	8.6 years	924	$767

	24,426		19,074

Stock Appreciation Rights—The Company had a stock-based compensation plan administered by the Board of Directors. The Plan allowed participants to accrue the increased value of common stock as determined by the

IOWA TELECOMMUNICATIONS SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

(Dollars in Thousands, Except Per Share Amounts)

Plan documents with no direct cost to the participants. Units granted vest ratably over a three to five-year period. In April 2002, the Board of Directors dissolved the Stock Appreciation Rights Plan (“SAR Plan”) effective January 1, 2002, as provided for in the SAR Plan.

In 2001, the Company awarded 50 stock appreciation rights units under the Plan. During the year 50 units were forfeited. As of December 31, 2001, the Plan had 675 units outstanding of which, 380 units were vested. No compensation expense was recognized during 2001 related to the Plan.

14.    RELATED PARTY TRANSACTIONS

The Company sells network and special access services to the majority stockholder. The Company also purchases certain services including switch monitoring and telecommunication circuits from the related party and resells certain products obtained from the related party. The following table summarizes the amounts included in the accompanying financial statements related to these services:

	2001	2002	2003
Revenues	$2,760	$3,094	$3,465
Expenses	7,422	9,720	8,426
Accounts receivable		65	260
Accounts payable		630	734

15.    COMMITMENTS AND CONTINGENCIES

The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s financial position, results of operations or cash flows.

16.    SUBSEQUENT EVENTS

Redeemable Convertible Preferred Stock—On March 5, 2004, the Company agreed to repurchase its Series A mandatorily redeemable convertible preferred stock and related accrued preferred stock dividends for an aggregate purchase price of $100 million. The recorded amounts of preferred stock and related accrued preferred stock dividend were $125 million and $32.7 million, respectively, as of closing of the repurchase on March 26, 2004. The repurchase was financed through a combination of funds received from the issuance of $66 million of senior subordinated notes and cash on hand.

Senior Subordinated Notes—In connection with the repurchase of the redeemable convertible preferred stock, the Company issued $66 million of senior subordinated notes due 2007. The entire principle balance is due March 26, 2007. Interest on the notes is payable quarterly beginning in June 2004. The notes bear interest at a floating rate per annum, reset quarterly, equal to LIBOR plus 925 basis points, with LIBOR never being less than 1.5%.

* * * * * *

IOWA TELECOMMUNICATIONS SERVICES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

AS OF DECEMBER 31, 2003 AND MARCH 31, 2004

(Dollars in Thousands)

ASSETS	December 31, 2003	March 31, 2004
CURRENT ASSETS:
Cash and cash equivalents	$36,849	$5,107
Accounts receivable, net	16,816	15,988
Inventories	2,966	1,959
Prepayments and other current assets	1,465	1,548

Total Current Assets	58,096	24,602
PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment	469,923	477,319
Accumulated depreciation	(128,408)	(139,387)

Net Property, Plant and Equipment	341,515	337,932
GOODWILL	460,097	460,113
INTANGIBLE AND OTHER ASSETS, net	14,428	16,365
INVESTMENT IN AND RECEIVABLE FROM THE RURAL TELEPHONE FINANCE COOPERATIVE	57,602	55,853

Total Assets	$931,738	$894,865

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$12,845	$12,100
Advanced billings and customer deposits	6,084	6,165
Accrued and other current liabilities	22,933	20,701
Current maturities of long-term debt	41,250	44,000

Total Current Liabilities	83,112	82,966
LONG-TERM DEBT	604,500	659,500
OTHER LONG-TERM LIABILITIES	42,451	12,434
Total Liabilities	730,063	754,900
REDEEMABLE CONVERTIBLE PREFERRED STOCK	125,000	—
COMMITMENTS AND CONTINGENCIES (Note 10) STOCKHOLDERS’ EQUITY:
Preferred stock, no par value, 125,000 shares authorized, no shares issued and outstanding	—	—
Common stock, no par value, 1,000,000 shares authorized, 250,854 issued and outstanding	180,000	180,000
Retained deficit	(103,325)	(40,035)

Total Stockholders’ Equity	76,675	139,965

Total Liabilities and Stockholders’ Equity	$931,738	$894,865

See notes to consolidated financial statements.

IOWA TELECOMMUNICATIONS SERVICES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2003 AND 2004

(Dollars in Thousands, Except Per Share Amounts)

	Three Months Ended March 31,
	2003	2004
REVENUE AND SALES:
Local services	$17,701	$17,762
Network access services	22,103	23,665
Toll services	5,205	5,575
Other services and sales	5,289	6,430

Total Revenues and Sales	50,298	53,432

OPERATING COSTS AND EXPENSES:
Cost of services and sales	13,012	12,849
Selling, general and administrative	8,519	9,193
Depreciation and amortization	11,350	11,800

Total Operating Costs and Expenses	32,881	33,842

OPERATING INCOME	17,417	19,590

OTHER INCOME (EXPENSE):
Interest and dividend income	860	918
Interest expense	(13,097)	(12,843)

Total Other Expense, net	(12,237)	(11,925)

NET INCOME	5,180	7,665
REDEMPTION OF REDEEMABLE CONVERTIBLE PREFERRED STOCK	—	57,681
PREFERRED DIVIDEND	(2,188)	(2,056)

INCOME AVAILABLE FOR COMMON STOCKHOLDERS	$2,992	$63,290

EARNINGS PER SHARE:
Basic	$11.93	$252.30

Diluted	$11.93	$169.06

See notes to consolidated financial statements.

IOWA TELECOMMUNICATIONS SERVICES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2003 AND 2004

(Dollars in Thousands)

	Three Months Ended March 31,
	2003	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$5,180	$7,665
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	10,879	11,230
Amortization of intangible assets	471	570
Changes in operating assets and liabilities:
Receivables	2,473	828
Inventories	(476)	969
Accounts payable	1,265	(745)
Other assets and liabilities	(19)	214

Net Cash Provided by Operating Activities	19,773	20,731

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(3,889)	(6,552)
Business acquisition	(56)	(1,697)

Net Cash Used in Investing Activities	(3,945)	(8,249)

CASH FLOWS FROM FINANCING ACTIVITIES:
Redemption of redeemable convertible preferred stock	—	(100,000)
Senior Subordinated notes, net of debt issuance costs of $1,974	—	64,026
Payments on long-term debt	(6,875)	(8,250)

Net Cash Used in Financing Activities	(6,875)	(44,224)

NET CHANGE IN CASH AND CASH EQUIVALENTS	8,953	(31,742)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	13,499	36,849

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$22,452	$5,107

SUPPLEMENTAL NONCASH INVESTING AND FINANCING ACTIVITIES:

During the three months ended March 31, 2003 and 2004, the Company recorded undeclared and unpaid preferred stock dividends of $2,188 and $2,056, respectively.

See notes to consolidated financial statements.

IOWA TELECOMMUNICATIONS SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(Dollars in Thousands, Except Per Share Amounts)

1.    CONSOLIDATED FINANCIAL STATEMENTS

The accompanying unaudited consolidated financial statements of Iowa Telecommunications Services, Inc. and Subsidiaries (the “Company”) have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and disclosures normally included in annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted pursuant to such rules and regulations. In the opinion of management of the Company, all adjustments (consisting of only normal and recurring accruals) have been made to present fairly the financial positions, the results of operations and cash flows for the periods presented. The results of operations for the three months ended March 31, 2003 and 2004 are not necessarily indicative of the results to be expected for the full year. Although the Company believes that the disclosures are adequate to make the information presented not misleading, these financial statements should be read in conjunction with the consolidated financial statements for the year ended December 31, 2003, that are included in the Company’s Annual Report on Form S-1.

2.    EARNINGS PER SHARE

Basic earnings per share is computed based on the weighted average number of common shares outstanding. Diluted earnings per share is computed based on the weighted average outstanding common shares plus equivalent shares assuming exercise of stock options and conversion of outstanding convertible securities, where dilutive. The following is a reconciliation between basic and diluted weighted average shares outstanding:

	Three Months Ended March 31,
	2003	2004
Net income (loss)	$5,180	$7,665
Adjustments:
Gain on redemption of redeemable preferred stock	—	57,681
Preferred dividend	(2,188)	(2,056)

Income available to common shareholder—basic	2,992	63,290
Effects of dilutive securities:
Preferred dividends	—	2,056

Income available to common shareholder—dilutive	$2,992	$65,346

	Three Months Ended March 31,
	2003	2004
Earnings per share—basic:
Weighted average shares outstanding	250,854	250,854

Earnings per share—dilutive:
Weighted average shares outstanding	250,854	250,854
Add shares contingently issuable upon conversion of preferred securities	—	135,673

Weighted average shares outstanding	250,854	386,527

At March 31, 2003 and 2004, there were 24,426 and 24,726, respectively, shares of options outstanding, with exercise prices in excess of average market value of common stock that were therefore excluded from the diluted earnings per share calculation.

IOWA TELECOMMUNICATIONS SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

(Dollars in Thousands, Except Per Share Amounts)

3.    GOODWILL AND OTHER INTANGIBLE ASSETS

Intangible	and other assets consist of the following:

		March 31, 2004
	Life	Cost	Accumulated Amortization	Net Book Value
Definite-lived intangible assets	6-20 years	$19,340	$(7,187)	$12,153
Other assets		5,232	(1,020)	4,212

Total		$24,572	$(8,207)	$16,365

		December 31, 2003
	Life	Cost	Accumulated Amortization	Net Book Value
Definite-lived intangible assets	6-20 years	$18,732	$(6,620)	$12,112
Other assets		3,271	(955)	2,316

Total		$22,003	$(7,575)	$14,428

Amortization expense for intangible assets was $570 for the three months ended March 31, 2004. Estimated annual amortization expense is as follows:

2004 (April—December)	$2,514
2005	3,339
2006	2,544
2007	1,056
2008	615
Thereafter	6,297

Total	$16,365

4.    ACCRUED AND OTHER CURRENT LIABILITIES

Accrued	and other current liabilities consist of the following:

	December 31, 2003	March 31, 2004
Accrued interest	$646	$449
Property tax payable	7,412	5,338
Revenue subject to refund	7,777	8,721
Other	7,098	6,193

Total	$22,933	$20,701

IOWA TELECOMMUNICATIONS SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

(Dollars in Thousands, Except Per Share Amounts)

5.    SENIOR SUBORDINATED NOTES

In connection with the repurchase of the redeemable convertible preferred stock, the Company issued $66 million of senior subordinated notes due 2007. The entire principle balance is due March 26, 2007. Interest on the notes is payable quarterly beginning in June 2004. The notes bear interest at a floating rate per annum, reset quarterly, equal to LIBOR plus 925 basis points, with LIBOR never being less than 1.5%. At March 31, 2004, the interest was 10.75%.

6.    REPURCHASE OF REDEEMABLE CONVERTIBLE PREFERRED STOCK

On March 5, 2004, the Company agreed to repurchase its Series A mandatorily redeemable convertible preferred stock and related accrued preferred stock dividends for an aggregate purchase price of $100 million. The recorded amounts of preferred stock and related accrued preferred stock dividend were $125 million and $32.7 million, respectively, as of closing of the repurchase on March 26, 2004. The repurchase was financed through a combination of funds received from the issuance of $66 million of senior subordinated notes and cash on hand.

7.    EMPLOYEE BENEFIT PLANS

Retirement Pension Plan

The Company sponsors the Iowa Telecom Pension Plan (the “Plan”), a defined benefit pension plan, that covers many former GTE employees and most union employees. The provisions of the Plan were assumed by the Company in connection with the GTE Acquisition. The Plan generally provides for employee retirement at age 65 with benefits based upon length of service and compensation. The Plan provides for early retirement, lump sum death benefits, and various annuity options.

Components of pension benefit costs are as follows:

	Three Months Ended
	March 31, 2003	March 31, 2004
Pension Benefit Cost:
Service cost	$214	$242
Interest cost	312	334
Expected return on plan assets	(220)	(225)
Amortization of unrecognized actuarial loss	8	69

Total pension benefit cost	$314	$420

Cash Contributions

The following table details the Company cash contributions for the years ended December 31, 2002 and 2003, and the expected contributions for 2004:

2002	$3,406
2003	1,477
2004 (expected)	1,797

IOWA TELECOMMUNICATIONS SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

(Dollars in Thousands, Except Per Share Amounts)

The Company policy with respect to funding the qualified plans is to fund at least the minimum required by the Employee Retirement Income Security Act of 1974, as amended, and not more than the maximum amount deductible for tax purposes.

Benefit Payments

The following table details expected benefit payments for the years 2004 through 2013:

2004	$581
2005	755
2006	944
2007	1,158
2008	1,419
Years 2009—2013	11,208

Post Retirement Benefits

The Company assumed a postretirement benefit obligation plan for employees who were qualifying for benefits at the date of the GTE Acquisition. This plan provides for certain medical and life insurance benefits to select employees who satisfy the requirements for an early or normal pension under the defined benefit pension plan.

Components of postretirement benefit costs are as follows:

	Three Months Ended
	March 31, 2003	March 31, 2004
Postretirement Benefit Cost:
Service cost	$45	$51
Interest cost	130	138
Amortization of unrecognized prior service cost	24	32
Amortization of unrecognized net actuarial loss	(17)	(20)

Total postretirement benefit cost	$182	$201

Recent Changes in Medicare

In accordance with the FASB Staff Position No. FAS 106-1, the effects, if any, of the Medicare Prescription Drug Improvement and Modernization Act of 2003 on the plan were not reflected in the above measures of the benefit obligation or benefit cost. Specific authoritative guidance on accounting for the federal subsidy provided to employers who provide retirees with prescription drug benefits that are at least actuarial equivalent to those provided under the Act is pending and that guidance, when issued, could require the Company to change previously reported information.

IOWA TELECOMMUNICATIONS SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

(Dollars in Thousands, Except Per Share Amounts)

8.    STOCK INCENTIVE PLAN

During the three months ended March 31, 2004, the Company granted 300 options with exercise price of $1,000 per share. The following table summarizes activity under the Iowa Telecommunications, Inc. Stock Incentive Plan (Plan) during the three months ended March 31, 2004.

Fixed Options	Shares	Weighted Average Exercise Price per Share
BALANCE AT DECEMBER 31, 2003	24,426	$724
Granted	300	1,000

BALANCE AT MARCH 31, 2004	24,726	$728

EXERCISABLE AT MARCH 31, 2004	19,074	$720

Weighted-average grant date fair value of options granted during the period		$1,000

The weighted average fair value of options granted during the first three months of fiscal 2004 was $1,000 per share. At March 31, 2004, the weighted average remaining contractual life of options outstanding was 8.14 years. The fair value of each stock option granted is estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for options granted in the first three months of fiscal 2004; no common stock dividends; risk-free interest rate of 4.15%; no volatility; and an expected option life of 10 years.

9.    RELATED PARTY TRANSACTIONS

The Company sells network and special access services to the majority stockholder. The Company also purchases certain services including switch monitoring and telecommunication circuits from the related party and resells certain products obtained from the related party. The following tables summarize the amounts included in the accompanying financial statements related to these services:

	December 31, 2003	March 31, 2004
Balance Sheet:
Accounts receivable	$260	$150
Accounts payable	735	918

	For the Three Months Ended
	March 31, 2003	March 31, 2004
Income Statement:
Revenues	$849	$882
Expenses	3,032	1,780

IOWA TELECOMMUNICATIONS SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

(Dollars in Thousands, Except Per Share Amounts)

10.    COMMITMENTS AND CONTINGENCIES

The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s financial position, results of operations or cash flows.

* * * * * *

Income Deposit Securities (IDSs)

and

$                   % Senior Subordinated Notes due 2019

PROSPECTUS

                    , 2004

CIBC World Markets

Citigroup

Lehman Brothers

UBS Investment Bank

Jefferies & Company, Inc.

Legg Mason Wood Walker

Incorporated

RBC Capital Markets

Banc of America Securities LLC

KeyBanc Capital Markets

Raymond James

You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

Until                 , 2004 (25 days after the commencement of the offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the company in connection with the offer and sale of the securities being registered.

	Amount (1)
Securities and Exchange Commission Registration Fee		$91,858	(2)
National Association of Securities Dealers Filing Fee		30,500
Stock Exchange Listing Fee
Transfer Agent’s Fees and Expenses*
Trustee’s Fees and Expenses*
Printing and Engraving Expenses*
Legal Fees and Expenses*
Accounting Fees and Expenses*
Miscellaneous*

Total*	$

(1)	All amounts are estimates except the SEC filing fee, the National Association of Securities Dealers, Inc. filing fee and the Stock Exchange listing fee.
(2)	The entire amount of this registration fee was paid previously in connection with the initial filing of this Registration Statement on April 8, 2004.
*	To be completed by amendment.

Item 14.	Indemnification of Directors and Officers

Our restated articles of incorporation provide that a director will have no liability for money damages to us or our shareholders to the maximum extent permitted by the Iowa Business Corporation Act. The Iowa Business Corporation Act permits all monetary liability of directors to be eliminated except for: the amount of a financial benefit received by a director to which the director is not entitled; an intentional infliction of harm on the company or its shareholders; an unlawful distribution to shareholders; and an intentional violation of criminal law.

Our restated articles of incorporation require us to indemnify, to the fullest extent permitted by the Iowa Business Corporation Act, each current or former director or officer of the company who was or is made a party to, or is involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the company, or is or was serving at the request of the company as a director, officer, partner, trustee, employee or agent of another entity. The Iowa Business Corporation Act permits indemnification of directors for any liability except those for which the corporation may not eliminate the monetary liability of directors, as described in the preceding paragraph, and permits indemnification of officers on similar terms. This right to indemnification also includes the right to be paid by us the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by the Iowa Business Corporation Act.

Our restated bylaws authorize us to purchase insurance for our directors, officers and employees, and persons who serve at our request as directors, officers, members, employees, fiduciaries or agents of other enterprises, against any expense, liability or loss incurred in such capacity, whether or not we would have the power to indemnify such persons against such expense or liability under the restated bylaws.

Item 15.	Recent Sales of Unregistered Securities

In the three years prior to the filing of this registration statement the following was the only issuance and sale of unregistered securities:

Senior Subordinated Notes due 2007.    On March 26, 2004, we issued in a private placement $66 million aggregate principal amount of floating rate senior subordinated notes due 2007. We used the proceeds of this issuance, together with cash on hand, to redeem all of our redeemable convertible preferred stock on March 26, 2004. The issuance of these securities was deemed exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act promulgated thereunder as transactions by an issuer not involving a public offering, where the purchaser represented his intention to acquire the securities for investment only and not with a view to distribution. We will use a portion of our proceeds from this offering to repay in full the outstanding senior subordinated notes due 2007.

Item 16.	Exhibits

The following exhibits are filed as part of this registration statement:

Exhibit Number	Description of Exhibit

1.1	Form of Underwriting Agreement.*

2.1	Stock Repurchase Agreement, dated as of March 5, 2004, between Iowa Telecommunications Services, Inc. and GTE Midwest Incorporated.*

3.1	Amended and Restated Articles of Incorporation of Iowa Telecommunications Services, Inc.*

3.2	Amended and Restated By-Laws of Iowa Telecommunications Services, Inc.*

3.3	Articles of Incorporation of Iowa Telecom Communications, Inc.*

3.4	By-Laws of Iowa Telecom Communications, Inc.*

3.5	Articles of Organization of Iowa Telecom Data Services, L.C.*

3.6	Operating Agreement of Iowa Telecom Data Services, L.C.*

3.7	Articles of Organization of Iowa Telecom Technologies, LLC*

3.8	Operating Agreement of Iowa Telecom Technologies, LLC.*

4.1	Form of Indenture dated as of , 2004 between Iowa Telecommunications Services, Inc. and .*

4.2	Form of % Subordinated Note due 2019 (included in exhibit 4.1).*

4.3	Form of stock certificate for common stock.*

4.4	Form of stock certificate for Class A common stock.*

4.5	Form of stock certificate for Class B common stock.*

4.6	Form of IDS certificate.*

4.7	Form of Stockholders and Registration Rights Agreement.*

5.1	Opinion of Debevoise & Plimpton LLP regarding legality.*

5.2	Opinion of Dorsey & Whitney LLP regarding legality.*

8.1	Opinion of Debevoise & Plimpton LLP regarding tax matters.*

10.1

Settlement Agreement dated as of April 2, 2004, between Iowa Telecommunications Services, Inc., the Iowa Utilities Board, the Office of Consumer Advocate, and Coon Rapids Municipal Utilities, Grundy Center Municipal Communications Utility, Harlan Municipal Utilities, Reinbeck Municipal Telecommunications Utility, Manning Municipal Communication and Television System Utility, and The Community Cable Television Agency of O’Brien County.*

10.2

Purchase Agreement, dated as of March 26, 2004, between Iowa Telecommunications Service, Inc., as Issuer, the Guarantors named herein and CIBC World Markets Corp., and the other Purchasers named therein, relating to floating rate senior subordinated notes due 2007.*

10.3	Form of floating rate senior subordinated note (included in Exhibit 10.2).*

Exhibit Number	Description of Exhibit

10.4	Form of Amended and Restated Credit Agreement, dated as of , 2004, between Iowa Telecommunications Service, Inc. and Rural Telephone Finance Cooperative.*

10.5	Form of Indemnification Agreement.*

10.6	Form of Amended Employment Agreement, dated as of , 2004, between Iowa Telecommunications Services, Inc. and Alan L. Wells.*

12.1	Computation of Ratio of Earnings to Fixed Charges.

21.1	Subsidiaries of Iowa Telecommunications Services, Inc.**

23.1	Consent of Deloitte and Touche LLP.

23.2	Consent of Debevoise & Plimpton LLP (included in exhibit 5.1)*

23.3	Consent of Dorsey & Whitney LLP (included in exhibit 5.2)*

23.4	Consent of Debevoise & Plimpton LLP (included in exhibit 8.1)*

23.5	Consent of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

24.1	Powers of Attorney.**

25.1	Form T-1 Statement of Eligibility under Trust Indenture Act of 1939, as amended, of , as Trustee.*

*	To be filed by amendment.
**	Previously filed.

Item 17.	Undertakings

1.  The undersigned registrants hereby undertake to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

2.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

3.  The undersigned registrants hereby undertake that:

(1)  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrants have duly caused this Amendment No. 1 to the registration statement to be signed on behalf of the undersigned, thereunto duly authorized, in the City of Newton, State of Iowa on May 28, 2004.

IOWA TELECOMMUNICATIONS SERVICES, INC.

By:	/s/ ALAN L. WELLS
Name: Alan L. Wells Title: President and Chief Executive Officer

IOWA TELECOM COMMUNICATIONS, INC.

By:	/s/ ALAN L. WELLS
Name: Alan L. Wells Title: President and Chief Executive Officer

IOWA TELECOM DATA SERVICES, L.C. IOWA TELECOM TECHNOLOGIES, LLC By: IOWA TELECOMMUNICATIONS SERVICES INC., AS SOLE MEMBER

By:	/s/ ALAN L. WELLS
Name: Alan L. Wells Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on May 28, 2004.

IOWA TELECOMMUNICATIONS SERVICES, INC.

Name	Title

* Alan L. Wells	President and Chief Executive Officer (Principal Executive Officer)

* Craig A. Knock	Vice President and Chief Financial Officer (Principal Financial Officer and Accounting Officer)

* William P. Bagley	Director

* Edward J. Buchanan	Director

* James L. Daubendiek	Director

* Brian P. Friedman	Director

* Kevin R. Hranicka	Director

* Stuart B. Katz	Director

*	By:	/s/ DONALD G. HENRY

Donald G. Henry Attorney-in-Fact

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on May 28, 2004.

IOWA TELECOM COMMUNICATIONS, INC.

Name	Title

* Alan L. Wells	President and Chief Executive Officer (Principal Executive Officer)

* Craig A. Knock	Vice President and Chief Financial Officer (Principal Financial Officer and Accounting Officer)

* William P. Bagley	Director

* Edward J. Buchanan	Director

James L. Daubendiek	Director

* Brian P. Friedman	Director

* Kevin R. Hranicka	Director

* Stuart B. Katz	Director

*	By:	/s/ DONALD G. HENRY

Donald G. Henry Attorney-in-Fact

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on May 28, 2004.

IOWA TELECOM DATA SERVICES, L.C.

Iowa Telecom Data Services, L.C. is a limited liability company without any officers and directors of its own. The company acts through its sole member Iowa Telecommunications Services, Inc. The following are the directors and officers of Iowa Telecommunications Services, Inc.

Name	Title

* Alan L. Wells	President and Chief Executive Officer (Principal Executive Officer)

* Craig A. Knock	Vice President and Chief Financial Officer (Principal Financial Officer and Accounting Officer)

* William P. Bagley	Director

* Edward J. Buchanan	Director

* James L. Daubendiek	Director

* Brian P. Friedman	Director

* Kevin R. Hranicka	Director

* Stuart B. Katz	Director

*	By:	/s/ DONALD G. HENRY

Donald G. Henry Attorney-in-Fact

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on May 28, 2004.

IOWA TELECOM TECHNOLOGIES, LLC

Iowa Telecom Technologies, LLC is a limited liability company without any officers and directors of its own. The company acts through its sole member Iowa Telecommunications Services, Inc. The following are the directors and officers of Iowa Telecommunications Services, Inc.

Name	Title

* Alan L. Wells	President and Chief Executive Officer (Principal Executive Officer)

* Craig A. Knock	Vice President and Chief Financial Officer (Principal Financial Officer and Accounting Officer)

* William P. Bagley	Director

* Edward J. Buchanan	Director

* James L. Daubendiek	Director

* Brian P. Friedman	Director

* Kevin R. Hranicka	Director

* Stuart B. Katz	Director

*	By:	/s/ DONALD G. HENRY

Donald G. Henry Attorney-in-Fact

Exhibit Number	Exhibit Index

1.1	Form of Underwriting Agreement.*

2.1	Stock Repurchase Agreement, dated as of March 5, 2004, between Iowa Telecommunications Services, Inc. and GTE Midwest Incorporated.*

3.1	Amended and Restated Articles of Incorporation of Iowa Telecommunications Services, Inc.*

3.2	Amended and Restated By-Laws of Iowa Telecommunications Services, Inc.*

3.3	Articles of Incorporation of Iowa Telecom Communications, Inc.*

3.4	By-Laws of Iowa Telecom Communications, Inc.*

3.5	Articles of Organization of Iowa Telecom Data Services, L.C.*

3.6	Operating Agreement of Iowa Telecom Data Services, L.C.*

3.7	Articles of Organization of Iowa Telecom Technologies, LLC*

3.8	Operating Agreement of Iowa Telecom Technologies, LLC.*

4.1	Form of Indenture dated as of , 2004 between Iowa Telecommunications Services, Inc. and .*

4.2	Form of % Subordinated Note due 2019 (included in exhibit 4.1)*.

4.3	Form of stock certificate for Class A common stock.*

4.4	Form of stock certificate for Class B common stock.*

4.5	Form of stock certificate for Class C common stock.*

4.6	Form of IDS certificate.*

4.7	Form of Stockholders and Registration Rights Agreement.*

5.1	Opinion of Debevoise & Plimpton LLP regarding legality.*

5.2	Opinion of Dorsey & Whitney LLP regarding legality.*

8.1	Opinion of Debevoise & Plimpton LLP regarding tax matters.*

10.1

Settlement Agreement dated as of April 2, 2004, between Iowa Telecommunications Services, Inc., the Iowa Utilities Board, the Office of Consumer Advocate, and Coon Rapids Municipal Utilities, Grundy Center Municipal Communications Utility, Harlan Municipal Utilities, Reinbeck Municipal Telecommunications Utility, Manning Municipal Communication and Television System Utility, and The Community Cable Television Agency of O’Brien County.*

10.2

Purchase Agreement, dated as of March 26, 2004, between Iowa Telecommunications Service, Inc., as Issuer, the Guarantors named herein and CIBC World Markets Corp., and the other Purchasers named therein, relating to floating rate senior subordinated notes due 2007.*

10.3	Form of floating rate senior subordinated note (included in Exhibit 10.2).*

10.4	Form of Amended and Restated Credit Agreement, dated as of , 2004, between Iowa Telecommunications Service, Inc. and Rural Telephone Finance Cooperative.*

10.5	Form of Indemnification Agreement.*

10.6	Form of Amended Employment Agreement, dated as of , 2004, between Iowa Telecommunications Services, Inc. and Alan L. Wells.*

12.1	Computation of Ratio of Earnings to Fixed Charges.

21.1	Subsidiaries of Iowa Telecommunications Services, Inc.**

23.1	Consent of Deloitte and Touche LLP.

23.2	Consent of Debevoise & Plimpton LLP (included in exhibit 5.1)*

23.3	Consent of Dorsey & Whitney LLP (included in exhibit 5.2)*

23.4	Consent of Debevoise & Plimpton LLP (included in exhibit 8.1)*

23.5	Consent of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

24.1	Powers of Attorney.**

25.1	Form T-1 Statement of Eligibility under Trust Indenture Act of 1939, as amended, of , as Trustee.*

*	To be filed by amendment.
**	Previously filed.